     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 14, 1995

                                                       REGISTRATION NO. 33-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          WATSON PHARMACEUTICALS, INC.
          (EXACT NAME OF EACH REGISTRANT AS SPECIFIED IN ITS CHARTER)

            NEVADA                          2834                        95-3872914
(STATE OR OTHER JURISDICTION OF  (PRIMARY STANDARD INDUSTRIAL        (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE)          IDENTIFICATION NUMBER)

                            ------------------------

                               311 BONNIE CIRCLE
                            CORONA, CALIFORNIA 91720
                                 (909) 270-1400
   (ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ALLEN CHAO, PH.D.
                            CHIEF EXECUTIVE OFFICER
                               311 BONNIE CIRCLE
                            CORONA, CALIFORNIA 91720
                                 (909) 270-1400
(ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT
                                  FOR SERVICE)
                            ------------------------

                                 WITH COPIES TO

           MICHEL J. FELDMAN, ESQ.                        MARC WEINGARTEN, ESQ.
               ARTHUR DON, ESQ.                            SCHULTE ROTH & ZABEL
              D'ANCONA & PFLAUM                              900 THIRD AVENUE
           30 NORTH LASALLE STREET                          NEW YORK, NY 10022
              CHICAGO, IL 60602

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT AND THE EFFECTIVE TIME OF THE PROPOSED MERGER (THE "MERGER") OF CIRCA PHARMACEUTICALS, INC. ("CIRCA") WITH A SUBSIDIARY OF THE REGISTRANT, AS DESCRIBED IN THE AGREEMENT AND PLAN OF MERGER, DATED AS OF MARCH 29, 1995, ATTACHED AS APPENDIX A TO THE PROXY STATEMENT/PROSPECTUS FORMING A PART OF THIS REGISTRATION STATEMENT.

     If any of the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

                        CALCULATION OF REGISTRATION FEE

- -------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------
                                                              PROPOSED MAXIMUM
 TITLE OF EACH CLASS OF                     PROPOSED MAXIMUM      AGGREGATE         AMOUNT OF
    SECURITIES TO BE        AMOUNT TO BE     OFFERING PRICE       OFFERING        REGISTRATION
        REGISTERED          REGISTERED(1)       PER UNIT            PRICE            FEE(2)
- -------------------------------------------------------------------------------------------------
Common Stock, $0.0033 par
  value per share........    18,728,746      Not Applicable    Not Applicable      $221,533.10
- -------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------

(1) Based on an estimate of the maximum number of shares of common stock of the Registrant to be issued in connection with the merger of a subsidiary of the Registrant into Circa.

(2) Estimated pursuant to Rule 457(f)(1), solely for the purpose of calculating the registration fee, based upon the average of the high and low prices of the Common Stock, par value $0.01, of Circa reported on the American Stock Exchange System as of June 7, 1995. Pursuant to Rule 457(b), the registration fee has been reduced by $206,552.80, the sum of the fees paid in connection with the filing on April 27, 1995, under the Securities Exchange Act of 1934, of preliminary copies of Circa's (File No. 1-8338) and the Registrant's (File No. 0-20045) proxy materials included herein. Therefore, the registration fee payable upon the filing of this Registration Statement is $14,980.30.
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                          WATSON PHARMACEUTICALS, INC.

                             CROSS REFERENCE SHEET

                         SHOWING LOCATION IN PROSPECTUS
                  OF INFORMATION REQUIRED BY ITEMS IN FORM S-4

                                                          LOCATION OR CAPTION IN JOINT PROXY
                      ITEMS OF FORM S-4                          STATEMENT/PROSPECTUS
                      -----------------                  -------------------------------------
                             A. INFORMATION ABOUT THE TRANSACTION

  1.  Forepart of Registration and Outside Front Cover
        Page of Prospectus.............................  Facing Page of the Registration
                                                           Statement; Outside Front Cover Page
                                                           of Joint Proxy Statement/Prospectus
  2.  Inside Front and Outside Back Cover Pages of
        Prospectus.....................................  Available Information; Documents
                                                           Incorporated by Reference; Table of
                                                           Contents
  3.  Risk Factors, Ratio of Earnings to Fixed Charges
        and Other Information..........................  Summary; Investment Considerations;
                                                           The Merger; The Merger Agreement
  4.  Terms of Transaction.............................  Summary; The Merger; The Merger
                                                           Agreement; Comparative Rights of
                                                           Stockholders
  5.  Pro Forma Financial Information..................  Summary; Unaudited Pro Forma Combined
                                                           Financial Statements
  6.  Material Contacts with the Company being
        Acquired.......................................  Not Applicable
  7.  Additional Information Required for Reoffering by
        Persons and parties deemed to be
        Underwriters...................................  Not Applicable
  8.  Interests of Named Experts and Counsel...........  The Merger; Legal Matters; Experts
  9.  Disclosure of Commission Position on
        Indemnification for Securities Act
        Liabilities....................................  Not Applicable

                             B. INFORMATION ABOUT THE REGISTRANT

 10.  Information with Respect to S-3 Registrants......  Available Information; Documents
                                                           Incorporated by Reference; Holdings
                                                           of Watson Stockholders, Directors
                                                           and Executive Officers; Election of
                                                           Directors; Executive Compensation;
 11.  Incorporation of Certain Information by
        Reference......................................  Available Information; Documents
                                                           Incorporated by Reference
 12.  Information with Respect to S-2 or S-3
        Registrants....................................  Not Applicable
 13.  Incorporation of Certain Information by
        Reference......................................  Not Applicable
 14.  Information with Respect to Registrants Other
        Than S-2 or S-3 Registrants....................  Not Applicable

                                                          LOCATION OR CAPTION IN JOINT PROXY
                      ITEMS OF FORM S-4                          STATEMENT/PROSPECTUS
                      -----------------                  -------------------------------------
                       C. INFORMATION ABOUT THE COMPANY BEING ACQUIRED

 15.  Information with Respect to S-3 Corporation......  Available Information; Documents
                                                           Incorporated by Reference; Holdings
                                                           of Circa Stockholders, Directors
                                                           and Executive Officers
 16.  Information with Respect to S-2 or S-3
        Companies......................................  Not Applicable
 17.  Information with Respect to Companies Other Than
        S-2 or S-3 Companies...........................  Not Applicable

                             D. VOTING AND MANAGEMENT INFORMATION

 18.  Information if Proxies, Consents or
        Authorizations are to be Solicited.............  Outside Front Cover Page of Joint
                                                         Proxy Statement/Prospectus; Available
                                                           Information; Documents Incorporated
                                                           by Reference; Summary; The
                                                           Meetings; The Merger; Dissenters'
                                                           Rights; Stockholder Proposals
 19.  Information if Proxies, Consents or
        Authorizations are not to be Solicited in an
        Exchange Offer.................................  Not Applicable

                                    [LOGO]


                                                                   June 14, 1995


To the Stockholders of Watson Pharmaceuticals, Inc.:


     Enclosed are a Notice of Annual Meeting of Stockholders, a Joint Proxy Statement/Prospectus, and a Proxy for the Annual Meeting of Stockholders (the "Meeting") of Watson Pharmaceuticals, Inc. ("Watson") to be held on July 17, 1995, at 9:00 a.m. local time at the offices of Watson, 311 Bonnie Circle, Corona, California 91720.



     At the Meeting, you will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger (the "Merger Agreement" and the "Merger") pursuant to which Circa Pharmaceuticals, Inc. ("Circa") will be merged with a wholly-owned subsidiary of Watson established solely for purposes of the Merger. The terms of the Merger Agreement provide that holders of the Common Stock of Circa will receive, for each share of Circa Common Stock owned as of the effective time of the Merger, 0.86 of a share of Watson Common Stock, subject to certain adjustments. Details of the proposed transaction are set forth in the accompanying Joint Proxy Statement/Prospectus. Please give this material your careful consideration.



     After careful consideration, the Board of Directors of Watson has determined that the proposed Merger is in the best interests of Watson and its stockholders. Accordingly, the Board has approved the Merger Agreement and the Merger and recommends that all stockholders vote for its approval. The Board of Directors believes that the Merger will result in a company that will have the size, resources and diversity necessary to compete more effectively as a company focused on the development, production and marketing of off-patent pharmaceutical products and proprietary drugs.



     In addition, stockholders will be asked at the Meeting to approve an amendment to the Articles of Incorporation of Watson (the "Articles") to authorize the creation of a staggered board of directors; to approve an amendment to the Articles to increase the number of authorized shares of Watson Common Stock; to elect eight directors; to approve Watson's 1995 Non-Employee Directors' Stock Option Plan; to approve an amendment to Watson's 1991 Stock Option Plan; and to ratify the selection of Price Waterhouse LLP as Watson's independent accountants for the fiscal year ending December 31, 1995.


     All stockholders are invited to attend the Meeting in person. The affirmative vote of the holders of not less than a majority of the outstanding shares of Watson Common Stock will be necessary for approval and adoption of the Merger Agreement.

     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. THEREFORE, PLEASE PROMPTLY COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. If you attend the Meeting in person you may, if you wish, vote personally on all matters brought before the Meeting even if you have previously returned your Proxy.

     Thank you for your continued support of our company.

                                          Sincerely,

                                          /s/ ALLEN CHAO
                                          Allen Chao, Ph.D.

                                          President and
                                          Chief Executive Officer


                             YOUR VOTE IS IMPORTANT
                    PLEASE SIGN, DATE AND RETURN YOUR PROXY


                                 [LETTERHEAD]

                          WATSON PHARMACEUTICALS, INC.

                               311 BONNIE CIRCLE
                            CORONA, CALIFORNIA 91720

                     NOTICE OF ANNUAL STOCKHOLDERS MEETING


                                                                   June 14, 1995



     You are hereby notified that the 1995 Annual Meeting of Stockholders (the "Meeting") of Watson Pharmaceuticals, Inc. ("Watson") will be held at the offices of Watson, 311 Bonnie Circle, Corona, California 91720 at 9:00 a.m. local time, on July 17, 1995, for the following purposes:



          1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger dated as of March 29, 1995 (the "Merger Agreement") among Watson, Gum Acquisition Corp., a wholly-owned subsidiary of Watson ("Watson Sub"), and Circa Pharmaceuticals, Inc. ("Circa"), pursuant to which, among other things, (a) Watson Sub would be merged with and into Circa (the "Merger"), with Circa becoming a wholly-owned subsidiary of Watson, and (b) as consideration for the Merger, each stockholder of Circa would receive, for each share of Circa Common Stock owned as of the effective time of the Merger, 0.86 of a share of Watson Common Stock, subject to certain adjustments, as described in the accompanying Joint Proxy Statement/Prospectus.


          2. To approve an amendment to the Articles of Incorporation of Watson (the "Articles") to authorize the creation of a staggered board of directors.

          3. To approve an amendment to the Articles to increase the number of authorized shares of Watson Common Stock.


          4.  To elect eight directors.



          5.  To approve Watson's 1995 Non-Employee Directors' Stock Option
     Plan.


          6.  To approve an amendment to Watson's 1991 Stock Option Plan.

          7. To ratify the selection of Price Waterhouse LLP as Watson's independent accountants for the fiscal year ending December 31, 1995.


          8. To transact such other business as may properly come before the Meeting or any adjournments or postponements thereof.



     The Board of Directors has fixed the close of business on May 19, 1995 as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting, or any adjournments or postponements thereof.



     You are urged to attend the Meeting in person. Whether or not you expect to be present in person at the Meeting, please complete, date, sign and return the enclosed Proxy in the envelope provided.


                                          By Order of the Board of Directors

                                          Agnes Y. Kung

                                          Secretary

                                    [LOGO]


                ------------------------------------------------



                          CIRCA PHARMACEUTICALS, INC.

                ------------------------------------------------

           33 RALPH AVENUE P.O. BOX 30 COPIAGUE, NEW YORK 11726-0030
                       (516) 842-8383 FAX (516) 842-8630



                                                                   June 14, 1995


To the Stockholders of Circa Pharmaceuticals, Inc.:


     It is our pleasure to invite you to attend a Special Meeting of Stockholders (the "Meeting") of Circa Pharmaceuticals, Inc. ("Circa"). The Meeting will be held at 9:00 a.m. local time, on July 17, 1995 at Circa's facilities at 26 Bethpage Road, Copiague, New York 11726.



     At this important Meeting, you will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger (the "Merger Agreement" and the "Merger") pursuant to which Circa would be merged with a wholly-owned subsidiary of Watson Pharmaceuticals, Inc. ("Watson") established solely for purposes of the Merger. If the Merger Agreement is approved and the Merger consummated, holders of the Common Stock of Circa will receive for each share of Circa Common Stock owned as of the effective time of the Merger, 0.86 of a share of Watson Common Stock, subject to certain adjustments. Details of the proposed transaction are set forth in the accompanying Joint Proxy Statement/Prospectus, which you should read carefully.



     Your Board of Directors believes that the Merger is fair to and in the best interests of Circa stockholders. The Board has unanimously approved the Merger Agreement and the Merger and recommends that all Circa stockholders vote for its approval. Furthermore, Bear, Stearns & Co. Inc. and Wertheim Schroder & Co. Incorporated, Circa's financial advisors, have rendered opinions to your Board of Directors to the effect that, as of the date of such opinions, the Merger or the Exchange Ratio are fair, from a financial point of view, to Circa's stockholders. The full text of such opinions are attached to the accompanying Joint Proxy Statement/ Prospectus as appendices and should be read carefully by stockholders.


     All stockholders are invited to attend the Meeting in person. The affirmative vote of the holders of not less than two-thirds of the outstanding shares of Circa Common Stock will be necessary for approval and adoption of the Merger Agreement. It is important to understand that if you do not vote, your shares will, in effect, be counted as being voted against the Merger.

     IN ORDER THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING, YOU ARE URGED TO PROMPTLY COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU ATTEND THE MEETING IN PERSON YOU MAY, IF YOU WISH, VOTE PERSONALLY ON ALL MATTERS BROUGHT BEFORE THE MEETING EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.

     Please do not send in your stock certificates with your Proxy. If the stockholders of Circa and Watson each approve the Merger Agreement and the Merger is consummated, you will receive a letter of transmittal with instructions for the surrender and exchange of your shares.

                                          Sincerely,

                                          /s/ MELVIN SHAROKY

                                          Melvin Sharoky, M.D.
                                          President and Chief Executive Officer

                             YOUR VOTE IS IMPORTANT
                    PLEASE SIGN, DATE AND RETURN YOUR PROXY

                          CIRCA PHARMACEUTICALS, INC.

                                33 RALPH AVENUE
                                  P.O. BOX 30
                         COPIAGUE, NEW YORK 11726-0030

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                            TO BE HELD JULY 17, 1995


To our Stockholders:


     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Circa Pharmaceuticals, Inc. ("Circa") will be held at Circa's facilities at 26 Bethpage Road, Copiague, New York 11726, on July 17, 1995 at 9:00 a.m. for the following purposes:



          1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of March 29, 1995 (the "Merger Agreement"), among Circa, Watson Pharmaceuticals, Inc., a Nevada corporation ("Watson"), and Gum Acquisition Corp., a Nevada corporation and a wholly-owned subsidiary of Watson ("Watson Sub"), pursuant to which (i) Watson Sub will be merged with and into Circa (the "Merger") and Circa will become a wholly-owned subsidiary of Watson and (ii) each share of common stock, par value $.01 per share, of Circa ("Circa Common Stock") outstanding immediately prior to the effective time of the Merger will be converted into 0.86 of a share of common stock, par value $0.0033 per share, of Watson (the "Watson Common Stock"), subject to certain adjustments (as described under "The Merger Agreement -- Termination" in the accompanying Joint Proxy Statement/Prospectus). A copy of the Merger Agreement is attached as Appendix A to such Joint Proxy Statement/Prospectus.



          2. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.



     Stockholders of record at the close of business on June 12, 1995, are entitled to notice of, and to vote at, the Special Meeting or any adjournments or postponements thereof.



     Circa stockholders are entitled to dissenters' rights in connection with the Merger provided that they comply with Section 623 of the New York Business Corporation Law (a copy of which is attached as Appendix E to the Joint Proxy Statement/Prospectus).



     Whether or not you plan to attend the Special Meeting, you are requested to complete, sign, date and return the accompanying Proxy card in the envelope which is enclosed for your convenience. No postage is required for mailing in the United States.


                                          By Order of the Board of Directors

                                          /s/ GWEN GERRICK

                                          Gwen Gerrick

                                          Secretary
Copiague, New York

June 14, 1995


     BECAUSE THE AFFIRMATIVE VOTE OF AT LEAST TWO-THIRDS OF THE OUTSTANDING SHARES OF CIRCA COMMON STOCK IS REQUIRED TO APPROVE AND ADOPT THE MERGER AGREEMENT, WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU INTEND TO ATTEND THE SPECIAL MEETING IN PERSON. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE IN THE MANNER DESCRIBED IN THE ATTACHED JOINT PROXY STATEMENT/PROSPECTUS. ANY STOCKHOLDER PRESENT AT THE SPECIAL MEETING, INCLUDING ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF, MAY REVOKE HIS OR HER PROXY AND VOTE IN PERSON ON EACH MATTER BROUGHT BEFORE THE SPECIAL MEETING.

                             JOINT PROXY STATEMENT



WATSON PHARMACEUTICALS, INC.                         CIRCA PHARMACEUTICALS, INC.

                            ------------------------

                                   PROSPECTUS

                          WATSON PHARMACEUTICALS, INC.
                   COMMON STOCK, PAR VALUE $0.0033 PER SHARE
                            ------------------------

                              GENERAL INFORMATION


     This Joint Proxy Statement/Prospectus (the "Proxy Statement/Prospectus") is furnished in connection with the solicitation of proxies by the Boards of Directors of Watson Pharmaceuticals, Inc., a Nevada corporation ("Watson"), and Circa Pharmaceuticals, Inc., a New York corporation ("Circa"), for use in connection with the 1995 Annual Meeting of stockholders of Watson (the "Watson Meeting") and a Special Meeting of Stockholders of Circa (the "Circa Meeting"), which are to be held on July 17, 1995 at 9:00 a.m. local time, or any adjournments or postponements thereof. At such Meetings, among other things, the stockholders of each of Watson and Circa will consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger dated as of March 29, 1995 (the "Merger Agreement"), among Watson, Gum Acquisition Corp., a Nevada corporation and a wholly-owned subsidiary of Watson ("Watson Sub"), and Circa, pursuant to which Watson Sub would be merged with and into Circa (the "Merger"). As a result of the Merger, which is expected to be effective July 17, 1995, Circa will become a wholly-owned subsidiary of Watson and, as consideration for the Merger, each of the then outstanding shares of Common Stock, $0.01 par value, of Circa (the "Circa Common Stock") would be converted into the right to receive 0.86 of a share of Common Stock, $0.0033 par value, of Watson (the "Watson Common Stock"), subject to certain adjustments. The Watson stockholders will also be asked at the Watson Meeting to approve amendments to the Articles of Incorporation of Watson implementing a staggered Board of Directors and increasing the number of authorized shares of Watson Common Stock, to elect directors, to approve a new stock option plan and an amendment to an existing plan, and to ratify the selection of Watson's independent accountants for the 1995 fiscal year (these additional matters collectively referred to herein as the "Corporate Matters").



     Watson has filed a Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") covering the issuance of up to 18,728,746 shares of Watson Common Stock pursuant to the Merger. This Proxy Statement/Prospectus also constitutes the Prospectus of Watson with respect to the shares of Watson Common Stock to be issued pursuant to the Merger.


     FOR CERTAIN FACTORS WHICH SHOULD BE CONSIDERED IN EVALUATING THE MERGER, SEE "INVESTMENT CONSIDERATIONS."


     This Proxy Statement/Prospectus, the form of Proxy and Watson's Annual Report to Stockholders for the fiscal year ended December 31, 1994 are first being mailed to Watson's stockholders on or about June 16, 1995. This Proxy Statement/Prospectus, form of Proxy and Circa's 1994 Annual Report are first being mailed to Circa's stockholders on or about June 16, 1995.

                            ------------------------
THE SECURITIES TO BE ISSUED IN THE MERGER HAVE NOT BEEN APPROVED OR
  DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
     SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
      OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
        ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY
          REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------


    THE DATE OF THIS JOINT PROXY STATEMENT AND PROSPECTUS IS JUNE 14, 1995.

                             AVAILABLE INFORMATION

     Watson and Circa are each subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and certain other information with the Commission. Such reports, proxy statements and other information are available for inspection and copying at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60601. Copies of such materials can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judicial Plaza, Washington, D.C. 20549 at prescribed rates. The shares of Watson Common Stock are listed on the NASDAQ National Market System ("NASDAQ/NMS") and, as such, the periodic reports, proxy statements and other information filed by Watson should be available for inspection at the offices of the National Association of Securities Dealers, Inc., 1935 K Street, N.W., Washington, DC 20006. The shares of Circa Common Stock are listed on the American Stock Exchange ("AMEX") and, as such, the periodic reports, proxy statements and other information filed by Circa with the Commission should be available for inspection at the office of the American Stock Exchange, 86 Trinity Place, New York, New York 10006.

     Watson has filed the Registration Statement with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Watson Common Stock to be issued in connection with the Merger. This Proxy Statement/Prospectus also constitutes the Prospectus of Watson filed as part of the Registration Statement. This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Any statements contained herein or in any document incorporated by reference herein concerning the provisions of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or other document, each such statement being qualified in its entirety by such reference. The Registration Statement (and exhibits thereto) should be available for inspection at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies thereof may be obtained from the Commission at prescribed rates. The Registration Statement and any amendments thereto, including exhibits filed as a part thereof, are available for inspection and copying as set forth above.

                      DOCUMENTS INCORPORATED BY REFERENCE


     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS RELATING TO WATSON AND CIRCA WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. DOCUMENTS RELATING TO WATSON (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, ON WRITTEN OR ORAL REQUEST, WITHOUT CHARGE, FROM WATSON, 311 BONNIE CIRCLE, CORONA, CALIFORNIA 91720, ATTENTION: AGNES Y. KUNG, SECRETARY, TELEPHONE: (909) 270-1400. DOCUMENTS RELATING TO CIRCA (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, ON WRITTEN OR ORAL REQUEST, WITHOUT CHARGE, FROM CIRCA PHARMACEUTICALS, INC., 33 RALPH AVENUE, P.O. BOX 30, COPIAGUE, NEW YORK 11726-0030, ATTENTION: GWEN GERRICK, SECRETARY,
TELEPHONE: (516) 842-8383. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY SUCH REQUEST SHOULD BE MADE BY JULY 1, 1995. COPIES OF DOCUMENTS SO REQUESTED WILL BE SENT BY FIRST CLASS MAIL, POSTAGE PAID WITHIN ONE BUSINESS DAY OF THE RECEIPT OF SUCH REQUEST.


     The following Watson documents are incorporated by reference herein:


          1. Annual Report on Form 10-K for the year ended December 31, 1994, as amended.



          2. Quarterly Report on Form 10-Q for the interim period ended March 31, 1995.


          3. Current Report on Form 8-K dated March 31, 1995.

          4. The description of the Watson Common Stock contained in its Registration Statement on Form 8-A dated April 3, 1992.

     The following Circa documents are incorporated by reference herein:

          1. Annual Report on Form 10-K for the year ended December 31, 1994, as amended.


          2. Quarterly Report on Form 10-Q for the interim period ended March 31, 1995, as amended.


          3. Current Reports on Form 8-K dated March 30, 1995 and April 11,
     1995.


          4. The description of the Circa Common Stock contained in its Registration Statement on Form 8-A dated April 22, 1982.


     All documents filed by Watson or Circa with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the date of the Watson Meeting and the Circa Meeting shall be deemed to be incorporated by reference herein and shall be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein or contained in this Proxy Statement/Prospectus shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.


     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS OR INCORPORATED BY REFERENCE HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROXY STATEMENT/PROSPECTUS, OR THE SOLICITATION OF A PROXY FROM ANY PERSON, IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES MADE UNDER THIS PROXY STATEMENT/PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF WATSON OR CIRCA SINCE THE DATE OF THIS PROXY STATEMENT/PROSPECTUS OR THAT THE INFORMATION CONTAINED HEREIN OR THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN ARE CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               TABLE OF CONTENTS


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                                                                                        ----
GENERAL INFORMATION...................................................................     i
AVAILABLE INFORMATION.................................................................    ii
DOCUMENTS INCORPORATED BY REFERENCE...................................................    ii
SUMMARY...............................................................................     1
  Watson..............................................................................     1
  Circa...............................................................................     2
  Annual and Special Meetings of Stockholders.........................................     3
  The Merger..........................................................................     3
  Votes Required......................................................................     8
  Voting of Proxies...................................................................     9
  Revocability of Proxies.............................................................     9
  Record Date; Shares Entitled to Vote; Quorum........................................    10
  Solicitation of Proxies.............................................................    10
  Selected Historical Consolidated Financial Data.....................................    11
  Unaudited Pro Forma Combined Summary Financial Information..........................    13
  Comparative Per Share Data..........................................................    14
  Comparative Market Data.............................................................    15
  Investment Considerations...........................................................    15
  Recent Developments.................................................................    15
INVESTMENT CONSIDERATIONS.............................................................    16
  No Control over Circa Joint Ventures................................................    16
  Dependence upon New Product Introductions...........................................    16
  Competition.........................................................................    16
  Certain Circa Legal Matters.........................................................    16
  Government Regulation...............................................................    17
  Integration of the Businesses.......................................................    17
  Dependence on Key Personnel.........................................................    17
  Severance Payments..................................................................    18
  Product Development.................................................................    18
  Patents and Proprietary Rights......................................................    18
  Dependence on Certain Customers, Products and Suppliers.............................    19
  Product Liability and Insurance.....................................................    19
  Certain Anti-takeover Provisions....................................................    19
  Potential Volatility of Stock Price and Absence of Dividends........................    19
  Fluctuations in Quarterly Operating Results.........................................    20
  Loss of Exclusive Rights to Market Certain Circa Products...........................    20
THE MEETINGS..........................................................................    20
  Matters to Be Considered at the Meetings............................................    20
THE MERGER............................................................................    21
  General.............................................................................    21
  Background of the Merger............................................................    21
  Reasons for the Merger..............................................................    23
  Opinion of Watson's Financial Advisor...............................................    24
  Opinions of Circa's Financial Advisors..............................................    28
  Analysis of Circa...................................................................    31
  Analysis of Watson..................................................................    33
  Selected Transaction Analysis.......................................................    34
  Analysis of the Merger..............................................................    35
  Recommendations by the Boards of Directors..........................................    36
  Interests of Certain Persons in the Merger..........................................    38
  Accounting Treatment................................................................    40
  Certain Federal Income and New York State Tax Consequences..........................    41
  Regulatory Approval.................................................................    42
  Resale Restrictions.................................................................    42

                                                                                        PAGE
                                                                                        ----
  Agreements to Vote in Favor of Merger...............................................    42
  Litigation Relating to the Merger...................................................    43
THE MERGER AGREEMENT..................................................................    43
  The Merger..........................................................................    43
  Exchange Procedures; Fractional Shares..............................................    44
  Representations and Warranties......................................................    45
  Certain Covenants...................................................................    46
  No Solicitation of Alternative Transactions.........................................    47
  Benefit Plans.......................................................................    47
  Governance..........................................................................    48
  Indemnification and Insurance.......................................................    48
  Conditions..........................................................................    49
  Termination.........................................................................    49
  Termination Payments................................................................    51
  Expenses............................................................................    51
  Amendment and Waiver................................................................    52
  Circa Rights Agreement..............................................................    52
  NASD Listing........................................................................    52
DISSENTERS' RIGHTS....................................................................    52
  Circa Stockholders..................................................................    52
  Watson Stockholders.................................................................    55
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION..........................    56
  Notes to Unaudited Pro Forma Condensed Combined Financial Information...............    62
COMPARATIVE RIGHTS OF STOCKHOLDERS....................................................    63
  Liability of Directors..............................................................    63
  Indemnification.....................................................................    63
  Derivative Actions..................................................................    64
  Distributions and Redemptions.......................................................    64
  Stockholder Inspection of Books and Records.........................................    64
  Dissenters' Rights..................................................................    64
  Quorum for Stockholder Meetings.....................................................    65
  Stockholder Voting Requirements; Action by Consent..................................    65
  Board Vacancies.....................................................................    66
  Removal of Directors................................................................    66
  Amendments to Charter...............................................................    66
  Classified Board of Directors.......................................................    66
  Business Combinations...............................................................    67
  Advance Notice of Director Nominations and Stockholder Proposals....................    68
  Loans to Directors and Officers.....................................................    68
HOLDINGS OF WATSON STOCKHOLDERS, DIRECTORS AND EXECUTIVE OFFICERS.....................    69
  Director, Officer and Principal Stockholder Security Ownership Reporting............    71
HOLDINGS OF CIRCA STOCKHOLDERS, DIRECTORS AND EXECUTIVE OFFICERS......................    72
WATSON'S PROPOSAL TO AMEND THE ARTICLES OF INCORPORATION TO APPROVE A STAGGERED
  BOARD...............................................................................    74
  Reasons for Amendment...............................................................    74
  Vote Required.......................................................................    75
WATSON'S PROPOSAL TO AMEND THE ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF
  AUTHORIZED SHARES OF COMMON STOCK...................................................    75
  Reasons for Amendment...............................................................    75
  Vote Required.......................................................................    76
ELECTION OF WATSON DIRECTORS..........................................................    76
  Committees; Board Meetings..........................................................    78
  Directors' Compensation.............................................................    79
WATSON'S EXECUTIVE COMPENSATION.......................................................    80
  Employment Agreements...............................................................    80
  Options.............................................................................    82

                                                                                        PAGE
                                                                                        ----


  Option Exercises and Fiscal Year-End Values.........................................    82
REPORT OF WATSON'S COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION...................    82
STOCK PRICE PERFORMANCE GRAPH.........................................................    85
WATSON'S STOCK OPTION PLANS...........................................................    86
  Federal Income Tax Consequences.....................................................    87
WATSON'S PROPOSAL TO APPROVE WATSON'S 1995 NON-EMPLOYEE DIRECTORS' STOCK OPTION
  PLAN................................................................................    89
  Introduction........................................................................    89
  Principal Provisions of the Directors' Plan.........................................    89
  New Plan Benefits...................................................................    90
  Duration, Amendment and Termination of the Plan.....................................    90
  Vote Required.......................................................................    90
WATSON'S PROPOSAL TO AMEND WATSON'S 1991 STOCK OPTION PLAN............................    91
  Reasons for the Amendment...........................................................    91
  Text of Proposed Amendment..........................................................    91
  Effect of the Amendment.............................................................    92
  Vote Required.......................................................................    92
WATSON'S PROPOSAL TO RATIFY SELECTION OF INDEPENDENT
  CERTIFIED PUBLIC ACCOUNTANTS........................................................    92
  Vote Required.......................................................................    92
DESCRIPTION OF WATSON COMMON STOCK....................................................    92
  Authorized Capital Stock............................................................    92
  Common Stock........................................................................    92
  Preferred Stock.....................................................................    93
  Anti-Takeover Provisions............................................................    93
  Transfer Agent and Registrar........................................................    94
LEGAL MATTERS.........................................................................    94
EXPERTS...............................................................................    94
STOCKHOLDER PROPOSALS.................................................................    95
APPENDIX A -- Agreement and Plan of Merger............................................   A-1
APPENDIX B -- Opinion of Donaldson, Lufkin & Jenrette Securities Corporation..........   B-1
APPENDIX C -- Opinion of Bear, Stearns & Co. Inc......................................   C-1
APPENDIX D -- Opinion of Wertheim Schroder & Co. Incorporated.........................   D-1
APPENDIX E -- Section 623 of the New York Business Corporation Law....................   E-1
APPENDIX F -- Watson's 1995 Non-Employee Directors' Stock Option Plan.................   F-1
APPENDIX G -- Additional Information Concerning Watson and Circa......................   G-1

                                    SUMMARY


     The following summary of certain information contained elsewhere in this Proxy Statement/Prospectus does not purport to be complete and is qualified in its entirety by reference to the full text of such information, including the Appendices attached hereto. Stockholders are urged to read carefully the entire Proxy Statement/Prospectus and the Appendices hereto. As used in this Proxy Statement/Prospectus, "Watson" refers to Watson Pharmaceuticals, Inc. and "Circa" refers to Circa Pharmaceuticals, Inc., and, unless the context otherwise requires, their respective subsidiaries. The information contained in this Proxy Statement/ Prospectus with respect to Watson and its affiliates has been supplied by Watson, and the information with respect to Circa and its affiliates has been supplied by Circa. Certain capitalized terms which are used but not defined in this summary are defined elsewhere in this Proxy Statement/Prospectus.


WATSON

     Watson is engaged in the manufacture and sale of off-patent medications and the development of advanced drug delivery systems primarily designed to enhance the therapeutic benefits of pharmaceutical compounds. Watson's objective is to become a fully integrated pharmaceutical company which (i) develops and markets off-patent pharmaceuticals and (ii) develops proprietary and off-patent products employing its drug delivery systems and markets such products worldwide through pharmaceutical companies or its own marketing efforts. To achieve this objective, Watson is pursuing a balanced strategy of generating revenue through its established off-patent pharmaceuticals business and capitalizing on its proven research and development, manufacturing and regulatory capabilities to support the development of advanced proprietary products. Watson regularly reviews potential opportunities to acquire or invest in technologies, products or product rights. Watson also regularly reviews potential acquisitions, investments or combinations involving businesses compatible with its existing business.

     Since inception, Watson has derived substantially all of its revenues from the sale of off-patent pharmaceutical products. Watson currently manufactures and markets 62 dosage forms and strengths representing 20 ethical drugs under 62 approved Abbreviated New Drug Applications ("ANDAs"). During 1994, Watson received 3 ANDA approvals representing three ethical drugs which it markets. On February 27, 1995, Watson received an ANDA approval on Glipizide, an anti-diabetic product. Also, Watson has 7 ANDAs representing 7 ethical drugs pending before the United States Food and Drug Administration ("FDA") and has several ethical drugs under development. Watson intends to continue to develop off-patent pharmaceutical products based upon market potential, competition, target indications and other considerations. The number of products under development may vary from time to time depending on these factors. Watson also seeks to develop difficult-to-duplicate formulations of both off-patent drugs and products which employ its drug delivery systems.


     Watson develops drug delivery systems for application to pharmaceutical compounds in order to enhance therapeutic benefits. These proprietary systems control and improve the absorption of selected drugs in the bloodstream, improving dose reliability, reducing side effects and increasing patient convenience and compliance. Watson's drug delivery systems employ various routes of administration, including transmucosal, oral, transdermal and vaginal. The opportunity to select from this variety of routes enables Watson to optimize the combination of dosage form and pharmaceutical compound. Watson currently is developing several proprietary drug products that utilize its drug delivery systems, each of which, if and when developed, would require FDA approval of a New Drug Application ("NDA") prior to marketing.


     Watson devotes significant resources to research and development, and invests significantly in the development of proprietary products. Watson has entered into certain licensing agreements with pharmaceutical companies under which Watson typically retains manufacturing rights and receives product development fees and royalties from future product sales. Licensing agreements individually and in the aggregate have not generated significant revenue for Watson, and currently no individual license agreement is material to the company's operations. Watson is also developing a number of proprietary products for which it intends to retain all manufacturing and marketing rights.

     Watson's principal executive offices are located at 311 Bonnie Circle, Corona, California 91720, and its telephone number is (909) 270-1400.

CIRCA


     Circa, founded in 1960, is engaged in the development and manufacture of generic and proprietary drugs, the development of alternative delivery systems and the distribution of pharmaceutical products. Circa currently manufactures one generic and several over-the-counter drugs at its Copiague, New York facility. Circa's efforts in the development of novel delivery systems for drugs have focused on controlled-release and gum delivery systems. Circa also distributes a nitroglycerin transdermal system manufactured by Hercon Laboratories Corporation. Additionally, Circa provides a variety of services for the pharmaceutical industry through its Pharmaceutical Services Division.


     In November 1994, Circa received approval notification from the FDA for its ANDA for Glipizide. Glipizide is the generic version of Glucotrol(R) and is used for the treatment of non-insulin-dependent diabetes.


     Circa has a 50% interest in Somerset Pharmaceuticals, Inc. ("Somerset"), which manufactures and markets Eldepryl(R) for the treatment of Parkinson's disease. In 1994, Somerset provided Circa with $25 million in earnings and $21 million in cash. Exclusivity expires for the Eldepryl(R) tablet in June of 1996; however, Somerset is committed to the development of other products, including its development program for an Eldepryl(R) transdermal patch. During 1995, phase II clinical studies are being conducted on the patch for multiple neurological disorders. Somerset is also developing ipriflavone, a product for the treatment of osteoporosis. Ipriflavone is currently marketed in Japan, Italy, Hungary and Argentina. An Investigational New Drug Application was filed in January 1995 for this product.



     Circa and Rhone-Poulenc Rorer, Inc. ("RPR") were partners in the development of Dilacor XR(R). Dilacor XR(R) is used for the treatment of hypertension and angina. Through an amended partnership agreement with RPR, Circa earns royalties on Dilacor XR(R). Circa's royalty participation in Dilacor XR(R) increases from 1% in 1994 to 20% in 1995 and 1996, 22% from 1997 to 2000, and 3% thereafter. At December 31, 1994, Circa had a liability to RPR of $14 million which represented the remainder of Circa's share of development expenses for Dilacor XR(R). Royalties earned by Circa will first offset amounts owed to RPR by Circa before providing cash flow to Circa. Effective January 1, 1995, Circa and RPR agreed that royalty income to Circa would be measured based upon the market demand for the product, as evidenced by prescriptions written. For the year ended December 31, 1994, Circa earned royalties of $1.2 million. The Dilacor XR(R) product lost exclusivity in May of 1995; however, at this time Circa is not aware of any pending applications with the FDA for a competing generic substitute for Dilacor XR(R). Through this amended partnership agreement, Circa and RPR intend to launch a generic Dilacor XR(R) product as the partners consider appropriate. The profit and losses from the generic product are to be shared equally by Circa and RPR.



     In July 1994, Circa acquired a 7.5% interest in Andrx Corporation ("Andrx"). Circa and Andrx plan to jointly develop, manufacture and market at least six controlled-release generic pharmaceutical products. Additionally, Circa licensed two controlled-release generic products from Andrx, which Circa is currently developing. Circa has additional development agreements with outside research and development groups to develop controlled-release products.



     Circa has progressed in its efforts to develop a gum-delivery technology. During the past few years, Circa has been working on a number of pharmaceutical products in utilizing this technology, including over-the-counter and prescription products. In 1994, Circa filed an application with the FDA for nicotine gum. Circa will be pursuing registration of this product in other countries over the next several years. Circa is currently evaluating three over-the-counter products using the gum-delivery technology and is also considering strategic partners to help market this product line. Circa has filed an application to obtain a patent for a process that describes a dissolvable chewable dosage form, Quick Dissolve Chewables ("QDC"(TM)) and intends to seek to employ this technology for the delivery of both prescription and over-the-counter products.


     Circa's principal executive offices are located at 33 Ralph Avenue, P.O. Box 30, Copiague, New York 11726-0030, and its telephone number at that address is (516) 842-8383.

ANNUAL AND SPECIAL MEETINGS OF STOCKHOLDERS


     This Proxy Statement/Prospectus relates to the Annual Meeting of Stockholders of Watson (the "Watson Meeting") and a Special Meeting of Stockholders of Circa (the "Circa Meeting," and collectively with the Watson Meeting, the "Meetings"). At the Meetings, the stockholders of each of Watson and Circa will consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger dated as of March 29, 1995 (the "Merger Agreement") among Watson, Gum Acquisition Corp., a wholly-owned subsidiary of Watson ("Watson Sub"), and Circa, pursuant to which Watson Sub would be merged with and into Circa (the "Merger"). A copy of the Merger Agreement is attached to this Proxy Statement/Prospectus as Appendix A. Approval and adoption of the Merger Agreement by the stockholders of Watson will also constitute approval of the issuance of shares of Common Stock, $0.0033 par value, of Watson ("Watson Common Stock") in connection with the Merger. In addition, the stockholders of Watson will consider and vote upon proposals to approve an amendment to the Articles of Incorporation of Watson (the "Articles") approving the creation of a staggered board of directors; to approve an amendment to the Articles to increase the authorized shares of Watson Common Stock; to elect eight directors; to approve Watson's 1995 Non-Employee Directors' Stock Option Plan; to approve an amendment to Watson's 1991 Stock Option Plan; and to ratify the selection of Price Waterhouse LLP as Watson's independent accountants for the fiscal year ending December 31, 1995 (collectively, the "Corporate Matters").



     The Watson Meeting will be held on Monday, July 17, 1995, at 9:00 a.m. local time, at 311 Bonnie Circle, Corona, California 91720. The record date for stockholders of Watson entitled to notice of and to vote at the Watson Meeting is as of the close of business on May 19, 1995. Voting rights for Watson are vested in the holders of the Watson Common Stock, with each share of Watson Common Stock entitled to one vote on each matter coming before the stockholders. As of May 19, 1995, there were approximately 17,289,786 shares of Watson Common Stock outstanding and approximately 251 holders of record.



     The Circa Meeting will be held on Monday, July 17, 1995, at 9:00 a.m. local time, at 26 Bethpage Road, Copiague, New York 11726. The record date for stockholders of Circa entitled to notice of and to vote at the Circa Meeting is as of the close of business on June 12, 1995. Voting rights for Circa are vested in the holders of the Common Stock, $.01 par value, of Circa ("Circa Common Stock"), with each share of Circa Common Stock entitled to one vote on each matter coming before the stockholders. As of June 12, 1995, there were 21,777,612 shares of Circa Common Stock outstanding and approximately 1,897 holders of record.


THE MERGER


     Conversion of Securities. Upon consummation of the transactions contemplated by the Merger Agreement, (a) Watson Sub will be merged with and into Circa, with Circa surviving the Merger; (b) Circa will become a wholly-owned subsidiary of Watson; (c) each issued and outstanding share of Circa Common Stock, together with the associated Rights (the "Circa Rights") issued pursuant to the terms of that certain Stockholder Protection Agreement dated as of November 1, 1991 between Circa and American Stock Transfer & Trust Company, as Rights Agent, as amended, other than shares as to which dissenters' rights are properly exercised, will be converted into the right to receive 0.86 of a share of Watson Common Stock (the "Exchange Ratio"), subject to certain adjustments; (d) the outstanding shares of Watson Common Stock shall not be affected by the Merger; and (e) all shares of Circa Common Stock held by Circa in treasury or owned by Watson or any of its subsidiaries shall be cancelled and cease to exist. Fractional shares of Watson Common Stock will not be issued in connection with the Merger. A holder otherwise entitled to a fractional share will be paid cash in lieu of such fractional share. For a description of the Watson Common Stock, see "Description of Watson Common Stock." For a summary of the principal differences between the rights of holders of Circa Common Stock and Watson Common Stock, see "Comparative Rights of Stockholders."



     Ownership of Watson after the Merger. Immediately following the Merger, (i) the former holders of Circa Common Stock will collectively hold approximately 52% of the issued and outstanding shares of Watson Common Stock; and (ii) the persons who held Watson Common Stock immediately prior to the Merger will hold collectively approximately 48% of the issued and outstanding shares of Watson Common Stock.

     Recommendations of the Boards of Directors. THE BOARD OF DIRECTORS OF WATSON HAS APPROVED THE MERGER AGREEMENT AND RECOMMENDS A VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT BY THE WATSON STOCKHOLDERS. The Board of Directors of Watson believes that the terms of the Merger are fair to and in the best interests of Watson and its stockholders.

     THE BOARD OF DIRECTORS OF CIRCA HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS A VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT BY CIRCA'S STOCKHOLDERS. The Board of Directors of Circa believes that the terms of the Merger are fair to and in the best interests of Circa and its stockholders.


     For a discussion of the factors considered by the respective Boards of Directors in reaching these decisions, see "The Merger -- Reasons for the Merger; -- Recommendations by the Boards of Directors."



     Fairness Opinions of Financial Advisors. On June 13, 1995, Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") delivered a written opinion (the "DLJ Opinion") to Watson, updating its written opinion dated March 29, 1995, to the effect that, based upon various considerations and assumptions, as of June 13, 1995, the Exchange Ratio was fair to the stockholders of Watson from a financial point of view.



     On March 29, 1995, Bear, Stearns & Co. Inc. ("Bear Stearns") delivered its written opinion to the Board of Directors of Circa to the effect that, based upon various considerations and assumptions, as of such date, the Merger was fair, from a financial point of view, to the stockholders of Circa. Bear Stearns delivered an updated written opinion to the Board of Directors of Circa to the same effect dated the date of this Proxy Statement/ Prospectus.


     On March 29, 1995, Wertheim Schroder & Co. Incorporated ("Wertheim Schroder") delivered its written opinion to the Board of Directors of Circa to the effect that, based on various considerations and assumptions, the Exchange Ratio was fair to the public holders of Circa Common Stock from a financial point of view. Wertheim Schroder delivered an updated written opinion to the Board of Directors of Circa to the same effect dated the date of this Proxy Statement/Prospectus.


     Copies of the full text of the written opinions of DLJ, Bear Stearns and Wertheim Schroder, which set forth the assumptions made, procedures followed, matters considered and limits of their respective reviews, are attached to this Proxy Statement/Prospectus as Appendices B, C and D, respectively, and should be read carefully in their entirety. See "The Merger -- Opinion of Watson's Financial Advisor; -- Opinions of Circa's Financial Advisors."



     Effective Time of the Merger. The Merger will become effective upon the filing of Certificates of Merger with the Secretary of State of the States of Nevada and New York (the "Effective Time"), which certificates will be filed as promptly as practicable after the requisite stockholder approvals have been obtained and all other conditions to the Merger have been satisfied or waived. Subject to the satisfaction or waiver of the other conditions to the obligations of Watson, Watson Sub and Circa to consummate the Merger, it is presently expected that the Merger will be consummated on July 17, 1995 or as soon thereafter as such other conditions are satisfied. See "The Merger
Agreement -- The Merger."



     Exchange of Circa Stock Certificates. Upon consummation of the Merger, each holder of a certificate or certificates representing shares of Circa Common Stock ("Certificates") outstanding immediately prior to the Merger will, upon the surrender thereof (duly endorsed, if required) to an exchange agent designated by Watson (the "Exchange Agent"), be entitled to receive a certificate or certificates representing the number of whole shares of Watson Common Stock into which such shares of Circa Common Stock will have been automatically converted as a result of the Merger, together with cash in lieu of any fractional share to which such Circa stockholder may be entitled to receive. After the consummation of the Merger, the Exchange Agent will mail a letter of transmittal with instructions to all holders of record of Circa Common Stock as of the Effective Time for use in surrendering their Certificates in exchange for certificates representing shares of Watson Common Stock. CERTIFICATES SHOULD NOT BE SURRENDERED UNTIL THE LETTER OF TRANSMITTAL AND INSTRUCTIONS ARE RECEIVED. See "The Merger Agreement -- Exchange Procedures; Fractional Shares."

     Fractional Shares. Fractional shares of Watson Common Stock will not be issued in connection with the Merger. Instead, the Exchange Agent will sell on NASDAQ/NMS the excess of (i) the number of full shares of Watson Common Stock delivered to the Exchange Agent by Watson pursuant to the Merger Agreement over
(ii) the aggregate number of full shares of Watson Common Stock to be delivered to holders of Circa Common Stock. Each holder of Circa Common Stock will be entitled to a portion of the proceeds of such sale or sales equal to the aggregate amount of such proceeds multiplied by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of Circa Common Stock is entitled and the denominator of which is the aggregate amount of fractional share interests which all holders of Circa Common Stock are entitled to receive. See "The Merger Agreement -- Exchange Procedures; Fractional Shares".



     Dissenters' Rights. Holders of Watson Common Stock are not entitled to dissenters' rights in connection with the Merger. Holders of outstanding shares of Circa Common Stock are entitled to relief as dissenting stockholders under
Section 910 of the New York Business Corporation Law (the "NYBCL") and may, by complying with Section 623 of the NYBCL, exercise such dissenters' rights. Failure on the part of a holder of Circa Common Stock to comply precisely with the requirements of Section 623 of the NYBCL, a copy of which is attached hereto as Appendix E, will result in the loss of such holder's dissenters' rights. See "Dissenters' Rights."


     BECAUSE A PROXY CARD WHICH DOES NOT CONTAIN VOTING INSTRUCTIONS WILL, UNLESS REVOKED, BE VOTED FOR ADOPTION OF THE MERGER AGREEMENT, A CIRCA STOCKHOLDER WHO WISHES TO EXERCISE HIS DISSENTERS' RIGHTS MUST EITHER REFRAIN FROM SIGNING AND RETURNING HIS PROXY CARD OR, IF HE SIGNS AND RETURNS HIS PROXY CARD, VOTE AGAINST OR ABSTAIN FROM VOTING ON THE ADOPTION OF THE MERGER AGREEMENT.

     A CIRCA STOCKHOLDER WHO WISHES TO PERFECT HIS RIGHTS AS A DISSENTING STOCKHOLDER IN THE EVENT THE MERGER AGREEMENT IS ADOPTED MUST FILE WITH CIRCA, BEFORE THE TAKING OF THE VOTE ON THE MERGER AGREEMENT AT THE CIRCA MEETING, A WRITTEN OBJECTION TO THE MERGER. IN ADDITION, A CIRCA STOCKHOLDER WHO WISHES TO PERFECT SUCH RIGHTS MUST SUBMIT THE CERTIFICATES REPRESENTING HIS SHARES TO CIRCA OR CIRCA'S TRANSFER AGENT FOR NOTATION THEREON THAT A NOTICE OF ELECTION TO DISSENT HAS BEEN FILED; SUCH CERTIFICATES TO BE THEREUPON RETURNED TO THE STOCKHOLDER. FAILURE TO SUBMIT SUCH CERTIFICATES FOR SUCH NOTATION WITHIN ONE MONTH AFTER THE FILING OF THE NOTICE OF ELECTION TO DISSENT MAY CAUSE THE HOLDER TO LOSE HIS DISSENTERS' RIGHTS.


     Interests of Certain Persons in the Merger. In considering the recommendations of the Boards of Directors of Watson and Circa with respect to the Merger Agreement and the transactions contemplated thereby, stockholders should be aware that certain members of the management of Watson and Circa and the Boards of Directors of Watson and Circa have certain interests in the Merger that are in addition to the interests of stockholders of Watson and Circa generally (including, without limitation, Watson's guaranty of the payment obligations under certain employment agreements between Circa and certain executive officers of Circa, Watson's agreement to provide certain severance benefits, the issuance of additional options to purchase shares of Watson Common Stock to certain officers of Watson, the issuance of additional options to purchase shares of Watson Common Stock to certain executive officers of Circa, the acceleration of vesting of certain outstanding options to purchase shares of Circa Common Stock, Watson's agreement to indemnify past and present officers and directors of Circa for a period of six years and, subject to certain limitations, to use its best efforts to continue providing directors' and officers' liability insurance for not less than two years after the Effective
Time). Watson has agreed in the Merger Agreement to assume all outstanding options granted under Circa's stock option plans. See "The Merger -- Interests of Certain Persons in the Merger" and "The Merger Agreement -- Benefit
Plans; -- Indemnification and Insurance."



     Governance. Following the consummation of the Merger, (a) the Chairman of the Board of Circa will be Dr. Allen Chao and the President and Chief Executive Officer of Circa will be Dr. Melvin Sharoky; (b) the

Chairman of the Board of Watson will be Dr. Alec Keith, the Chief Executive Officer of Watson will be Dr. Allen Chao and the President of Watson will be Dr. Melvin Sharoky; (c) the Board of Directors of Circa will consist of Dr. Alec Keith (the current Chairman of the Board of Watson), Dr. Allen Chao (the current President and Chief Executive Officer of Watson) and Dr. Melvin Sharoky (the current President and Chief Executive Officer of Circa); and (d) the Board of Directors of Watson will consist of nine members, eight of whom will be elected at the Watson Meeting. Subject to the adoption of the amendment to the Articles authorizing a staggered Board of Directors, these eight members will be divided into three classes and will be comprised of five current directors of Watson (Dr. Alec Keith, Dr. Allen Chao, Albert F. Hummel (the current Executive Vice President and Director of Acquisitions of Affordable Residential Communities), Michel J. Feldman (a partner of D'Ancona & Pflaum, Watson's legal counsel) and Ronald Taylor (the current Chairman and Chief Executive Officer of Pyxis Corporation)) and the following three individuals designated by Circa: Dr. Melvin Sharoky, Thomas P. Rice (the current Executive Vice President and Chief Operating Officer of Circa) and Michael Fedida (a current Circa Board member and a registered pharmacist). The proposed amendment to the Articles to create a staggered Board of Directors authorizes a board of directors comprised of nine members. The Watson stockholders will not have the ability to nominate any additional directors to fill the vacancy remaining after the eight directors have been elected and such vacancy will be filled by the majority vote of the Watson directors in office immediately after the Effective Date. If the Merger is consummated, the nominee for such vacancy will be selected by Dr. Sharoky and Messrs. Rice and Fedida, subject to approval by the Watson Board. See "The Merger Agreement -- Governance."



     Conditions to the Merger. The obligations of Watson, Watson Sub and Circa to consummate the Merger are subject to the satisfaction of certain conditions, including, among others, (a) obtaining requisite stockholder approvals; (b) the expiration or termination of the waiting period applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"); (c) the absence of any injunction prohibiting the consummation of the Merger or materially changing the terms or conditions of the Merger; (d) this Proxy Statement/Prospectus being declared effective by the Commission; (e) the receipt of accountants' letters with respect to qualification of the Merger as a pooling of interests and customary "cold comfort" matters; (f) the Watson Common Stock to be issued in connection with the Merger being authorized for trading on the NASDAQ/NMS; (g) the holders of not more than 10% of the outstanding Circa Common Stock having perfected dissenters' rights under applicable law; (h) each party having performed all of its agreements contained in the Merger Agreement in all material respects; (i) the representations and warranties of each party to the Merger Agreement being true and correct at closing except where the failure to be true and correct would not have a material adverse effect on the business, results of operations or financial condition of either party and its respective subsidiaries, taken as a whole (a "Material Adverse Effect"); and (j) the receipt of certain legal opinions with respect to the tax consequences of the Merger. See "The
Merger -- Certain Federal Income Tax Consequences; -- Accounting Treatment; -- Conditions."



     Regulatory Approval. Under the HSR Act, the Merger cannot be consummated until notifications and certain information have been furnished to the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") and specified waiting periods have been satisfied. Watson and Circa each filed notification and report forms under the HSR Act with the FTC and the Antitrust Division on May 4, 1995. The waiting period under the HSR Act expired by early termination on May 23, 1995. See "The Merger -- Regulatory Approval."


     Certain Federal Income Tax Consequences. The obligations of Watson Sub, Watson and Circa to consummate the Merger are conditioned on the receipt of opinions of their respective counsel, D'Ancona & Pflaum and Schulte Roth & Zabel, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). If so treated, no gain or loss will be recognized by Circa stockholders upon the receipt of Watson Common Stock in exchange for Circa Common Stock except with respect to cash received in lieu of a fractional interest in Watson Common Stock and no gain or loss will be recognized by Watson or Circa. See "The Merger -- Certain Federal Income Tax Consequences" and "The Merger Agreement -- Condi-tions." Circa's stockholders should carefully read the discussion under such sections and should consult with their own tax advisers.

     Accounting Treatment. It is the intention of Watson and Circa that the Merger will qualify as a "pooling of interests" for accounting and financial reporting purposes. Consummation of the Merger is conditioned upon the receipt of an opinion from Watson's independent accountants stating that the business combination to be effected by the Merger would properly be accounted for as a "pooling of interests" in accordance with generally accepted accounting principles and all published rules, regulations and policies of the Commission. See "The Merger -- Accounting Treatment."

     Resale Restrictions. All shares of Watson Common Stock received by Circa stockholders in the Merger have been registered under the Securities Act and will be freely transferable, except that shares of Watson Common Stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of Circa at the time of the Circa Meeting may be resold by them only in certain permitted circumstances. See "The Merger -- Resale Restrictions."


     Right of Circa to Terminate Merger. If on the thirteenth business day prior to the Meetings (the "Determination Date"), the Average Closing Price (as defined in the Merger Agreement) of Watson Common Stock is less than $25.00, Circa may terminate the Merger Agreement and the Merger unless Watson has elected to increase the Exchange Ratio such that, as consideration for the consummation of the Merger, Circa stockholders will receive shares of Watson Common Stock with a market value (based upon the Average Closing Price) equal to $21.50 per share. See "The Merger Agreement -- Termination."


     Termination. In addition to Circa's right to terminate the Merger Agreement and the Merger as described above, the Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the stockholders of Circa and Watson, respectively, in a number of circumstances, which include, among others:

          (a) by the mutual consent of Circa and Watson;

          (b) by action of the Board of Directors of either Circa or Watson if
     (i) the Merger shall not have been consummated by December 1, 1995; (ii) the adoption of the Merger Agreement and the approval of the transactions contemplated thereby shall not have been obtained at a stockholders' meeting of Watson or Circa duly convened for such purpose (or any adjournment thereof); or (iii) a court of competent jurisdiction or a governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action against the transactions; or


          (c) by action of the Board of Directors of either Circa or Watson, if
     (i) such company receives an Alternative Proposal (as defined in the Merger Agreement) and its Board of Directors determines, in good faith, and pursuant to the exercise of its fiduciary duties to its stockholders, to accept or recommend such Alternative Proposal; (ii) the Board of Directors determines in good faith and pursuant to the exercise of its fiduciary duties to withdraw its recommendation of the Merger Agreement and/or the Merger; (iii) the Board of Directors of the other company shall have (A) recommended an Alternative Proposal to its stockholders; or (B) withdrawn or modified in a manner materially adverse to the other party its approval or recommendation of the Merger; (iv) there has been a breach by the other party of any representation or warranty contained in the Merger Agreement which would have a Material Adverse Effect on the other party; (v) there has been a material breach of any of the material covenants or agreements set forth in the Merger Agreement by the other party, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given; or (vi) any person, after the date hereof, shall become the beneficial owner (directly or indirectly) of 20% or more of the outstanding shares of the other party's stock or any person shall have commenced a bona fide tender offer or exchange offer to acquire at least 20% of the then outstanding shares of the other party's stock.



     The preceding is a short summary of the termination provisions in the Merger Agreement. See "The Merger Agreement -- No Solicitation of Alternative Transactions; -- Termination."

     Termination Fee. If (a) any person makes an Alternative Proposal for Circa and its Board of Directors determines to accept or recommend that Circa's stockholders accept, such Alternative Proposal, or if Circa's Board of Directors withdraws or materially modifies its recommendation of the Merger Agreement and/or the Merger through the exercise of its fiduciary duty to its stockholders; and (b) the Merger Agreement is consequently terminated by either party (other than by Circa upon the breach by Watson of the Merger Agreement), Circa is required to pay Watson a fee of $15,000,000 plus Watson's expenses incurred in connection with the Merger (including attorneys' fees). If Circa fails to make such payment and Watson receives a final non-appealable judgment against Circa, Circa shall be required to pay Watson for its costs(including attorneys' fees) in connection with such suit, and to pay interest on the amount of the fee at a rate of 12% per annum.



     If (a) any person makes an Alternative Proposal for Watson and its Board of Directors determines to accept or recommend that Watson's stockholders accept, such Alternative Proposal or if Watson's Board of Directors withdraws or materially modifies its recommendation of the Merger Agreement and/or the Merger through the exercise of its fiduciary duty to its stockholders; and (b) the Merger Agreement is consequently terminated by either party (other than (i) by Watson upon the breach by Circa of the Merger Agreement; or (ii) by Circa if termination is due to an Alternative Proposal for Watson and such Alternative Proposal is not conditioned on the termination of the Merger Agreement), Watson is required to pay Circa a fee of $15,000,000 plus Circa's expenses incurred in connection with the Merger (including attorneys' fees). If Watson fails to make such payment and Circa receives a final non-appealable judgment against Watson, Watson shall be required to pay Circa for its costs (including attorneys' fees) in connection with such suit, and to pay interest on the amount of the fee at a rate of 12% per annum.


VOTES REQUIRED


     Watson. The affirmative vote of a majority of the outstanding shares of Watson Common Stock entitled to vote at the Watson Meeting will be necessary for approval and adoption of the Merger Agreement and the proposed amendments to the Watson Articles of Incorporation. The affirmative vote of a plurality of the shares of Watson Common Stock represented at the Watson Meeting, in person or by proxy, will be necessary for the election of directors. The affirmative vote of a majority of the shares of Watson Common Stock represented at the Watson Meeting in person or by proxy, and entitled to vote, will be necessary for the approval of each of the remaining Corporate Matters. Each share of Watson Common Stock is entitled to one vote.



     At May 19, 1995, Watson's directors and executive officers were deemed to be beneficial owners of 5,031,724 shares of Watson Common Stock (excluding 641,586 shares which may be acquired upon exercise of options and other rights which are exercisable within 60 days of May 19, 1995), or approximately 29.1% of the then outstanding shares of Watson Common Stock. The directors and executive officers of Watson have indicated that they intend to vote their shares for approval and adoption of the Merger Agreement and for approval and adoption of each of the Corporate Matters. On March 29, 1995, each of Dr. Allen Chao, Agnes
Y. Kung (Dr. Chao's sister) and John Chao (Dr. Chao's father) entered into separate Voting Agreements with Circa which provided, among other things, that if a stockholder vote to approve the Merger and/or the Merger Agreement was held, such stockholders would vote the shares of Watson Common Stock owned by them, or over which they have the power to vote, in favor of the Merger. As of May 19, 1995, such stockholders owned or had the power to vote approximately 3,108,446 shares of Watson Common Stock representing 18.0% of the total outstanding shares of Watson Common Stock (excluding 375,795 shares which may be acquired upon exercise of options and other rights which are exercisable within 60 days of May 19, 1995).


     SINCE THE VOTE OF WATSON STOCKHOLDERS REQUIRED IN ORDER TO ADOPT THE MERGER AGREEMENT AND TO APPROVE THE AMENDMENTS TO THE ARTICLES OF INCORPORATION OF WATSON IS BASED UPON THE NUMBER OF OUTSTANDING SHARES OF WATSON COMMON STOCK, AND NOT ONLY THOSE SHARES WHICH ARE ACTUALLY VOTED, THE FAILURE BY A WATSON STOCKHOLDER (OR A BROKER WITH DISCRETIONARY AUTHORITY TO VOTE SHARES) TO SUBMIT A PROXY CARD (OR VOTE IN PERSON AT THE WATSON MEETING) WILL HAVE THE SAME EFFECT AS A "NO" VOTE WITH RESPECT TO THE ADOPTION OF THE MERGER AGREEMENT AND SUCH AMENDMENTS.

     Circa. The affirmative vote of the holders of two-thirds of the outstanding shares of Circa Common Stock is required to approve and adopt the Merger Agreement. Each share of Circa Common Stock is entitled to one vote.


     At June 12, 1995, Circa's directors and executive officers were deemed to be beneficial owners of 783,451 shares of Circa Common Stock (excluding 191,500 shares which may be acquired upon exercise of options or other rights which are exercisable within 60 days of June 12, 1995), or approximately 3.6% of the then outstanding shares of Circa Common Stock. The directors and executive officers of Circa have indicated that they intend to vote their shares for approval and adoption of the Merger Agreement.


     SINCE THE VOTE OF CIRCA STOCKHOLDERS REQUIRED IN ORDER TO ADOPT THE MERGER AGREEMENT IS BASED UPON THE NUMBER OF OUTSTANDING SHARES OF CIRCA COMMON STOCK, AND NOT ONLY THOSE SHARES WHICH ARE ACTUALLY VOTED, THE FAILURE BY A CIRCA STOCKHOLDER (OR A BROKER WITH DISCRETIONARY AUTHORITY TO VOTE SHARES) TO SUBMIT A PROXY CARD (OR VOTE IN PERSON AT THE CIRCA MEETING) WILL HAVE THE SAME EFFECT AS A "NO" VOTE WITH RESPECT TO THE ADOPTION OF THE MERGER AGREEMENT.

VOTING OF PROXIES

     Shares of Watson Common Stock or Circa Common Stock represented by properly executed proxies received at or prior to the Meetings will be voted at the appropriate Meeting in the manner specified by the holders of such shares. Properly executed proxies which do not contain voting instructions will be voted FOR approval and adoption of the Merger Agreement and, in the case of Watson's proposals, FOR each of the Corporate Matters.


     The Articles or Certificate of Incorporation, Bylaws and applicable state corporate statutes of Watson and Circa do not address the treatment and effect of abstentions and broker non-votes. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as not voted for purposes of determining the approval of any matters submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.


     If any other matters are properly presented at either the Watson Meeting or the Circa Meeting for consideration, the person or persons named in the relevant form of proxy enclosed herewith and acting thereunder will have discretion to vote on such matters in accordance with their best judgment, unless the proxy indicates otherwise. Neither Watson nor Circa has any knowledge of any matters to be presented at the Watson Meeting or the Circa Meeting, as the case may be, other than those matters referred to and described herein.


     If fewer shares of Watson Common Stock or Circa Common Stock are voted in favor of the adoption of the Merger Agreement than the number required for adoption, it is expected that the Watson Meeting or the Circa Meeting, as the case may be, will be adjourned or postponed in order to allow additional time for obtaining additional proxies or votes. At any subsequent reconvening of the Watson Meeting or the Circa Meeting, as the case may be, all proxies obtained prior to such adjournment or postponement will be voted in such manner as such proxies would have been voted at the original convening of the Watson Meeting or the Circa Meeting (except for any proxies which previously shall have been effectively revoked or withdrawn), notwithstanding that they may have been effectively voted on the same or any other matter at a previous meeting.


REVOCABILITY OF PROXIES


     The grant of a proxy on the Watson or Circa form of proxy does not preclude a stockholder from voting in person or otherwise revoking a proxy. Attendance at the relevant Meeting will not in and of itself constitute revocation of a proxy. A stockholder may revoke a proxy at any time prior to its exercise by delivering to Agnes Y. Kung, Secretary of Watson, 311 Bonnie Circle, Corona, California 91720 (in the case of a Watson stockholder) or Gwen Gerrick, Secretary of Circa, 33 Ralph Avenue, Copiague, New York 11726-0030 (in the case of a Circa stockholder) a duly executed revocation or a proxy bearing a later date or by notifying either company at the respective Meeting before any vote is taken or by voting in person at the Meeting.


RECORD DATE; SHARES ENTITLED TO VOTE; QUORUM


     Watson. Only holders of record of Watson Common Stock at the close of business on May 19, 1995 will be entitled to receive notice of and to vote at the Watson Meeting. At May 19, 1995, Watson had outstanding 17,289,786 shares of Watson Common Stock. A majority of the outstanding shares of Watson Common Stock must be represented in person or by proxy at the Watson Meeting in order for a quorum to be present at the Watson Meeting.



     Circa. Only holders of record of Circa Common Stock at the close of business on June 12, 1995 will be entitled to receive notice of and to vote at the Circa Meeting. At June 12, 1995, Circa had outstanding 21,777,612 shares of Circa Common Stock. A majority of the outstanding shares of Circa Common Stock must be represented in person or by proxy at the Circa Meeting in order for a quorum to be present at the Circa Meeting.


SOLICITATION OF PROXIES

     Each of Watson and Circa will bear the cost of the solicitation of proxies from its own stockholders, except that Watson and Circa will share equally the cost of printing and mailing this Proxy Statement/Prospectus. In addition to solicitation by mail, the directors, officers and employees of each company and their respective subsidiaries may solicit proxies from stockholders of such company by telephone or telegram or in person. Such persons will not be additionally compensated, but will be reimbursed for reasonable out-of-pocket expenses incurred in connection with such solicitation. Arrangements will also be made with brokerage firms, nominees, fiduciaries and other custodians for the forwarding of solicitation materials to the beneficial owners of shares held of record by such persons, and Watson and Circa will reimburse such persons for their reasonable out-of-pocket expenses in connection therewith.


     D.F. King & Co., Inc. ("D.F. King") will assist in the solicitation of proxies for Watson and Circa for a joint fee of $9,500, plus reimbursement of reasonable out-of-pocket expenses. Approximately 25 employees of D.F. King will be engaged in the solicitation of proxies for both companies.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     Set forth below are selected historical consolidated financial data of Watson and Circa which are based upon the historical consolidated financial statements of Watson and Circa. The following data are qualified in their entirety by and should be read in conjunction with the respective consolidated financial statements incorporated by reference in this Proxy Statement/Prospectus.


     The unaudited data as of March 31, 1995 and for the three months ended March 31, 1994 and 1995, for each of Watson and Circa reflect, in the opinion of management of Watson and Circa, respectively, all adjustments necessary for a fair presentation of such data and are not necessarily indicative of the results which may be expected for any other interim period or for the year ending December 31, 1995.


                          WATSON PHARMACEUTICALS, INC.
                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                    THREE MONTHS
                                        ENDED
                                      MARCH 31,
                                     (UNAUDITED)                YEARS ENDED DECEMBER 31,(1)
CONSOLIDATED STATEMENT            -----------------   -----------------------------------------------
OF INCOME DATA:                    1995      1994      1994      1993      1992      1991      1990
                                  -------   -------   -------   -------   -------   -------   -------
Revenues........................  $26,206   $19,319   $87,057   $67,547   $34,684   $29,480   $23,371
Net income......................    5,890     4,092    18,686    12,222     3,595     1,573     1,218
Earnings per common and common
  equivalent share(2)...........     0.33      0.23      1.05      0.74      0.26      0.12      0.09
Weighted average number of
  common and common equivalent
  shares outstanding............   18,035    17,773    17,831    16,544    13,887    13,386    13,085



                                                                           DECEMBER 31,(1)
                                   MARCH 31, 1995     ---------------------------------------------------------
CONSOLIDATED BALANCE SHEET DATA:    (UNAUDITED)         1994         1993        1992        1991        1990
                                   --------------     --------     --------     -------     -------     -------
Current assets...................     $ 98,865        $ 87,068     $ 78,714     $15,983     $12,459     $10,756
Working capital..................       82,353          75,036       68,644       8,540       7,258       6,691
Total assets.....................      143,973         130,271      104,781      31,214      23,905      18,852
Long-term debt and capitalized
  lease obligations(3)...........        4,902           5,058        2,143       3,991       2,736       3,029
Total stockholders' equity.......      120,201         110,969       91,250      19,759      15,968      11,758


- ---------------


(1) Watson acquired Zetachron Incorporated in October 1991 in a transaction accounted for as a pooling of interests. Accordingly, the financial data presented include the accounts of Zetachron for all periods presented.



(2) Computed on the basis described for earnings per common and common equivalent share in Note 1 of Notes to Consolidated Financial Statements included in Watson's Form 10-K for 1994, as amended, which is incorporated by reference herein.



(3) See Note 4 of Notes to Consolidated Financial Statements included in Watson's Form 10-K for 1994, as amended, which is incorporated by reference herein.

                          CIRCA PHARMACEUTICALS, INC.
                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                  THREE MONTHS
                                      ENDED
                                    MARCH 31,
                                   (UNAUDITED)                  YEARS ENDED DECEMBER 31,
CONSOLIDATED STATEMENT OF       -----------------   -------------------------------------------------
OPERATIONS DATA:                 1995      1994      1994      1993      1992       1991       1990
                                -------   -------   -------   -------   -------   --------   --------
Revenues......................  $ 7,917   $ 1,234   $ 7,801   $ 3,291   $    89   $  1,322   $ 15,568
Net income (loss).............    7,066     3,874    17,259     8,395    (9,685)   (56,777)   (27,424)
Earnings (loss) per common and
  common equivalent
  share(1)....................     0.32      0.18      0.79      0.38     (0.44)     (2.62)     (1.28)
Weighted average number of
  common and common equivalent
  shares outstanding..........   21,744    21,711    21,726    22,047    22,152     21,686     21,444
Cash dividends per share(2)...                                                                    .04



                                                                              DECEMBER 31,
                                   MARCH 31, 1995      ----------------------------------------------------------
CONSOLIDATED BALANCE SHEET DATA:     (UNAUDITED)         1994         1993        1992        1991         1990
                                   ---------------     --------     --------     -------     -------     --------
Current assets...................     $ 61,420         $ 57,656     $ 47,829     $41,135     $28,528     $ 94,188
Working capital..................       55,689           51,437       34,817      22,994      16,360       65,153
Total assets.....................      108,083          103,857      102,409      99,302      98,333      151,944
Deferred partnership liability...        8,833           14,033       15,242       7,598
Total stockholders' equity.......       92,144           82,001       64,031      58,113      65,458      121,305


- ---------------

(1) Earnings (loss) per share is computed based on the weighted average number of shares outstanding.

(2) Circa has not declared a dividend since 1990.

           UNAUDITED PRO FORMA COMBINED SUMMARY FINANCIAL INFORMATION


     The unaudited pro forma combined summary financial information of Watson and Circa set forth below gives effect to the Merger under the pooling of interests accounting method reflecting the Exchange Ratio. Such pro forma information assumes the Merger had been effective at January 1 of each period presented for the statement of operations information and on March 31, 1995, and December 31, 1994, 1993 and 1992 for the balance sheet information. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated, nor is it necessarily indicative of the future operating results or financial position of the combined companies. The unaudited pro forma combined summary financial information should be read in conjunction with the "Unaudited Pro Forma Condensed Combined Financial Information," including the notes thereto.



                                                  THREE MONTHS
                                                      ENDED
                                                    MARCH 31,          YEARS ENDED DECEMBER 31,
                                                -----------------   ------------------------------
                                                 1995      1994       1994       1993       1992
                                                -------   -------   --------   --------   --------
                                                     (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS INFORMATION:
Revenues......................................  $34,123   $20,553   $94,858    $70,838    $34,773
Net income (loss).............................   12,390     8,116    36,545     50,417     (6,090)
Earnings (loss) per common and common
  equivalent share(1).........................     0.34      0.23      1.00       1.42      (0.18)
Weighted average number of common and common
  equivalent shares outstanding...............   36,735    36,444    36,515     35,504     32,938



                                                                            DECEMBER 31,
                                                                 ----------------------------------
                                              MARCH 31, 1995       1994         1993         1992
                                              --------------     --------     --------     --------
                                                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
BALANCE SHEET INFORMATION:
Current assets..............................     $187,666        $172,912     $126,543     $ 57,118
Working capital.............................      165,423         154,661      103,461       31,534
Total assets................................      279,437         262,316      235,672      130,516
Long-term debt and capitalized lease
  obligations...............................        4,902           5,058        2,143        3,991
Deferred partnership liability..............        8,833          14,033       15,242        7,598
Total stockholders' equity..................      242,084         223,370      185,081       77,872


- ---------------


(1) See footnote 3 on page 62.

                           COMPARATIVE PER SHARE DATA



     Set forth below are earnings (loss) per common share and common share equivalent and unaudited book value per common share and common share equivalent of Watson and Circa on both historical and unaudited pro forma combined bases. In addition, the following information sets forth the earnings (loss) and book value for Circa on an unaudited per share equivalent pro forma basis. Pro forma combined earnings per share is derived from the pro forma combined information presented elsewhere herein, which gives effect to the Merger under the pooling of interests accounting method as if the Merger had occurred on January 1 of each period presented and combines the results of Watson and Circa for each of the periods presented. The per share equivalent pro forma combined data for Circa is calculated by multiplying the pro forma per share amounts for Watson by the Exchange Ratio of 0.86. Book value per share for the pro forma combined presentation is based upon outstanding common shares, adjusted to include the shares of Watson Common Stock to be issued in the Merger and assumes that the Merger had been effective at the end of the period presented. The information set forth below should be read in conjunction with the respective consolidated financial statements of Watson and Circa incorporated by reference in this Proxy Statement/Prospectus and the "Unaudited Pro Forma Condensed Combined Financial Information," in each case including the notes thereto. The Pro Forma information presented herein is for illustrative purposes only.



                                                       THREE MONTHS       YEARS ENDED DECEMBER 31,
                                                          ENDED          --------------------------
                                                      MARCH 31, 1995     1994      1993       1992
                                                      --------------     -----     -----     ------
Watson -- Historical:
Earnings............................................      $ 0.33         $1.05     $0.74     $ 0.26
Book value..........................................        6.96          6.50      5.41       1.52
Circa -- Historical:
Earnings (loss).....................................        0.32          0.79      0.38      (0.44)
Book value..........................................        4.24          3.77      2.95       2.62
Watson-Circa -- Pro Forma Combined:
Earnings (loss).....................................        0.34          1.00      1.42      (0.18)
Book value..........................................        6.73          6.24      5.21       2.43
Equivalent Pro Forma Combined for Circa
  Common Stock:
Earnings (loss).....................................        0.29          0.86      1.22      (0.15)
Book value..........................................        5.79          5.37      4.48       2.09

                            COMPARATIVE MARKET DATA



     The Watson Common Stock has been primarily traded on NASDAQ/NMS (symbol "WATS") since February 17, 1993. Prior to that date, the Watson Common Stock was not publicly traded. The Circa Common Stock has been primarily traded on AMEX (symbol "RXC") since 1981. The table below sets forth, for the calendar quarters indicated, the high and low closing sales prices per share reported on NASDAQ/NMS for the Watson Common Stock, and the high and low sales prices per share reported on AMEX for the Circa Common Stock. The information with respect to NASDAQ/NMS quotations was obtained from the National Association of Securities Dealers, Inc. and reflects interdealer prices, without retail markup, markdown or commissions and may not represent actual transactions.



                                                            WATSON                   CIRCA
                                                         COMMON STOCK            COMMON STOCK
                                                      -------------------     -------------------
                                                       HIGH         LOW        HIGH         LOW
                                                      -------     -------     -------     -------
1993:
  First Quarter(1)..................................  $17.750     $12.250     $ 9.000     $ 5.750
  Second Quarter....................................   21.500      14.250       7.875       4.125
  Third Quarter.....................................   29.750      20.750       8.875       5.875
  Fourth Quarter....................................   37.500      24.250      13.625       8.250
1994:
  First Quarter.....................................  $28.000     $15.250     $15.125     $ 8.625
  Second Quarter....................................   19.250      13.000      12.125       8.750
  Third Quarter.....................................   25.375      16.250      15.375       9.125
  Fourth Quarter....................................   28.750      23.500      18.125      14.125
1995:
  First Quarter.....................................  $33.000     $21.000     $26.125     $15.625
  Second Quarter (through June 12, 1995)............   38.750      29.000      30.875      22.125


- ---------------

(1) For Watson Common Stock, beginning February 17, 1993.


     The closing prices per share of Watson Common Stock and Circa Common Stock on March 29, 1995, the last trading day preceding public announcement of the proposed Merger, were $32.50 and $17.75, respectively. Based on such closing price of Watson Common Stock, the market value of 0.86 of a share of Watson Common Stock was $27.95. On June 12, 1995, the closing price per share of Watson Common Stock was $38.75 and the closing price per share of Circa Common Stock was $30.75. Based on such closing price of Watson Common Stock, the market value of 0.86 of a share of Watson Common Stock was $33.325.


     Because the Exchange Ratio is fixed (except under certain circumstances) and because the market price of Watson Common Stock is subject to fluctuation, the market value of the shares of Watson Common Stock that holders of Circa Common Stock will receive in the Merger may increase or decrease prior to and following the Merger. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE WATSON COMMON STOCK AND THE CIRCA COMMON STOCK.


     Watson has not paid any cash dividends on the Watson Common Stock and has no present intention of paying cash dividends in the foreseeable future. Circa has not paid a cash dividend on the Circa Common Stock since 1990.


INVESTMENT CONSIDERATIONS

     See "Investment Considerations" with respect to factors which should be considered in evaluating the Merger.

RECENT DEVELOPMENTS


     Since the announcement of the Merger Agreement, four purported class actions have been commenced in the Supreme Courts of the State of New York. Each complaint alleges, among other things, that actions of certain named defendants in connection with the Merger Agreement constituted breaches of fiduciary duties. Circa and Watson believe that the allegations in the complaints are without merit and intend to defend such actions vigorously. See "The
Merger -- Litigation Relating to the Merger."

                           INVESTMENT CONSIDERATIONS

     The following factors should be considered carefully by the stockholders of Watson and Circa in connection with voting upon the Merger.

NO CONTROL OVER CIRCA JOINT VENTURES


     Substantially all of Circa's net income is derived from joint ventures and a royalty arrangement. In addition, Circa's efforts in developing controlled-release technology is also primarily conducted through joint ventures. These arrangements involve various partners and Circa does not control the joint ventures or the commercial exploitation of the licensed products, and there can be no assurances that such joint ventures will be profitable. In addition, certain of these arrangements may require a determination be made as to the competitive effect of the products under development by such joint ventures with products under development or marketed by Watson. Watson and Circa do not believe that any such determination would have a material adverse effect on the combined company.



DEPENDENCE UPON NEW PRODUCT INTRODUCTIONS



     Watson's and Circa's future results of operations will depend, to a significant extent, upon their ability to successfully commercialize new off-patent and proprietary pharmaceutical products in a timely manner. Newly introduced off-patent products with limited or no off-patent competition are typically sold at higher selling prices, often resulting in increased gross profit margins. As competition from other manufacturers intensifies, selling prices typically decline. New products must be developed, tested and manufactured and, in addition, must meet regulatory standards and receive requisite regulatory approvals. The development and commercialization process is time consuming and costly. Delays in any part of the process or the inability of Watson and Circa to obtain regulatory approval for their products could adversely affect the combined company's quarterly and annual operating results. Moreover, there can be no assurance that any of Watson's or Circa's products, if and when developed and approved, can be successfully commercialized.


COMPETITION


     Both Watson and Circa experience substantial competition in connection with the manufacture and sale of off-patent pharmaceutical products and drug delivery systems. Both companies compete with off-patent drug manufacturers, brand-name pharmaceutical companies that manufacture off-patent drugs, the original manufacturers of brand-name drugs that continue to be produced after patent expirations and manufacturers of new drugs that may compete with Watson's or Circa's off-patent drugs. Many competitors have been in business for a longer period of time than either Watson or Circa, have a greater number of products on the market and have greater financial and other resources. Because selling prices of off-patent drug products typically decline as competition intensifies, the maintenance of profitable operations will be dependent, in part, on both companies' ability to maintain efficient production capabilities and to develop and introduce new products in a timely manner.



     Watson's and Circa's primary competitors in the business of developing and applying drug delivery systems include pharmaceutical companies which have substantially greater financial, technological, marketing, personnel and research and development resources than either Watson or Circa. Both Watson's and Circa's products will compete not only with products employing advanced drug delivery systems but also with products in traditional dosage forms. New drugs or future developments in alternative drug delivery technologies may provide therapeutic or cost advantages to competing products. There can be no assurance that developments by others will not render Watson's or Circa's products or technologies noncompetitive or obsolete.



CERTAIN CIRCA LEGAL MATTERS



     Prior to March 1993, when its name became Circa Pharmaceuticals, Inc., Circa was known as Bolar Pharmaceutical Co., Inc. ("Bolar"). During the period 1989-1994, Circa (Bolar) was a party to numerous actions and proceedings arising out of events which occurred prior to January 1990 in connection with improperly securing FDA approval to manufacture and sell certain of its products, and in connection with the manufacture and sale of those products. All of those actions and proceedings have been resolved, with one exception which Circa does not expect will have a material impact on its financial position. It is not possible to predict whether this prior history will have any material adverse impact on market perceptions of Circa or the combined company. In addition, see Appendix G for a description of an open inquiry by the Department of Justice regarding possible violations of the False Claims Act in respect of drugs sold by Circa (Bolar) prior to 1990 and paid for, directly or indirectly, by the Federal Government, the resolution of which inquiry Circa does not believe will be materially adverse to Circa's financial position.


GOVERNMENT REGULATION


     All pharmaceutical manufacturers, including Watson and Circa, are subject to extensive regulation by the FDA and other federal and state agencies. Moreover, Watson and Circa are subject to the periodic inspection of their facilities and operations and the testing of their products by the FDA. The FDA has extensive enforcement powers over pharmaceutical manufacturers, including the power to withhold approvals of new products, to force the voluntary recall of products to delay or prevent product sales and to halt operations. Further, after an ANDA or NDA has been approved, current FDA procedures may delay initial product shipment. Any manufacturer failing to comply with FDA requirements may be unable to obtain approvals for the introduction of new products. Watson and Circa are dependent on receiving FDA approvals prior to marketing and shipping their respective products. There can be no assurance, however, that the FDA will approve products either pending before the FDA or under development, or that the rate, timing and cost of FDA approvals will not adversely affect Watson's or Circa's product introduction plans or results of operations. In recent years, the FDA's approval process of ANDA off-patent products has become more rigorous, time consuming and costly, and neither Watson nor Circa can predict the extent to which they may be affected by legislative and regulatory developments concerning their respective products, operations or the healthcare field generally. The Uruguay Round Agreements Act ("URAA"), which became effective June 8, 1994, lengthens the term of existing and future patents by changing the patent term from 17 years, based on the date of patent grant, to 20 years, based on the date of patent application. These URAA changes could postpone approval eligibility of some ANDAs. Regulatory compliance issues or regulatory changes affecting Watson's or Circa's operations or the approval or shipment of products could have a material adverse effect upon both the companies' businesses. In addition, political pressure to contain healthcare costs at the federal and state levels is increasing. There may be future legislative or executive programs to reform the healthcare system, to increase access to healthcare for the presently uninsured, to control the continued escalation of healthcare expenditures or to use healthcare reimbursement policy to help control the federal deficit. Regulatory compliance issues or regulatory changes affecting Watson's or Circa's operations or the approval or shipment of products could have a material adverse effect upon Watson's or Circa's businesses.


INTEGRATION OF THE BUSINESSES

     The Merger involves the integration of two companies that have previously operated independently. There can be no assurance that Watson and Circa will not encounter difficulties in integrating the operations of the two companies or that the benefits expected from such integration will be realized. Any delays or unexpected costs incurred in connection with such integration could have a material adverse effect on the combined companies' business, operating results or financial condition. Furthermore, there can be no assurance that the operations, managements and personnel of the two companies will be compatible or that Watson or Circa will not experience the loss of key personnel.

DEPENDENCE ON KEY PERSONNEL

     The success of Watson's and Circa's present and future operations will depend, to a great extent, upon the experience, abilities and continued services of certain executive officers, including Allen Chao, Ph.D., Alec D. Keith, Ph.D. and Melvin Sharoky, M.D. The loss of the services of any of these officers could have a material adverse effect on the combined company. The success of the combined company also depends upon its ability to attract and retain other highly qualified scientific, managerial and manufacturing personnel. However, when two companies merge, there is a risk of departure of employees due to factors relating to the combination process, and such departures may occur at the combined company. Competition for such personnel is intense. In this respect, Watson and Circa compete with numerous pharmaceutical and healthcare companies, as well as universities and nonprofit research organizations. There can be no assurance that the combined company will continue to attract and retain qualified personnel.



SEVERANCE PAYMENTS



     Circa has employment agreements with two of its executive officers (Dr. Sharoky and Mr. Rice) which provide, among other things, for a severance payment upon termination of their employment with Circa under certain circumstances following a change of control. Upon consummation of the Merger, Watson will assume all obligations under these agreements. Watson currently intends to continue to employ each of these individuals and has been informed by Circa that such individuals intend to continue their employment relationship with Watson. However, if any of these individuals terminate their employment after the Merger is consummated, and it is determined that such termination was for "good reason" (as defined in such employment agreements), Watson would be required to pay such severance payment to the terminating employee.


PRODUCT DEVELOPMENT


     Although Watson and Circa intend to maintain extensive product development activities, income from such efforts will not be realized until the products have been approved by the FDA and successfully marketed. No assurance can be given that any product development expenditures will ever result in revenue. Further, in connection with their proprietary drug delivery systems, Watson and Circa will depend on certain pharmaceutical company partners to fund a portion of the costs of product development, testing, regulatory approval and marketing. Such partners may abandon a product at any time, and there can be no assurances that Watson or Circa could replace such collaborative arrangements or successfully develop, test and market such products on their own.


PATENTS AND PROPRIETARY RIGHTS


     Watson's and Circa's success with their proprietary products will depend in part on their ability to obtain patent protection for their products and preserve their trade secrets. Watson has 15 U.S. patents issued or allowed, three U.S. patents pending and numerous foreign patents and patents pending. As of May 19, 1995, Circa had one U.S. patent pending. No assurance can be given, however, that Watson's patent applications will be approved or that any patents will provide competitive advantages for its products or will not be challenged or circumvented by competitors. Recent changes to the patent law resulting from passage of the URAA will lengthen the term of some granted patent terms. Patents that may be issued based upon pending applications will have a patent term that is the longer of 17 years from patent grant or 20 years from patent applications. Watson and Circa also rely on trade secrets and proprietary know-how which they seek to protect, in part, through confidentiality agreements with their respective partners, customers, employees and consultants. There can be no assurance that these agreements will not be breached, that Watson or Circa will have adequate remedies for any breach, or that Watson's or Circa's trade secrets will not otherwise become known or be independently developed by competitors.



     Watson or Circa may be required or may desire to obtain licenses from others to develop, manufacture and market commercially viable products. There can be no assurance that such licenses will be obtainable on commercially reasonable terms, if at all, or that any licensed patents or proprietary rights will be valid and enforceable. Although neither Watson nor Circa is aware of any claim of patent infringement, the companies' ability to commercialize their products will depend on their not infringing the patents of others. Litigation concerning patents and proprietary technologies can be protracted and expensive.

DEPENDENCE ON CERTAIN CUSTOMERS, PRODUCTS AND SUPPLIERS



     During 1994, sales of off-patent products to Rugby Laboratories, Inc. (a subsidiary of Marion Merrell Dow, Inc.) and Warner Chilcott Laboratories (a division of Warner-Lambert Company) accounted for 11% and 14%, respectively, of Watson's total revenues. In addition, three products in the hydrocodone bitartrate/acetaminophen product group sold by Watson accounted for approximately 27%, 18% and 12%, respectively, of Watson's total revenues in 1994. In 1994, the loxapine succinate product group accounted for 12% of Watson's total revenues. In 1994, Schein Pharmaceuticals, Inc., Rugby Laboratories, Inc. and Goldline Laboratories, Inc. accounted for 23%, 19% and 11%, respectively, of Circa's sales. Royalties on sales of Dilacor XR(R) are expected to represent a material percentage of Circa's revenues in 1995, and Circa's equity in the earnings of Somerset of approximately $25 million in 1994 were generated from the sale of one product, Eldepryl(R). The loss of any of these customers, or the introduction by other companies of additional competitive products, could have a material adverse effect on the business of the combined company. See "Watson -- Marketing and Distribution" and "Circa -- Markets and Distribution" in Appendix G hereto.



     Some materials used in Watson's or Circa's products are currently available only from sole suppliers. In addition, sources for materials for Watson's or Circa's products must be approved by the FDA and, in many instances, only one source has been approved for certain materials in Watson's or Circa's products. Any interruption of materials from sole source suppliers or delays in FDA approval of new suppliers could have a material adverse effect on Watson's or Circa's business.


PRODUCT LIABILITY AND INSURANCE


     The design, development and manufacture of Watson's and Circa's products involve an inherent risk of product liability claims and associated adverse publicity. Insurance coverage is expensive, difficult to obtain and may not be available in the future on acceptable terms or at all. Although Watson and Circa currently maintain liability insurance for all of their products, there can be no assurance that the coverage limits of Watson's or Circa's insurance policies will be adequate. A claim brought against Watson or Circa, whether fully covered by insurance or not, could have a material adverse effect upon the combined company.


CERTAIN ANTI-TAKEOVER PROVISIONS


     The combined company may be subject to the provisions of Nevada's anti-takeover laws. The Nevada Combination with Interested Stockholders Statute prevents an "interested stockholder" and an applicable Nevada corporation from entering into a "combination" unless certain conditions are met. The Nevada Control Share Acquisition Statute prohibits an acquiror, under certain circumstances, from voting shares of a target corporation's stock after crossing certain threshold ownership percentages unless the acquiror obtains the approval of the target corporation's stockholders. Such provisions may make an unsolicited acquisition of control of Watson more difficult or expensive. In addition, provisions of Watson's Articles permitting the issuance of preferred stock by the Board and the proposed creation of a staggered board of directors may also make an unsolicited acquisition of control more difficult or expensive. See "Description of Watson Common Stock -- Anti-Takeover
Provisions; -- Preferred Stock" and "Watson's Proposal to Amend the Articles of Incorporation to Approve a Staggered Board."


POTENTIAL VOLATILITY OF STOCK PRICE AND ABSENCE OF DIVIDENDS


     The market prices for securities of companies engaged primarily in pharmaceutical development have been volatile and the market price of the Watson Common Stock may be volatile. The fluctuations in Watson's operating results, the announcement of technological innovations or new commercial products by Watson or its competitors, governmental regulation, regulatory approvals, developments relating to patents or proprietary rights, publicity regarding actual or potential clinical results with respect to products under development by Watson or others, political developments or proposed legislation in the healthcare industry, and other investment considerations, may have a significant impact on the market price of the Watson Common Stock. Watson has not paid any cash dividends since its inception and Circa has not paid any such dividends since 1990. After the Merger, Watson does not anticipate paying cash dividends in the foreseeable future.

FLUCTUATIONS IN QUARTERLY OPERATING RESULTS


     Watson's and Circa's results of operations have fluctuated on a quarterly basis in the past, and may continue to fluctuate. Watson and Circa believe such fluctuations are primarily due to new product introductions and a variety of additional facts including, without limitation, purchasing practices of Watson's and Circa's customers and changes in the degree of competition for Watson's and Circa's products.



LOSS OF EXCLUSIVE RIGHTS TO MARKET CERTAIN CIRCA PRODUCTS



     Exclusivity expires for Somerset's Eldepryl(R) tablet in June of 1996. In 1994, Somerset's sales of Eldepryl(R) contributed $25 million in earnings and $21 million in cash to Circa. However, Somerset is committed to the development of other products and is developing an Eldepryl(R) transdermal patch. For the year ended December 31, 1994, Circa earned royalties of $1.2 million on Dilacor XR(R). The Dilacor XR(R) product lost exclusivity in May of 1995. However, at this time, Circa is not aware of any pending applications with the FDA for a competing generic substitute for Dilacor XR(R). The loss of exclusivity with respect to these products could have a material adverse effect on the financial condition of the combined company.


                                  THE MEETINGS

MATTERS TO BE CONSIDERED AT THE MEETINGS


     Watson. At the Watson Meeting, holders of Watson Common Stock will consider and vote upon a proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby. In addition, holders of Watson Common Stock will consider and vote upon proposals to approve an amendment to the Articles to create a staggered board of directors; to approve an amendment to the Articles to increase the number of authorized shares of Watson Common Stock; to elect eight directors; to approve Watson's 1995 Non-Employee Directors' Stock Option Plan; to approve an amendment to Watson's 1991 Stock Option Plan; and to ratify the selection of Price Waterhouse LLP as Watson's independent accountants for the fiscal year ending December 31, 1995 (collectively, the "Corporate Matters"). Approval of the Corporate Matters is not a condition to, or required for, consummation of the Merger. A TOTAL OF ELEVEN NOMINEES FOR ELECTION AS DIRECTORS WILL BE PRESENTED AT THE WATSON MEETING. OF THIS NUMBER, FIVE DIRECTORS, WHO ARE CURRENTLY DIRECTORS OF WATSON -- DR. ALEC D. KEITH, DR. ALLEN CHAO, ALBERT F. HUMMEL, MICHEL J. FELDMAN AND RONALD R. TAYLOR -- WILL, IF ELECTED, SERVE AS DIRECTORS OF WATSON REGARDLESS OF WHETHER THE MERGER IS CONSUMMATED. OF THE REMAINING SIX NOMINEES, THREE CURRENT DIRECTORS OF
CIRCA -- DR. MELVIN SHAROKY, THOMAS P. RICE AND MICHAEL FEDIDA -- IF ELECTED, WILL SERVE IN THE EVENT THE MERGER IS CONSUMMATED, AND THREE CURRENT DIRECTORS OF WATSON -- DR. HENRY R. BESCH, DR. WAN-LIN KIANG AND AGNES Y. KUNG -- IF ELECTED, WILL SERVE ONLY IN THE EVENT THE MERGER IS NOT CONSUMMATED. The proposed amendment to the Articles to create a staggered Board of Directors authorizes a board of directors comprised of nine members. The Watson stockholders will not have the ability to nominate any additional directors to fill the vacancy remaining after the eight directors have been elected and such vacancy will be filled by the majority vote of the Watson directors in office immediately after the Effective Date. If the Merger is consummated, the nominee for such vacancy will be selected by Dr. Sharoky and Messrs. Rice and Fedida, subject to approval by the Watson Board. The Merger Agreement and each of the Corporate Matters will be voted upon separately. Watson stockholders will also consider and vote upon such other matters as may properly be brought before the Watson Meeting or any adjournments or postponements thereof.


     THE WATSON BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT AND EACH OF THE CORPORATE MATTERS AND RECOMMENDS THAT WATSON STOCKHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND EACH OF THE CORPORATE MATTERS.


     Circa. At the Circa Meeting, which will be held prior to the Watson Meeting, holders of Circa Common Stock will consider and vote upon a proposal to approve and adopt the Merger Agreement and such other matters as may properly be brought before the meeting or any adjournments or postponements thereof.


     THE CIRCA BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT CIRCA STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

                                   THE MERGER
GENERAL


     The Merger Agreement provides for a business combination between Watson and Circa in which a wholly-owned subsidiary of Watson will be merged with and into Circa and the holders of Circa Common Stock will be issued shares of Watson Common Stock (plus cash in lieu of any fractional shares) in a transaction intended to qualify as a pooling of interests for accounting purposes and as a tax-free reorganization for federal income tax purposes. The discussion in this Proxy Statement/Prospectus of the Merger and the description of the Merger's principal terms are subject to and qualified in their entirety by reference to the Merger Agreement, a copy of which is attached to this Proxy Statement/Prospectus as Appendix A and which is incorporated herein by reference.


BACKGROUND OF THE MERGER


     In connection with the continuing efforts of Watson and Circa to position each company for the future, management of each of Watson and Circa from time to time engage in discussions with third parties relating to possible joint ventures, strategic business alliances and business combinations. The boards of directors of each of Watson and Circa recognize that the increased costs of healthcare and the potential reform of the nation's healthcare system have resulted in many changes to pharmaceutical companies, including the acquisitions of generic pharmaceutical companies, consolidation among brand pharmaceutical companies, the acquisitions of pharmacy benefit management companies by brand pharmaceutical companies, and the introduction of generic pharmaceuticals directly by the brand pharmaceutical companies. The boards of directors of Watson and Circa were concerned that the financial condition of each corporation could be jeopardized as a result of increased competition, resulting in lower margins, and that, with this competition, Watson and Circa might be less able to develop and market new generic and proprietary products more rapidly than their competitors, resulting in a smaller market share and lower profitability. As a result, the boards of directors of Watson and Circa recognized that, to increase stockholder value in the long term, it would be beneficial for their respective companies to pursue a business combination in order to more effectively compete in the changing healthcare market. Except for the merger between Watson and Zetachron Incorporated, which occurred in 1991, and the proposed Merger between Circa and Watson, no other agreement relating to a merger transaction has been reached by Circa or Watson with any other third party as a result of any of these discussions or explorations.


     In September 1994, Dr. Allen Chao, President and Chief Executive Officer of Watson, and Dr. Melvin Sharoky, President and Chief Executive Officer of Circa, made presentations for their respective companies at the Bear Stearns Health Care Conference in New York.

     In late November, 1994, Dr. Chao telephoned Dr. Sharoky to explore the possibility of a business relationship, including joint product development, between Circa and Watson. On or about November 21, 1994, Circa and Watson executed a Non-Disclosure Agreement and began exchanging confidential information. On December 1, 1994, Dr. Chao, Dr. Sharoky and Mr. Thomas P. Rice, Executive Vice President and Chief Operating Officer of Circa, met at Circa's corporate headquarters in Copiague, New York. During this time, Dr. Chao and Dr. Sharoky exchanged ideas in reference to strategic plans for the future.

     Dr. Sharoky visited Watson's facilities in Corona, California on January 12 and 13, 1995. At these meetings, Dr. Sharoky and Dr. Chao continued discussions concerning potential areas of mutual interest between Circa and Watson and Dr. Sharoky toured Watson's facilities.


     On January 23, 1995, Dr. Chao met with Dr. Sharoky and Mr. Rice in Copiague, New York. At this meeting, the financial backgrounds of both companies were discussed, as well as mutual business opportunities. Following the discussions between Dr. Chao and Dr. Sharoky, the Board of Directors of Watson was advised of the possibility of a merger between Watson and Circa at its February 6, 1995 meeting.



     On February 8, 1995, certain Watson senior executives and certain senior members of Watson's Board of Directors met with certain senior executives of Circa at Watson's facility in Corona, California. Following the reciprocal disclosure of certain due diligence materials, including certain financial information of each company, the parties began to discuss the general terms of a proposed merger. Without reaching any agreement, the parties discussed, among other items, possible merger exchange ratios, the structure for the merger, representation on the Watson Board of Directors, preliminary due diligence procedures and timing, and other general terms that a merger agreement between the parties might include. After the meeting, Watson agreed to direct its attorneys to begin drafting a merger agreement and other related documentation, and Dr. Sharoky agreed to present the proposed merger to Circa's Board of Directors at a meeting to be held on or about February 14, 1995.


     Promptly after the February 8, 1995 meeting, Watson decided to engage DLJ to render financial advice to Watson in connection with the potential merger between Circa and Watson.


     On February 10, 1995, the Circa Board of Directors convened via a teleconference call. The Board was advised of the possibility of a merger between Watson and Circa and preliminarily discussed the transaction. It was decided that the concept of a merger would be discussed in greater detail at the February 14, 1995 Board meeting. At that meeting, Dr. Sharoky advised the Board that Circa had been approached by Watson concerning a possible business combination, and that management had pursued these discussions on a preliminary basis. At this meeting, Dr. Sharoky reviewed management's preliminarily favorable assessment of Watson's business, financial condition and prospects, and the strategic advantages that might arise from a potential business combination. Dr. Sharoky reviewed the status of the discussions to date. Prior to the February 14, 1995 meeting and throughout the negotiation process, members of Circa's Board of Directors were kept advised on an informal basis of the status of the discussions with Watson. After discussion, Circa's Board of Directors authorized management to continue negotiations with Watson regarding a possible business combination and to formally engage Bear Stearns and Wertheim Schroder as Circa's financial advisors.



     Promptly following the February 14, 1995 meeting of Circa's Board of Directors, DLJ, Bear Stearns and Wertheim Schroder commenced their due diligence and financial analyses of Circa and Watson. In addition, Circa and Watson executed another Non-Disclosure Agreement to apply more specifically to the disclosures to be made in connection with the proposed merger. During the next several weeks, Circa and Watson continued to exchange financial and other information. Members of senior management of each company, as well as their respective financial advisors and attorneys, reviewed and discussed the exchanged information.



     Over the course of these discussions, Dr. Chao and Dr. Sharoky, with their respective financial advisors, discussed various factors that might be taken into account in determining an exchange ratio, as well as a number of other issues relating to the proposed merger. Circa's Board of Directors also convened several times during March 1995 to consider the proposed merger, the terms thereof and the status of the negotiations. On March 21, 1995, the parties commenced detailed negotiations regarding the terms of the proposed merger. These negotiations involved, at various times, senior management of Circa and Watson and their respective financial advisors and attorneys.


     On March 27, 1995, a draft of the merger agreement, together with a summary of the material terms of such agreement and certain other material was distributed to the members of the boards of directors of Watson and Circa.


     On March 28 and 29, 1995, the Board of Directors of Watson met to discuss the proposed merger. The discussions included the strategic alternatives available to Watson including continuing to conduct its business as an independent company, and the proposed exchange ratio as well as the other provisions contained in the Merger Agreement. At such meeting, members of Watson's senior management, together with its legal and financial advisors, reviewed, among other things, the background of the proposed Merger, the strategic rationale, potential risks and benefits of the Merger, financial and valuation analyses of the transaction and the terms of the Merger Agreement. In addition, at the March 29, 1995 meeting, DLJ delivered its written opinion to Watson's Board of Directors that, based on various considerations and assumptions, the Exchange Ratio was fair to the Watson stockholders from a financial point of view. At the conclusion of the meeting, the Board of Directors of Watson approved the Merger and authorized the execution of the Merger Agreement.

     As a condition to Circa entering into the Merger Agreement, each of Dr. Chao, John Chao and Agnes Kung entered into agreements which provided, among other things, that if a stockholder vote was held to approve the Merger, and/or the Merger Agreement, such stockholders would vote all Watson Common Stock which they owned, or had the power to vote, in favor of the Merger. None of such persons received any consideration for entering into such voting agreements. See "The Merger Agreement -- Agreements to Vote in Favor of the Merger."



     On March 28 and 29, 1995, the Board of Directors of Circa met to discuss the proposed merger and certain other matters. At the March 28, 1995 meeting, Bear Stearns presented an analysis of the terms of the possible merger and of Watson's and Circa's respective financial conditions, business prospects and stock market trading histories. At such meeting, members of Circa's senior management, together with its legal and financial advisors, reviewed, among other things, the background of the proposed merger, the strategic rationale, potential risks and benefits of, the merger, financial and valuation analyses of the transaction and the terms of the proposed merger agreement. At the March 29, 1995 meeting, Wertheim Schroder presented its analysis of the terms of the merger and of Watson's and Circa's respective financial conditions, business prospects and stock market trading histories and Wertheim Schroder delivered its written opinion to Circa's Board of Directors that, based on various considerations and assumptions, the Exchange Ratio was fair to Circa's public stockholders from a financial point of view. On March 29, 1995, Bear Stearns delivered its written opinion to Circa's Board of Directors to the effect that, as of such date, the Merger was fair, from a financial point of view, to the stockholders of Circa. At the conclusion of the meeting, the Board of Directors of Circa unanimously approved the Merger and authorized the execution of the Merger Agreement.



     On the evening of March 29, 1995, Watson and Circa entered into the Merger Agreement and on March 30, 1995 made a public announcement with respect thereto.



     On June 12, 1995, the Board of Directors of Watson held a telephonic meeting at which they discussed the proposed Merger, reviewed developments with respect to both companies since March 29, 1995 and reaffirmed its approval of the Merger.


REASONS FOR THE MERGER

     The Boards of Directors of Watson and Circa each believe that the Merger will result in a combined company with an enhanced financial position, stronger product pipeline and deeper organizational and other resources. The following specific reasons are believed by the companies to support the Merger:


     1. Complementary product development programs. The companies have complementary programs in the proprietary product area. Watson has expertise in injection molding technology within the drug delivery area and Circa's expertise is in gum technology. The combined companies' research efforts in these technologies as well as controlled-release and transdermal technologies are expected to generate a variety of products which will be evaluated for their pharmaceutical potential in several important therapeutic areas.



     2. Broader Sources of Income. The Boards of Directors of both companies believe the Merger will strengthen the companies' product pipeline in the proprietary and generic areas. In addition to proprietary and generic product income, the combined companies are expected to generate income from joint ventures, royalty arrangements and over-the-counter pharmaceutical products. By combining the resources of the two companies, the combined companies may, in the long-term, be able to achieve diversification of income sources. Although there can be no assurances that any of the products currently in preclinical development or clinical trials will ever be approved for marketing, the number and diversity of such products mitigates the risk of nonapproval for the combined companies compared to the risk which currently exists for each of Watson and Circa alone.



     3. Stronger financial position and cash resources. The combined companies would have had cash and marketable securities of $121.05 million as of March 31, 1995 (including marketable securities of $37.8 million), as compared to Watson's cash and marketable securities of $65.24 million and Circa's cash and marketable securities of $55.81 million as of the same date. The Boards of Directors of Watson and Circa believe that the combined cash and marketable securities position after the Merger will allow Watson to further develop certain products, to invest in new technologies or products and to acquire other companies.



     4. Enhanced manufacturing capability. The Merger will expand the combined companies' manufacturing capacity and capabilities. Circa currently has excess production, research and distribution facilities, which could be advantageous to the combined company.



     5. Talented management team. The Boards of Directors of Watson and Circa believe the combined companies will have a strong, talented management team combining key managers at Watson with key Circa managers, all of whom are expected to continue with the combined companies.



     6. Market Price. The market prices of Circa Common Stock and Watson Common Stock may be improved and volatility decreased. See "Summary -- Comparative Market Data."


OPINION OF WATSON'S FINANCIAL ADVISOR


     As part of its role as financial advisor to Watson, DLJ was asked by Watson to render an opinion to the Board of Directors of Watson as to the fairness to Watson's stockholders, from a financial point of view, of the Exchange Ratio to be offered by Watson pursuant to the terms of the Merger Agreement. DLJ delivered to the Board of Directors of Watson the DLJ Opinion that, based upon the matters set forth in the opinion, on June 13, 1995, the Exchange Ratio to be offered by Watson pursuant to the terms of the Merger Agreement was fair to Watson's stockholders from a financial point of view. The DLJ Opinion does not constitute a recommendation to any holder of Watson Common Stock as to how to vote on the Merger.



     THE FULL TEXT OF THE DLJ OPINION IS ATTACHED HERETO AS APPENDIX B. STOCKHOLDERS ARE URGED TO READ THE DLJ OPINION IN ITS ENTIRETY FOR THE ASSUMPTIONS MADE, THE MATTERS CONSIDERED AND THE LIMITS OF THE REVIEW OF DLJ. THE SUMMARY OF THE DLJ OPINION SET FORTH HEREIN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.



     DLJ did not, and was not requested by the Board of Directors of Watson to, make any recommendation as to the form or amount of consideration to be paid by Watson pursuant to the Merger Agreement, which issues were resolved in arm's length negotiations between Watson and Circa in which DLJ assisted Watson. The DLJ Opinion does not constitute an opinion as to the prices at which Watson's Common Stock will actually trade at any time. No restrictions or limitations were imposed by the Board of Directors of Watson upon DLJ with respect to the investigations made or the procedures followed by DLJ in rendering the DLJ Opinion.



     In arriving at the DLJ Opinion, DLJ reviewed the Merger Agreement, the schedule and exhibits thereto, and certain related documents. DLJ also reviewed financial and other information that was publicly available or furnished to it by Watson and Circa, including information provided during discussions with their respective managements. Included in the information provided during discussions with the respective managements were certain financial projections of each of Watson and Circa prepared by the management of Watson and Circa, respectively (although, as set forth below, DLJ placed relatively less weight on the projections of both Watson and Circa for years after 1996 due to the inherent difficulty of projecting the long-term operating results of the companies). In addition, DLJ compared certain financial and securities data of Watson and Circa with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the Watson Common Stock and the Circa Common Stock, reviewed prices and premiums paid in other business combinations and conducted such other financial studies, analyses and investigations as DLJ deemed appropriate for purposes of the DLJ Opinion. DLJ also reviewed the pro forma combined financial information for Watson and Circa and the business prospects of each.



     The DLJ Opinion updates an opinion previously delivered by DLJ to the Board of Directors of Watson that, based upon the matters set forth in such opinion, on March 29, 1995, the Exchange Ratio to be offered by Watson pursuant to the terms of the Merger Agreement was fair to Watson's stockholders from a financial point of view. In particular, in connection with rendering the DLJ Opinion, DLJ reviewed with the respective managements of Watson and Circa certain revisions and modifications to the financial projections for each company which had been made by the respective managements to reflect changing business conditions since the date of DLJ's earlier opinion, including the amendment of the partnership agreement between Circa and RPR (See
"Summary -- Circa") and changes in the competitive environment for both companies. Based on the use of such updated projections, the numerical calculations in the "Relative Contribution Analysis" and the "Discounted Cash Flow Analysis" with respect to certain years varied somewhat from the calculations underlying DLJ's initial opinion.



     In rendering the DLJ Opinion, DLJ relied upon and assumed the accuracy, completeness and fairness of all of the financial and other information that was available to it from public sources, that was provided to it by Watson and Circa or their respective representatives, or that was otherwise reviewed by DLJ. DLJ also assumed that the financial projections supplied to it were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the managements of Watson and Circa as to the future operating and financial performance of Watson and Circa. DLJ was not asked to assume, and did not assume, any responsibility for making any independent evaluation of the assets or liabilities of Circa or for making any independent verification of any information reviewed by it, and DLJ did not independently verify any of such information.



     The DLJ Opinion is necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to it as of, the date of the DLJ Opinion. Although subsequent developments may affect the DLJ Opinion, DLJ does not have any obligation to update, revise or reaffirm its opinion beyond that provided on the date hereof.



     The following is a summary of certain factors considered and principal financial analyses performed by DLJ and reviewed with Watson's Board of Directors at its meeting on June 12, 1995 and does not purport to be a complete description of the analyses performed by DLJ. DLJ performed certain procedures, including each of the financial analyses described below, and reviewed with the managements of Watson and Circa the current and projected financial results of such companies (including the underlying assumptions relating thereto) as prepared by the companies.



     Relative Contribution Analysis. DLJ reviewed the contribution of earnings before taxes ("EBT") and net income of each of Watson and Circa for fiscal years 1993 and 1994 and projections for fiscal years 1995, 1996 and 1997. Assuming that the projections of each of Watson and Circa are achieved and combined, the analysis indicated that after giving effect to the Merger, Watson would contribute approximately 70.5%, 63.3%, 52.4%, 50.1% and 49.7% and Circa would contribute approximately 29.5%, 36.7%, 47.6%, 49.9% and 50.3% of EBT for fiscal years 1993, 1994, 1995, 1996 and 1997, respectively. After giving effect to the Merger, Watson would contribute approximately 59.3%, 52.0%, 42.6%, 43.5% and 47.4% and Circa would contribute approximately 40.7%, 48.0%, 57.4%, 56.5% and 52.6% of the net income for fiscal years 1993, 1994, 1995, 1996 and 1997, respectively. However, in rendering the DLJ Opinion, DLJ placed relatively less weight on the projections of both Watson and Circa for years after 1996 due to the inherent difficulty of projecting the long-term operating results of the companies.



     Analysis of Certain Other Publicly-Traded Companies. To provide contextual data and comparative market information, DLJ compared selected historical share price, earnings, and operational and financial ratios for Watson and Circa to the corresponding data and ratios of certain pharmaceutical companies whose securities are publicly traded. In conducting its analyses, DLJ compared Watson and Circa to a total of seven selected publicly-traded companies. The companies considered included Watson and Circa; A.L. Pharma, Inc.; Biocraft Laboratories, Inc.; IVAX Corporation; Purepac, Inc.; Barr Laboratories, Inc.; Duramed Pharmaceuticals, Inc.; and Pharmaceutical Resources, Inc. Although DLJ used these companies for comparison purposes, none of such companies, excluding Watson and Circa, respectively, is directly comparable to Watson or Circa. Accordingly, an analysis of the results described below is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading prices of Watson's Common Stock after the Merger. DLJ examined the ratios of current stock prices to latest 12-month earnings per share ("EPS") and current and following fiscal year estimated EPS (as estimated by Institutional Brokerage Estimate Systems Inc.) for these seven other companies and compared such ratios with those of Watson and Circa. At

June 9, 1995, the ratios of stock price to latest 12-month EPS, current year estimated EPS and following year EPS averaged (excluding the high and low) 30.4 times, 32.2 times and 16.8 times, respectively, for the seven selected publicly traded companies described above and prior to the announcement of the Merger on March 29, 1995 were (i) 30.7 times, 25.4 times and 20.3 times, respectively, for Watson and (ii) 22.8 times, 13.8 times and 18.0 times, respectively, for Circa.



     Transaction Analysis. DLJ reviewed publicly available information for nine transactions involving the combination or acquisition of pharmaceutical companies. The transactions selected were not intended to represent the complete list of generic drug and pharmaceutical company transactions which have occurred; rather they included only transactions involving combinations or acquisitions of companies with operating characteristics, size or financial performance characteristics believed to be comparable to such characteristics of Watson and Circa. The transactions considered included combinations between Copley Pharmaceuticals, Inc. and Hoechst Celanese Corporation; Zenith Laboratories, Inc. and IVAX Corporation; Wellcome PLC and Glaxo Holdings P.L.C.; American Cyanamid Company and American Home Products Corporation; Syntex Corporation and Roche Holding AG; Genentech, Inc. and Roche Holding AG; Chiron Corporation and Ciba-Geigy AG; Marion Merrell Dow, Inc. and Hoechst AG; and The Boots Company PLC and BASF AG. Of these nine transactions, the combinations of Copley Pharmaceuticals, Inc. and Hoechst Celanese Corporation and of Zenith Laboratories, Inc. and IVAX Corporation were separately analyzed as generic pharmaceutical transactions. Although these various merger and acquisition transactions were used for comparison purposes, none of such transactions is directly comparable to the Merger. Accordingly, an analysis of the results described below is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading prices of Watson's Common Stock after the Merger.


     For the selected transactions, DLJ reviewed the financial terms and premiums paid in such transactions in terms of the equity purchase price of such transactions as a multiple of net income for the latest reported twelve months prior to the announcement of such transaction and as a multiple of book value and calculated the premium paid to the market price of the target's stock one day, one week and one month prior to the announcement date of the subject transaction.


     The average ratio of the equity purchase price to net income was 28.8 times net income for the nine pharmaceutical company transactions and 39.5 times for the two generic pharmaceutical company transactions as compared to 35.1 times net income for Circa based on Watson's stock price at the time of the announcement of the Merger without giving effect to any operating synergies or other cost savings which may be achieved by combining the operations of Watson and Circa. The average ratio of the equity purchase price to book value for the selected transactions was 5.8 times for the nine pharmaceutical company transactions and 9.0 times for the two generic pharmaceutical company transactions as compared to 7.5 times book value for Circa, also without giving effect to operating synergies or other cost savings which may be achieved by combining the operations of Watson and Circa.


     DLJ analyzed the implied premium of Watson's average closing price times the Exchange Ratio over Circa's average closing price for the 30-day and 90-day periods prior to the announcement of the Merger. This analysis showed implied premiums of 41.4% and 33.2% over the closing price of Circa's Common Stock for the 30-day and 90-day periods, respectively. In addition, DLJ calculated the implied premium of Watson's stock price at March 20, 1995 times the Exchange Ratio over Circa's stock price 30 days prior to be 63.2%.

     These premiums were compared to premiums paid in the nine pharmaceutical company transactions which averaged 55.5% over the target's closing stock price 30 days prior to the announcement.

     In addition, DLJ compared the premiums to those paid in recent stock-swap transactions and recent general transactions in the range of $250 million to $1 billion. The stock-swap transactions averaged a premium of 54.6% over the target's closing stock price 30 days prior to the announcement. The general merger and acquisition transactions averaged a premium of 41.2% over the target's closing stock price 30 days prior to the announcements.


     Discounted Cash Flow Analysis. DLJ performed a discounted cash flow analysis of Circa. In conducting its analysis, DLJ relied on certain assumptions, financial projections and other information provided by the managements of Watson and Circa. Using discount rates ranging from 10% to 14% per annum, DLJ calculated the present value of the projected Free Cash Flows (as defined below) for each of the twelve-month periods ending December 31, 1995 through 1998 and the present value of the terminal value (the "Terminal Value") of Circa at December 31, 1998. As used in DLJ's analysis, "Free Cash Flow" means, for each fiscal year, earnings before interest, taxes, depreciation and amortization, less estimated taxes, less capital expenditures. The Terminal Value was computed by applying multiples of between 10 times and 13 times the forecasted EBITDA of Circa for the twelve-month period ended December 31, 1998. To calculate the aggregate net present value of the equity of Circa, DLJ subtracted total debt minus cash and cash equivalents of Circa from the sum of the present value of the projected Free Cash Flows and the present value of the Terminal Value. Based on this analysis and the assumptions set forth above, DLJ calculated the equity value per share of Circa Common Stock to be between $31.47 and $42.09. However, in rendering the DLJ Opinion, DLJ placed relatively less weight on discounted cash flow analysis due to the inherent difficulty of projecting the long-term operating results of Circa.



     The various ranges of multiples, discount rates and growth rates used in the analyses described above were chosen to reflect the growth prospects and relative risks of Watson and Circa and were selected by DLJ based on its review (including discussions with the managements of Watson and Circa) of the results and prospects of Watson and Circa and DLJ's expertise in securities valuation generally.


     The summary set forth above does not purport to be a complete description of the analyses performed by DLJ. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion in not readily susceptible to summary description. Accordingly, notwithstanding the separate factors summarized above, DLJ believes that its analyses must be considered as a whole and that selecting portions of its analysis and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinions. In performing its analyses, DLJ made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by DLJ are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

     The Board of Directors of Watson selected DLJ as its financial advisor because DLJ is a nationally recognized investment banking firm and the principals of DLJ have substantial experience in transactions similar to the Merger and are familiar with Watson and its business and the industry in which it operates. As part of its investment banking business, DLJ is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.


     Pursuant to the terms of an engagement letter dated March 23, 1995, Watson has paid DLJ $850,000 for acting as financial advisor in connection with the Merger, including the rendering of its initial opinion and has agreed to pay DLJ an additional $50,000 for delivery of the DLJ Opinion, dated as of June 13, 1995. In addition, Watson has agreed to pay DLJ an additional fee of $1,300,000 if the Merger is consummated. Watson has also agreed to reimburse DLJ promptly for all reasonable expenses (including the reasonable fees and expenses of counsel) incurred by DLJ in connection with its engagement, and to indemnify DLJ and certain related persons against certain liabilities in connection with its engagement, including liabilities under the Federal securities laws. The terms of the fee arrangement with DLJ, which DLJ and Watson believe are customary in transactions of this nature, were negotiated at arm's length between Watson and DLJ, and the Board of Directors of Watson was made aware of such arrangement, including the fact that a significant portion of the aggregate fee payable to DLJ is contingent upon consummation of the Merger. DLJ served as a managing underwriter for Watson's offerings of Common Stock in February 1993 and in November 1993 for which DLJ was paid usual and customary compensation.


     In the ordinary course of business, DLJ actively trades the debt and equity securities of Watson and Circa for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

OPINIONS OF CIRCA'S FINANCIAL ADVISORS


  Opinion of Bear, Stearns & Co. Inc.


     Circa retained Bear Stearns on February 16, 1995, to act as its financial advisor and to render its fairness opinion to Circa's Board of Directors as to the fairness of the Merger, from a financial point of view, to the stockholders of Circa.



     Bear Stearns delivered its written opinion, dated March 29, 1995, to the Board of Directors of Circa to the effect that, as of such date, the Merger was fair, from a financial point of view, to the stockholders of Circa. Bear Stearns also has delivered an updated written opinion, dated the date of this Proxy Statement/Prospectus, to Circa's Board of Directors to the effect that, as of such date, the Merger was fair, from a financial point of view, to the stockholders of Circa. No restrictions were imposed by Circa's Board of Directors upon Bear Stearns with respect to the investigations made or procedures followed by Bear Stearns in rendering its opinions.



     The full text of Bear Stearns' fairness opinion, dated the date of this Proxy Statement/Prospectus, which sets forth certain assumptions made, certain procedures followed and certain matters considered by Bear Stearns, is attached as Appendix C to this Proxy Statement/Prospectus. As set forth therein, Bear Stearns relied upon and assumed the accuracy and completeness of the financial and other information provided to it by Circa and Watson. With respect to Circa's and Watson's projected financial results, Bear Stearns assumed that the projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Circa and Watson as to the expected future performance of Circa and Watson, respectively. Bear Stearns did not perform any independent verification of the information or projections provided to it and Bear Stearns relied upon the assurances of the managements of Circa and Watson that they are unaware of any facts that would make the information or projections provided to Bear Stearns incomplete or misleading. In arriving at its opinion, Bear Stearns did not perform or obtain any independent appraisal of the assets of Circa or Watson. Bear Stearns' opinion is necessarily based on economic, market and other conditions, and the information made available to it as of the date of its opinion. Bear Stearns further assumed that the Merger would be accounted for in accordance with the pooling of interests method of accounting under the requirements of APB No. 16. Bear Stearns' opinion addresses only the fairness of the Merger from a financial point of view and does not constitute a recommendation to any stockholder of Circa as to how such stockholder should vote on the Merger Agreement. The exchange ratio in the Merger was determined through arm's-length negotiations between Circa and Watson.


     The summary of the opinion of Bear Stearns set forth in this Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion. CIRCA STOCKHOLDERS ARE URGED TO, AND SHOULD, READ THIS OPINION CAREFULLY IN ITS ENTIRETY IN CONJUNCTION WITH THIS PROXY STATEMENT/PROSPECTUS FOR ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS OF THE REVIEW BY BEAR STEARNS.


     In rendering its updated fairness opinion, Bear Stearns, among other things: (i) reviewed the Proxy Statement/Prospectus in substantially final form,
(ii) reviewed Circa's Annual Reports to Stockholders and its Annual Reports on Form 10-K for the fiscal years ended December 31, 1991 through 1994, and its Quarterly Report on Form 10-Q for the period ended March 31, 1995, (iii) reviewed Watson's Annual Reports to Stockholders and its Annual Reports on Form 10-K for the fiscal years ended December 31, 1993 and 1994, and its Quarterly Report on Form 10-Q for the period ended March 31, 1995, (iv) reviewed certain operating and financial information, including projections, provided to Bear Stearns by the managements of Circa and Watson relating to their respective business prospects, (v) met with certain members of Circa's and Watson's senior managements to discuss their respective operations, historical financial statements and future prospects, and their views of the benefits and other implications of the Merger, (vi) reviewed the historical stock prices and trading volumes of Circa Common Stock and Watson Common Stock, (vii) reviewed publicly available financial data and stock market performance data of companies which Bear Stearns deemed generally comparable to Circa and Watson, (viii) reviewed the terms of recent combinations of companies which Bear Stearns deemed generally comparable to Circa and Watson, and (ix) conducted such other studies, analyses, inquiries and investigations as Bear Stearns deemed appropriate.

     The following is a brief summary of certain of the financial analyses used by Bear Stearns in connection with providing its opinion to the Board of Directors of Circa.


     Contribution Analysis. Bear Stearns analyzed the pro forma contribution of each of Watson and Circa to the combined company, if the Merger were to be consummated, and reviewed certain historical and estimated future operating and financial information including, among other things, the revenues, operating cash flow, operating income and net income of Watson and Circa, and the pro forma revenues, operating cash flow, operating income and net income (with and without the income statement benefit of Circa's net operating loss carryforward) of the combined company resulting from the Merger based on internal financial analyses and projections for Watson and Circa prepared by their respective managements. In performing the contribution analysis, Bear Stearns adjusted Circa's revenues, operating cash flow and operating income to reflect Circa's 50% economic interest in Somerset Pharmaceuticals, Inc. Bear Stearns did not adjust Circa's net income as it already reflects Circa's economic interest in Somerset. The contribution analysis did not take into account any potential synergies or cost savings that might be realized after the Merger. Such analysis indicated that, based on respective management's projections, for 1995, 1996 and 1997, Circa's relative contribution to the financial results of the combined company would be (i) 48.7%, 46.4% and 40.9%, respectively, of revenues, (ii) 54.2%, 51.9% and 42.9%, respectively, of operating cash flow, (iii) 55.7%, 52.8% and 43.7%, respectively, of operating income, (iv) 62.2%, 60.9% and 46.5%, respectively, of net income with the income statement benefit of Circa's net operating loss carryforward and (v) 57.3%, 54.3% and 45.0%, respectively, of net income without the income statement benefit of Circa's net operating loss carryforward. Bear Stearns noted that the approximately 51.5% of the pro forma fully diluted number of shares for the combined company to be owned by former Circa stockholders after the Merger is less than Circa's relative earnings contributions in 1995 and 1996 but is significantly greater than its relative earnings contribution in 1997. Bear Stearns also performed a sensitivity analysis that analyzed Circa's relative contribution to the combined company's 1997 net income under a range of different earnings assumptions for the two companies. Bear Stearns concluded that Circa's relative contribution to 1997 net income was likely to compare favorably to its stockholders' 51.5% ownership percentage in the combined company even if Watson did not achieve the level of net income projected by management. Bear Stearns further noted that the contribution analysis does not consider the different valuation multiples, such as the price-earnings multiples, that the market ascribes to merging companies both on a current basis and on a historical basis.



     Pro Forma Combination Analysis. Bear Stearns analyzed earnings per share estimates for 1995, 1996 and 1997 both for Circa and, on a pro forma basis, for the combined company after the Merger. These analyses were based upon projections provided by the senior managements of Circa and Watson. Such analysis did not take into account any potential synergies or cost savings that might be realized after the Merger. Based on managements' projections, and after taking into account the Exchange Ratio, such analysis showed accretion (dilution) in Circa's fully diluted earnings per share resulting from the Merger of (19.0%), (18.0%) and 5.4% for 1995, 1996 and 1997, respectively. When earnings per share for both Circa and the combined company is calculated without reflecting the income statement benefit of Circa's net operating loss carryforward, such analysis showed accretion (dilution) in Circa's fully diluted earnings per share resulting from the Merger of (11.5%), (8.3%) and 9.6% for 1995, 1996 and 1997, respectively. Bear Stearns also analyzed earnings per share estimates for 1995, 1996 and 1997 for both Watson and, on a pro forma basis, for the combined company after the Merger. Based on managements' projections, such analysis showed accretion (dilution) in Watson's fully diluted earnings per share resulting from the Merger of 28.3%, 26.0% and (7.2%) for 1995, 1996 and 1997, respectively. When earnings per share for both Watson and the combined company is calculated without reflecting the income statement benefit of Circa's net operating loss carryforward, such analysis showed accretion (dilution) in Watson's fully diluted earnings per share resulting from the Merger of 13.3%, 7.4% and (9.2%) for 1995, 1996 and 1997, respectively. Bear Stearns further noted that the combination analysis does not consider the different valuation multiples, such as the price-earnings multiples, that the market ascribes to merging companies both on a current basis and on a historical basis.


     Historic Stock Trading Analysis. Bear Stearns reviewed the historical public trading prices of Circa Common Stock and Watson Common Stock from April 22, 1993 (the date that all FDA regulatory restrictions on Circa were lifted) to March 24, 1995. Bear Stearns also reviewed both the historical ratio of the public trading price per share of Circa Common Stock to the public trading price per share of Watson Common Stock on a daily basis from April 22, 1993 to March 24, 1995 as well as the daily average public trading prices of Circa Common Stock and Watson Common Stock over periods ranging from the 5 to the 180 days immediately preceding March 24, 1995. Such analysis indicated that the ratio of the public trading price per share of Circa Common Stock to the public trading price per share of Watson Common Stock averaged 0.63 for the 180 days preceding March 24, 1995 and 0.57 for the 5 days preceding March 24, 1995. From the week ended January 20, 1995 to the week ended March 24, 1995, the ratio of the closing price of Circa Common Stock at the end of each week to the closing price of Watson Common Stock at the end of each week ranged from 0.57 to 0.70. From April 22, 1993 to March 24, 1995, the ratio of the daily closing price of Circa Common Stock to the daily closing price of Watson Common Stock ranged from 0.22 to 0.83. Bear Stearns compared such ratios to the Exchange Ratio of 0.86 and noted that during such period, the price of Circa Common Stock never traded at the level equating to a 0.86 ratio.


     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analysis as a whole, could create an incomplete view of the processes underlying Bear Stearns' opinion. In arriving at its opinion, Bear Stearns considered the results of all such analyses. The analyses were prepared solely for purposes of providing its opinion as to the fairness of the Merger, from a financial point of view, to the stockholders of Circa. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. As described above, Bear Stearns' opinion and presentation to the Circa Board was one of many factors taken into consideration by the Circa Board in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analysis performed by Bear Stearns.

     Bear Stearns is an internationally recognized investment banking firm and is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and other purposes. Bear Stearns lead-managed Watson's initial public offering during February 1993 and also lead-managed Watson's second public Common Stock offering during November 1993.

     In the ordinary course of its business, Bear Stearns may actively trade the equity securities of Circa and Watson for its own account and for the accounts of customers and, accordingly, may, at any time, hold a long or short position in such securities.


     Pursuant to a letter agreement, dated as of February 16, 1995, Circa agreed to pay Bear Stearns a retainer fee of $100,000, $700,000 for rendering its opinion in connection with the Merger, and upon consummation of the Merger, an additional fee of $2,800,000 for its financial advisory work. Circa has also agreed to reimburse Bear Stearns for its reasonable out-of-pocket expenses, including the reasonable fees and disbursements of counsel, and to indemnify Bear Stearns and certain related persons against certain liabilities in connection with the engagement of Bear Stearns, including certain liabilities under the federal securities laws.


  Opinion of Wertheim Schroder & Co. Incorporated.


     Wertheim Schroder has delivered to Circa's Board of Directors its opinion, as investment bankers, that as of March 29, 1995, the Exchange Ratio is fair to the public stockholders of Circa from a financial point of view. Wertheim Schroder has delivered an updated opinion, dated the date of this Proxy Statement/ Prospectus, to Circa's Board of Directors that, as of such date, the Exchange Ratio was fair to the public stockholders of Circa from a financial point of view. Such opinion is subject to certain limitations and is based on certain assumptions stated therein, and the summary of such opinion set forth below is qualified in its entirety by reference to the full text of such opinion which is attached as Appendix D to this Proxy Statement/Prospectus. HOLDERS OF CIRCA COMMON STOCK ARE URGED TO READ WERTHEIM SCHRODER'S OPINION IN ITS ENTIRETY.



     Wertheim Schroder's opinion relates solely to the fairness of the Exchange Ratio to the public stockholders of Circa from a financial point of view and is not an opinion as to the structure, terms or effect of any other aspect of the Merger. Such opinion does not constitute a recommendation to the holders of Circa

Common Stock as to how any such holder should vote on the Merger. In rendering its opinion, Wertheim Schroder was not engaged to act as an agent or fiduciary of Circa's public stockholders or any other third party.



     In connection with its opinion, Wertheim Schroder, among other things, (i) reviewed the Annual Reports on Form 10-K filed with the Commission for the fiscal year ended December 31, 1993 by Circa and Watson; (ii) reviewed the Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 1994, June 30, 1994, and March 31, 1994, filed with the Commission by Circa and Watson; (iii) reviewed preliminary drafts of the Annual Reports on Form 10-K for the fiscal year ended December 31, 1994 of Circa and Watson; (iv) reviewed certain internal financial statements and financial operating data concerning Circa and Watson prepared by the respective managements of Circa and Watson; (v) discussed the past and current operations, the financial condition and future prospects of Circa and Watson with the respective managements of Circa and Watson; (vi) reviewed and discussed with the managements of Circa and Watson certain financial information, including financial forecasts, relating to the business, financial condition, earnings, assets and prospects of Circa and Watson prior to the Merger, and Watson following the Merger, prepared by the respective managements of Circa and Watson; (vii) analyzed the pro forma impact of the Merger on Watson's capitalization and projected earnings; (viii) reviewed the reported prices and trading activity of Circa's Common Stock and Watson's Common Stock; (ix) compared the results of operations of Circa and Watson with those of certain companies which Wertheim Schroder deemed to be reasonably comparable to Circa and Watson, respectively; (x) reviewed the financial terms, to the extent publicly available, of certain comparable transactions; (xi) participated in discussions and negotiations among representatives of Circa and Watson; (xii) reviewed a draft of the Merger Agreement; and (xiii) performed such other analyses and reviewed and analyzed such other information as Wertheim Schroder deemed appropriate. In connection with updating its opinion, Wertheim Schroder, among other things, also reviewed the Annual Reports on Form 10-K for the fiscal years ended December 31, 1994 of Circa and Watson and the Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 1995 of Circa and Watson, in each case as filed with the Commission, an executed copy of the Merger Agreement and this Proxy Statement/Prospectus in substantially the form sent to the shareholders of Circa and reviewed and discussed with the managements of Circa and Watson certain updated financial information, including updated financial forecasts, relating to Circa and Watson.



     In rendering its opinion, Wertheim Schroder assumed and relied upon, without independent verification, the accuracy and completeness of all information supplied or otherwise made available to it by Circa and Watson or obtained by it from other sources, and upon the assurances of Circa's and Watson's management that they were unaware of any information or facts that would make the information provided to Wertheim Schroder incomplete or misleading. Wertheim Schroder did not undertake an independent appraisal of the assets or liabilities (contingent or otherwise) of Circa or Watson and was not furnished with any such appraisals. Wertheim Schroder also assumed that the financial forecasts furnished by Circa and Watson were reasonably prepared and reflected the best currently available estimates and judgment of the senior management of Circa or Watson, as the case may be, as to the expected future financial performance of Circa and Watson prior to the Merger, and Watson following the Merger. Wertheim Schroder was not asked to and did not contact entities with which Circa has material business relationships and relied solely upon information provided by Circa concerning such relationships. Wertheim Schroder's opinion was necessarily based upon economic, market and other conditions as they existed on, and the information made available to it as of, the date of its opinion, and Wertheim Schroder has disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion.



     The following is a brief summary of certain financial analyses performed by Wertheim Schroder in connection with the preparation of its initial opinion which were reviewed with Circa's Board of Directors:


ANALYSIS OF CIRCA

     Circa vs. Generic Comparables: Using publicly available information, Wertheim Schroder compared selected historical and projected financial and operating data, and selected stock market data, of Circa to the corresponding data of the following publicly traded generic drug companies which Wertheim Schroder considered comparable to Circa (collectively, the "Comparable Generic Companies"): A.L. Pharma, Inc., Barr Laboratories, Inc., Biocraft Laboratories, Inc., Copley Pharmaceuticals, Inc., IVAX Corporation,

Marsam Pharmaceutical, Inc., Mylan Laboratories Inc., Pharmaceutical Resources, Inc. and Purepac, Inc. For purposes of comparison, Wertheim Schroder adjusted certain of Circa's operating results to include Circa's 50% economic interest in Somerset Pharmaceuticals, Inc. (Such results, as so adjusted, are hereinafter referred to as "adjusted".) In addition, for certain purposes, Wertheim Schroder analyzed Circa's operating results on a fully-taxed basis in order to adjust for the effects of Circa's existing net operating loss carryforwards.



     In comparing Circa's recent operating performance to the recent operating performance of the Comparable Generic Companies, Wertheim Schroder noted, among other things, that: (i) Circa's growth rate in adjusted revenues for the three years ended December 31, 1994 was 275.7% compared with an average growth rate in revenues over such period of 30.8% for the Comparable Generic Companies; (ii) Circa's adjusted earnings before interest, taxes, depreciation and amortization ("EBITDA") as a percentage of adjusted revenues ("EBITDA Margin") for the last twelve months ("LTM") ended December 31, 1994 was 31.5% compared with an average EBITDA Margin over such period of 16.8% for the Comparable Generic Companies;
(iii) Circa's LTM adjusted earnings before interest and taxes ("EBIT") as a percentage of adjusted revenues ("EBIT Margin") was 28.7% compared with an average EBIT Margin over such period of 13.7% for the Comparable Generic Companies; (iv) Circa's LTM net income as a percentage of adjusted revenues ("Net Income Margin") was 16.8% compared to an average Net Income Margin over such period of 10.2% for the Comparable Generic Companies; and (v) Circa's LTM return on equity was 14.4% compared to an average return on equity over such period of 9.0% for the Comparable Generic Companies.


     Wertheim Schroder performed a market analysis of Circa and the Comparable Generic Companies using closing market prices as of March 27, 1995. In connection with such analysis, Wertheim Schroder noted, among other things, that
(i) Circa's market price to LTM earnings per share multiple was 33.2x compared to an average market price to LTM earnings per share multiple of 34.6x for the Comparable Generic Companies; (ii) Circa's market price to analyst projected 1995 earnings per share (based on consensus analysts estimates) multiple was 11.3x compared to an average analyst projected 1995 earnings per share multiple of 30.8x for the Comparable Generic Companies; (iii) Circa's market capitalization to book value multiple was 4.8x compared to an average market capitalization to book value multiple of 3.6x for the Comparable Generic Companies; (iv) Circa's market value plus total debt minus total cash ("Enterprise Value") to revenues multiple was 4.9x compared to an average Enterprise Value to revenues multiple of 2.9x for the Comparable Generic Companies; (v) Circa's Enterprise Value to adjusted EBIT multiple was 17.1x compared to an average Enterprise Value to EBIT multiple of 26.1x for the Comparable Generic Companies; and (vi) Circa's Enterprise Value to adjusted EBITDA multiple was 15.6x compared to an average Enterprise Value to EBITDA multiple of 14.2x for the Comparable Generic Companies.

     Circa vs. Pharmaceutical Comparables: Using currently available information, Wertheim Schroder also compared selected historical and projected financial and operating data, and selected stock market data, of Circa with the corresponding data of the following publicly traded pharmaceutical drug companies which Wertheim Schroder considered comparable to Circa (collectively, the "Comparable Pharmaceutical Companies"): Glaxo plc; Eli Lilly & Company; Merck & Company, Inc.; Rhone-Poulenc Rorer, Inc.; Schering-Plough Corp.; Upjohn Company; and Zeneca Group plc.


     In comparing Circa's recent operating performance to the recent operating performance of the Comparable Pharmaceutical Companies, Wertheim Schroder noted, among other things, that: (i) Circa's LTM adjusted EBITDA Margin was 31.5% compared with an average EBITDA Margin over such period of 26.9% for the Comparable Pharmaceutical Companies; (ii) Circa's LTM adjusted EBIT Margin was 28.7% compared with an average EBIT Margin over such period of 24.1% for the Comparable Pharmaceutical Companies; (iii) Circa's LTM Net Income Margin was 16.8% compared to an average Net Income Margin over such period of 17.6% for the Comparable Pharmaceutical Companies; and (iv) Circa's LTM return on equity was 14.4% compared to an average return on equity over such period of 30.7% for the Comparable Pharmaceutical Companies.


     Wertheim Schroder performed a market analysis of Circa and the Comparable Pharmaceutical Companies using closing market prices as of March 27, 1995. In connection with such analysis, Wertheim

Schroder noted, among other things, that (i) Circa's market price to LTM earnings per share multiple was 33.2x compared to an average market price to LTM earnings per share multiple of 15.9x for the Comparable Pharmaceutical Companies; (ii) Circa's market price to analyst projected 1995 earnings per share (based on consensus analyst estimates) multiple was 11.3x compared to an average analyst projected 1995 earnings per share multiple of 15.1x for the Comparable Pharmaceutical Companies; (iii) Circa's market capitalization to book value multiple was 4.8x compared to an average market capitalization to book value multiple of 4.8x for the Comparable Pharmaceutical Companies; (iv) Circa's Enterprise Value to adjusted revenues multiple was 4.9x compared to an average Enterprise Value to revenues multiple of 3.0x for the Comparable Pharmaceutical Companies; (v) Circa's Enterprise Value to adjusted EBIT multiple was 17.1x compared to an average Enterprise Value to EBIT multiple of 12.6x for the Comparable Pharmaceutical Companies; and (vi) Circa's Enterprise Value to adjusted EBITDA multiple was 15.6x compared to an average Enterprise Value to EBITDA multiple of 11.4x for the Comparable Pharmaceutical Companies.

     Circa Discounted Cash Flow Analysis: Wertheim Schroder performed a discounted cash flow analysis of Circa based on the Circa financial forecast for the fiscal years ending 1995 to 1998 prepared and provided by the management of Circa (the "Circa Financial Forecast"). A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of a corporate entity by capitalizing the estimated future earnings and calculating the estimated future free cash flows of such corporate entity and discounting such aggregated results back to the present.

     Wertheim Schroder analyzed the Circa Financial Forecast and discounted the stream of free cash flows provided in such forecast back to January 1, 1995. To estimate the residual value of Circa at the end of the Circa Financial Forecast period, Wertheim Schroder applied terminal multiples ranging from 7.0x to 13.0x to Circa's projected fiscal 1998 adjusted EBIT and discounted such value estimates back to January 1, 1995 using discount rates ranging from 12.5% to 25.0%. Wertheim Schroder then summed the present values of the free cash flows and the present values of the residual values to derive a range of implied equity values for Circa of $425.2 million to $957.9 million (after adjustments for total debt, cash and equivalents, certain investments owned by Circa and cash proceeds from the exercise of stock options). These values represent $18.77 to $42.28 per share of Circa Common Stock on a fully-diluted basis.

ANALYSIS OF WATSON

     Watson vs. Generic Comparables: Using publicly available information, Wertheim Schroder compared selected historical and projected financial and operating data, and selected stock market data, of Watson with the corresponding data of the Comparable Generic Companies which Wertheim Schroder considered comparable to Watson.

     In comparing Watson's recent operating performance to the recent operating performance of the Comparable Generic Companies, Wertheim Schroder noted, among other things, that (i) Watson's growth rate in revenues for the last three years ended December 31, 1994 was 43.5% compared with an average growth rate in revenues over such period of 30.8% for the Comparable Generic Companies; (ii) Watson's LTM EBITDA Margin was 36.6% compared with an average EBITDA Margin over such period of 16.8% for the Comparable Generic Companies; (iii) Watson's LTM EBIT Margin was 33.2% compared with an average EBIT Margin over such period of 13.7% for the Comparable Generic Companies; (iv) Watson's LTM Net Income Margin was 21.5% compared to an average Net Income Margin over such period of 10.2% for the Comparable Generic Companies; and (v) Watson's LTM return on equity was 16.8% compared to an average return on equity over such period of 9.0% for the Comparable Generic Companies.

     Wertheim Schroder performed a market analysis of Watson and the Comparable Generic Companies using closing market prices as of March 27, 1995. In connection with such analysis, Wertheim Schroder noted, among other things, that
(i) Watson's market price to LTM earnings per share multiple was 30.8x compared to an average market price to LTM earnings per share multiple of 34.6x for the Comparable Generic Companies; (ii) Watson's market price to analyst projected 1995 earnings per share (based on consensus analyst estimates) multiple was 25.0x compared to an average analyst projected 1995 earnings per share multiple of 30.8x for the Comparable Generic Companies; (iii) Watson's market capitalization to book value multiple was 5.0x compared to an average market capitalization to book value multiple of 3.6x for the Comparable Generic Companies; (iv) Watson's Enterprise Value to revenues multiple was 5.8x compared to an average Enterprise Value to revenues multiple of 2.9x for the Comparable Generic Companies; (v) Watson's Enterprise Value to EBIT multiple was 17.6x compared to an average Enterprise Value to EBIT multiple of 26.1x for the Comparable Generic Companies; and (vi) Watson's Enterprise Value to EBITDA multiple was 15.9x compared to an average Enterprise Value to EBITDA multiple of 14.2x for the Comparable Generic Companies.

     Watson Discounted Cash Flow Analysis: Wertheim Schroder performed a discounted cash flow analysis of Watson based on the financial forecast for the fiscal years ending 1995 to 1997 prepared and provided by the management of Watson (the "Watson Financial Forecast").

     Wertheim Schroder analyzed the Watson Financial Forecast and discounted the stream of free cash flows provided in such forecast back to January 1, 1995. To estimate the residual value of Watson at the end of the Watson Financial Forecast period, Wertheim Schroder applied terminal multiples ranging from 9.0x to 15.0x to Watson's projected fiscal 1997 EBIT and discounted such value estimates back to January 1, 1995 using discount rates ranging from 12.5% to 22.5%. Wertheim Schroder then summed the present values of the free cash flows and the present values of the residual values to derive a range of implied equity values for Watson of $531.1 million to $1.0 billion (after adjustments for total debt, cash and equivalents and cash proceeds from exercise of stock options). These values represent $29.02 to $57.08 per share of Watson Common Stock on a fully-diluted basis.

SELECTED TRANSACTION ANALYSIS

     Wertheim Schroder analyzed certain publicly available information relating to numerous selected transactions in the pharmaceutical industry since 1990. Although these transactions were reviewed for comparison purposes, none of such transactions is directly comparable to the Merger. Among the transactions analyzed by Wertheim Schroder were: Zenith Laboratories/IVAX Corporation; Hi-Tech Pharmacal/Circa (announced, but not closed); Copley Pharmaceuticals Inc./Hoechst Celanese Corp.; Wellcome plc/Glaxo plc; American Cyanamid Company/American Home Products Corporation; Syntex Corporation/Roche Holding Ltd.; Pharmaceutical Resources, Inc./Clal Pharmaceutical Industries Ltd.; McGaw Inc./IVAX Corporation; Medco Containment Services, Inc./Merck & Co. Inc.; Gynex Pharmaceuticals Inc./Bio-Technology General Corp.; Cumberland-Swan Inc./Perrigo Company; Dow B. Hickman, Inc./Mylan Laboratories Inc.; and Harris Pharmaceuticals Ltd./IVAX Corporation.


     Wertheim Schroder computed the equity cost (offer per share multiplied by total common shares outstanding (the "Equity Cost")) in each of the selected transactions analyzed and divided such amount by the acquired company's LTM net income immediately prior to the acquisition which resulted in a range of purchase price multiples. Wertheim Schroder also computed the adjusted purchase price (the Equity Cost plus latest reported total debt, capitalized leases, preferred stock and minority interests minus total cash and cash equivalents, adjusted for outstanding options (the "Adjusted Purchase Price")) paid in each of the selected transactions analyzed and divided such amount by the acquired company's LTM adjusted revenue, EBITDA, and EBIT immediately prior to the acquisition which resulted in other ranges of purchase price multiples. Using such information and Circa's LTM operating results, Wertheim Schroder compared the implied purchase price multiples of the Watson Offer (as defined below) to the purchase price multiple ranges calculated as aforesaid. The "Watson Offer" is defined as the Equity Cost for Circa which results from multiplying (i) the Exchange Ratio, (ii) Watson's market price on March 27, 1995 and (iii) total fully-diluted common shares outstanding for Circa. Such analysis illustrated:
(i) the implied Adjusted Purchase Price to LTM adjusted revenue multiple of the Watson Offer is 8.08x compared with a multiple range of 0.59x to 13.44x for the selected transactions analyzed; (ii) the implied Adjusted Purchase Price to LTM adjusted EBITDA multiple of the Watson Offer is 25.64x compared with a multiple range of 6.40x to 37.45x for the selected transactions analyzed; (iii) the implied adjusted Purchase Price to LTM adjusted EBIT multiple of the Watson Offer is 28.20x compared with a multiple range of 9.82x to 40.78x for the selected transactions analyzed; and (iv) the implied Equity Cost to LTM net income multiple of the Watson Offer is 53.34x compared with a multiple range of 10.30x to 71.38x for the selected transactions analyzed.

     Wertheim Schroder also analyzed the premium paid over the stock price of the acquired company in selected merger transactions since 1992 one day, one week and four weeks prior to the announcement of the transaction. This analysis demonstrated that, on average, the acquired company received a 37.2%, 40.8% and 47.2% premium over its stock price one day, one week and four weeks, respectively, prior to announcement of a transaction. The analysis also demonstrated that in stock-for-stock transactions, on average, the acquired company received a 32.5%, 35.1% and 38.0% premium over its stock price one day, one week and four weeks, respectively, prior to announcement of a transaction. Wertheim Schroder then compared these results with the premiums over Circa's stock price implied by the Watson Offer. The Watson Offer implies premiums of 57.4%, 62.0% and 63.1% over Circa's stock price one day, one week and four weeks, respectively, prior to March 27, 1995.

ANALYSIS OF THE MERGER

     Historical Exchange Ratio Analysis: Wertheim Schroder derived and analyzed the 10-day, 30-day, 60-day, 180-day and 365-day moving average exchange ratios of Circa Common Stock and Watson Common Stock for the periods prior to March 27, 1995. The moving average exchange ratios of Circa Common Stock and Watson Common Stock were 0.57:1, 0.59:1, 0.62:1, 0.63:1 and 0.61:1, respectively, over the
10-days, 30-days, 60-days, 180-days and 365-days. The Exchange Ratio of 0.86:1 represents a premium of 50.0%, 45.2%, 38.6%, 36.8% and 40.5%, respectively, over the 10-day, 30-day, 60-day, 180-day and 365-day moving average exchange ratios of Circa Common Stock and Watson Common Stock for the periods prior to March 27, 1995.

     Pro Forma Company vs. Generic Comparables: Wertheim Schroder's analysis of the combined company on a pro forma basis was based upon Circa and Watson's financial forecasts. In order to measure the combined company's pro forma operating performance with that of the Comparable Generic Companies, Wertheim Schroder considered, among other things, that: (i) the combined company's pro forma LTM adjusted EBITDA Margin would have been 34.4% compared with an average EBITDA Margin over such period of 16.8% for the Comparable Generic Companies;
(ii) the combined company's pro forma LTM adjusted EBIT Margin would have been 31.2% compared with an average EBIT Margin over such period of 13.7% for the Comparable Generic Companies; (iii) the combined company's pro forma LTM Net Income Margin would have been 19.4% compared to an average Net Income Margin over such period of 10.2% for the Comparable Generic Companies; and (iv) the combined company's pro forma LTM return on equity would have been 15.8% compared to an average return on equity over such period of 9.0% for the Comparable Generic Companies. Such analysis did not reflect any potential synergies or combination benefits resulting from the Merger.

     Contribution Analysis: Wertheim Schroder analyzed the pro forma contribution of each of Circa and Watson to the combined company if the Merger were to be consummated. Such analysis showed that for the twelve month period ended December 31, 1994, Circa and Watson would account for 44.6% and 55.4%, respectively, of the combined company's pro forma adjusted revenues, 41.0% and 59.0%, respectively, of the combined company's pro forma adjusted EBIT, 38.7% and 61.3%, respectively, of the combined company's pro forma net income, and 42.5% and 57.5%, respectively, of the combined company's pro forma book value.

     Accretion/Dilution Analysis: Wertheim Schroder analyzed certain pro forma effects of the Merger on the earnings and capitalization of the combined company. Portions of this analysis were based upon certain forecasts provided by Circa and Watson's senior management regarding the future financial performance of the respective companies. This analysis indicated that, for the year ended December 31, 1994, on a pro forma basis, Circa shareholders would have experienced an earnings per share accretion of 32.3% and a book value per share accretion of 46.0%. This analysis also indicated that, for the year ended December 31, 1995, on a pro forma basis, Circa shareholders would experience projected earnings per share dilution of 18.0%, assuming usage of Circa's existing net operating loss carryforward (10.1% earnings per share dilution assuming such loss carryforwards are not utilized) and projected book value per share accretion of 9.7%. Such analysis did not reflect any potential synergies or combination benefits resulting from the Merger.

     The foregoing summary does not purport to be a complete description of Wertheim Schroder's analyses or of the presentation by Wertheim Schroder to Circa's Board. Wertheim Schroder did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis or factor. Accordingly, Wertheim Schroder believes that its analyses must be considered as a whole and that selecting portions of its analyses or of the factors considered, without considering all analyses and factors, could create an incomplete view of the processes underlying the preparation of its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In performing its analyses, Wertheim Schroder made numerous assumptions with respect to general business and economic conditions and other matters, many of which are beyond the control of Circa or Watson. The analyses performed by Wertheim Schroder are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which a business may actually be sold or at which a company's securities may trade at any time.

     Wertheim Schroder is a nationally recognized investment banking firm engaged, among other things, in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Wertheim Schroder has, in the past, provided investment banking services to Circa and has received customary fees for rendering such services. Kenneth Siegel, a Managing Director of Wertheim Schroder, is a director of Circa.

     Pursuant to an engagement letter, dated March 22, 1995, Circa (i) upon signing of the letter, paid to Wertheim Schroder an initial cash fee of $100,000, (ii) paid to Wertheim Schroder a fee in respect of its opinion of $550,000 (which fee was payable without regard to the conclusions reached in the opinion), $300,000 of which was paid at the time the Board of Directors instructed Wertheim Schroder to prepare its opinion and $250,000 of which was paid at the time Wertheim Schroder informed the Board of Directors that it was ready to deliver its opinion, and (iii) has agreed to pay to Wertheim Schroder a fee of $250,000 upon consummation of the Merger. The Company has also agreed to reimburse Wertheim Schroder for its reasonable out-of-pocket expenses and to indemnify Wertheim Schroder, its officers, directors, controlling persons, employees and agents, against certain liabilities, including liabilities under the federal securities laws, relating to, arising out of, or in connection with, the matters contemplated by the engagement letter.

     Wertheim Schroder, in the normal course of business, trades in the securities of Circa and Watson for its own account and for the account of its customers, and it expects to continue trading in such securities in the future. Accordingly, Wertheim Schroder may from time to time hold a long or short position in Circa's or Watson's securities.

RECOMMENDATIONS BY THE BOARDS OF DIRECTORS

     Circa. The Board of Directors of Circa believes that the Merger is fair to and in the best interests of Circa and its stockholders and recommends that the Circa stockholders vote for approval of the Merger Agreement and the transactions contemplated thereby. In reaching its determination, the Circa Board of Directors consulted with Circa management, as well as its legal counsel and its financial advisors, and, in addition to the anticipated benefits described above, considered a number of factors, including, without limitation, the following:


          (i) Circa's strategic alternatives, including remaining a separate company in light of consolidation in the healthcare industry in general and of generic pharmaceutical companies in particular. Circa's Board of Directors believes that the Merger will create a significantly stronger pharmaceutical business than the two companies have operating independently and would enable Circa's stockholders to continue to share in the profits from Circa's current and future activities while reducing the risks to which Circa would be subject as a stand-alone company.


          (ii) Information concerning the financial performance, condition and business operations of Watson and Circa. See the separate historical financial statements and the unaudited pro forma condensed combined financial data of Watson and Circa that are included elsewhere in this Proxy Statement/Prospectus or incorporated in this Proxy Statement/Prospectus by reference.

          (iii) The presentations of Bear Stearns and Wertheim Schroder delivered to Circa's Board of Directors at its meetings on March 28-29, 1995, and the opinions of Bear Stearns and Wertheim Schroder to the effect that, as of March 29, 1995, the Merger or the Exchange Ratio in the Merger, as the case may be, was fair, from a financial point of view, to the holders of Circa Common Stock. Bear Stearns and Wertheim Schroder have each since delivered an updated written opinion, dated as of the date of this Proxy Statement/Prospectus, to the effect that the Merger or the Exchange Ratio is fair, from a financial point of view, to Circa's stockholders. See "The Merger -- Opinions of Circa's Financial Advisors."

          (iv) The Exchange Ratio and recent trading prices, volatility and other trading information for Watson Common Stock and Circa Common Stock. Circa's Board of Directors concluded that the Merger would provide Circa stockholders with an opportunity both to receive a premium over the recent trading price range for Circa Common Stock and, because of the greater trading volume and number of shares of Watson Common Stock traded after the Merger, to receive shares for which there is a larger trading market. The Exchange Ratio represented a premium of approximately 57.5% over the closing sales price of $17.75 per share of Circa Common Stock on March 29, 1995, the last trading day prior to the announcement of the Merger, based upon 0.86 times the closing sales price per share of Watson Common Stock ($32.50) on such date.

          (v) Beneficial owners of approximately 17% of the outstanding shares of Watson Common Stock agreed to vote such shares in favor of the Merger.

          (vi) The fact that the Merger will afford Circa's stockholders the opportunity to receive Watson Common Stock in a non-taxable transaction for Federal income tax purposes.

          (vii) The opportunity for Circa's stockholders to continue to share in the potential for long term gains from their investment in Circa through their ownership of Watson Common Stock following the Merger.

          (viii) The terms and conditions of the Merger, the Merger Agreement and related matters, including the fact that Dr. Sharoky and Mr. Rice will receive options to purchase shares of Watson Common Stock.

          (ix) The terms of the Merger Agreement that permit Circa to terminate the Merger Agreement in the event that the average trading price of Watson Common Stock during a specified measurement period declines below $25.00 per share, unless Watson has previously elected to increase the Exchange Ratio so that the consideration to be received by Circa's stockholders does not fall below $21.50 per share.


          (x) The fact that the Merger will be accounted for as a pooling of interests.


          (xi) The likelihood that the Merger will be consummated.

     In view of the wide variety of factors considered in connection with its evaluation of the proposed Merger, the Circa Board of Directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determination.

     THE BOARD OF DIRECTORS OF CIRCA RECOMMENDS THAT CIRCA STOCKHOLDERS VOTE TO APPROVE AND ADOPT THE MERGER AGREEMENT.

     Watson. The Watson Board of Directors believes that the terms of the Merger Agreement are fair to and in the best interests of Watson and its stockholders. Accordingly, Watson's Board of Directors has approved the Merger Agreement and recommends approval thereof by the stockholders of Watson. In reaching its determination, the Watson Board of Directors consulted with Watson management, as well as its financial and legal advisors, and, in addition to the anticipated benefits described above, considered a number of factors, including, without limitation, the following:

          (i) Watson's strategic alternatives, including remaining a separate company in light of consolidation in the healthcare industry in general and with the generic pharmaceutical companies in particular. Watson's Board of Directors believes that a combined Watson and Circa would create a significantly stronger pharmaceutical business than the two companies presently have operating independently, and would reduce the risk to which Watson would be subject as a stand-alone company.



          (ii) Circa currently receives significant cash flow from its 50% ownership of Somerset Pharmaceuticals, Inc. (of which Mylan Laboratories, Inc. is the other 50% owner), and its royalties received from RPR relating to the sale of Dilacor XR(R). Such cash flow will help fund future product developments and other strategic acquisitions and may provide enhanced earnings in the year of the Merger and thereafter.


          (iii) The terms and conditions of the Merger Agreement, including the amount and form of the consideration, the parties' representations and warranties, covenants and agreements and the conditions to their respective obligations set forth in the Merger Agreement, including, without limitation, the condition that Watson stockholders approve the issuance of the Watson Common Stock to be issued in the Merger. Accordingly, the Board believed that, in the absence of unforeseen circumstances, there is a substantial likelihood that the transaction will be completed. See "The Merger Agreement."


          (iv) The opinion of DLJ that, based upon the matters set forth therein, the Exchange Ratio is fair, from a financial point of view, to Watson's stockholders. See "The Merger -- Opinion of Watson's Financial Advisor."


     The Board of Directors of Watson believes that the Merger represents a significant step towards achieving its objective of becoming a diversified, multinational health-care company and strengthening the long-term value of Watson for its stockholders.

     In view of the variety of factors considered by Watson's Board of Directors in connection with its evaluation of the Merger, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to such factors. Based on the factors described above, Watson's Board of Directors determined that the Merger is fair to and in the best interests of Watson and its stockholders and approved the Merger Agreement and the Merger.

     THE BOARD OF DIRECTORS OF WATSON RECOMMENDS THAT WATSON STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

INTERESTS OF CERTAIN PERSONS IN THE MERGER


     In considering the recommendations of the Boards of Directors of Watson and Circa with respect to the Merger Agreement and the transactions contemplated thereby, stockholders should be aware that certain members of the management of Watson and Circa and the Boards of Directors of Watson and Circa have certain interests in the Merger that are in addition to the interests of stockholders of Watson and Circa generally.



     Stock Option Plans. As provided in the Merger Agreement, by virtue of the Merger, all options (the "Circa Options") outstanding at the Effective Time under any Circa stock option or purchase plan (collectively, the "Circa Stock Option Plans"), whether or not then exercisable, will be assumed by Watson and converted into and become a right to purchase Watson Common Stock. Each Circa Option assumed by Watson will be exercisable upon the same terms and conditions as under the applicable Circa Stock Option Plans and applicable option agreements issued thereunder, except that (i) each Circa Option will be exercisable for the number of shares of Watson Common Stock equal to the product, rounded to the nearest whole share, of (A) the number of shares of Circa Common Stock subject to the original Circa Option immediately prior to the Effective Time, times (B) the Exchange Ratio and (ii) the per share exercise price for each such Circa Option will be equal to (A) the per share exercise price for the share of Circa Common Stock subject to such Circa Option immediately prior to the Effective Time divided by (B) the Exchange Ratio, rounded upward to the nearest full cent. Under the existing terms of one of the Circa Stock Option Plans, the Merger may cause the acceleration of vesting of Circa Options held by certain employees based on their length of employment. As of June 12, 1995, there were 875,450 Circa Options outstanding at a weighted average price of $12.70 per share (at exercise prices ranging from $2.50 to $17.75 per share). Assuming the Merger is consummated on July 17, 1995, approximately 267,000 of the outstanding Circa Options will vest upon consummation of the Merger, including 100,000 options held by Dr. Melvin Sharoky. Approval of the

Merger Agreement by the stockholders of Watson will constitute stockholder approval of the assumption by Watson of the rights and obligations of Circa under the Circa Stock Option Plans. See "The Merger Agreement -- The Merger."


     Restricted Stock. Pursuant to the Merger Agreement, Watson has agreed that all shares of Circa Common Stock which are restricted (by virtue of being subject to forfeiture in certain circumstances) will upon their conversion to Watson Common Stock be subject to the same terms and conditions to which such shares are currently subject, provided that all references to Circa in any agreement relating to such stock will be deemed references to Watson. See "Holdings of Circa Stockholders, Directors and Executive Officers."



     Severance and Separation Agreements. In connection with the Merger Agreement, Watson has agreed that if, at any time during the one-year period after the Effective Time, it terminates any of seven specified employees of Circa without cause, (a) Watson would pay such terminated employee nine months, or in one case twelve months, of their base salary in one lump sum as severance; and (b) such terminated employee's Circa Options would immediately vest. The seven employees covered by such arrangements are Angelo C. Malahias, Circa's Vice President and Chief Financial Officer, Gwen Gerrick, Circa's Corporate Secretary, John Botek, Circa's Vice President-Operations and Administration, Ed Haley, Circa's Vice President-Sales and Marketing, Steve Martinez, a Vice President and General Manager of Circa, Jim Miller, Circa's Vice President-Pharmaceutical Services, and Finn Andreasen, Circa's Director of Plant Engineering. Additionally, Watson has agreed to continue the medical coverage of four specified former employees of Circa for a specified period of time.



     Stock Options Under Certain Employment Agreements. Dr. Allen Chao, Dr. Alec
D. Keith, Dr. David C. Hsia, Watson's Senior Vice President, Scientific Affairs, and Chato Abad, Watson's Vice President, Corporate Controller and Principal Accounting Officer, have each entered into employment agreements with Watson effective as of May 29, 1995. These employment agreements provide that upon consummation of the Merger, (i) Dr. Chao will be entitled to receive options to purchase 200,000 shares of Watson Common Stock under Watson's 1991 Stock Option Plan, 50,000 of which are to be granted in 1995, 100,000 in 1996, and 50,000 in 1997; and (ii) Dr. Keith, Dr. Hsia and Ms. Abad will each be entitled to receive options to purchase 75,000 shares of Watson Common Stock under the 1991 Stock Option Plan. The employment agreements provide, however, that if the Merger does not become effective for any reason, the foregoing grants shall be null and void. See "Watson's Executive Compensation -- Employment Agreements."



     Severance Benefits under Certain Employment Agreements. Dr. Melvin Sharoky, Thomas P. Rice and Nicholas A. LaBella, Jr., Circa's Vice President and Director of Research and Development, have each entered into employment agreements with Circa. The employment agreements of Dr. Sharoky and Mr. Rice provide, in part, that if their employment is terminated "without cause" after a change of control or if they terminate their employment for "good reason" after a change of control, they will be entitled to receive certain severance benefits. In the case of Dr. Sharoky, these benefits include a payment of 2.99 times the sum of Dr. Sharoky's base compensation and incentive compensation. In the case of Mr. Rice, these benefits include a payment of 2.99 times his "base amount" (as defined in Section 280G of the Code). Additionally, their employment agreements provide that if their employment is terminated "without cause" or if they terminate their employment for "good reason", their outstanding restricted stock immediately vests. The employment agreement of Mr. LaBella provides, in part, for the immediate vesting of outstanding restricted stock upon a change of control. Watson currently intends to continue to employ Dr. Sharoky, Mr. Rice and Mr. LaBella, and has been informed by Circa that such individuals intend to continue their employment relationship with Watson. Accordingly, Watson does not anticipate that any severance benefits will be payable to them in the immediate future.



     Additional Compensation. Watson believes that the continued success of the combined companies is partially dependent on the retention of certain key personnel of Circa. In order to retain the services of Dr. Sharoky and Mr. Rice upon the consummation of the Merger, Watson has agreed to (a) guaranty the payment obligations under the employment agreements entered into by Circa with each of Dr. Sharoky and Mr. Rice; and (b) grant Dr. Sharoky options to purchase 300,000 shares of Watson Common Stock with an exercise price equal to the fair market value of the Watson Common Stock on the date of the Merger, which vest over three years at 100,000 per year; and (c) grant Mr. Rice options to purchase 100,000 shares of Watson Common Stock with an exercise price equal to the fair market value of the Watson Common Stock on the date of the Merger, which vest over five years at 20,000 per year.


     Indemnification and Insurance. For a period of six years following the Effective Time, Watson has agreed to indemnify and advance expenses to each person who was at March 29, 1995, or has been at any time prior to March 29, 1995, an officer, director, employee, trustee or agent of Circa (or any subsidiary or division thereof) (the "Indemnified Parties"), to the fullest extent permitted under applicable law, against all losses, claims, damages, liabilities, costs or expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such, whether commenced, asserted or claimed before or after the Effective Time and including, without limitation, liabilities arising under the Securities Act, the Exchange Act and state corporation laws in connection with the Merger. In addition, Watson has agreed to cause Circa to keep in effect provisions in its Certificate of Incorporation and Bylaws providing for exculpation of director and officer liability and its indemnification of the Indemnified Parties to the fullest extent permitted under applicable law, which provisions shall not be amended except as required by applicable law or except to make changes permitted by law that would enlarge the Indemnified Parties' right of indemnification. For a period of two years after the Effective Time, Watson agreed to maintain in effect policies of directors' and officers' liability insurance that are substantially similar to the policies presently maintained by Circa; provided that Watson shall not be required to pay an annual premium for such insurance in excess of 150% of the last annual premium paid prior to March 30, 1995, but in such case shall purchase as much coverage as possible for such amount. Watson shall pay all reasonable fees and expenses, including attorneys' fees, that may be incurred by any of the aforementioned parties in enforcing the indemnity and other obligations referred to above, if, prior to the payment of such expenses, Watson has received an undertaking from the Indemnified Party to promptly return any amounts paid by Watson or its subsidiaries in the event that it shall ultimately have been determined that the Indemnified Party is not entitled to be indemnified under applicable law. The rights of each such person shall be in addition to any other rights such person may have under the Certificate of Incorporation or Bylaws of Circa or under applicable law. See "The Merger Agreement -- Indemnification and Insurance."



     Board of Directors and Officers of Watson and the Surviving
Corporation. Subject to consummation of the Merger, Watson has agreed to cause the directors comprising the full Board of Directors of Watson at the Effective Time to consist of five current directors of Watson (Dr. Allen Chao, Dr. Alec Keith, Albert F. Hummel, Michel J. Feldman and Ronald Taylor) and four individuals designated by Circa. Three Circa nominees, Dr. Melvin Sharoky, Thomas P. Rice and Michael Fedida, will be presented for election at the Watson Meeting. The proposed amendment to the Articles to create a staggered board authorizes a board of directors comprised of nine members. The Watson stockholders will not have the ability to nominate any additional directors to fill the vacancy remaining after the eight directors have been elected and such vacancy will be filled by the majority vote of the directors, in office immediately after the Effective Date. If the Merger is consummated, the nominee for such vacancy will be selected by Dr. Sharoky and Messrs. Rice and Fedida, and approved by the Watson Board. Additionally, at the Effective Time, the Board of Directors of Watson will take all action necessary to elect Dr. Sharoky to the office of President of Watson. See "The Merger Agreement -- Governance."


     At the Effective Time, the Board of Directors of Circa shall consist of Dr. Alec Keith, Dr. Allen Chao and Dr. Melvin Sharoky. Dr. Chao will serve as the Chairman of the Board of Circa and Dr. Sharoky shall be elected the President and Chief Executive Officer of Circa.

ACCOUNTING TREATMENT

     Watson and Circa believe that the Merger will qualify as a pooling of interests for accounting and financial reporting purposes, and have been so advised by Price Waterhouse LLP. Under this method of accounting, the assets and liabilities of Watson and Circa will be combined based on the respective carrying values of the accounts in the historical financial statements of each entity. Results of operations of the combined company will include income and loss of Watson and Circa for the entire fiscal period in which the combination occurs and the historical results of operations of the separate companies for fiscal years prior to the Merger will be combined and reported as the results of operations of the combined company.

     Consummation of the Merger is conditioned upon the receipt by each of Watson and Circa of a letter from Price Waterhouse LLP, Watson's independent public accountants, stating that, in its opinion, the Merger will qualify as a pooling of interests for accounting purposes. See "The Merger Agreement -- Conditions" and "Unaudited Pro Forma Condensed Combined Financial Information." Certain events, including certain transactions with respect to Circa Common Stock or Watson Common Stock by affiliates of Circa or Watson, respectively, may prevent the Merger from qualifying as a pooling of interests for accounting and financial reporting purposes. See "The Merger -- Resale Restrictions."

CERTAIN FEDERAL INCOME AND NEW YORK STATE TAX CONSEQUENCES

     The respective obligations of Watson and Circa to consummate the Merger are conditioned on the receipt of opinions of their respective special counsel, D'Ancona & Pflaum and Schulte Roth & Zabel, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. See "The Merger Agreement -- Conditions." If so treated, except as provided below, no gain or loss will be recognized to Circa stockholders upon the receipt of Watson Common Stock in exchange for Circa Common Stock. Circa stockholders will have a tax basis for the shares of Watson Common Stock received in the Merger equal to the tax basis for the shares of Circa Common Stock surrendered in exchange therefor, excluding any basis allocated to fractional shares for which cash is received. If the shares of Circa Common Stock are held as capital assets, the holding period of the shares of Watson Common Stock received will include the period during which the shares of Circa Common Stock were held. Furthermore, if the Merger is treated as a reorganization, the Merger will result in no gain or loss to Watson on the exchange of shares of Circa Common Stock for Watson Common Stock.


     The Internal Revenue Service has announced a ruling policy of treating cash paid in lieu of fractional share interests arising in corporate reorganizations as having been received by the stockholders in payment for the fractional share interests if the cash distribution is undertaken solely for the purpose of saving the corporation the expense and inconvenience of issuing and transferring fractional shares and is not a separately bargained for consideration. The Internal Revenue Service has stated further that the purpose of the transaction giving rise to the fractional share interests, the maximum amount of cash that may be received by any one stockholder and the percentage of the total consideration that will be cash are among the factors that will be considered in this connection. If so treated in the present case, gains and losses realized by Circa stockholders with respect to the receipt of cash in lieu of fractional shares will be capital gain or loss, provided that the shares surrendered are held as capital assets. Such capital gain or loss will be long-term capital gain or loss if the shares of Circa Common Stock were held for more than one year at the Effective Time. To determine the amount of gain or loss, a portion of the basis in the Circa Common Stock will be allocated to the fractional shares and the amount of gain or loss will be the difference between the amount of cash received and the amount of such basis.



     Circa and certain subsidiaries reported net operating loss carryforwards of approximately $77 million as of the end of 1994. It is anticipated that the use of Circa's net operating loss carryforwards will be subject to an annual limitation due to a more than fifty percent ownership change (as defined in Section 382 of the Code) of Circa, as a result of the Merger together with other transactions during the three years prior to the Effective Time. This annual limitation will equal the value of Circa's stock immediately before the Merger, multiplied by an applicable long-term tax exempt rate defined in Section 382. If, as anticipated, Circa stockholders own more than fifty percent of the stock of Watson immediately after the Merger, Circa's net operating loss carryforwards (as limited by Section 382) will be available to offset future income of Circa and of Watson and its subsidiaries.



     Because Circa owns real property in New York State, the New York State Real Property Gains Tax and New York State Real Estate Transfer Tax may apply to the exchange of Circa Common Stock for Watson Common Stock pursuant to the Merger. Although the Circa stockholders will be primarily responsible for paying such taxes, if applicable, Circa will file all necessary tax returns and any such taxes will be paid by Circa on behalf of the Circa stockholders.

     The foregoing discussion is intended only as a summary of selected federal income tax and New York State tax consequences of the Merger under current law and does not purport to be a complete analysis or description of all potential tax effects of the Merger. The summary does not address all of the tax consequences that may be important to stockholders subject to special tax treatment, such as insurance companies, corporations subject to the alternative minimum tax, banks, dealers in securities, tax-exempt organizations or foreign persons, or to stockholders who acquired their shares of Circa Common Stock as compensation. No information is provided herein with respect to the tax consequences, if any, of the Merger under applicable foreign, state, local, and other tax laws, other than the discussion of certain New York State taxes above. The discussion is based on the current provisions of the Code, final and proposed Treasury regulations thereunder and current administrative rulings and court decisions. All of the foregoing are subject to change and any such change could affect the accuracy of this discussion. Circa stockholders are urged to consult their own tax advisors as to the specific tax consequences to them of the Merger.

REGULATORY APPROVAL


     Under the HSR Act, and the rules promulgated thereunder by the FTC, the Merger cannot be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division and specified waiting period requirements have been satisfied. Watson and Circa each filed notification and report forms under the HSR Act with the FTC and the Antitrust Division on May 4, 1995. The waiting period under the HSR Act expired by early termination on May 23, 1995. At any time before or after the Effective Time, even if the HSR Act waiting period has expired, the Antitrust Division, the FTC or any state could take action under the antitrust laws as it deems necessary or desirable. Such action could include seeking to enjoin the consummation of the Merger or seeking divestiture of Circa or businesses or products of Watson or Circa by Watson. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.


RESALE RESTRICTIONS


     All shares of Watson Common Stock received by Circa stockholders in the Merger will be registered under the Securities Act and will be freely transferable, except that shares of Watson Common Stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of Circa at the time of the Circa Meeting may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act (or Rule 144 in the case of such persons who become affiliates of Watson) or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Circa or Watson generally include individuals or entities that control, are controlled by, or are under common control with, such party, and may include certain officers and directors of such party as well as principal stockholders of such party. The Merger Agreement requires Circa to cause each of its affiliates to execute a written agreement to the effect that such person will not offer to sell, transfer or otherwise dispose of any of the shares of Watson Common Stock issued to such person in or pursuant to the Merger unless (a) such sale, transfer or other disposition has been registered under the Securities Act, (b) such sale, transfer or other disposition is made in conformity with Rule 145 under the Securities Act or (c) in the opinion of counsel or pursuant to a "no-action" letter obtained from the Commission by such person, such sale, transfer or other disposition is exempt from registration under the Securities Act. In order to qualify for pooling of interests treatment, an affiliate of either Watson or Circa may not sell (subject to certain de minimis exceptions), or in any other way reduce said affiliate's risk relative to, the shares of Watson Common Stock until after such time as Watson publishes results covering at least 30 days of combined operations of Watson and Circa. Circa and Watson have each agreed that their respective affiliates will not engage in any such transactions. See "The
Merger -- Accounting Treatment" and "The Merger Agreement -- Certain Covenants."


AGREEMENTS TO VOTE IN FAVOR OF MERGER

     On March 29, 1995, each of Dr. Chao, John Chao and Agnes Kung entered into Voting Agreements with Circa which provided, among other things, that if a stockholder vote was taken to approve the Merger and/or the Merger Agreement, such stockholder would vote all of the shares of Watson Common Stock owned by them, or which such person had the power to vote, in favor of the Merger. As of May 19, 1995, such persons owned or had the power to vote, in the aggregate, approximately 18% of the outstanding shares of Watson Common Stock.


LITIGATION RELATING TO THE MERGER


     Four purported class actions, Robbins v. Circa Pharmaceuticals, Inc. et al., Zimmerman v. Circa Pharmaceuticals, Inc. et al., Ballas v. Melvin Sharoky, et al., and Schrank v. Circa Pharmaceuticals, Inc., et al. have been commenced in Supreme Court of the State of New York, in the Counties of Suffolk, Suffolk, Kings and Suffolk, respectively. Each action purports to be brought on behalf of stockholders of Circa, and names as defendants Circa, its directors, and (in three cases) Lawrence Raisfeld, a former Circa director. In addition to the persons described above, the Robbins, Zimmerman and Schrank complaints also name Watson as a defendant. Each of the complaints alleges, among other things, that actions of the individual defendants in connection with the Merger Agreement constituted a breach of their fiduciary duties, and the Robbins, Zimmerman and Schrank complaints allege that Watson aided and abetted the individual defendants in those alleged breaches. Each of the complaints seeks, among other things, compensatory damages, an injunction against consummation of the Merger Agreement, and other equitable relief.



     Circa and Watson believe that these actions are without merit and intend to defend them vigorously.


                              THE MERGER AGREEMENT


     The following is a brief summary of certain provisions of the Merger Agreement not summarized elsewhere herein. A copy of the Merger Agreement is attached as Appendix A to this Proxy Statement/Prospectus and is incorporated herein by reference. This summary is qualified in its entirety by reference to the full text of the Merger Agreement.


THE MERGER

     Pursuant to the Merger Agreement, subject to the terms and conditions thereof, at the Effective Time, Watson Sub will be merged with and into Circa, with Circa being the surviving corporation in the Merger. Immediately after the Merger, Circa shall become the wholly-owned subsidiary of Watson. The Merger will have the effects specified in the laws of the State of New York and the laws of the State of Nevada.

     Upon the satisfaction or waiver of all conditions to the Merger, and provided that the Merger Agreement has not been terminated or abandoned, Watson and Circa will cause Certificates of Merger to be executed, acknowledged and filed with the Secretary of State of the States of New York and Nevada. The time at which the Merger becomes effective is referred to as the Effective Time. From and after the Effective Time, the surviving corporation of the Merger (Circa) shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities, liabilities and duties of Circa and Watson Sub, all as provided by applicable law.


     As a result of the Merger and without any action on the part of the holders thereof, each share of Circa Common Stock issued and outstanding immediately prior to the Effective Time, other than shares as to which dissenters' rights are properly exercised, will be converted into the right to receive 0.86 of a share of Watson Common Stock, subject to certain adjustments, and will cease to be outstanding and will be cancelled and retired. Each holder of a Certificate representing any such shares of Circa Common Stock and the associated Circa Right will thereafter cease to have any rights with respect to such shares of Circa Common Stock and the associated Circa Right, except the right to receive, without interest, shares of Watson Common Stock and cash for fractional interests of Watson Common Stock (as described below in "-- Exchange Procedures; Fractional Shares") upon the surrender of such Certificate. Each share of Circa Common Stock held in Circa's treasury or owned by Watson or any of its subsidiaries at the Effective Time will cease to be outstanding and will be cancelled and retired without payment of any consideration therefor.



     Immediately following the Merger, (a) the former holders of Circa Common Stock will collectively hold approximately 52% of the issued and outstanding shares of Watson Common Stock; and (b) the persons who held Watson Common Stock immediately prior to the Merger will hold collectively approximately 48% of the issued and outstanding Watson Common Stock.


     At the Effective Time, all options then outstanding under the Circa Stock Option Plans will remain outstanding and will be assumed by Watson. Each such Circa Option will be exercisable upon the same terms and conditions as under the applicable Circa Stock Option Plan and the applicable option agreement issued thereunder, except that (a) each such Circa Option will be exercisable for that whole number of shares of Watson Common Stock (to the nearest whole share) into which the number of shares of Circa Common Stock under the unexercised portion of such option would be converted at the Effective Time and (b) the exercise price per share of Watson Common Stock will be an amount equal to the exercise price per share subject to such Circa Option prior to the Effective Time divided by the Exchange Ratio (rounded upward to the nearest full cent). Approval of the Merger Agreement by the stockholders of Watson will constitute stockholder approval of the assumption by Watson of the rights and obligations of Circa under the Circa Stock Option Plans and of the amendment of such plans to provide for, among other things, the conversion at the Effective Time of each outstanding stock option into an option to purchase shares of Watson Common Stock at the Exchange Ratio. See "The Merger -- Interests of Certain Persons in the Merger."

EXCHANGE PROCEDURES; FRACTIONAL SHARES


     Promptly after the Effective Time, the Exchange Agent will mail to each person who was, at the Effective Time, a holder of record of shares of Circa Common Stock, a letter of transmittal to be used by such holder in forwarding such holder's Certificates and instructions for effecting the surrender of the Certificates in exchange for certificates representing shares of Watson Common Stock. Upon surrender to the Exchange Agent of a Certificate for cancellation, together with such letter of transmittal, the holder of such Certificate will be entitled to receive a certificate representing that number of whole shares of Watson Common Stock, cash in lieu of any fractional shares (as described below) and unpaid dividends and distributions, if any, which such holder has the right to receive in respect of the Certificate surrendered, and the Certificate so surrendered will be cancelled. CIRCA STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL.



     No fractional shares of Watson Common Stock will be issued and any holder of shares of Circa Common Stock entitled under the Merger Agreement to receive a fractional share will be entitled to receive only a cash payment in lieu thereof. Following the Effective Time, the Exchange Agent shall determine the excess of the number of full shares of Watson Common Stock delivered to the Exchange Agent over the aggregate number of full shares of Watson Common Stock to be distributed to holders of Circa Common Stock (the "Excess Shares"). As soon as practicable after the Effective Time, the Exchange Agent shall sell the Excess Shares at the prevailing market prices on the NASDAQ/NMS through one or more member firms of the National Association of Securities Dealers, Inc. Watson shall pay all commissions, transfer taxes and other out-of-pocket transaction costs of the Exchange Agent incurred in connection with such sale of Excess Shares. The Exchange Agent shall determine the portion of the cash proceeds from the sale of the Excess Shares that each Circa stockholder is entitled to receive by multiplying the aggregate net amount of such proceeds by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of Circa Common Stock is entitled to receive, and the denominator of which is the aggregate amount of fractional share interests to which all holders of Certificates representing Circa Common Stock are entitled to receive. As soon as practicable, the Exchange Agent shall distribute the amount of cash that each Circa stockholder is entitled to receive from the sale of the Excess Shares.



     No dividends on shares of Watson Common Stock will be paid with respect to any shares of Circa Common Stock or other securities represented by a Certificate until such Certificate is surrendered for exchange as provided in the Merger Agreement. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of certificates representing shares of Watson Common Stock issued in exchange therefor, (i) at the time of such surrender, the amount of any dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such shares of Watson Common Stock and not paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date, cash in lieu of fractional shares as described above and the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender thereof and a payment date subsequent to surrender thereof payable with respect to such whole shares of Watson Common Stock, in each case, less the amount of any withholding taxes which may be required thereon.

     Any portion of the monies from which cash payments in lieu of fractional interests in shares of Watson Common Stock will be made (including the proceeds of any investments thereof) and any shares of Watson Common Stock that are unclaimed by the former stockholders of Circa one year after the Effective Time will be delivered to Watson. Any former stockholders of Circa who have not theretofore complied with the exchange procedures in the Merger Agreement may thereafter look to Watson for payment of their shares of Watson Common Stock, cash in lieu of fractional shares, and any unpaid dividends and distributions on shares of Watson Common Stock, deliverable in respect of each share of Circa Common Stock such stockholder holds. Notwithstanding the foregoing, neither Circa, Watson, Watson Sub, the Exchange Agent nor any other person will be liable to any former holder of shares of Circa Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.


     No interest will be paid or accrued on cash in lieu of fractional shares and unpaid dividends and distributions, if any, which will be paid upon surrender of Certificates.



     At or after the Effective Time, there will be no transfers on the transfer books of Circa of shares of Circa Common Stock which were outstanding immediately prior to the Effective Time. In the event of a transfer of ownership of Circa Common Stock which is not registered in the transfer records of Circa, a certificate representing the proper number of shares of Watson Common Stock, together with a check for the cash to be paid in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, may be issued to such a transferee if the Certificate representing such Circa Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.



     In the event that any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the surviving corporation in the Merger (Circa), the posting by such person of a bond in such reasonable amount as the surviving corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Watson Common Stock, cash in lieu of fractional shares and any unpaid dividends and distributions on shares of Watson Common Stock, as described above.


REPRESENTATIONS AND WARRANTIES


     The Merger Agreement contains various representations and warranties made by each of Watson and Circa relating to, among other things: (a) existence, good standing and corporate authority; (b) the authorization, execution, delivery and enforceability of the Merger Agreement; (c) compliance with applicable laws; (d) compliance with certain FDA and U.S. Drug Enforcement Administration rules and regulations; (e) the capital structure of Circa and Watson; (f) subsidiaries of Circa and Watson; (g) investment interests of Circa and Watson; (h) the absence of conflicts under charters or bylaws and of violations of any instruments or law, and required consents or approvals; (i) conduct of business in compliance with laws and binding agreements; (j) certain documents filed by each of Circa and Watson with the Commission and the accuracy of information contained therein; (k) the information contained in this Proxy Statement/Prospectus; (l) litigation and product liability; (m) absence of changes or material adverse effects since December 31, 1994; (n) trademarks and patents; (o) properties; (p) material contracts; (q) taxes; (r) retirement and other employee benefit plans of Circa and Watson; (s) labor matters; (t) environmental matters; (u) absence of indemnifiable claims with respect to officers, directors and employees; (v) brokers' and finders' fees with respect to the Merger; (w) receipt of fairness opinions; (x) ownership of the capital stock of the other company; (y) qualification for "pooling of interests" accounting treatment; and (z) applicability of anti-takeover statutes to the Merger. Watson has also made representations regarding the validity of the Watson Common Stock to be issued in the Merger and the absence of convertible securities.

CERTAIN COVENANTS


     Each of Circa and Watson has agreed (and has agreed to "cause" its "subsidiaries" (as such terms are defined in the Merger Agreement)), among other things, prior to the consummation of the Merger, unless the other party agrees in writing or as otherwise required or permitted by the Merger Agreement, (i) to conduct its operations according to its usual, regular and ordinary course in substantially the same manner as theretofore conducted; (ii) to use its reasonable efforts to preserve intact its business organization and goodwill, keep available the services of its officers and employees and maintain satisfactory business relationships; (iii) not to amend its certificate of incorporation or bylaws, except as contemplated hereby; (iv) promptly to notify the other party of any material emergency or other material change in its business, any material litigation or material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the breach in any material respect of any representation or warranty contained in the Merger Agreement; (v) promptly to deliver to the other party true and correct copies of any document filed with the Commission after March 29, 1995; (vi) except pursuant to the exercise of certain options, warrants, conversion rights and other contractual rights, not to issue any shares of capital stock, effect any stock split or otherwise change its capitalization as it existed on March 29, 1995; (vii) not to grant, confer or award any option, warrant, conversion right or other right not existing on March 29, 1995 to acquire shares of its capital stock, other than employee stock options, stock benefits and stock purchases under any existing stock option, stock benefit or stock purchase plan, provided that the aggregate amount of employee stock options issued shall not exceed 150,000; (viii) not to increase any compensation or enter into or amend any employment agreement with any of its present or future officers or directors, except for normal increases consistent with past practice and the payment of cash bonuses to officers pursuant to and consistent with existing plans or programs; (ix) not to grant any severance or termination package to any employee or consultant other than consistent with past practices; (x) not to adopt any new employee benefit plan or amend any existing employee benefit plan in any material respect; (xi) not to declare or pay any dividend to its stockholders or make any other payment on its capital stock; (xii) not to directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its subsidiaries, or make any commitment for such action; (xiii) not to enter into (or agree to enter into) any material transaction outside the ordinary course of business; (xiv) not to incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of others other than in the ordinary course of its business consistent with past practices, but in no event in an amount exceeding $100,000 individually or $500,000 in the aggregate (other than normal expenditures for the purchase of raw materials or other supplies); (xv) not to make any loans, advances or capital contributions to, or investments in, any other Person, except in the ordinary course of business consistent with past practices; (xvi) not to make or commit to make any capital expenditures in excess of $100,000 individually or $500,000 in the aggregate other than expenditures included in such entity's current capital expenditure budget disclosed to the other party or consistent with past practice; (xvii) not to apply any of its assets to the direct or indirect payment, discharge, satisfaction or reduction of any amount payable directly or indirectly to or for the benefit of any of its affiliates or any of its subsidiaries or enter into any transaction with any of its affiliates or any of its subsidiaries; (xviii) not to alter the manner of keeping its books, accounts or record, or change in any manner the accounting practices therein reflected; (xix) not to grant or make any mortgage or pledge or subject itself or any of its material properties or assets to any lien, charge or encumbrance of any kind, except lines for taxes not currently due; and (xx) to maintain insurance on its tangible assets and its businesses in such amounts and against such risks and losses as are currently in effect.



     Circa and Watson have agreed that, during the period from March 29, 1995 until the Effective Time, neither Circa nor Watson will knowingly take or knowingly fail to take any action which would jeopardize the treatment of the Merger as a "pooling of interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Code.


     Both Circa and Watson have agreed to cooperate in the prompt preparation and filing of certain documents under federal and state securities and other applicable laws and with applicable government entities and to perform such further acts and execute such documents as may be reasonably required to effect the Merger. Circa has agreed to obtain and deliver to Watson certain letters from "affiliates," as defined under Rule 145 under the Securities Act or by applicable accounting rules.

NO SOLICITATION OF ALTERNATIVE TRANSACTIONS

     Each of Watson and Circa has agreed that neither it nor any of its subsidiaries shall, and it shall direct and cause its officers, directors, employees, agents and representatives not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, Watson or Circa, as the case may be, or any of its respective subsidiaries (any such proposal or offer being hereinafter referred to as an "Alternative Proposal"), or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Alternative Proposal, or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal. Each of Watson and Circa has also agreed that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted prior to the date of the Merger Agreement with respect to any of the foregoing, and it will take the necessary steps to inform the appropriate individuals or entities of these obligations. Each of Watson and Circa has also agreed that it will notify the other party immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with it. However, the Board of Directors of Watson or Circa, as the case may be, may (a) furnish information to, or enter into discussions or negotiations with, any person or entity that makes an unsolicited bona fide proposal to acquire Circa or Watson, as the case may be, pursuant to a merger, consolidation, share exchange, purchase of a substantial portion of assets, business combination or other similar transactions, if, and only to the extent that, (i) the Board of Directors of Circa or Watson, as the case may be, determines in good faith that such action is required for the Board of Directors to comply with its fiduciary duties to stockholders imposed by law, (ii) prior to furnishing such information to, or entering into discussions or negotiations with, the other person or entity, Watson or Circa, as the case may be, provides written notice to the other to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity, and
(iii) subject to any confidentiality agreement with the other person or entity (which Circa or Watson, as the case may be, determined in good faith was required to be executed in order for the Board of Directors to comply with its fiduciary duties to stockholders imposed by law), Circa or Watson, as the case may be, keeps the other informed of the status (but not the terms) of any such discussions or negotiations and (b) to the extent applicable, comply with Rule 14e-2 promulgated under the Exchange Act with regard to the Alternative Proposal. The Merger Agreement does not permit Circa to enter into any agreement with respect to an Alternative Proposal during the term of the Merger Agreement.

BENEFIT PLANS

     Watson has agreed that, as soon as practicable after the Effective Time, but in any event no later than January 1, 1996, Watson will provide benefits to the employees of Circa and its subsidiaries which are substantially similar to the benefits provided to similarly situated employees of Watson and its subsidiaries (the date on which such benefits are provided to Circa employees is referred to as the "Benefit Plan Transaction Date"). Prior to the Benefit Plan Transaction Date, Watson shall cause the surviving corporation (Circa) to assume all of Circa's benefit plans and provide to Circa's employees substantially the same benefits that they were receiving prior to the Effective Date. Watson has agreed to waive any pre-existing conditions and actively-at-work exclusions and to take into account expenses incurred prior to the Effective Time for purposes of satisfying deductible, coinsurance and maximum out-of-pocket provisions of Watson benefit plans providing medical or dental welfare benefits. In addition, Watson has agreed to grant all Circa employees credit for all service with Circa and its predecessors for all purposes under its benefit plans.

GOVERNANCE


     If the Merger is consummated, Watson has agreed to cause the election of four Circa nominees to its Board of Directors. In such event, and subject to approval by the stockholders of Watson of the amendment to the Articles to create a staggered Board of Directors, Watson has agreed to cause the directors comprising the full Board of Directors of Watson to consist of nine members divided into three classes comprised of five current directors of Watson (Dr. Alec Keith, Dr. Allen Chao, Albert F. Hummel, Michel J. Feldman and Ronald Taylor) and four individuals designated by Circa. Three Circa nominees, Dr. Melvin Sharoky, Thomas P. Rice and Michael Fedida, will be presented for election at the Watson Meeting. If, prior to the Effective Time, any of such persons shall decline or be unable to serve as a director, Watson or Circa, as appropriate, shall designate another person to serve in such person's stead, which person must be reasonably acceptable to the other party. The Watson stockholders will not have the ability to nominate any additional directors to fill the remaining vacancy after the election of the foregoing eight nominees. Such vacancy will be filled by the majority vote of the Watson directors in office immediately after the Effective Date. If the Merger is consummated, the nominee for such vacancy will be selected by Dr. Sharoky and Messrs. Rice and Fedida subject to approval by the Watson Board. See "Watson's Proposal to Amend the Articles of Incorporation to Approve a Staggered Board" and "Election of Watson Directors."


     Subject to the approval of the Merger by the stockholders of Circa and Watson, Watson's Board of Directors is obligated to take all action necessary to cause Dr. Melvin Sharoky to be elected as the President of Watson at the Effective Time. At the Effective Time, Dr. Allen Chao shall continue to be Chief Executive Officer of Watson and Dr. Alec Keith shall continue to be Chairman of the Board of Watson. Other senior management positions of Watson after the Merger are expected to be held by persons currently employed at either Watson or Circa.

     Following the consummation of the Merger, (a) the Board of Directors of the surviving corporation (Circa) shall consist of Dr. Alec Keith, Dr. Allen Chao and Dr. Melvin Sharoky; and (b) the Chairman of the Board of the surviving corporation shall be Dr. Allen Chao and the President and Chief Executive Officer of the surviving corporation shall be Dr. Melvin Sharoky.

INDEMNIFICATION AND INSURANCE

     For a period of six years following the Effective Time, Watson has agreed to indemnify and advance expenses to each person who was on March 29, 1995, or has been at any time prior to March 29, 1995, an officer, director, employee, trustee or agent of Circa (or any subsidiary thereof) (the "Indemnified Parties"), to the fullest extent permitted under applicable law, against all losses, claims, damages, liabilities, costs or expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such, whether commenced, asserted or claimed before or after the Effective Time and including, without limitation, liabilities arising under the Securities Act, the Exchange Act and state corporation laws in connection with the Merger. In addition, Watson has agreed to cause the surviving corporation (Circa) to keep in effect provisions in its Certificate of Incorporation and Bylaws providing for exculpation of director and officer liability and its indemnification of the Indemnified Parties to the fullest extent permitted under applicable law, which provisions shall not be amended except as required by applicable law or except to make changes permitted by law that would enlarge the Indemnified Parties' right of indemnification.

     For a period of two years after the Effective Time, Watson has agreed to maintain in effect policies of directors' and officers' liability insurance that are substantially similar to the policies presently maintained by Circa; provided that Watson shall not be required to pay an annual premium for such insurance in excess of 150% of the last annual premium paid by Circa prior to March 29, 1995, but in such case shall purchase as much coverage as possible for such amount.

     Watson shall pay all reasonable fees and expenses, including attorneys' fees, that may be incurred by any of the aforementioned parties in enforcing the indemnity and other obligations referred to above, if, prior to the payment of such expenses, Watson has received an undertaking from the Indemnified Party to promptly return any amounts paid by Watson or its subsidiaries in the event that it shall ultimately have been determined that the Indemnified Party is not entitled to be indemnified under applicable law. The rights of each such person shall be in addition to any other rights such person may have under the Certificate of Incorporation or Bylaws of Circa or under applicable law.


CONDITIONS


     The respective obligations of Circa and Watson to consummate the Merger are subject to the fulfillment of each of the following conditions, among others:
(a) the Merger Agreement and the transactions contemplated thereby shall have been approved in the manner required by law or by applicable regulations of any stock exchange or other regulatory body, as the case may be, by the holders of the issued and outstanding shares of capital stock of Circa and Watson entitled to vote thereon; (b) the waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated; (c) no injunction or other order or decree by any federal or state court which prevents the consummation of the Merger or materially changes the terms or conditions of the Merger Agreement shall have been issued and remain in effect; (d) the Registration Statement of which this Proxy Statement/Prospectus is a part shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued or contemplated, and all necessary approvals under state securities laws relating to the issuance or trading of the Watson Common Stock to be issued to Circa stockholders in connection with the Merger shall have been received with respect thereto; (e) all consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of the Merger Agreement shall have been obtained or made (except where the failure to obtain or make any such consent, authorization, order, approval, filing or registration would not have a Material Adverse Effect on Watson or Circa following the Effective Time); (f) Circa and Watson shall have received an opinion from Watson's independent public accountants concerning the qualification of the Merger for "pooling of interests" accounting treatment; (g) the Watson Common Stock to be issued to Circa stockholders in connection with the Merger shall have been authorized for trading on the NASDAQ/NMS; and (h) the holders of not more than ten percent (10%) of the outstanding Circa Common Stock shall have perfected dissenters' rights under applicable law.


     The obligations of each of Circa and Watson to effect the Merger are also subject to the satisfaction or waiver by the other party prior to the Effective Time of the following conditions, among others: (a) the other party shall have performed, in all material respects, all obligations required to be performed by it under the Merger Agreement prior to the Closing Date; (b) the representations and warranties of the other party and its subsidiaries set forth in the Merger Agreement shall be true as of the Effective Time unless the failure of such representation and warranty to be so true and correct would not have a Material Adverse Effect on such party; (c) each party shall have received from the other party certified copies of the resolutions of its Board of Directors approving and adopting the Merger Agreement and the transactions contemplated thereby; (d) each party shall have received the opinion of its tax counsel that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that Circa and Watson will each be a party to that reorganization within the meaning of Section 368(b) of the Code;
(e) Circa and Watson shall have each received a "comfort" letter from the other party's independent accountants covering matters customarily included in such comfort letters relating to transactions similar to the Merger; and (f) each party shall have received the updated fairness opinions from its investment bankers dated the date of this Proxy Statement/Prospectus, to the effect that the Merger or the Exchange Ratio, as the case may be, is fair to its stockholders from a financial point of view.

TERMINATION


     If on the thirteenth business day prior to the Meetings (the "Determination Date"), the Average Closing Price of Watson Common Stock is less than $25.00, Circa may terminate the Merger Agreement and the Merger unless Watson has elected to increase the Exchange Ratio such that, as consideration for the consummation of the Merger, Circa stockholders will receive shares of Watson Common Stock with a market value (based upon the Average Closing Price) equal to $21.50 per share. Watson must make this election by delivering written notice to Circa of its desire to increase the Exchange Ratio within two business days after the Determination Date. For purposes of the Merger Agreement, the "Average Closing Price" of a share of Watson Common Stock will be the average of the per share daily closing price of Watson Common Stock as quoted on the NASDAQ/NMS (and as reported by The Wall Street Journal or, if not reported thereby, another authoritative source) during the twenty (20) consecutive trading days ending on the Determination Date.


     Upon Watson's exercise of such option, in compliance with applicable law,
(a) Circa and Watson agreed to mail to their respective stockholders notice of the adjusted Exchange Ratio; and (b) Watson agreed to amend this Proxy/Statement Prospectus to reflect the adjusted Exchange Ratio and the notice delivered to Watson's and Circa's stockholders.

     The Merger Agreement may also be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the stockholders of Circa and Watson, respectively, in a number of circumstances, which include, among others:

          (a) by the mutual consent of Circa and Watson;

          (b) by action of the Board of Directors of either Circa or Watson if
     (i) the Merger shall not have been consummated by December 1, 1995; provided that the right to terminate the Merger Agreement will not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before such date; (ii) the adoption of the Merger Agreement and the approval of the transactions contemplated thereby by Circa's stockholders shall not have been obtained at a stockholders' meeting duly convened for such purpose (or any adjournment thereof); provided, that Circa shall not have the right to terminate the Merger Agreement if Circa caused (directly or indirectly) or aided in the failure to obtain such approval; (iii) the adoption of the Merger Agreement and the approval of the transactions contemplated thereby by Watson's stockholders shall not have been obtained at a stockholders' meeting duly convened for such purpose (or any adjournment thereof); provided, that Watson shall not have the right to terminate the Merger Agreement if Watson caused (directly or indirectly) or aided in the failure to obtain such approval; (iv) a court of competent jurisdiction or a governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action either (A) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement; or (B) compelling Watson, Watson Sub or the surviving corporation (Circa) to dispose of or hold separate all or a material portion of the respective businesses or assets of Watson and Circa, and such order, decree, ruling or other action shall have become final and non-appealable (provided, that the party seeking to terminate the Merger Agreement shall have used all reasonable efforts to remove such injunction, order or decree);

          (c) by action of the Board of Directors of Circa, if (i) Circa receives an Alternative Proposal and the Board of Directors of Circa determines in good faith and pursuant to the exercise of its fiduciary duties to its stockholders, to accept, recommend or resolves to accept or recommend to its stockholders such Alternative Proposal; (ii) the Board of Directors of Circa determines in good faith and pursuant to the exercise of its fiduciary duties to withdraw its recommendation of the Merger Agreement and/or the Merger; (iii) the Board of Directors of Watson shall have (A) recommended an Alternative Proposal to its stockholders; or (B) withdrawn or modified in a manner materially adverse to Circa its approval or recommendation of the Merger (other than upon a material breach by Circa of its representations or warranties contained in the Merger Agreement or Circa's failure to fulfill any of its material agreements contained in the Merger Agreement in any material respect); (iv) there has been a breach by Watson or Watson Sub of any representation or warranty contained in the Merger Agreement which would have a Material Adverse Effect on Watson; (v) there has been a material breach of any of the material covenants or agreements set forth in the Merger Agreement on the part of Watson, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Circa to Watson; or (vi) any person, after the date hereof, shall become the beneficial owner (directly or indirectly) of twenty percent (20%) of more of the outstanding shares of Watson Common Stock or any Person (other than Circa or its Subsidiaries) shall have commenced a bona fide tender offer or exchange offer to acquire at least twenty percent (20%) of the then outstanding shares of Watson Common Stock; or


          (d) by action of the Board of Directors of Watson, if (i) Watson receives an Alternative Proposal and the Board of Directors of Watson determines in good faith and pursuant to the exercise of its fiduciary duties to its stockholders, to accept, recommend or resolves to accept or recommend to its stockholders such Alternative Proposal; (ii) the Board of Directors of Watson determines in good faith and pursuant to the exercise of its fiduciary duties, to withdraw its recommendation of the Merger Agreement and/or the Merger; (iii) the Board of Directors of Circa shall have (A) recommended an Alternative Proposal to its stockholders; or (B) withdrawn or modified in a manner materially adverse to Watson its approval or recommendation of the Merger (other than upon a material breach by Watson of its representations or warranties contained in the Merger Agreement or Watson's failure to fulfill any of its material agreements contained in the Merger Agreement in any material respect); (iv) there has been a breach by Circa of any representation or warranty contained in the Merger Agreement which would have a Material Adverse Effect on Circa; (v) there has been a material breach of any of the material covenants or agreements set forth in the Merger Agreement on the part of Circa, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Watson to Circa; or (vi) any person, after the date hereof, shall become the beneficial owner (directly or indirectly) of twenty percent (20%) of more of the outstanding shares of Circa Common Stock or any Person (other than Watson or its Subsidiaries) shall have commenced a bona fide tender offer or exchange offer to acquire at least twenty percent (20%) of the then outstanding shares of Circa Common Stock.


TERMINATION PAYMENTS


     If (a) any person makes an Alternative Proposal for Circa and its Board of Directors determines to accept or to recommend that Circa's stockholders accept, such Alternative Proposal, or if Circa's Board of Directors withdraws or materially modifies its recommendation of the Merger Agreement and/or the Merger through the exercise of its fiduciary duty to its stockholders; and (b) the Merger Agreement is consequently terminated by either party (other than by Circa upon the breach by Watson of the Merger Agreement), Circa is required to pay Watson a fee of $15,000,000 plus Watson's expenses incurred in connection with the Merger (including attorneys' fees). If Circa fails to make such payment and Watson receives a final non-appealable judgment against Circa, Circa shall be required to pay Watson for its costs (including attorneys' fees) in connection with such suit, and to pay interest on the amount of the fee at a rate of 12% per annum.



     If (a) any person makes an Alternative Proposal for Watson and its Board of Directors determines to accept or to recommend that Watson's stockholders accept, such Alternative Proposal, or if Watson's Board of Directors withdraws or materially modifies its recommendation of the Merger Agreement and/or the Merger through the exercise of its fiduciary duty to its stockholders; and (b) the Merger Agreement is consequently terminated by either party (other than (i) by Watson upon the breach by Circa of the Merger Agreement; or (ii) by Circa if termination is due to an Alternative Proposal for Watson and such Alternative Proposal is not conditioned on the termination of the Merger Agreement), Watson is required to pay Circa a fee of $15,000,000 plus Circa's expenses incurred in connection with the Merger. If Watson fails to make such payment and Circa receives a final non-appealable judgment against Watson, Watson shall be required to pay Circa for its costs (including attorneys' fees) in connection with such suit, and to pay interest on the amount of the fee at a rate of 12% per annum.


EXPENSES

     Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses, except as otherwise provided in the Merger Agreement. The Merger Agreement provides that the following expenses will be shared equally by Watson and Circa: (a) the filing fee in connection with the HSR Act filing, (b) the filing fee in connection with the filing of this Proxy Statement/Prospectus with the

Commission, (c) the filing fees in connection with "blue sky" compliance; and
(d) the expenses incurred in connection with printing and mailing this Proxy Statement/Prospectus.


     If Watson or Circa terminate the Merger Agreement due to the other party's material breach of a representation or warranty or the other party's failure to materially perform a material agreement contained in the Merger Agreement, the breaching party will be required to reimburse the non-breaching party for all of such non-breaching party's fees and expenses incurred in connection with the Merger and/or the Merger Agreement (including attorneys' fees).


AMENDMENT AND WAIVER

     The parties may modify or amend the Merger Agreement by written agreement at any time prior to the Effective Time, to the extent permitted by applicable law. The conditions to each party's obligation to consummate the Merger may be waived by such party in whole or in part to the extent permitted by applicable law.

CIRCA RIGHTS AGREEMENT

     Circa agreed to take all necessary action prior to the Effective Time to cause the dilution provisions of its Stockholder Protection Rights Agreement (the "Circa Rights Agreement") dated as of November 1, 1991 to be inapplicable to the Merger, without any payment to holders of rights issued pursuant to such Circa Rights Agreement. On April 4, 1995, Circa amended the Circa Rights Agreement to provide that neither Watson nor Watson Sub shall be deemed to be an Acquiring Person (as such term is defined in the Circa Rights Agreement) by virtue of the execution, delivery and performance of the Merger Agreement. Upon consummation of the Merger Agreement, all of the rights issued under the Circa Rights Agreement shall be transferred to Watson Sub and thereafter shall be cancelled.

NASD LISTING

     Watson agreed to use all reasonable efforts to cause the shares of Watson Common Stock to be issued in the Merger to be approved for listing on the NASDAQ/NMS prior to the Effective Time.

                               DISSENTERS' RIGHTS
CIRCA STOCKHOLDERS

     Holders of shares of Circa Common Stock are entitled to relief as dissenting stockholders under Section 910 of the NYBCL. A holder of shares of Circa Common Stock will only be entitled to dissenters' rights if he complies with Section 623 of the NYBCL. Dissenters' rights will not be available unless and until the Merger (or a similar business combination) is consummated. The following is a summary of the method of compliance with Section 623 of the NYBCL. Such summary does not purport to be complete and is qualified in its entirety by reference to the text of Section 623 of the NYBCL which is attached to this Proxy Statement/Prospectus as Appendix E.

     A CIRCA STOCKHOLDER WHO WISHES TO PERFECT HIS RIGHTS AS A DISSENTING STOCKHOLDER IN THE EVENT THE MERGER AGREEMENT IS ADOPTED MUST:

          (A) NOT VOTE FOR NOR CONSENT IN WRITING TO THE ADOPTION OF THE MERGER AGREEMENT; AND

          (B) FILE WITH CIRCA, BEFORE THE TAKING OF THE VOTE ON THE MERGER AGREEMENT AT THE CIRCA MEETING, A WRITTEN OBJECTION TO THE MERGER. SUCH WRITTEN OBJECTION MUST INCLUDE A NOTICE OF HIS ELECTION TO DISSENT, HIS NAME AND RESIDENCE ADDRESS, THE NUMBER OF SHARES AS TO WHICH HE DISSENTS, AND A DEMAND FOR PAYMENT OF THE FAIR VALUE OF HIS SHARES OF CIRCA COMMON STOCK IF THE MERGER AGREEMENT IS APPROVED.

     Any written demand for payment pursuant to clause (B) of the immediately preceding paragraph should be mailed or delivered to Circa Pharmaceuticals, Inc., 33 Ralph Avenue, Copiague, New York, 11726-0030, Attention: Gwen Gerrick, Secretary. Because the written demand must be delivered to Circa before the Circa stockholders vote on the Merger Agreement, it is recommended, although not required, that a stockholder using the mails should use certified or registered mail, return receipt requested, to confirm that he has made a timely delivery.


     Within 10 days after the Circa Meeting, Circa will, by registered mail, give notice that the Merger Agreement was adopted (if applicable) to each of the stockholders of Circa who has delivered a written objection of the Merger to Circa and who did not vote for or consent in writing to the Merger. The notice will be sent by registered mail, return receipt requested, addressed to the Circa stockholder at his address as it appears on the records of Circa.


     A Circa stockholder shall have the right to dissent as to all shares that he beneficially owns and may not dissent as to less than all of his shares as to which he has a right to dissent. A nominee or fiduciary of a beneficial owner of shares may not dissent on behalf of any beneficial owner as to less than all of the shares of such owner as to which such nominee or fiduciary has a right to dissent. Upon consummation of the Merger, dissenting stockholders will cease to have any of the rights as a stockholder of Circa except the right to be paid the fair value for their shares of Circa Common Stock and any other rights they may have under Section 623 of the NYBCL.


     A notice of election to dissent may be withdrawn by a Circa stockholder at any time prior to his acceptance in writing of an offer made by Circa in accordance with Section 623 of the NYBCL, but in no event later than 60 days from the date of the consummation of the Merger, except that if Circa (as described below) fails to make a timely offer, the time for withdrawal of a notice of election shall be extended until 60 days from the date an offer is made. Thereafter, withdrawal of a notice of election by a Circa stockholder requires the written consent of Circa. In order to be effective, any withdrawal of a notice of election by a Circa stockholder must be accompanied by the return to Circa of any advance payment made to such stockholder pursuant to Section 623 of the NYBCL. If a notice of election is withdrawn by a Circa stockholder, or if the Merger is rescinded, or if a court determines that such stockholder is not entitled to receive payment for his shares of Circa Common Stock, or if such stockholder otherwise loses his dissenters' rights, the Circa stockholder will not have the right to receive payment for his shares, but he will be reinstated to all his rights as a Circa stockholder as of the consummation of the Merger.


     No payment shall be made to a dissenting stockholder at a time when Circa is insolvent or when such payment would make it insolvent. Within 30 days of notice of insolvency, the dissenting stockholder by written notice to Circa shall have the option to (i) withdraw the notice or (ii) retain the status as a claimant against Circa. If the dissenting stockholder does not exercise said option, Circa shall exercise the option by written notice to the stockholder within 20 days after the expiration of the 30-day period.


     At the time a Circa stockholder files a notice of election to dissent with Circa or within one month thereafter, the holder of shares of Circa Common Stock represented by Certificates must submit such Certificates to Circa, or to Circa's transfer agent, who shall note conspicuously thereon that a notice of election to dissent has been filed. Once duly noted, Circa or its transfer agent, as the case may be, shall return the Certificates to the Circa stockholder. ANY HOLDER OF SHARES OF CIRCA COMMON STOCK REPRESENTED BY CERTIFICATES WHO FAILS TO SUBMIT HIS CERTIFICATES FOR SUCH NOTATION SHALL, AT THE OPTION OF CIRCA, EXERCISED BY WRITTEN NOTICE TO THE STOCKHOLDER WITHIN 45 DAYS FROM THE DATE OF FILING OF SUCH NOTICE OF ELECTION TO DISSENT, LOSE HIS DISSENTERS' RIGHTS UNLESS A COURT, FOR GOOD CAUSE SHOWN, OTHERWISE DIRECTS.

     Within 15 days after the expiration of the period within which Circa stockholders may file their notices of election to dissent, or within 15 days after the consummation of the Merger, whichever is later (but in no event later than 90 days from the date of the Circa Meeting), Circa will make a written offer by registered mail to each Circa stockholder who had filed such notice of election, to purchase such Circa stockholder's shares of Circa Common Stock at a price which Circa considers to be such share's fair value. Such offer shall be accompanied by a statement setting forth the aggregate number of shares of Circa Common Stock with respect to which notices of election to dissent have been received and the aggregate number of holders of such shares. If the Merger has been consummated, such offer shall be accompanied by (a) advance payment to each Circa stockholder who has submitted the Certificates representing his shares of Circa Common Stock to Circa of an amount equal to 80% of the amount of the offer made by Circa for such shares or (b) as to each Circa stockholder who had not yet submitted his Certificates to Circa, a statement that advance payment to him of an amount equal to 80% of the amount of such offer will be made by Circa promptly upon submission of his Certificates. If the Merger has not been consummated at the time of the offer, such advance payment or statement as to advance payment shall be sent to each stockholder entitled thereto forthwith upon consummation of the Merger.

     If within thirty days after making the offer, Circa and any dissenting stockholder agree upon the price to be paid for said dissenting shares, payment therefor shall be made within sixty days of the offer or the consummation of the Merger, whichever is later, upon surrender of the dissenting stockholder's certificates.

     If Circa fails to make such offer within the 15-day period specified above, or if Circa makes the offer within such period but any dissenting stockholder or stockholders fail to agree with Circa within the next 30 days upon the price to be paid for their shares:

          (a) Circa shall, within the 20-day period after the expiration of the applicable two periods specified above, institute a special proceeding in the New York Supreme Court in the judicial district in which Circa's office is located to determine the rights of Circa's dissenting stockholders and to fix the fair value of their shares.

          (b) If Circa fails to institute such proceeding within such 20-day period, any dissenting stockholder of Circa may institute such proceeding for the same purposes not later than 30 days after the expiration of the 20-day period referred to in subparagraph (a) above. If the proceeding is not instituted by any dissenting stockholder within such 30-day period, all dissenters' rights will be lost unless the supreme court, for good cause shown, otherwise decides.

          (c) All dissenting stockholders, except those who have agreed with Circa upon the price to be paid for their shares, will be made parties to the proceeding.

          (d) The court will, without a jury and without referral to an appraiser or referee, determine whether each dissenting stockholder, as to whom Circa requests the court to make such determination, is entitled to receive payment for his shares of Circa Common Stock. If Circa does not request such determination or if the court finds that a dissenting stockholder is entitled to payment for his shares of Circa Common Stock, the court will fix the fair value of such shares, which, for such purposes, shall be the fair value as of the close of business on the day prior to the Circa Meeting. In fixing the value of the shares, the court shall consider the nature of the transaction giving rise to the Circa stockholder's right to receive payment for his shares and its effects on Circa and its stockholders, the concepts and methods then customary in the relevant securities and financial markets for determining fair value of shares of a corporation engaging in a similar transaction under comparable circumstances, and all other relevant factors. The court may fix the value of the shares as higher or lower than the value of the consideration offered in the Merger. The final order of the court shall be entered against Circa in favor of each dissenting stockholder who is a party to the proceeding and who is entitled to the value of his shares. The final order shall include interest at a rate determined by the court and payable from the date the Merger was consummated until the payment date, unless the court finds that the refusal of any stockholder to accept the offer of payment was arbitrary, vexatious, or otherwise not in good faith.

          (e) Each party to the proceeding shall bear its own costs and expenses, including the fees and expenses of its counsel and any experts employed. The court may, however, in its discretion, apportion and assess all or any part of the costs, expenses, and fees incurred by Circa against any or all of the dissenting stockholders who are parties to the proceeding, including those who withdraw their notices of election to dissent, if the court finds that the dissenting stockholders' refusal to accept Circa's offer is arbitrary, vexatious, or otherwise not in good faith. Likewise, the court may apportion and assess all or any of the costs, expenses, and fees incurred by any or all of the dissenting stockholders who are parties to the proceeding against Circa, if the court finds (i) that the fair value of the shares of Circa Common Stock, as determined, materially exceeds the amount which Circa offered to pay; (ii) that no offer or required advance payment was made by Circa;
     (iii) that the refusal of any stockholder to accept the offer was in good faith; or (iv) that the action of Circa in complying with its obligations under Section 623 of the NYBCL was arbitrary, vexatious, or otherwise not in good faith.

          (f) Within 60 days after final determination of the proceeding, Circa will pay to each dissenting stockholder the amount found to be due him, upon surrender of the Certificates for any such shares represented by Certificates.


     The perfection by a sufficient number of Circa stockholders of their rights as dissenting stockholders could impair the ability of the Merger to qualify as a pooling of interests for accounting and financial reporting purposes and to qualify as a tax-free reorganization. If the number of shares for which dissenters' rights are perfected (expressed in terms of equivalent shares of Watson Common Stock based upon the Exchange Ratio), when added to (i) the number of shares of Circa Common Stock purchased by Circa during the two year period prior to the Effective Date of the Merger and not reissued by Circa prior to the Effective Time (expressed in terms of equivalent shares of Watson Common Stock based upon the Exchange Ratio), (ii) the number of shares of Watson Common Stock purchased by Watson during the two year period prior to the Effective Date of the Merger, and not reissued by Watson prior to the Effective Time, and (iii) the fractional shares of Watson Common Stock issued in lieu of which cash is paid in the Merger, exceeds 10% of the number of shares of Watson Common Stock issued in the Merger, the qualification of the Merger for pooling of interests accounting treatment may be adversely affected. Additionally, both Circa and Watson can terminate the Merger if holders of over 10% of the outstanding shares of Circa Common Stock exercise their dissenters' rights. The qualification of the Merger for pooling of interests accounting and as a tax-free reorganization are conditions of the respective obligations of Circa and Watson to effect the Merger. See "The Merger Agreement -- Conditions."


     BECAUSE A PROXY CARD WHICH DOES NOT CONTAIN VOTING INSTRUCTIONS WILL, UNLESS REVOKED, BE VOTED FOR ADOPTION OF THE MERGER AGREEMENT, A CIRCA STOCKHOLDER WHO WISHES TO EXERCISE HIS DISSENTERS' RIGHTS MUST EITHER NOT SIGN AND RETURN HIS PROXY CARD, OR, IF HE SIGNS AND RETURNS HIS PROXY CARD, VOTE AGAINST OR ABSTAIN FROM VOTING ON THE ADOPTION OF THE MERGER AGREEMENT.

WATSON STOCKHOLDERS

     Holders of shares of Watson Common Stock are not entitled to dissenters' rights by virtue of the Merger.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION


     The following unaudited pro forma condensed combined financial information are derived from and should be read in conjunction with the audited consolidated financial statements, including the notes thereto, of Watson that are contained in Watson's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 and Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1995, and of Circa that are contained in Circa's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 and Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1995, all of which are incorporated by reference in this Proxy Statement/Prospectus. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated in accordance with the assumptions set forth below, nor is it necessarily indicative of future operating results or financial position.



     The unaudited pro forma condensed combined balance sheet of Watson-Circa at March 31, 1995, set forth below gives effect to the Merger under the pooling of interests accounting method as if the Merger had occurred on March 31, 1995.



                     UNAUDITED PRO FORMA CONDENSED COMBINED

                                 BALANCE SHEET

                                 MARCH 31, 1995
                                 (IN THOUSANDS)



                                                                                          PRO
                                                                                         FORMA
                                                               WATSON       CIRCA       COMBINED
                                                              --------     --------     --------
CURRENT ASSETS:
  Cash and cash equivalents................................   $ 60,174     $ 23,070     $ 83,244
  Marketable securities....................................      5,066       32,738       37,804
  Accounts receivable, net.................................     13,577        2,080       15,657
  Inventories..............................................     16,916        1,409       18,325
  Other current assets.....................................      3,132        2,123       32,636
                                                              --------     --------     --------
          Total current assets.............................     98,865       61,420      187,666
Property, plant and equipment, net.........................     43,220       13,253       56,473
Investments in joint ventures..............................                  31,531       31,531
Other assets...............................................      1,888        1,879        3,767
                                                              --------     --------     --------
          Total assets.....................................   $143,973     $108,083     $279,437
                                                              ========     ========     ========
CURRENT LIABILITIES:
  Accounts payable and accrued expenses....................   $ 13,983     $  5,731     $ 19,714
  Current installments of long-term debt...................        701                       701
  Income taxes payable.....................................      1,828                     1,828
                                                              --------     --------     --------
          Total current liabilities........................     16,512        5,731       22,243
Deferred partnership liability.............................                   8,833        8,833
Long-term debt.............................................      4,902                     4,902
Other liabilities..........................................      2,358        1,375        1,375
                                                              --------     --------     --------
          Total liabilities................................     23,772       15,939       37,353
                                                              --------     --------     --------
STOCKHOLDERS' EQUITY:
  Common stock.............................................         57          221          278
  Additional paid-in-capital...............................     75,565       59,686      135,251
  Retained earnings........................................     44,565       32,812      107,116
  Unrealized holding gain..................................         14        1,842        1,856
  Unearned compensation -- stock awards....................                  (2,417)      (2,417)
                                                              --------     --------     --------
          Total stockholders' equity.......................    120,201       92,144      242,084
                                                              --------     --------     --------
          Total liabilities and stockholders' equity.......   $143,973     $108,083     $279,437
                                                              ========     ========     ========



 See accompanying notes to the unaudited pro forma condensed combined financial information.

                     UNAUDITED PRO FORMA CONDENSED COMBINED



                            STATEMENT OF OPERATIONS



                       THREE MONTHS ENDED MARCH 31, 1995


                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                                       PRO FORMA
                                                                WATSON      CIRCA      COMBINED
                                                                -------     ------     ---------
Revenues......................................................  $26,206     $7,917      $34,123
Cost of revenues..............................................   12,493      2,233       14,726
                                                                -------     ------     ---------
  Gross profit................................................   13,713      5,684       19,397
Costs and expenses:
  Research and development....................................    2,874      1,896        4,770
  Selling, general and administrative.........................    1,681      2,517        4,198
                                                                -------     ------     ---------
Total operating expenses......................................    4,555      4,413        8,968
                                                                -------     ------     ---------
  Operating income............................................    9,158      1,271       10,429
                                                                -------     ------     ---------
Equity in earnings of joint ventures..........................               5,211        5,211
Investment and other income...................................      678        684        1,362
Interest and other expense....................................     (269)        (5)        (274)
                                                                -------     ------     ---------
                                                                    409      5,890        6,299
                                                                -------     ------     ---------
Income before provision for income taxes......................    9,567      7,161       16,728
Provision for income taxes....................................    3,677         95        4,338
                                                                -------     ------     ---------
Net income....................................................  $ 5,890     $7,066      $12,390
                                                                =======     ======     ========
Per share data:
Earnings per common and common equivalent share...............  $   .33     $  .32      $   .34
                                                                =======     ======     ========
Weighted average number of common and common equivalent shares
  outstanding.................................................   18,035     21,744       36,735
                                                                =======     ======     ========



 See accompanying notes to the unaudited pro forma condensed combined financial information.

                     UNAUDITED PRO FORMA CONDENSED COMBINED

                                 BALANCE SHEET

                               DECEMBER 31, 1994
                                 (IN THOUSANDS)


                                                                                          PRO
                                                                                         FORMA
                                                               WATSON       CIRCA       COMBINED
                                                              --------     --------     --------
CURRENT ASSETS:
  Cash and cash equivalents................................   $ 51,498     $ 19,667     $ 71,165
  Marketable securities....................................      4,998       30,534       35,531
  Accounts receivable, net.................................     12,498        3,630       16,128
  Inventories..............................................     14,663        1,697       16,361
  Other current assets.....................................      3,411        2,128       33,727
                                                              --------     --------     --------
          Total current assets.............................     87,068       57,656      172,912
Property, plant and equipment, net.........................     41,627       12,488       54,115
Investments in joint ventures..............................                  31,824       31,824
Other assets...............................................      1,576        1,889        3,465
                                                              --------     --------     --------
          Total assets.....................................   $130,271     $103,857     $262,316
                                                              ========     ========     ========

CURRENT LIABILITIES:
  Accounts payable and accrued expenses....................   $ 11,314     $  6,219     $ 17,533
  Current installments of long-term debt...................        718                       718
                                                              --------     --------     --------
          Total current liabilities........................     12,032        6,219       18,251
Deferred partnership liability.............................                  14,033       14,033
Long-term debt.............................................      5,058                     5,058
Other liabilities..........................................      2,212        1,604        1,604
                                                              --------     --------     --------
          Total liabilities................................     19,302       21,856       38,946
                                                              --------     --------     --------

STOCKHOLDERS' EQUITY:
  Common stock.............................................         56          221          277
  Additional paid-in-capital...............................     72,299       59,657      131,956
  Retained earnings........................................     38,675       25,746       94,821
  Unrealized holding loss..................................        (61)        (809)        (870)
  Unearned compensation -- stock awards....................                  (2,814)      (2,814)
                                                              --------     --------     --------
          Total stockholders' equity.......................    110,969       82,001      223,370
                                                              --------     --------     --------
          Total liabilities and stockholders' equity.......   $130,271     $103,857     $262,316
                                                              ========     ========     ========


 See accompanying notes to the unaudited pro forma condensed combined financial information.

     The unaudited pro forma condensed combined statements of operations set forth below combine the results of Watson and Circa for each of the three years ended December 31, 1994, 1993 and 1992. These statements give effect to the Merger under the pooling of interests accounting method as if the Merger had occurred on January 1 of each period.


                     UNAUDITED PRO FORMA CONDENSED COMBINED

                            STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1992
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                       PRO FORMA
                                                              WATSON       CIRCA       COMBINED
                                                              -------     --------     ---------
Revenues....................................................  $34,684     $     89     $  34,773
Cost of revenues............................................   19,361        3,930        23,291
                                                              -------     --------     ---------
  Gross profit (loss).......................................   15,323       (3,841)       11,482
Costs and expenses:
  Research and development..................................    5,355        2,861         8,216
  Selling, general and administrative.......................    3,559       11,385        14,944
                                                              -------     --------     ---------
Total operating expenses....................................    8,914       14,246        23,160
                                                              -------     --------     ---------
  Operating income (loss)...................................    6,409      (18,087)      (11,678)
                                                              -------     --------     ---------
Equity in earnings of joint ventures........................                20,711        20,711
Investment and other income.................................       11        4,069         4,080
Partnership loss............................................               (15,598)      (15,598)
Interest and other expense..................................     (429)        (780)       (1,209)
                                                              -------     --------     ---------
                                                                 (418)       8,402         7,984
                                                              -------     --------     ---------
Income (loss) before provision for income taxes.............    5,991       (9,685)       (3,694)
Provision for income taxes..................................    2,396                      2,396
                                                              -------     --------     ---------
Net income (loss)...........................................  $ 3,595     $ (9,685)    $  (6,090)
                                                              =======     ========      ========
Per share data:
Earnings (loss) per common and common equivalent share......  $  0.26     $  (0.44)    $   (0.18)
                                                              =======     ========      ========
Weighted average number of common and common equivalent
  shares outstanding........................................   13,887       22,152        32,938
                                                              =======     ========      ========


 See accompanying notes to the unaudited pro forma condensed combined financial information.

                     UNAUDITED PRO FORMA CONDENSED COMBINED

                            STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1993
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                       PRO FORMA
                                                              WATSON       CIRCA       COMBINED
                                                              -------     --------     ---------
Revenues....................................................  $67,547     $  3,291      $70,838
Cost of revenues............................................   32,677        6,530       39,207
                                                              -------     --------     ---------
  Gross profit (loss).......................................   34,870       (3,239)      31,631
Costs and expenses:
  Research and development..................................   10,102        4,983       15,085
  Selling, general and administrative.......................    5,087       10,595       15,682
                                                              -------     --------     ---------
Total operating expenses....................................   15,189       15,578       30,767
                                                              -------     --------     ---------
  Operating income (loss)...................................   19,681      (18,817)         864
                                                              -------     --------     ---------
Equity in earnings of joint ventures........................                24,688       24,688
Provision for legal settlements.............................                (6,297)      (6,297)
Investment and other income.................................      777       18,535       19,312
Partnership loss............................................                (7,644)      (7,644)
Interest and other expense..................................     (363)      (2,070)      (2,433)
                                                              -------     --------     ---------
                                                                  414       27,212       27,626
                                                              -------     --------     ---------
Income before provision for income taxes....................   20,095        8,395       28,490
Provision (benefit) for income taxes........................    7,873                   (21,927)
                                                              -------     --------     ---------
Net income..................................................  $12,222     $  8,395      $50,417
                                                              =======     ========     ========
Per share data:
Earnings per common and common equivalent share.............  $  0.74     $   0.38      $  1.42
                                                              =======     ========     ========
Weighted average number of common and common equivalent
  shares outstanding........................................   16,544       22,047       35,504
                                                              =======     ========     ========


 See accompanying notes to the unaudited pro forma condensed combined financial information.

                     UNAUDITED PRO FORMA CONDENSED COMBINED

                            STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1994
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                       PRO FORMA
                                                              WATSON       CIRCA       COMBINED
                                                              -------     --------     ---------
Revenues....................................................  $87,057     $  7,801      $94,858
Cost of revenues............................................   41,388        7,584       48,972
                                                              -------     --------     ---------
  Gross profit..............................................   45,669          217       45,886
Costs and expenses:
  Research and development..................................   11,090        7,890       18,980
  Selling, general and administrative.......................    5,689        7,653       13,342
                                                              -------     --------     ---------
Total operating expenses....................................   16,779       15,543       32,322
                                                              -------     --------     ---------
  Operating income (loss)...................................   28,890      (15,326)      13,564
                                                              -------     --------     ---------
Equity in earnings of joint ventures........................                24,968       24,968
Gain from legal settlements.................................                 2,299        2,299
Investment and other income.................................    1,629        6,143        7,772
Interest and other expense..................................     (515)        (715)      (1,230)
                                                              -------     --------     ---------
                                                                1,114       32,695       33,809
                                                              -------     --------     ---------
Income before provision for income taxes....................   30,004       17,369       47,373
Provision for income taxes..................................   11,318          110       10,828
                                                              -------     --------     ---------
Net income..................................................  $18,686     $ 17,259      $36,545
                                                              =======     ========     ========
Per share data:
Earnings per common and common equivalent share.............  $  1.05     $   0.79      $  1.00
                                                              =======     ========     ========
Weighted average number of common and common equivalent
  shares outstanding........................................   17,831       21,726       36,515
                                                              =======     ========     ========


 See accompanying notes to the unaudited pro forma condensed combined financial information.

     NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION


     (1) Historical Presentation. The fiscal years of Watson and Circa end on December 31 and, as such, the historical audited consolidated statements of operations have been reported on such fiscal year bases. No adjustments have been made to the Unaudited Pro Forma Condensed Combined Financial Statements for differences in the application of generally accepted accounting principles between Watson and Circa, as the impact of such adjustments would not be material. The unaudited pro forma condensed combined financial information gives effect to the Merger under the pooling of interests accounting method as if the Merger had occurred at the beginning of each period presented for statements of operations and prior to the date of each balance sheet presented.


     Certain amounts in the consolidated historical financial statements of Circa and Watson have been reclassified to conform with the Unaudited Pro Forma Condensed Combined Financial Statement presentation.

     No adjustments are necessary to eliminate intercompany transactions and balances in the Unaudited Pro Forma Condensed Combining Financial Statements as there were no intercompany transactions or balances.


     (2) Exchange Ratio. The Merger Agreement provides that, subject to certain adjustments, Watson will exchange 0.86 of a share of Watson Common Stock for each share of Circa Common Stock outstanding immediately prior to the Merger. Such Exchange Ratio was used in compiling the accompanying Unaudited Pro Forma Condensed Combined Financial Statements.


     Pro forma combined earnings (loss) per share amounts, as presented in the accompanying Unaudited Pro Forma Condensed Combined Statements of Operations, are based upon the combined weighted average number of shares outstanding of Watson Common Stock and Circa Common Stock for each period presented. Historical weighted average shares of Circa Common Stock used in the calculation of combined weighted average shares outstanding for each period have been adjusted to reflect the Exchange Ratio.


     (3) Unaudited Pro Forma Condensed Combined Adjustments. The unaudited pro forma information presented in the accompanying pro forma condensed combined balance sheets and statements of operations reflect the reduction in the valuation allowance relating to Circa's net deferred tax asset balance at each balance sheet date beginning with December 31, 1993. In determining that the deferred tax asset was fully realizable by the combined company, management of Watson, based in part on information furnished by Circa, considered the prior operating results of each company and the future plans and expectations of the combined company.



     (4) Nonrecurring Costs and Expenses. The accompanying Unaudited Pro Forma Condensed Combined Financial Statements exclude any nonrecurring costs and expenses associated with consummating the Merger and integrating the operations of the businesses of Watson and Circa. The costs of merging the operations of Watson and Circa are expected to result in a one-time charge to Watson's earnings. The actual amount and the exact timing of this charge cannot presently be determined unless and until the Merger is consummated, although the aggregate costs currently are estimated to be in the range of $12-$16 million. This charge will include, among other things, costs associated with investment banking fees, legal, accounting, printer and other costs with respect to the Merger.

                       COMPARATIVE RIGHTS OF STOCKHOLDERS


     Watson is a Nevada corporation and the rights of its stockholders are governed by the Nevada General Corporation Law (the "NRS") and the Articles of Incorporation and Bylaws of Watson. Circa is a New York corporation and the rights of its stockholders are governed by the NYBCL and the Certificate of Incorporation and Bylaws of Circa. If the Merger is consummated, former Circa stockholders will become stockholders of Watson. The rights of such former Circa stockholders as Watson stockholders will be governed by the NRS and the Articles of Incorporation and Bylaws of Watson. The following is a summary of the material differences between (i) the NRS and the Articles of Incorporation, as amended, and Bylaws of Watson and (ii) the NYBCL and the Certificate of Incorporation, as amended and restated, and Bylaws of Circa, which may significantly affect the rights of Circa stockholders.


LIABILITY OF DIRECTORS

     The NRS allows a corporation to provide in its articles of incorporation that a director or officer will not be personally liable for monetary damages to the corporation or its stockholders for breach of fiduciary duty as a director or officer, except that such provision must not eliminate or limit the liability of a director or officer for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or (ii) the payment of distributions in violation of Section 78.300 of the NRS. Watson's Articles of Incorporation contain such a provision.

     The NYBCL allows a corporation to provide in its certificate of incorporation that a director will not be personally liable to the corporation or its stockholders for damages for any breach of duty in such capacity, except that such provision may not eliminate or limit (i) the liability of any director if a judgment or other adjudication adverse to him establishes that his acts or omissions were in bad faith or involved fraud, intentional misconduct or a knowing violation of law or that he personally gained in fact a financial profit or advantage to which he was not legally entitled or that his acts violated
Section 719 of the NYBCL; or (ii) the liability of any director for any act or omission prior to the adoption of a limitation provision in the Circa Certificate of Incorporation. Circa's Certificate of Incorporation contains such a provision.

INDEMNIFICATION


     Under the NRS and the NYBCL, a corporation may generally indemnify its officers, directors, employees and agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement of any proceedings (other than derivative actions), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in derivative actions, except that indemnification may be made only for (1) expenses (including attorneys' fees) and certain amounts paid in settlement, and (2) in the event the person seeking indemnification has been adjudicated liable, amounts deemed proper, fair and reasonable by the appropriate court upon application thereto. The NRS and the NYBCL both provide that to the extent that such persons have been successful in defense of any proceeding, they must be indemnified by the corporation against expenses. If a corporation does not so indemnify such persons, they may seek, and a court may order, indemnification under certain circumstances even if the board of directors or stockholders of the corporation have determined that the persons are not entitled to indemnification.


     In addition, under both acts, expenses incurred by an officer or director in connection with a proceeding may be paid by the corporation in advance of the final disposition, upon receipt of an undertaking by such director or officer to repay such amount if he is ultimately found not to be entitled to indemnification by the corporation.

     The Bylaws of Watson and Circa's Certificate of Incorporation provide that directors and officers and former directors and officers will be indemnified as set forth above.

DERIVATIVE ACTIONS


     Under the Nevada Rules of Civil Procedure (the "Nevada Rules") and the NYBCL, a person may not bring a derivative action unless the person was a stockholder of the corporation at the time of the challenged transaction or unless the person acquired the shares by operation of law from a person who was a stockholder at such time. The Nevada Rules and the NYBCL also provide that a complaint in a derivative proceeding must be verified and must allege with particularity the efforts, if any, made by the plaintiff to obtain the desired action, and the reasons for his failure to obtain the action he desires or for not making the effort. The Nevada Rules also provide that a derivative action may not be maintained if it appears that the plaintiff does not fairly and adequately represent the interests of stockholders. Both the NRS and the NYBCL also provide that an action shall not be dismissed or compromised without the approval of the court having jurisdiction of the action.


DISTRIBUTIONS AND REDEMPTIONS

     A Nevada corporation may make distributions to its stockholders as long as, after giving effect to such distribution (1) the corporation would be able to pay its debts as they become due in the usual course of business and (2) the corporation's total assets would not be less than the sum of its total liabilities plus (unless the articles of incorporation permit otherwise, which Watson's Articles of Incorporation do not) the amount that would be needed if the corporation were to be dissolved at the time of the distribution to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution. A New York corporation may declare, pay or make dividends and other distributions to its stockholders except when currently the corporation is insolvent or would thereby be made insolvent, or when the declaration, payment or distribution would be contrary to any restrictions in its certificate of incorporation. In addition, the NYBCL provides that dividends may generally be declared and paid and other distributions made out of surplus only, so that the net assets of the corporation remaining after such payment shall at least equal the amount of its stated capital. Under both the NRS and NYBCL, a corporation's redemption of its own capital stock is subject to the same restrictions as apply to a distribution.

STOCKHOLDER INSPECTION OF BOOKS AND RECORDS


     Under the NRS, a stockholder of record for at least six months immediately preceding his demand, or any person holding at least 5% of all outstanding shares, or authorized in writing by at least 5% of all outstanding shares, is entitled to inspect a list of the names of the corporation's stockholders during usual business hours, if the stockholder gives at least five business days' prior written notice to the corporation. The NRS also provides that a corporation may deny any demand for inspection if the stockholder refuses to furnish the corporation with an affidavit that such inspection is not desired for a purpose which is in the interest of a business or object other than the business of the corporation and that such stockholder has not previously sold or offered for sale any list of stockholders of the corporation or any other corporation.



     The NYBCL permits any stockholder of record for at least six months immediately preceding the demand, or any person holding, or authorized in writing by holders of at least 5% of the outstanding shares of any class or series, to make copies of and examine during usual business hours the minutes of stockholder proceedings and the record of stockholders where they are kept, for any proper purpose and upon at least five days' prior written demand. Furthermore, any court may, upon proof of a proper purpose, compel the production for examination by a stockholder of the account books and records, minutes and record of stockholders. The court may prescribe limitations or conditions upon the inspection, or award any other or further relief the court deems just and proper.


DISSENTERS' RIGHTS


     A stockholder of a Nevada corporation, with certain exceptions, has the right to dissent from, and to obtain payment of the fair value of his shares in the event of (1) consummation of a plan of merger to which the corporation is a party, (2) consummation of a plan of exchange to which the corporation is a party as the corporation whose shares will be acquired, if the stockholder is entitled to vote on the plan, and, (3) any corporate action taken pursuant to a vote of the stockholders to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or non-voting stockholders are entitled to dissent and obtain payment for their shares. The NRS provides that unless a corporation's articles of incorporation provide otherwise, which Watson's Articles of Incorporation do not, a stockholder does not have dissenters' rights with respect to a plan of merger or share exchange if the shares held by the stockholder are either listed on a national securities exchange, designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held of record by 2,000 or more stockholders. A stockholder of record of a Nevada corporation may assert dissenter's rights as to less than all of the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenter's rights. In such event, the stockholder's rights shall be determined as if the shares as to which he dissents and his other shares were registered in the names of different stockholders.

     Under New York law, holders of shares have the right, in certain circumstances, to dissent from certain mergers, consolidations, sales and other dispositions of assets requiring shareholder approval and share exchanges by demanding payment in cash for their shares equal to the fair value (excluding any appreciation or depreciation as a consequence or in expectation of the transaction) of such shares as described under "Dissenters' Rights."

QUORUM FOR STOCKHOLDER MEETINGS

     Under both the NRS and the NYBCL, unless otherwise provided in a corporation's articles or certificate of incorporation or bylaws, a majority of shares entitled to vote on a matter constitutes a quorum at a meeting of stockholders. The NRS and the NYBCL provide that the articles of incorporation or bylaws may provide for a greater or lesser quorum requirement, except that in New York, the quorum may not be less than one-third of the shares entitled to vote. The Watson and Circa Bylaws each provide that the presence in person or by proxy of a majority of the shares entitled to vote shall constitute a quorum.

STOCKHOLDER VOTING REQUIREMENTS; ACTION BY CONSENT

     Under both the NRS and NYBCL, directors are generally elected by a plurality of the votes cast by the stockholders entitled to vote at a stockholders' meeting at which a quorum is present. With respect to matters other than the election of directors, unless a greater number of affirmative votes is required by the statute or the corporation's articles or certificate of incorporation, if a quorum exists, action on any matter is generally approved by the stockholders if the votes cast by the holders of the shares represented at the meeting and entitled to vote on the matter favoring the action exceed the votes cast opposing the action. In the case of a merger of a Nevada corporation, the affirmative vote of the holders of a majority of the issued and outstanding shares entitled to vote is required under the NRS. However, a merger or consolidation of a New York corporation must be approved at a meeting of stockholders by the affirmative vote of two-thirds of the issued and outstanding shares entitled to vote thereon.


     Neither Watson's Articles of Incorporation or Bylaws nor Circa's Certificate of Incorporation or Bylaws include a provision requiring a greater vote on any matter than required by the NRS or the NYBCL.



     In accordance with the NRS, Watson's Bylaws permit stockholder action to be taken without a meeting by written consents signed by the holders of at least a majority of the voting power, except that if a different proportion of voting power is required for such an action at a meeting, then that proportion of written consent is required.


     Under New York law, any stockholder action required or permitted to be taken by stockholder vote may be taken without a meeting with the unanimous written consent of stockholders. The certificate of incorporation may provide, to the extent not inconsistent with New York law, that such stockholder action may be taken upon the written consent of less than all outstanding shares. Circa's Certificate of Incorporation does not provide for written consent by less than all the outstanding shares.

BOARD VACANCIES

     The NRS provides that a vacancy on the board of directors may generally be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum of the board of directors, unless the articles of incorporation provide otherwise. Watson's Articles of Incorporation do not alter this provision.

     Under the NYBCL, unless otherwise provided in the certificate of incorporation or in a bylaw adopted by the stockholders, any vacancy occurring on the board may be filled only by vote of the stockholders. Circa's Certificate of Incorporation and Bylaws do not alter the NYBCL provisions regarding board vacancies.

REMOVAL OF DIRECTORS


     The NRS provides that any director may be removed from office by the vote of stockholders holding not less than two-thirds of the issued and outstanding stock entitled to vote. Stockholders may remove one or more directors with or without cause unless the articles or certificate of incorporation provide that directors may be removed only for cause. Watson's Articles of Incorporation includes a provision allowing the removal of directors only for cause. Under the NYBCL, a director may be removed without cause by stockholder vote only if the certificate of incorporation or the bylaws so provide. The certificate of incorporation or the bylaws may provide for such removal by action of the board, except in the case of any director elected by cumulative voting, or by the holders of the shares of any class or series, or holders of bonds, voting as a class, when so entitled by the provisions of the certificate of incorporation. Circa's Certificate of Incorporation and Bylaws do not provide for removal without cause. The NYBCL also provides that directors may be removed for cause by the stockholders and, if the corporation's certificate of incorporation and bylaws so provide, by action of the board. The Circa Bylaws grant such right to directors.


AMENDMENTS TO CHARTER


     An amendment to a Nevada corporation's articles of incorporation or a New York corporation's certificate of incorporation must be approved by the corporation's stockholders, except that certain immaterial amendments specified in the NYBCL may be made by the board of directors. Under the NRS, unless a Nevada corporation's articles of incorporation or its board of directors require a greater vote, an amendment to a Nevada corporation's articles of incorporation must generally be approved by a majority of the votes entitled to be cast on the amendment. Watson's Articles of Incorporation do not include any provision requiring greater than a majority of votes to amend its articles of incorporation. The NYBCL similarly provides that a vote to amend the corporation's certificate of incorporation requires the approval of majority of the issued and outstanding shares entitled to vote at a meeting.


CLASSIFIED BOARD OF DIRECTORS

     The NRS provides that a corporation's board of directors may be divided into various classes with staggered terms of office. The Watson Bylaws provides that the Watson Board may be divided into three classes of directors, as nearly equal in number as reasonably possible. One class of directors may be elected each year for a three-year term. At the Watson Meeting, the stockholders will vote upon proposals to create a staggered Board of Directors and to elect three classes of directors. See "Watson's Proposal to Amend the Articles of Incorporation to Approve a Staggered Board" and "Election of Watson Directors."


     Classification of directors will have the effect of making it more difficult for stockholders to change the composition of the Watson Board. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in the majority of the Watson Board. Such a delay may help ensure that Watson's directors, if confronted by a holder attempting to force a proxy contest, a tender offer or exchange offer or other extraordinary corporate transaction, would have sufficient time to review the proposal as well as any available alternatives to the proposal and to act in what they believe to be the best interests of the stockholders.


     The classification provisions could also have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of Watson, even though such a transaction could be beneficial to Watson and its stockholders. The classification of the Watson Board might also increase the likelihood that incumbent directors will retain their positions.


     Under New York law, the board of directors may be divided into either two, three or four classes. The Circa Bylaws and Certificate of Incorporation provide that the Circa board may be divided into two classes (Class I and Class II), each class being as nearly equal in number as possible.


BUSINESS COMBINATIONS

     Under New York law, no person may make a tender offer unless a registration statement containing the information required by Article 16 of the Security Takeover Disclosure Act is filed with the New York attorney general at his New York City office and delivered to the target company at its principal executive offices. In addition, such Act regulates takeover bids not subject to the requirements of Section 14(d) of the Exchange Act and sets forth, among other things, the period of time within which shares may be deposited and withdrawn pursuant to a takeover bid, the requirement that shares be purchased on a pro rata basis and the requirement that when an offeror increases the consideration offered in a takeover bid, the offeror must pay such increased consideration with respect to all shares accepted.

     New York law provides that, in addition to any requirements contained in the certificate of incorporation or bylaws of a resident domestic corporation, no such corporation may engage in any business combination with any "interested shareholder" of such corporation (defined as a holder of twenty percent (20%) or more of the corporation's voting stock) for a period of five years unless such business combination is approved by the board of directors prior to the date on which the interested shareholder becomes a twenty percent (20%) holder. In addition to the restrictions stated in the preceding sentence, no such corporation may engage in a business combination with an interested shareholder other than one in which: (i) such business combination is approved by the affirmative vote of the holders of a majority of the voting stock not beneficially owned by that interested shareholder at a meeting called for such purpose; or (ii) the aggregate amount of cash and the market value, as of the consummation date, of consideration to be received per share by holders of outstanding shares of common stock in the business combination is at least equal to a certain "fair price" as determined by various criteria set forth in the statute, subject to certain exceptions.


     Nevada law prevents an "interested stockholder" and a Nevada corporation from entering into a "combination", unless certain conditions are met. A combination means any merger or consolidation with an "interested stockholder," or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an "interested stockholder" having: (i) an aggregate market value equal to 5% or more of the aggregate market value of the assets of a corporation; (ii) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of a corporation; or (iii) representing 10% or more of the earning power or net income of the corporation. An "interested stockholder" means a person or entity holding the beneficial ownership of 10% or more of the voting shares of a corporation, or an affiliate or associate thereof. A corporation may not engage in a "combination" within three years after the interested stockholder acquires his shares unless the combination or purchase is approved by the board of directors before the interested stockholder acquired such shares. If approval is not obtained, after the expiration of the three-year period, the business combination may be consummated with the approval of the board of directors or a majority of the voting power held by disinterested stockholders, or if the consideration to be paid by the interested stockholder is at least equal to the greater of (i) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which he became an interested stockholder, whichever is higher, (ii) the market value per common share on the date of announcement of the combination or the date the interested stockholder acquired the shares, whichever is higher, or (iii) if higher for the holders of preferred stock, the highest liquidation value of the preferred stock. Nevada law does not require a tender offeror to file a registration statement or information statement with the state of Nevada.

ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND STOCKHOLDER PROPOSALS


     Nevada law does not provide procedures for the nomination for election of directors by stockholders or the submission of other stockholder proposals at an annual or special meeting of stockholders. Watson's Bylaws provide that for business to be properly brought before an annual meeting by a stockholder, the stockholder must deliver written notice (containing such information prescribed in the Bylaws) to, or mail such written notice so that it is received by, the secretary of Watson not less than 120 days nor more than 150 days prior to the first anniversary of Watson's proxy statement for the previous year's annual meeting. Watson's Bylaws also provide that a special meeting of stockholders may be called by stockholders holding shares which are entitled to cast not less than ten percent of the votes at a meeting. Nevada law requires that a notice of stockholders meeting be delivered to stockholders not less than ten days nor more than 60 days before the meeting. The notice must state the purpose of the meeting.


     Circa's Bylaws provide that nominations for election of directors or other stockholder proposals to be effected at any annual or special meeting of stockholders may be made by any stockholder entitled to vote at such meeting if written notice of such nomination or other business (containing the information specified on such Bylaws) is delivered to the Secretary of Circa not less than 45 days nor more that 75 days prior to the date of such stockholders' meeting. In the event that less than 60 days' notice or prior public disclosure of the date of such annual or special meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of such annual or special meeting was mailed or such public disclosure was made, whichever first occurs.

LOANS TO DIRECTORS AND OFFICERS

     Under New York law, a corporation may make a loan or guaranty to directors only if such loan or guaranty is approved by a vote of such corporation's stockholders.


     Under Nevada law, a corporation may make a loan or guaranty to directors or officers if (i) the financial interest is known or disclosed to the board of directors or committee and noted in the minutes, and the board or committee authorizes the transaction in good faith by a majority vote sufficient for the purpose without counting the vote of the interested director; (ii) the financial interest is known or disclosed to the stockholders, and the stockholders authorize the transaction by a vote of stockholders holding a majority of the voting power; or (iii) the transaction is fair to the corporation at the time it is authorized or approved.


     The foregoing summary does not purport to be a complete statement of the rights of holders of Circa Common Stock and Watson Common Stock under, and is qualified in its entirety by reference to, New York law and Nevada law, respectively, and the Certificate of Incorporation and Bylaws of Circa and the Articles of Incorporation and Bylaws of Watson.

                   HOLDINGS OF WATSON STOCKHOLDERS, DIRECTORS
                             AND EXECUTIVE OFFICERS


     The following table sets forth, as of May 19, 1995, the name, address (where required) and holdings of each person (including any "group" as defined in Section 13(d)(3) of the Exchange Act) known by Watson to be the beneficial owner of more than five percent of the outstanding shares of Watson Common Stock, and the amount of Watson Common Stock beneficially owned by each of the directors and named executive officers of and by all directors and named executive officers of Watson as a group. For each such Watson beneficial owner, the percent of Watson Common Stock before the Merger, and the pro forma percent of Watson Common Stock after the Merger, also is indicated.



                                                                        PERCENT             PRO FORMA
                                                                       OF WATSON            PERCENT OF
                                                                      COMMON STOCK            WATSON
                                   AMOUNT AND NATURE OF                  BEFORE            COMMON STOCK
   NAME OF BENEFICIAL OWNER      BENEFICIAL OWNERSHIP(1)                 MERGER          AFTER MERGER(2)
- -------------------------------  ------------------------             ------------       ----------------
Allen Chao.....................      1,979,395 shares(3)(4)               11.2%                 5.4%
  311 Bonnie Circle
  Corona, CA 91720
Phylis Y. and David C. Hsia....      1,263,863 shares(3)(7)                7.3%                 3.5%
  311 Bonnie Circle
  Corona, CA 91720
Agnes Y. Kung..................      1,284,946 shares(3)(6)(13)            7.4%                 3.6%
  7662 Woodwind Drive
  Huntington Beach, CA 92647
Richard Y. Chao................      1,282,445 shares(3)(5)                7.4%                 3.6%
  7662 Woodwind Drive
  Huntington Beach, CA 92647
First Interstate Bancorp.......      1,045,800 shares(8)                   6.0%                 2.9%
  633 West 5th Street
  Los Angeles, CA 90071
George B. Bjurman &
  Associates...................        926,321 shares(9)                   5.4%                 2.6%
  10100 Santa Monica Boulevard
  Suite 1200
  Los Angeles, CA 90067
Alec D. Keith..................        639,000 shares(10)                  3.7%                 1.8%
Wan-Lin Kiang..................              0 shares(15)                    *                    *
John Chao......................        219,900 shares(3)(12)(15)           1.3%                   *
Albert F. Hummel...............        270,506 shares(11)(15)              1.6%                   *
Michel J. Feldman..............         15,500 shares(13)(15)                *                    *
Henry R. Besch.................            200 shares(14)(15)                *                    *
Ronald R. Taylor...............              0 shares(15)                    *                    *
All current directors and
  executive
  officers of the company
  (10 persons).................      5,673,310 shares(4)-(7),
                                                 (10)-(15), (16)          31.6%                15.5%


- ---------------

* Represents less than 1%

NOTES:

 (1) Unless otherwise indicated in the footnotes to this table and pursuant to applicable community property laws, Watson believes the persons named in this table have sole voting and investment power with respect to all shares of Watson Common Stock reflected in this table.


 (2) Assumes 18,728,746 shares of Watson Common Stock will be issued to Circa stockholders in the Merger, based on a 0.86 Exchange Ratio.


 (3) Allen Chao, Phylis Y. Hsia, Agnes Y. Kung and Richard Y. Chao are siblings and John Chao is their father. David C. Hsia is married to Phylis Y. Hsia.


 (4) Includes 357,795 shares of Watson Common Stock subject to outstanding options, 805,113 shares of Watson Common Stock held by Allen Chao Interests, Ltd., a partnership in which Dr. Chao is a controlling partner, 490,323 shares of Watson Common Stock held by MAL Investment Company, a corporation of which Dr. Chao is a controlling shareholder, and 326,164 shares of Watson Common Stock held by the Allen Chao and Lee Hwa Chao Family Trust.



 (5) Includes 6,000 shares of Watson Common Stock subject to outstanding options, 6,000 shares of Watson Common Stock held by Richard Y. Chao as custodian for his son, 636,348 shares of Watson Common Stock held by Richard Y. Chao Interests, Ltd., a partnership in which Richard Y. Chao is a controlling partner and 394,444 shares of Watson Common Stock held by R&S Investment Company, a corporation of which Richard Y. Chao is a controlling shareholder, and 239,653 shares of Watson Common Stock held by Richard Y. Chao, individually.


 (6) Includes 6,000 shares of Watson Common Stock subject to outstanding options, 649,397 shares of Watson Common Stock held by Kung Interests, Ltd., a partnership in which Ms. Kung is a controlling partner, 396,000 shares of Watson Common Stock in CAB Investment Company, a corporation of which Ms. Kung is a controlling shareholder and 233,549 shares of Watson Common Stock held in the Jen Kai Kung and Agnes Y. Kung Family Trust.


 (7) Includes 769,141 shares of Watson Common Stock held by Phylis Y. Hsia, 255,794 shares of Watson Common Stock held by David C. Hsia, 121,428 shares of Watson Common Stock held by Mrs. Hsia as custodian for the children of Dr. and Mrs. Hsia, 67,500 shares of Watson Common Stock subject to outstanding options held by Dr. Hsia and 50,000 shares of Watson Common Stock held by David and Phylis Hsia Charitable Remainder Trust. Excludes 87,750 shares of Watson Common Stock held in irrevocable trusts for the benefit of Dr. and Mrs. Hsia's children over which Dr. and Mrs. Hsia have no voting or investment power.



 (8) Based upon a Form 13G Report filed with the Commission on February 10,
     1995.



 (9) Based upon a Form 13G Report filed with the Commission on February 15,
     1995.



(10) Includes 130,000 shares of Watson Common Stock subject to outstanding options. Mr. Hummel has an option to purchase 132,000 of these shares of Watson Common Stock from Dr. Keith.



(11) Includes 60,291 shares of Watson Common Stock subject to outstanding options, and options to purchase 132,000 and 66,000 shares of Watson Common Stock from Dr. Keith and Dr. Wallace C. Snipes (a former officer of Watson), respectively.



(12) Includes 12,000 shares of Watson Common Stock subject to outstanding options.



(13) Includes 8,000 shares of Watson Common Stock subject to outstanding options, 1,500 shares of Watson Common Stock owned by Ercelle Feldman, the wife of Michel J. Feldman, for which Mr. Feldman disclaims beneficial ownership, and an aggregate of 6,000 shares of Watson Common stock owned by Mr. Feldman as trustee for two of his sons, for which he disclaims beneficial ownership.



(14) All shares of Watson Common Stock are jointly owned with Dr. Besch's wife.



(15) Excludes 5,000 option shares granted February 6, 1995 from the 1995 Non-Employee Directors' Stock Option Plan which is subject to stockholder approval at the meeting. Option shares will be exercisable upon stockholder approval.



(16) Excludes 767,894 shares of Watson Common Stock to be deemed beneficially held by Dr. Sharoky and Messrs. Fedida and Rice, who will become directors of Watson if the Merger is consummated. See "Holdings of Circa Stockholders, Directors and Executive Officers."

DIRECTOR, OFFICER AND PRINCIPAL STOCKHOLDER SECURITY OWNERSHIP REPORTING


     Section 16(a) of the Exchange Act requires Watson's directors and executive officers, and persons who own more than 10% of a registered class of Watson's equity securities, to file with the Commission reports of ownership and changes in ownership of common stock and other equity securities of Watson. Officers, directors and greater-than-10% stockholders are required by Commission regulation to furnish Watson with copies of all Section 16(a) forms they file.



     Based solely on review of the copies of such reports furnished to Watson or written representations that no other reports were required, Watson believes that, during the 1994 fiscal year, all filing requirements applicable to its officers, directors and greater-than-10% beneficial owners were complied with except that: Mr. Taylor inadvertently filed his Form 3 Initial Statement of Beneficial Ownership of Securities after the ten-day period for filing had expired; Mr. Wallace Snipes, the former Vice President of Research, inadvertently included the sale of 16,000 shares of Watson Common Stock by an unrelated party in his Form 4 Statement of Changes in Beneficial Ownership for the month of August, 1994, which error was corrected by an amended Form 4; Wan-Lin Kiang inadvertently filed a Form 4 Statement of Changes in Beneficial Ownership reflecting the sale of 20,000 shares of Watson Common Stock held in the name of his wife after the applicable filing period; and Ms. Kung inadvertently failed to include 500 shares of Watson Common Stock that were gifted and sold by Ms. Kung as custodian for Stephanie Chao in her Form 4 Statement of Changes in Beneficial Ownership for the month of December, 1994; which omission was corrected by an amended Form 4.

                   HOLDINGS OF CIRCA STOCKHOLDERS, DIRECTORS
                             AND EXECUTIVE OFFICERS


     The following table sets forth, as of June 12, 1995, the name, address and holdings of each person (including any "group" as defined in Section 13(d)(3) of the Exchange Act) known by Circa to be the beneficial owner of more than five percent of outstanding shares of the Circa Common Stock, and the amount of Circa Common Stock beneficially owned by each of the directors and the executive officers of Circa earning greater than $100,000 in the 1994 fiscal year, and by all directors and executive officers as a group. Additionally, for each such Circa beneficial owner, the pro forma percent of Watson Common Stock to be held after the Merger is indicated.



                                                                                               PRO FORMA
                                                                         PERCENT               PERCENT OF
                                                                        OF CIRCA                 WATSON
                                     AMOUNT AND NATURE OF             COMMON STOCK            COMMON STOCK
     NAME OF BENEFICIAL OWNER       BENEFICIAL OWNERSHIP(1)         BEFORE MERGER(2)        AFTER MERGER(3)
- ----------------------------------  -----------------------         -----------------       ----------------
FMR Corp..........................         1,442,100(4)                    6.6%                   3.4%
Melvin Sharoky, M.D.**............           632,900(5)(15)                2.9%                   1.7%
Thomas P. Rice**..................           125,000(6)(15)                   *                      *
Michael Fedida**..................            35,000(7)(15)                   *                      *
Stanley Grey**....................            30,500(8)                       *                      *
Bruce Hausman**...................            35,000(9)                       *                      *
Kenneth Siegel**..................             7,500(10)                      *                      *
Nicholas A. LaBella, Jr...........            80,751(11)                      *                      *
Stuart Deitel(12).................                 0                          *                      *
John Botek........................            10,000(13)                      *                      *
All directors and executive
  officers
  as a group (14 persons).........           974,951(14)                   4.4%                   2.8%


- ---------------

  *  Represents less than 1%

 **  Denotes director of Circa.

 (1) Unless otherwise noted, Circa believes that the beneficial owners listed have sole voting and investment power over the shares listed.


 (2) Percentage based upon 21,777,612 outstanding shares of Circa Common Stock plus, for those persons who hold options for Circa Common Stock which are either currently exercisable or exercisable within 60 days, the number of shares of Circa Common Stock issuable upon exercise of such options.



 (3) Assumes 18,728,746 shares of Watson Common Stock will be issued to Circa stockholders in the Merger, based on a 0.86 Exchange Ratio.


 (4) Shares of Circa Common Stock beneficially owned by FMR Corp. are listed according to a report on Schedule 13G dated February 13, 1995. Based upon information set forth in such report on Schedule 13G filed by FMR Corp., Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR Corp., is the beneficial owner of 1,442,100 shares of Circa Common Stock as a result of acting as investment advisor to several investment companies. Mr. Edward C. Johnson 3rd (Chairman of FMR Corp.), FMR Corp., through its control of Fidelity, and the aforementioned investment companies each has sole dispositive power over such shares. The power to vote such shares resides with FMR's Board of Trustees.


 (5) Includes 300,000 shares of Circa Common Stock held by Dr. Sharoky which are subject to forfeiture under certain circumstances pursuant to the terms of Dr. Sharoky's employment agreement. Dr. Sharoky has sole voting power but no dispositive power as to such shares. Also includes an aggregate of 12,786 shares of Circa Common Stock held by Dr. Sharoky, as custodian for his three children. Excludes options for an aggregate of 100,000 shares of Circa Common Stock which are not currently exercisable. However, such options will vest upon consummation of the Merger and, therefore, they are included in the calculation of Pro Forma Percent of Watson Common Stock After Merger. Pro Forma

     Percent of Watson Common Stock After Merger excludes options for an aggregate of 300,000 shares of Watson Common Stock to be issued to Dr. Sharoky upon the consummation of the Merger. See "The Merger -- Interest of Certain Persons in the Merger -- Additional Compensation."



 (6) Includes 100,000 shares of Circa Common Stock held by Mr. Rice which are subject to forfeiture under certain circumstances pursuant to the terms of Mr. Rice's employment agreement. Mr. Rice has sole voting power but no dispositive power with respect to such shares. Excludes options for 50,000 shares of Circa Common Stock which are not currently exercisable. Includes options for 25,000 shares of Circa Common Stock which are exercisable within 60 days. Pro Forma Percent of Watson Common Stock After Merger excludes options for an aggregate of 100,000 shares of Watson Common Stock to be issued to Mr. Rice upon the consummation of the Merger. See "The Merger -- Interest of Certain Persons in the Merger -- Additional Compensation."



 (7) Includes options for 35,000 shares of Circa Common Stock which are currently exercisable or exercisable within 60 days.



 (8) Includes options for 30,000 shares of Circa Common Stock which are currently exercisable or exercisable within 60 days.



 (9) Includes options for 32,500 shares of Circa Common Stock which are currently exercisable or exercisable within 60 days.



(10) Includes options for 7,500 shares of Circa Common Stock which are currently exercisable or exercisable within 60 days.



(11) Includes 12,500 shares of Circa Common Stock held by Mr. LaBella which are subject to forfeiture under certain circumstances pursuant to Mr. LaBella's employment agreement. Mr. LaBella has sole voting power and no dispositive power as to such shares. Includes options for 33,200 shares of Circa Common Stock which are currently exercisable. Excludes options for 67,000 shares of Circa Common Stock which are not currently exercisable. However, such options will vest upon consummation of the Merger and, therefore, they are included in the calculation of Pro Forma Percent of Watson Common Stock After Merger.


(12) Mr. Deitel ceased being an officer of Circa in March of 1995.


(13) Includes options for 10,000 shares of Circa Common Stock which are currently exercisable or exercisable within 60 days. Excludes options for 35,000 shares of Circa Common Stock which are not currently exercisable. However, options for 5,000 shares of Circa Common Stock will vest upon consummation of the Merger and, therefore, they are included in the calculation of Pro Forma Percent of Watson Common Stock After Merger.



(14) Includes 191,500 shares of Circa Common Stock issuable in the aggregate upon exercise of outstanding options granted to such persons, in each case which are currently exercisable or exercisable within 60 days. Excludes 336,000 shares of Circa Common Stock issuable upon exercise of stock options issued under the Stock Option Plans which are not currently exercisable. However, 198,000 of such options will vest upon consummation of the Merger and, therefore, they are included in the calculation of Pro Forma Percent of Watson Common Stock After Merger.


(15) Dr. Sharoky, Mr. Rice and Mr. Fedida are also nominees as Watson directors in the event the Merger is consummated. See "Election of Watson Directors."

     The address of each of the directors and executive officers named in the table above is c/o Circa Pharmaceuticals, Inc. 33 Ralph Avenue, P. O. Box 30, Copiague, New York 11726-0030. The address for FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.

            WATSON'S PROPOSAL TO AMEND THE ARTICLES OF INCORPORATION
                          TO APPROVE A STAGGERED BOARD


     On February 6, 1995, the Board of Directors of Watson approved an amendment to the Bylaws of Watson to provide for three classes of directors. On May 1, 1995, Watson's Board of Directors repealed such amendment to the Bylaws. Instead, Management of Watson proposes to amend the Articles to include a similar provision to the provision previously included in the Bylaws. Pursuant to this amendment, the directors will be divided into Class I, Class II and Class III directors. Each class will consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The term of office of the Class I directors to be elected at the Watson Meeting will expire at the 1996 Annual Meeting. The term of office of the Class II directors shall expire one year thereafter. The term of office of the Class III directors will expire two years thereafter. At each succeeding Annual Meeting of Watson, the directors elected will be chosen for a full term of three years to succeed those whose terms expire.


     If the proposed amendment is approved, the first two sentences of Article VI of the Articles will be deleted and replaced with the following:


          "The members of the governing board shall be called directors of the Corporation. The number of directors of the Corporation shall be nine (9). The directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire board of directors. At the annual meeting of stockholders of the Corporation to be held in the year 1995, the Corporation shall designate the slate of directors to be elected by the stockholders as Class I, Class II and Class III directors, except that for such 1995 annual meeting only eight (8) directors shall be elected by the stockholders and the ninth director position (a Class I position) shall be vacant. The initial term of office of the Class I directors shall expire at the annual meeting of the stockholders held in the year 1996. The initial term of office of the Class II directors shall expire at the annual meeting of stockholders held in the year 1997. The initial term of office of the Class III directors shall expire at the annual meeting of stockholders held in the year 1998. At each annual meeting of the stockholders after the annual meeting held in the year 1995, successors to the class of directors whose term expires at the annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly as possible, but in no case shall a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office. The annual meeting of stockholders shall be held each year on a date and at a time designated by the Board of Directors of the Corporation.



          Subject to the rights, if any, of holders of any series of Preferred Stock then outstanding, any vacancy on the Board of Directors that results from an increase in the number of directors or by reason of the vacancy following the annual meeting of the stockholders held in the year 1995 may be filled by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring in the Board of Directors may be filled by a majority of the directors then in office, even if less than a quorum. Any directors elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor."


REASONS FOR AMENDMENT

     The Board of Directors of Watson has determined that rather than instituting a staggered election of Directors by amendment to the Bylaws, Watson stockholders should vote upon the proposal. The Board of Directors of Watson recommends the proposal as, among other things, a means of assuring the continuity and stability of Watson's business strategies and policies. With a system of staggered voting, it will not be possible for all the directors to be changed at one election, thus ensuring that at any time a majority of the Watson

Board of Directors will have previously served in that position. In addition, the Board of Directors believes that a staggered election of Directors will enhance the Directors' ability to maximize the stockholder value in the event of any unfriendly or unsolicited proposal to take over or to restructure Watson. The staggered system would provide time for the Watson Board of Directors to negotiate with the sponsor and to consider alternative proposals. The existence of a staggered Board of Directors could have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of Watson even though such a transaction could be beneficial to Watson and its stockholders. See "Comparative Rights of Stockholders -- Classified Board of Directors".


VOTE REQUIRED

     The affirmative vote of a majority of the outstanding shares of Watson Common Stock entitled to vote at the Watson Meeting is required for approval of the proposed amendment to the Watson Articles to approve a staggered board of directors.

     WATSON'S BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT OF WATSON'S ARTICLES OF INCORPORATION TO CREATE A STAGGERED BOARD.

            WATSON'S PROPOSAL TO AMEND THE ARTICLES OF INCORPORATION
                      TO INCREASE THE NUMBER OF AUTHORIZED
                             SHARES OF COMMON STOCK

REASONS FOR AMENDMENT



     The Watson Articles currently authorize 50,000,000 shares of Watson Common Stock. On May 19, 1995, there were approximately 17,289,786 shares of Watson Common Stock outstanding, and another 1,615,661 shares of Watson Common Stock reserved for issuance pursuant to exercise of outstanding stock options. The terms of the Merger Agreement provide for the issuance of additional shares of Watson Common Stock to the holders of Circa Common Stock and Circa Options. The Board of Directors believes it to be advisable to increase the number of authorized shares of Watson Common Stock to 100,000,000 in order to provide future flexibility. The additional authorized shares of Watson Common Stock would be capable of being issued for any proper corporate purpose by the Watson Board of Directors at any time without further corporate approval. Other than in connection with the Merger and commitments under existing stock options, Watson has no present agreements or commitments to issue any additional shares. The Watson Board of Directors believes it is desirable to give Watson this flexibility in considering such matters as stock dividends, raising additional capital, acquisitions and other corporate purposes.



     Holders of Watson Common Stock are not entitled to preemptive rights, and to the extent that any additional shares of Watson Common Stock or securities convertible into Watson Common Stock may be issued on other than a pro rata basis to current stockholders, the present ownership portion of current stockholders may be diluted. Depending upon the circumstances in which additional shares of Watson Common Stock are issued, the overall effects of such issuance may be to render more difficult or to discourage a merger, tender offer, proxy contest or the assumption of control by a holder of a large block of Watson Common Stock and the removal of incumbent management. Management of Watson is not aware of any possible takeover attempts at this time.


     The proposed amendment would amend Article V of the Articles to read as follows:

                                   "ARTICLE V


     The Corporation is authorized to issue a total of One Hundred and Two Million Five Hundred Thousand (102,500,000) shares of stock, One Hundred Million (100,000,000) shares of which shall be classified as common stock, $0.0033 par value per share, and Two Million Five Hundred Thousand (2,500,000) shares of which shall be classified as preferred stock, no par value per share. The holders of both classes of stock shall not be entitled to exercise cumulative voting or preemptive rights.

     The voting powers, designations, preferences, limitations, restrictions, relative rights and distinguishing designation in respect of the shares of the preferred stock shall be as stated in the resolution or resolutions providing for the issuance of such preferred stock adopted or to be adopted by the Board of Directors of the Corporation pursuant to the authority hereby expressly vested in the Board of Directors of the Corporation by these Articles of Incorporation."

VOTE REQUIRED

     The affirmative vote of a majority of the outstanding shares of Watson Common Stock entitled to vote at the Watson Meeting is required for approval of the proposed amendment.


     WATSON'S BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT OF THE ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF WATSON COMMON STOCK TO 100,000,000 SHARES.


                          ELECTION OF WATSON DIRECTORS


     Eight directors are to be elected by a plurality of the stockholder votes cast at the Watson Meeting, to serve until the expiration of their term and until their successors are elected and qualify. These eight directors will be elected from eleven potential nominees, depending upon whether or not the Merger is consummated. FIVE OF THE NOMINEES -- DR. ALEC D. KEITH, DR. ALLEN CHAO, ALBERT F. HUMMEL, MICHEL J. FELDMAN AND RONALD R. TAYLOR, IF ELECTED, WILL SERVE AS DIRECTORS REGARDLESS OF WHETHER THE MERGER IS CONSUMMATED. OF THE REMAINING SIX NOMINEES, THREE CURRENT DIRECTORS OF CIRCA -- DR. MELVIN SHAROKY, THOMAS P. RICE AND MICHAEL FEDIDA -- IF ELECTED, WILL SERVE IN THE EVENT THE MERGER IS CONSUMMATED AND THREE CURRENT DIRECTORS OF WATSON -- DR. HENRY R. BESCH, DR. WAN-LIN KIANG AND AGNES Y. KUNG, IF ELECTED, WILL SERVE ONLY IN THE EVENT THE MERGER IS NOT CONSUMMATED. The proposed amendment to the Articles to create a staggered Board of Directors authorizes a board of nine members. The Watson stockholders will not have the ability to nominate any additional directors to fill the vacancy remaining after the eight directors have been elected and such vacancy will be filled by the majority vote of the Watson directors in office immediately after the Effective Date. If the Merger is consummated, the nominee for such vacancy will be selected by Dr. Sharoky and Messrs. Rice and Fedida, subject to approval by the Watson Board. In the event the proposal to create a staggered Board of Directors is not approved, the elected directors will serve until the next Annual Meeting of Stockholders or until their successors have been elected. If the proposal to create a staggered Board of Directors is approved, the class of directors in which each director shall serve, if elected, shall be as follows:



     IF THE MERGER AGREEMENT IS APPROVED            IF THE MERGER AGREEMENT IS NOT APPROVED
    BY BOTH CIRCA AND WATSON STOCKHOLDERS            BY BOTH CIRCA AND WATSON STOCKHOLDERS
- ---------------------------------------------    ---------------------------------------------
CLASS I --                                       CLASS I --
(To serve until the 1996 Annual Meeting)*:       (To serve until the 1996 Annual Meeting)*:
Michael Fedida                                   Henry R. Besch, Ph.D.
Albert F. Hummel                                 Albert F. Hummel

CLASS II --                                      CLASS II --
(To serve until the 1997 Annual Meeting):        (To serve until the 1997 Annual Meeting):
Alec D. Keith, Ph.D.                             Wan-Lin Kiang, Ph.D.
Ronald R. Taylor                                 Agnes Y. Kung
Thomas P. Rice                                   Ronald R. Taylor

CLASS III --                                     CLASS III --
(To serve until the 1998 Annual Meeting):        (To serve until the 1998 Annual Meeting):
Melvin Sharoky, M.D.                             Allen Chao, Ph.D.
Allen Chao, Ph.D.                                Michel J. Feldman
Michel J. Feldman                                Alec D. Keith, Ph.D.


- ---------------

* The director to be elected after the Watson Meeting will serve as a Class I Director.

     The following biographical information about each of the nominees includes age as of May 19, 1995, present position, if any, with Watson or Circa, period served as a director and other business experience during the past five years.


ALEC D. KEITH, PH.D.                                  WATSON DIRECTOR SINCE 1991


     Alec D. Keith, 62, Chairman of the Board of Directors of Watson since October 1991, is a co-founder of Zetachron, Incorporated ("Zetachron"), a subsidiary of Watson since 1991, and has held senior executive positions at Zetachron since 1983. He is also Adjunct Professor of Biophysics at Pennsylvania State University. From 1978 through 1982 he was Vice President of Research and Development at Key Pharmaceuticals, Inc. Dr. Keith has authored many scientific publications, has edited two books, and holds numerous domestic and foreign pharmaceutical patents. He received a Ph.D. in genetics from the University of Oregon in 1966.


ALLEN CHAO, PH.D.                                     WATSON DIRECTOR SINCE 1983


     Allen Chao, 49, President and Chief Executive Officer of Watson since August 1983, is a co-founder of Watson and has been a director of Watson since inception. He served as Director of Pharmaceutical Technology and Packaging Development at Searle Laboratories, Inc. from September 1979 to August 1983, where he had overall responsibility for new product implementation and new pharmaceutical technology development. He received a Ph.D. in industrial and physical pharmacy from Purdue University in 1973.


AGNES Y. KUNG                                         WATSON DIRECTOR SINCE 1984


     Agnes Y. Kung, 51, has served as Secretary of Watson since August 1983, and has been a director of Watson since December 1984. She is a Certified Public Accountant with an accounting practice in Southern California, and is a member of the American Institute of Certified Public Accountants and the California Society of Certified Public Accountants. Ms. Kung is Allen Chao's sister.


MICHEL J. FELDMAN                                     WATSON DIRECTOR SINCE 1984

     Michel J. Feldman, 52, a director of Watson and its Assistant Secretary since 1984, has been a partner in the law firm of D'Ancona & Pflaum, Chicago, Illinois, since June 1991, and is counsel to Watson. He was formerly a partner in the law firm of Keck, Mahin & Cate, Chicago, Illinois, from 1983 to 1991. Mr. Feldman received a J.D. from Northwestern University Law School in 1968 and is a Certified Public Accountant.

ALBERT F. HUMMEL                                      WATSON DIRECTOR SINCE 1986


     Albert F. Hummel, 50, a director of Watson since March 1986, except for a period from July 1991 to October 1991, is a partner of Affordable Residential Communities, a property management firm. Formerly, he was Chief Financial Officer of Watson from October 1991 to December 1994.


HENRY R. BESCH, PH.D.                                 WATSON DIRECTOR SINCE 1992


     Henry R. Besch, 52, a director of Watson since February 1992, is a Professor of Pharmacology and Chairman of the Department of Pharmacology and Toxicology at Indiana University. He is a consultant for Integrated Biotechnology Corporation, a biotechnology company dealing with agricultural needs. Dr. Besch received a Ph.D. from The Ohio State University College of Medicine in 1967 and has authored papers on basic cell science and cardiovascular pharmacology.


WAN-LIN KIANG, PH.D.                                  WATSON DIRECTOR SINCE 1992

     Wan-Lin Kiang, 57, a director of Watson since February 1992, is the managing director of China Infrastructure Investments, a venture capital organization. Until October 1992, Dr. Kiang was the

     President of China Development Corporation, a venture capital organization responsible for establishing many industrial firms and international relationships in Taiwan, Chairman of China Securities Investment Trust Corporation, Chairman of the Republic of China Venture Capital Association, Chairman of China Venture Management Corporation, and Professor of Management at National Cheng Chi University.

RONALD R. TAYLOR                                      WATSON DIRECTOR SINCE 1994


     Ronald R. Taylor, 47, a director of Watson since November 1994, is a founder and Chairman of Pyxis Corporation, a San Diego-based company engaged in the development and marketing of systems to help hospitals and other healthcare providers efficiently manage drugs and supplies.


MELVIN SHAROKY, M.D.                                   CIRCA DIRECTOR SINCE 1992

     Dr. Sharoky, 44, Circa's President and Chief Executive Officer since February 1, 1993, joined Circa in June 1988 as Medical Director. In April, 1991, he became Circa's Senior Vice President and Director of Research and Development. From August of 1992 through January 31, 1993, Dr. Sharoky served as Circa's Executive Vice President and Director of Research and Development. Prior to joining Circa, Dr. Sharoky was Senior Vice President of Contract Development for Pharmakinetics Laboratories, Inc., a drug research and testing organization from February 6, 1986 through June of 1988. He currently serves on the Boards of Directors of Circa and Somerset Pharmaceuticals, Inc.

THOMAS P. RICE                                         CIRCA DIRECTOR SINCE 1993


     Mr. Rice, 45, joined Circa in July 1993 as Executive Vice President and Chief Operating and Financial Officer. In January 1995, he became Circa's Executive Vice President and Chief Operating Officer. In May 1990, Mr. Rice founded Competitive Advantage in Baltimore, Maryland, a management consulting firm which provided financial and marketing advice to international and local business. Mr. Rice managed Competitive Advantage until he joined Circa in July 1993. Prior to 1990, Rice served as Vice President and Chief Financial Officer for Pharmakinetics Laboratories, Inc. He currently serves on the Boards of Directors of Circa and Somerset Pharmaceuticals, Inc.


MICHAEL FEDIDA                                         CIRCA DIRECTOR SINCE 1988


     During the last five years, Mr. Fedida, 48, a registered pharmacist, has served as an officer and director of several retail pharmacies wholly or partially owned by him. In addition, Mr. Fedida has acted as a consultant, without remuneration, to Circa in regard to certain marketing concepts.


     The Board of Directors of Watson knows of no reason why any of the foregoing nominees will be unavailable to serve, but, in the event of any such unavailability, the proxies received will be voted for such substitute nominees as the Board of Directors of Watson or Circa may recommend, as appropriate.

COMMITTEES; BOARD MEETINGS


     Watson has an Audit Committee, composed of Ms. Kung, Mr. Feldman and Dr. Kiang. During the fiscal year ended December 31, 1994, the Audit Committee met twice for the purposes of (i) reviewing the arrangements and scope of the audit;
(ii) discussing matters of concern to the Audit Committee with regard to Watson's financial statements or other results of the audit; and (iii) reviewing Watson's internal accounting procedures and controls and the activities and recommendations of Watson's independent accountants.


     Watson has a Compensation Committee composed of Drs. Besch and Kiang. Mr. Feldman resigned as a member of the Compensation Committee, effective February 28, 1994, in order to ensure compliance with the performance-based compensation exception to the new $1,000,000 deduction limit on executive compensation. The Compensation Committee met by telephone twice and by unanimous consent six times during the fiscal year ended December 31, 1994. The function of the Compensation Committee is to review and approve recommendations concerning (i) the compensation of the Chairman of the Board and the President and Chief Executive Officer of Watson and (ii) the grant of stock options under Watson's 1991 Stock Option Plan.


     If the new directors are elected pursuant to Merger proposal, Watson's directors will appoint a replacement for Dr. Kiang on the Audit Committee and Drs. Kiang and Besch on the Compensation Committee.


     Watson does not have a Nominating Committee. Nominations of directors by stockholders must be in writing and delivered to the Secretary of Watson no more than 90 days and no less than 60 days prior to the Annual Meeting and otherwise in accordance with the By-Laws.

     The Board of Directors of Watson held four meetings during the fiscal year ended December 31, 1994, and each director attended at least 75% of all Board and applicable committee meetings.

DIRECTORS' COMPENSATION


     All directors of Watson who are not full-time employees of the company receive a director's fee of $20,000 per year, paid in quarterly installments, for serving as a director of Watson. D'Ancona & Pflaum receives Michel J. Feldman's director's fee. Beginning February 6, 1995, non-employee directors shall also be paid $500 for each committee meeting of less than one-half day, and $1,000 for each committee meeting of more than one-half day. All directors are reimbursed for expenses incurred in connection with attending board and committee meetings.


     For information with respect to Watson's 1995 Non-Employee Directors' Stock Option Plan being submitted for approval of the stockholders of Watson see "Watson's Proposal to Approve the 1995 Non-Employee Directors' Stock Option Plan."

                        WATSON'S EXECUTIVE COMPENSATION


     The following table summarizes the compensation paid or accrued to Dr. Allen Chao, Watson's President and Chief Executive Officer, for services rendered for the three years ended December 31, 1994 and to each of the other executive officers of Watson whose total annual salaries and bonuses exceeded $100,000 during any such periods.


                           SUMMARY COMPENSATION TABLE


                                              ANNUAL COMPENSATION     LONG TERM
                                              --------------------   COMPENSATION
         NAME AND PRINCIPAL                    SALARY      BONUS        AWARDS          ALL OTHER
              POSITION                YEAR     ($)(1)      ($)(2)     OPTIONS(#)    COMPENSATION($)(3)
- ------------------------------------  ----    --------    --------   ------------   ------------------
Allen Chao, Ph.D....................  1994    $260,608    $137,500      50,000            $ 4,529
  President and Chief                 1993    $195,268    $125,000      50,000            $16,851
  Executive Officer                   1992    $148,583           0      75,000            $36,761

Alec D. Keith, Ph.D.................  1994    $160,866    $ 52,800      35,000            $ 4,616
  Chairman of the Board               1993    $138,286    $ 53,333      50,000            $ 1,246
                                      1992    $115,848           0      75,000            $   692

David C. Hsia, Ph.D.................  1994    $126,218    $ 19,566           0            $ 3,741
  Senior Vice President,              1993    $118,501    $ 18,750           0            $ 8,880
  Scientific Affairs                  1992    $113,879           0      30,000            $ 8,232

Albert F. Hummel(4).................  1994    $117,346    $ 23,690           0            $21,728
  Former Chief Financial Officer      1993    $106,838    $ 23,690           0            $21,807


- ---------------

(1) Dr. Chao's annual base salary was increased to $275,000 and $300,000 on July 1, 1994 and January 1, 1995, respectively.

(2) Pursuant to bonus formulas established by Watson's Compensation Committee, Dr. Chao and Dr. Keith received the maximum annual bonus as based upon net after-tax income earned by Watson.


(3) Represents the following amounts in 1994: Watson's 401(k) contributions of $4,529, $4,616, $3,741 and $3,485 made on behalf of Drs. Chao, Keith, Hsia and Mr. Hummel, respectively. Mr. Hummel also received $3,846 for moving expenses and $14,397 for accrued vacation benefits. In 1993, includes accrued vacation benefits of $13,703 and $6,977 to Drs. Chao and Hsia. In 1993, Watson's 401(k) contribution of $3,148, $1,246, $1,903 and $1,615 were made to Drs. Chao, Keith and Hsia, and Mr. Hummel, respectively. Mr. Hummel received $20,192 for moving expenses. In 1992, includes accrued vacation benefits of $34,000 and $6,500 paid to Drs. Chao and Hsia, respectively, and Watson's 401(k) contributions of $2,761 and $1,732, respectively, made to such persons. Watson's contribution of $692 was made to Dr. Keith under the Zetachron Savings Plan.


(4) Mr. Hummel resigned as Chief Financial Officer of Watson effective December 31, 1994.

EMPLOYMENT AGREEMENTS


     Effective May 29, 1995, Watson entered into employment agreements with each of Dr. Allen Chao, Dr. Alec D. Keith and Dr. David C. Hsia (the "Senior Executives"), which will terminate on May 31, 2000. These agreements provide that, among other things, (i) Dr. Chao, Dr. Keith, and Dr. Hsia will receive minimum annual salaries of $300,000, $175,000, and $145,000 per year, respectively; (ii) Watson cannot terminate the Senior Executives' employment except by reason of death, disability or for cause; (iii) in the event of termination on account of retirement or disability, Watson will continue the Senior Executives' major medical coverage; and (iv) in the event of termination without cause or for good reason (as described in the employment agreements) subsequent to a change in control, the Senior Executives are entitled to receive, among other things, certain severance benefits, including an amount equal to 2.99 times their base salary and incentive compensation. In addition, upon consummation of the Merger, (x) Dr. Chao will be entitled to receive options to purchase 200,000 shares of Watson Common Stock under Watson's 1991 Stock Option Plan (the "1991 Plan"), 50,000 of which are to be granted in 1995, 100,000 in 1996, and 50,000 in 1997; and

(y) Dr. Keith and Dr. Hsia will each be entitled to receive options to purchase 75,000 shares of Watson Common Stock under the 1991 Plan. Such options to be granted to Drs. Chao, Keith and Hsia will vest over a five-year period following each grant date.



     Upon consummation of the Merger, the surviving corporation (Circa) will assume employment agreements between Circa and each of Dr. Melvin Sharoky, Thomas Rice and Nicholas A. LaBella, Jr. (the "Circa Executives"). Watson has agreed to assume the obligations under the employment agreements between Circa and Dr. Sharoky and Mr. Rice, as to be amended by agreements with Watson. Pursuant to the terms of the employment agreements between Circa and each of the Circa Executives, among other things: (i) Dr. Sharoky's agreement will terminate on January 31, 1997, Mr. Rice's agreement will terminate on June 30, 1998, and Mr. LaBella's agreement will terminate on April 25, 1996;(ii) Dr. Sharoky, Mr. Rice, and Mr. LaBella will receive minimum annual salaries of $300,000, $200,000, and $125,000 per year, respectively; (iii) Dr. Sharoky, Mr. Rice and Mr. LaBella will hold, upon consummation of the Merger, restricted Circa Common Stock (which will be converted into restricted Watson Common Stock) in the amount of 300,000, 75,000 and 12,500 shares, respectively; and (iv) Dr. Sharoky and Mr. Rice are entitled to certain severance benefits described under "The Merger -- Interests of Certain Persons in the Merger." The employment agreement of Mr. LaBella provides, in part, for the immediate vesting of outstanding restricted stock upon a change of control. In addition to the restricted stock granted to the Circa Executives under the employment agreements, upon consummation of the Merger, Dr. Sharoky and Mr. Rice shall receive 300,000 and 100,000 options to purchase shares of Watson Common Stock, respectively. Dr. Sharoky's options will vest over a three-year period and Mr. Rice's options will vest over a five-year period.



     Effective May 29, 1995, Watson entered into an employment agreement with Chato Abad which provides for Ms. Abad's employment-at-will. The agreement also provides, among other things, that should Ms. Abad's employment be terminated by Watson for reasons other than death, disability or for cause, she is entitled to her salary for a period of 52 weeks. In the event of Ms. Abad's termination without cause or for good reason subsequent to a change in control, she will be entitled to a lump sum payment equal to nine months pay. Upon consummation of the Merger, Ms. Abad will also be entitled to receive a grant of 75,000 options to purchase shares of Watson Common Stock under the 1991 Plan, which options will vest over a five-year period.



     Effective May 29, 1995, Watson Laboratories, Inc., a wholly-owned subsidiary of Watson, entered into employment agreements with Maria Chow, Ronald Anderson, Elsa Gomez, Thomas Ho and Neil Sherman (the "Lab Executives"). The Lab Executives' employment agreements are identical to the agreement entered into by Watson with Chato Abad, except that the terms of the payments upon termination and the number of stock options granted may vary among the Lab Executives. The total number of options to purchase shares of Watson Common Stock to be granted to Lab Executives upon consummation of the Merger is 145,000.

OPTIONS



     The following table sets forth certain information concerning individual grants of stock options made during the year ended December 31, 1994, to each named executive officer of Watson, under Watson's 1991 Stock Option Plan.


                       OPTION GRANTS IN LAST FISCAL YEAR
                              INDIVIDUAL GRANTS(1)

                                                                                       POTENTIAL REALIZABLE
                             NUMBER OF                                                   VALUE AT ASSUMED
                               SHARES      % OF TOTAL                                  ANNUAL RATES OF STOCK
                             UNDERLYING     OPTIONS                                     PRICE APPRECIATION
                              OPTIONS      GRANTED TO     EXERCISE OR                   FOR OPTION TERM (2)
                              GRANTED     EMPLOYEES IN    BASE PRICE     EXPIRATION    ---------------------
           NAME                 (#)       FISCAL YEAR    PER SHARE ($)      DATE        5%($)        10%($)
- ---------------------------  ----------   ------------   -------------   ----------    --------     --------
Allen Chao, Ph.D...........    25,000         11.74%         $20.00         5/02/04    $202,461     $618,551
                               25,000         11.74%         $25.00         5/02/04    $ 77,461     $493,551
Alec D. Keith, Ph.D........    17,500          8.22%         $28.00        12/14/04    $251,147     $690,153
                               17,500          8.22%         $33.00        12/14/04    $163,647     $602,653

- ---------------

(1) These non-qualified options are immediately exercisable upon the date of grant. The exercise prices of $20.00, $25.00, $28.00 and $33.00 were 15.9%,
    44.9%, 7.7% and 26.9%, respectively, above the fair market value of the Watson Common Stock as of their May 2, 1994 and December 14, 1994 grant dates. The higher exercise prices were established as an incentive to encourage stock growth, as determined by Watson's Compensation Committee.


(2) The assumed annual rates of stock price appreciation of 5% and 10% are set by Commission rules and are not intended as a forecast of possible future appreciation in stock prices.


OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following table sets forth certain information with respect to each named executive officer of Watson concerning the exercise of options during the fiscal year ended December 31, 1994, as well as any unexercised options held as of the end of such fiscal year.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

                                                               NUMBER OF SHARES
                                 SHARES                     UNDERLYING UNEXERCISED      VALUE OF UNEXERCISED
                               ACQUIRED ON                  OPTIONS AT FY-END (#)             IN-THE-
                                EXERCISE        VALUE            EXERCISABLE/        MONEY OPTIONS AT FY-END($)
            NAME                   (#)       REALIZED ($)       UNEXERCISABLE        EXERCISABLE/UNEXERCISABLE
- -----------------------------  -----------   ------------   ----------------------   --------------------------
Allen Chao, Ph.D.............     41,207       $662,609         286,795/176,998         $4,389,660/$3,729,328
Alec D. Keith, Ph.D..........                                    80,000/ 45,000         $  689,250/$  776,250
David C. Hsia, Ph.D..........                                    57,000/ 48,000         $1,206,450/$  976,800
Albert F. Hummel.............                                   109,203/ 66,065         $1,828,310/$1,117,099

                   REPORT OF WATSON'S COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

     This Report of the Compensation Committee of Watson (the "Compensation Committee" or the "Committee") shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement/Prospectus into any filing under the Securities Act or under the Exchange Act, except to the extent that Watson specifically incorporates the information contained herein by reference, and shall not otherwise be deemed filed under those Acts.

     The Compensation Committee is responsible for determining the compensation arrangements for the Chief Executive Officer of Watson. It also administers the 1985 Stock Incentive Plan, the 1991 Stock Option Plan, and (pending stockholder approval) the 1995 Non-Employee Directors' Stock Option Plan.

COMPENSATION PHILOSOPHY


     Watson does business in a highly competitive and dynamic industry. Watson's continued success in such environment depends, in large part, on its ability to attract and retain talented senior executives. Watson must also provide these executives with long- and short-term incentives to maximize corporate performance, and reward successful efforts to do so. As a result, the Committee's compensation arrangements are designed to:


          1. Provide a competitive level of compensation to attract and retain talented management;

          2. Reward management for corporate performance by linking a substantial portion of total compensation to the achievement of measurable performance objectives; and

          3. Align the interests of management with the stockholders in order to maximize stockholder value.

     The Committee's goal is to provide a competitive compensation package based on a review of publicly available information about the compensation paid to similarly situated executives of selected pharmaceutical companies (the "Peer Group"). The Committee believes that a substantial portion of compensation should be tied to the attainment of short- and long-term objectives.

     To achieve these compensation objectives, the Committee has developed compensation packages consisting of base salary, a contingent bonus arrangement tied to after-tax earnings or other goals, and awards of stock options.

BASE COMPENSATION

     In 1994, the Committee conducted a review of the executive compensation of members of the Peer Group. The review did not include all such companies because the most recent data for some of the companies was not available at the time the review was conducted. The Committee reviewed the salary data for the average and median levels of compensation. The Committee found that the compensation of Watson's senior executives was substantially below the average and the median compensation levels of the group reviewed. However, the Committee did not rely exclusively on statistical compilations. Certain members of the group reviewed were considered to be very similar to Watson in terms of market capitalization, length of time as a publicly held company, number of employees and overall prospects for short- and long-term growth. These group members' cash compensation levels were significantly greater than Watson's previous levels, and, consequently, their reported compensation was given substantially more weight in setting base compensation.

     Based on its compensation review and the Committee's compensation philosophy, the Committee determined that Allen Chao's base compensation should be increased to $275,000 beginning on July 1, 1994 and $300,000 beginning on January 1, 1995. This amount is slightly below the mean and median compensation for the relevant group reviewed in the Peer Group.

BONUS

     The analysis discussed above was also used to assist the Committee in setting short-term incentive compensation. The Committee determined that for 1994, the combination of base compensation and bonus, if earned, should place the senior executives slightly below the median total cash compensation of the group reviewed.

     The Committee believed that Dr. Chao's 1994 bonus should be tied to Watson's earnings projections for 1994. Prior to 1994, Watson developed earnings projections that were substantially above the earnings for the previous year. The projections were then revised upward at the beginning of the fiscal year. The Committee determined that if actual earnings did not meet the first projection, no bonus should be payable. However, if after-tax earnings equalled or exceeded the second projection, a full bonus should be payable. If earnings fell between the projected earnings targets, a pro-rated bonus would be payable. Because Watson's earnings for 1994 exceeded the revised projections, a full bonus was paid to Dr. Chao.

STOCK OPTIONS

     The Committee believes that stock options provide a valuable tool for aligning the interests of management with stockholders and focusing management's attention on the long-term growth of Watson. The Committee expects to continue granting options. When granting options to senior management, the Committee also intends to continue using premium options, under which the exercise price is established at a premium to the market value on the date of grant. The Committee believes that premium options (i) provide a better incentive for management to add value to Watson through new ideas, and (ii) reward the executives less for past ideas that are in the process of being implemented.


     The determination of the amount of shares of Watson Common Stock granted under an option reflects a balancing of the dilutive effect of options and the need to provide the executive with a significant incentive to maximize long-term growth in share value. For 1994, options for 50,000 shares of Watson Common Stock were granted to Dr. Chao. The options were immediately exercisable. Of these option shares, 25,000 were exercisable at $20.00 per share (which was 25% above the fair market value of the Watson Common Stock on the date of grant), and 25,000 shares were exercisable at $25.00 per share (which was 50% above the fair market value of the stock on the date of the grant). As of December 31, 1994, the closing price of Watson's Common Stock as quoted on NASDAQ/NMS was $26.25.


POLICY ON DEDUCTIBILITY OF COMPENSATION

     The Internal Revenue Code provides a $1,000,000 deduction limit on compensation paid to the reporting executives of publicly held corporations. An exception to the limit applies to certain types of performance-based awards, which may include stock options. Watson amended the 1991 Stock Option Plan to comply with the performance-based compensation requirements.

     The Committee's policy is to qualify bonus and option grants for the performance-based compensation exception to the $1,000,000 deduction limitation whenever possible.

CONCLUSION

     The Committee will continue to establish base compensation at levels that are competitive with selected members of the Peer Group. The Committee intends for performance-related compensation to constitute a substantial portion of overall compensation, and for compensation to be linked to the achievement of Watson's short- and long-term goals as established by Watson. The Committee intends to create incentives at the levels necessary to achieve above-average performance within Watson's industry.

                                          Wan-lin Kiang, Ph.D.
                                          Henry R. Besch, Ph.D.

                         STOCK PRICE PERFORMANCE GRAPH


     The following performance graph compares the percentage change in the cumulative total stockholder return on Watson Common Stock during the period from Watson's initial public offering on February 17, 1993 through December 31, 1994 with the cumulative total return on (i) a group consisting of Watson's peer corporations on a line-of-business basis (the "Peer Group") and (ii) the NASDAQ Composite Index (Total Return). The comparison assumes $100 was invested on February 17, 1993 in Watson Common Stock, the Peer Group (allocated equally among each of the Peer Group issuers) and the NASDAQ Composite Index, and assumes reinvestment of dividends, if any. The Peer Group consists of Alza Corporation; A.L. Pharma, Inc.; Barr Laboratories, Inc.; Biocraft Laboratories, Inc.; Copley Pharmaceuticals, Inc.; Cygnus Therapeutic Systems, Inc.; Elan Corporation, p.1.c.; Forest Laboratories, Inc.; Halsey Drug Co. Inc.; Ivax Corp.; K-V Pharmaceutical Company; Marsam Pharmaceuticals Inc.; Mylan Laboratories Inc.; Noven Pharmaceuticals Inc.; Pharmaceutical Resources, Inc.; Purepac Inc.; Royce Laboratories Inc.; Taro Pharmaceuticals Industries Ltd.; Teva Pharmaceutical Industries Ltd.; and Zenith Laboratories, Inc.


 COMPARISON OF FIVE* YEAR CUMULATIVE TOTAL RETURN AMONG WATSON PHARMACEUTICALS,
                                     INC.,
              PEER GROUP AND NASDAQ COMPOSITE INDEX (TOTAL RETURN)

                                                                    NASDAQ
                                    WATSON                         COMPOSITE
      MEASUREMENT PERIOD         PHARMACEUTI-                    INDEX (TOTAL
    (FISCAL YEAR COVERED)         CALS, INC.      PEER GROUP        RETURN)
2/17/93                             100.00          100.00          100.00
12/31/93                            210.42          123.20          117.80
12/31/94                            218.75           98.41          114.03

- ---------------

* Prior to February 17, 1993, Watson Common Stock was not publicly traded. Comparative data is provided only for the period from that date through December 31, 1994.

                          WATSON'S STOCK OPTION PLANS


     1985 PLAN. On August 9, 1985, Watson adopted the Watson Laboratories, Inc. 1985 Stock Incentive Plan (the "1985 Plan") under which 75,000 shares of Watson Common Stock were initially reserved for issuance. The 1985 Plan was amended in April 1988, July 1991 and February 1992 to increase the number of shares reserved for issuance to 558,967. The February 1992 amendment also prohibited the grant of additional options and transferred the 1985 Plan's administrative functions from a single administrator to the Compensation Committee of the Board of Directors of Watson. The 1985 Plan will terminate August 9, 1995, but may be amended or modified, subject to certain restrictions, by the Board prior to termination.


     All options granted under the 1985 Plan were intended to qualify as incentive stock options ("ISOs") under Section 422 of the Code. All officers and key employees of Watson were eligible to participate under the 1985 Plan. The exercise price of all options granted under the 1985 Plan equaled at least the fair market value of Watson Common Stock on the date of grant. The exercise price of incentive options granted to persons who at the time of grant possessed more than 10% of the total voting power of all classes of stock was at least 110% of the fair market value of Watson Common Stock on the date of grant. Shares covered by currently outstanding options under the 1985 Plan typically are exercisable at a rate of 20% per year over a five-year period following the date of grant and typically expire six years from the date of grant.


     At May 19, 1995, Watson had outstanding qualified stock options under the 1985 Plan for an aggregate of 372,967 shares of Watson Common Stock at an average exercise price of $3.88 per share. On May 19, 1995, the fair market value of the Watson Common Stock was $33.25 per share, the last reported sale price quoted on NASDAQ/NMS. All options granted under the 1985 Plan will expire by September 10, 1997, unless exercised prior to that date.



     1991 PLAN. In October 1991, Watson adopted the Watson Pharmaceuticals, Inc. 1991 Stock Option Plan (the "1991 Plan"), under which 1,500,000 shares of Watson Common Stock were initially reserved for issuance. In February 1992, Watson reserved an additional 500,000 shares for issuance under the 1991 Plan. In May 1994, the 1991 Plan was amended to limit the number of option shares granted in a fiscal year to each executive officer whose compensation is required to be reported in Watson's annual proxy statement (an "Executive Officer") to not exceed 100,000 shares for the first fiscal year during which he or she becomes an Executive Officer and to not exceed 50,000 shares for any subsequent fiscal year during which he or she serves as an Executive Officer. This amendment also extended participation in the 1991 Plan to all employees. In September 1994, the 1991 Plan was amended to clarify the length of time during which an option remains exercisable following termination of employment. The 1991 Plan permits the grant of ISOs and non-qualified stock options. The 1991 Plan will terminate in October 2001. Officers, employees, non-employee directors and advisors are eligible to participate under the 1991 Plan. On May 1, 1995, subject to the approval of the stockholders of Watson, the Board of Directors of Watson approved the proposed amendment to the 1991 Plan described in "Watson's Proposal to Amend the 1991 Stock Option Plan."



     The 1991 Plan is administered by the Compensation Committee of the Board of Directors of Watson, which has the authority to select the persons to whom grants are to be made, to designate the number of shares to be covered by each option, to determine whether such option is an incentive stock option or a non-qualified stock option, to establish vesting schedules, to determine the type of consideration to be paid to Watson upon exercise and to specify other terms of the options. The maximum term of options granted under the 1991 Plan is ten years.


     The exercise price of all options must equal at least the fair market value of the Watson Common Stock on the date of grant. The exercise price of incentive options granted to any person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock must be at least 110% of the fair market value of such stock on the date of grant. Shares covered by currently outstanding options under the 1991 Plan typically are exercisable at a rate of 20% per year over a five-year period following the date of grant. In the event of a change of control of Watson, as defined in the 1991 Plan, all outstanding options will become immediately exercisable and the 1991 Plan will terminate unless the 1991 Plan and outstanding options are assumed or replaced by the successor corporation.

     At May 19, 1995, Watson had outstanding qualified stock options under the 1991 Plan for an aggregate of 962,868 shares of Watson Common Stock at an average exercise price of $16.05 per share. Upon consummation of the Merger options to purchase 100,000 and 300,000 shares of Watson Common Stock will be granted to Mr. Rice and Dr. Sharoky, respectively. On May 19, 1995, the fair market value of Watson Common Stock was $33.25 per share, the last reported sale price quoted on the NASDAQ/NMS. All options granted under the 1991 Plan will expire by April 17, 2005, unless exercised prior to that date.



     The following table sets forth the number of stock options granted under the 1985 and 1991 Plans as of May 19, 1995 (excluding cancelled and expired options).



                                                             1985 PLAN         1991 PLAN
                                                             NUMBER OF         NUMBER OF
                       NAME                                   OPTIONS           OPTIONS
                       ----                                  ---------         ---------
        Allen Chao, Ph.D. .................................   153,967           225,000
        Alec D. Keith, Ph.D. ..............................                     160,000
        David C. Hsia, Ph.D................................    97,500            30,000
        Albert F. Hummel...................................                     175,268
        Executive Group....................................   251,467           590,268
        Non-Executive Director Group.......................
        Non-Executive Officer Employee Group...............   307,500           862,003


     1995 Non-Employee Directors' Plan. On February 6, 1995 Watson granted 35,000 nonstatutory options under the 1995 Non-Employee Directors' Stock Option Plan (the "Directors' Plan") at an exercise price of $25.50 per share, the fair market value of Watson Common Stock on the grant date. Non-employee directors receiving 5,000 option shares individually include Agnes Y. Kung, John Chao, Michel J. Feldman, Albert F. Hummel, Henry R. Besch, Wan-Lin Kiang and Ronald R. Taylor. This Plan is subject to approval by the stockholders of Watson at the Watson Meeting and option shares granted as described above are exercisable six months after the date of grant, subject to stockholder approval.

     Additional Options. In addition to the options granted under the 1985, 1991 and 1995 Plans, on July 22, 1991, Watson issued a total of 330,125 nonstatutory options at an average exercise price of $3.67 per share. Allen Chao received an option for 206,033 shares at an exercise price of $3.67 per share. John Chao, Richard Y. Chao, Agnes Y. Kung and Michel J. Feldman each received an option for 30,000 shares at an exercise price of $3.67 per share. Such options are exercisable at the rate of 20% per year over the five-year period following the date of grant. As of March 7, 1995, options covering 85,299 shares had been exercised.

FEDERAL INCOME TAX CONSEQUENCES

     Incentive Stock Options. The following general rules are applicable for federal income tax purposes under existing law to employees who receive and exercise incentive stock options ("ISO" or "ISOs") granted under the 1985 Stock Incentive Plan, or the 1991 Stock Option Plan (collectively, the "Stock Option Plans"):

          1. Generally, no taxable income results to the optionee upon the grant of an ISO or upon the issuance of shares to him or her upon exercise of the ISO.

          2. No tax deduction is allowed to Watson upon either grant or exercise of an ISO under the Stock Option Plans.

          3. If shares acquired upon exercise of an ISO are not disposed of (i) within two years following the date the option was granted and (ii) within one year following the date the shares are transferred to the optionee pursuant to the ISO exercise, the difference between the amount realized on any subsequent disposition of the shares and the exercise price will generally be treated as long-term capital gain or loss to the optionee.

          4. If shares acquired upon exercise of an ISO are disposed of before the expiration of either of the requisite holding periods (a "Disqualifying Disposition"), then in most cases the lesser of (i) any excess of the fair market value of the shares at the time of exercise of the ISO over the exercise price or (ii) the actual gain on disposition, will be treated as compensation to the optionee and will be taxed as ordinary income in the year of such disposition.

          5. In any year that an optionee recognizes compensation income on a Disqualifying Disposition of stock acquired by exercising an ISO, Watson will generally be entitled to a corresponding deduction for income tax purposes.

          6. Any excess of the amount realized by the optionee as the result of a Disqualifying Disposition over the sum of (i) the exercise price and (ii) the amount of ordinary income recognized under the above rules will generally be treated as either long-term or short-term capital gain, depending upon the time elapsed between receipt and disposition of the shares disposed of.

          7. The bargain element at the time of exercise of an ISO, i.e., the amount by which the fair market value of the Watson Common Stock acquired upon exercise of the ISO exceeds the exercise price, may be taxable to the optionee under the "alternative minimum tax" provisions of the Code.


     Non-Qualified Stock Options. The following general rules are applicable to holders of NSOs and to Watson for Federal income tax purposes under existing law under the Stock Option Plans, including the 1995 Non-Employee Directors' Stock Option Plan:


          1. The optionee generally does not realize any taxable income upon the grant of a NSO, and Watson is not allowed a business expense deduction by reason of such grant.

          2. The optionee will recognize ordinary compensation income at the time of exercise of the option in an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise over the exercise price. Watson may be required to withhold tax on this amount.

          3. When the optionee sells the shares, he or she will generally recognize a capital gain or loss in an amount equal to the difference between the amount realized upon the sale of the shares and his or her basis in the shares (generally, the exercise price plus the amount subject to tax as compensation income). If the optionee holds the shares for longer than one year, this gain or loss will be a long-term capital gain or loss.

          4. In general, Watson will be entitled to a tax deduction when compensation is recognized by the optionee.


     The foregoing described tax consequences are based on current laws, regulations and interpretations thereof, all of which are subject to change. In addition, the foregoing discussion is limited to Federal income taxes and does not attempt to describe state and local tax effects which may accrue to participants or Watson.

            WATSON'S PROPOSAL TO APPROVE WATSON'S 1995 NON-EMPLOYEE

                          DIRECTORS' STOCK OPTION PLAN

INTRODUCTION


     On February 6, 1995, the Board of Directors of Watson adopted the 1995 Non-Employee Directors' Stock Option Plan (the "Directors' Plan"), and has directed that it be submitted to its stockholders for approval at the Watson Meeting. The primary purposes of the Directors' Plan are to attract and retain well-qualified outside directors, and to more closely align such directors' interests with those of Watson's stockholders.



     Although stockholder approval of the Directors' Plan is not required for its adoption, approval is being sought in order that awards of Watson Common Stock to directors pursuant to the Directors' Plan will be exempt from Section 16(b) of the Exchange Act. Generally, Section 16(b) provides that any profit realized by directors from any combination of a purchase and a sale of Watson Common Stock within a six-month period inures to and is recoverable by Watson. Exemption from the application of Section 16(b) is conditioned upon obtaining the approval of the Directors' Plan by the stockholders of Watson, in addition to certain other conditions that Watson believes it has satisfied. If the Directors' Plan is not approved by the stockholders, it will not be implemented. The following is a summary of certain features of the Directors' Plan, subject in all respects, however, to the full text of the Directors' Plan, which is set forth in the attached Appendix F.


PRINCIPAL PROVISIONS OF THE DIRECTORS' PLAN


     If approved by the Watson stockholders, the Directors' Plan will be effective as of February 6, 1995. All directors of Watson who are not full-time employees of Watson, of which there are presently seven, are eligible to participate in the Directors' Plan. Up to 500,000 shares of Watson Common Stock may be issued under the Directors' Plan from authorized shares of Watson. The Directors' Plan will be administered by the Compensation Committee. The Committee shall appropriately adjust the number of shares for which awards may be granted pursuant to the Directors' Plan in the event of reorganization, recapitalization, stock split, reverse stock split, stock dividend, exchange or combination of shares, merger, consolidation, rights offering or any change in capitalization.



     Under the Directors' Plan, each person who was a non-employee director on the effective date of the Directors' Plan will receive nonstatutory options to purchase 5,000 shares of Watson Common Stock at a purchase price equal to 100% of the fair market value of Watson Common Stock on the date of the option grant (the "Original Grants"). Original Grants were conditionally granted to each of Watson's current non-employee directors, Dr. Wan-lin Kiang, Dr. Henry R. Besch, Michel J. Feldman, Albert F. Hummel, Agnes Y. Kung, John Chao, and Ronald R. Taylor, on February 6, 1995. The Original Grants are exercisable six months after the date of the grants at a price of $25.50 per share, which was the closing price of the Watson Common Stock on the NASDAQ/NMS on February 6, 1995, the date of the grants. If the Merger Agreement is approved by the stockholders of Watson and Circa, certain Circa directors who will serve as directors of Watson will be eligible to receive awards under the Directors' Plan.


     On the day following the Watson Meeting, and on the day following each annual stockholders' meeting thereafter, each non-employee director elected or re-elected at such meeting shall receive nonstatutory options to purchase 5,000 shares of Watson Common Stock multiplied by the number of years for which such director was elected or re-elected (the "Reoccurring Grants"). The purchase price shall be equal to 100% of the fair market value of Watson Common Stock on the date of the option grant. Reoccurring Grants shall become exercisable at a rate of 5,000 shares after the completion of each full year of the director's elected term.

NEW PLAN BENEFITS


     As required by the proxy rules promulgated by the Commission regarding compensation plans subject to stockholder action, the following table sets forth the number of stock option grants issued or issuable to (i) all named executive officers; (ii) all current executive officers as a group; (iii) all current directors who are not executive officers, as a group (assuming the current directors are re-elected at the annual meeting); and (iv) all employees, including all current officers who are not executive officers, as a group, if the Directors' Plan is approved by the stockholders of Watson.


                                                                      NUMBER OF FORMULA
                             NAME AND POSITION                          AWARD OPTIONS
                             -----------------                        -----------------
        Allen Chao, Ph.D. ..........................................          -0-
          President and Chief Executive Officer
        Alec D. Keith, Ph.D. .......................................          -0-
          Chairman of the Board
        David C. Hsia, Ph.D. .......................................          -0-
          Senior Vice President, Scientific Affairs
        Albert F. Hummel(1),........................................         5,000
          Former Chief Financial Officer
        Executive Group.............................................          -0-
        Non-Executive Director Group................................        30,000
        Non-Executive Officer Employer Group........................          -0-

- ---------------

(1) Mr. Hummel resigned as Watson's Chief Financial Officer on December 31, 1994 and became eligible for a formula option grant upon director approval of the Directors' Plan in February, 1995.


     For additional information with respect to the compensation of directors and their ownership of Watson's Stock, see "Election of Watson
Directors -- Directors' Compensation" and "Holdings of Watson Stockholders, Directors and Executive Officers."


DURATION, AMENDMENT AND TERMINATION OF THE PLAN


     The Directors' Plan will remain in effect until February 5, 2005, unless sooner terminated by the Board of Directors of Watson. The Board of Directors of Watson may at any time amend, rescind or terminate the Directors' Plan as it shall deem advisable; provided, however, that: (i) no changes may be made in options previously granted under the Directors' Plan that would impair participants' rights without their consent; (ii) no amendment to the Directors' Plan may be made without approval of Watson's stockholders if the effect of the amendment would be to increase the number of shares reserved for issuance under the Directors' Plan, change their requirements for eligibility, or materially modify the method for determining the number of shares awarded under the Directors' Plan; and (iii) no amendment may be made to the Directors' Plan within six months of a prior amendment, except as required for compliance with the Code, as amended, the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.


VOTE REQUIRED


     The affirmative vote of a majority of the outstanding shares of Watson Common Stock present or represented and entitled to vote at the Watson Meeting is required for approval of the Directors' Plan.


     WATSON'S BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF WATSON'S 1995 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN.

           WATSON'S PROPOSAL TO AMEND WATSON'S 1991 STOCK OPTION PLAN



     The Board of Directors of Watson recommends that the stockholders approve a proposal to amend Watson's 1991 Stock Option Plan (the "1991 Plan"). This amendment would limit the number of option shares that may be granted in a fiscal year to each executive officer whose compensation is required to be reported in Watson's annual proxy statement (an "Executive Officer") to 300,000 shares in the first fiscal year during which he or she becomes an Executive Officer, and to 100,000 shares in any subsequent fiscal year during which he or she serves as an Executive Officer. The plan currently limits the number of options that may be granted to Executive Officers to 100,000 shares and 50,000 shares for the first and subsequent years, respectively. In addition, the proposed amendment would increase the number of shares that can be issued under the Plan.



REASONS FOR THE AMENDMENT



     Section 162(m) of the Code, which first became effective in taxable years after December 31, 1993, limits the deductible compensation paid to the reporting executives of publicly held corporations to $1,000,000. Any taxable compensation that is recognized by an Executive Officer upon (i) the exercise of a nonstatutory stock option, or (ii) the disposition of stock acquired under an incentive stock option prior to the first anniversary of the exercise or the second anniversary of the option grant date, is subject to the limit. However, the limit will not apply if the options are granted under a stockholder approved plan document that specifies the maximum number of option shares that can be granted to an Executive Officer during the corporation's fiscal year, provided that each option grant is determined by a director's committee that is comprised solely of "outside directors."



     Because the amount of compensation that would be subject to the deduction limit depends in part on the fair market value of Watson's Common Stock at an indeterminable future date, Watson cannot be certain that any one executive's compensation will never exceed $1,000,000 in a given year. Accordingly, in order to protect Watson's deduction for all executive compensation that is otherwise deductible, Watson has previously amended the 1991 Plan to specify the number of option shares that may be granted to an Executive Officer during a fiscal year. That prior amendment limited option grants to 100,000 shares per Executive Officer for the first year in which an individual's compensation is required to be disclosed in Watson's annual proxy statement. Options for subsequent years were limited to 50,000 shares.



     Watson now believes that a higher limit is necessary in the first year to enable it to attract and retain new executive talent, as well as to more closely align the interests of new executives with the interests of Watson's stockholders. As a result, the proposed amendment would increase the limit on the number of option grants that can be issued to an Executive Officer during the first fiscal year that his or her compensation is required to be disclosed in Watson's annual proxy statement from 100,000 shares to 300,000 shares. The limit on option grants to current Executive Officers would increase from 50,000 shares to 100,000 shares per year. In order to facilitate this change, the number of shares of stock that can be issued under the Plan would be increased from 2,000,000 to 3,700,000.


TEXT OF PROPOSED AMENDMENT


     "1. The phrase '3,700,000 (determined as of May 1, 1995)' is substituted for the number 500,000 where it appears in Paragraph 2 of the Plan.



      2. The following new paragraph is substituted for Paragraph 2 of the Plan:



          'Eligibility. The employees eligible to be considered for the grant of ISOs hereunder are all employees regularly employed by the Company or its subsidiaries. All such employees and all nonemployee directors or advisors of or consultants to the Company or its subsidiaries shall also be eligible to receive Nonstatutory Options hereunder. However, no member of the Committee may receive options.



          The number of Option shares granted in a fiscal year to each executive officer whose compensation is subject to reporting on the Company's annual proxy statement (an 'Executive Officer') shall not exceed

     300,000 shares for the first fiscal year during which he or she becomes an Executive Officer and shall not exceed 100,000 shares for any subsequent fiscal year during which he or she serves as an Executive Officer.' "


EFFECT OF THE PROPOSED AMENDMENT


     The amendment, if approved by the stockholders, would allow Watson to retain a full compensation deduction with respect to future option grants, and would make it easier for Watson to attract and retain new executive talent. It would also provide new Executive Officers with an immediate incentive to maximize stockholder wealth.


VOTE REQUIRED

     The affirmative vote of a majority of the outstanding shares of Watson Common Stock present or represented and entitled to vote at the Watson Meeting is required for approval of the amendment.

     WATSON'S BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO WATSON'S 1991 STOCK OPTION PLAN.

              WATSON'S PROPOSAL TO RATIFY SELECTION OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS


     The firm of Price Waterhouse LLP has audited the books and records of Watson since its inception and the Board of Directors of Watson desires to continue the services of this firm for the current fiscal year ending December 31, 1995. Accordingly, the Board of Directors of Watson will recommend at the Watson Meeting that the stockholders ratify the appointment of Price Waterhouse LLP to audit the accounts of Watson for the current fiscal year. Representatives of that firm are expected to be present at the Watson Meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.


VOTE REQUIRED

     The affirmative vote of a majority of the outstanding shares of Watson Common Stock present or represented and entitled to vote at the Watson Meeting is required for approval of the proposal to ratify selection of Price Waterhouse LLP as Watson's independent accountants for the 1995 fiscal year.

     WATSON'S BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE SELECTION OF PRICE WATERHOUSE LLP.

                       DESCRIPTION OF WATSON COMMON STOCK

AUTHORIZED CAPITAL STOCK


     The authorized capital stock of Watson consists of 50,000,000 shares of Watson Common Stock, par value $0.0033 per share and 2,500,000 shares of Preferred Stock, no par value. As of May 19, 1995, there were 17,289,786 shares of Watson Common Stock issued and outstanding held by 251 stockholders of record. Subject to approval of Watson's stockholders at the Watson Meeting, the authorized capital stock of Watson will be increased to 100,000,000 shares of Watson Common Stock and 2,500,000 shares of preferred stock, no par value.


COMMON STOCK

     The holders of Watson Common Stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled or permitted to vote. Such holders may not cumulate votes in the election of directors. The holders of Watson Common Stock are entitled to receive such dividends as may lawfully be declared by the Board of Directors of Watson out of funds legally available therefore and to share pro rata in any other distribution to the holders of Watson Common Stock. (See "Comparative Market Data" with respect to Watson having no present intentions of paying dividends in the foreseeable future.) The holders of Watson Common Stock are entitled to share ratably in Watson's assets remaining after payment of liabilities and the rights of any preferred stockholders in the event of any liquidation, dissolution or winding up of the affairs of Watson. The holders of Watson Common Stock have no preemptive rights. There are no conversion rights, redemption or sinking fund provisions or fixed dividend rights with respect to the Watson Common Stock. All outstanding shares of Watson Common Stock are fully paid and non-assessable, and the shares of Watson Common Stock to be issued pursuant to the Merger Agreement will be fully paid and non-assessable.

PREFERRED STOCK


     The Board of Directors of Watson has the authority to issue preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Watson without further action by the stockholders and may adversely affect the voting and other rights of the holders of Watson Common Stock. At present, Watson has no plans to issue any of the preferred stock.


ANTI-TAKEOVER PROVISIONS


     Watson may be subject to the provisions of Nevada's anti-takeover laws known respectively as the "Combination with Interested Stockholders Statute" and the "Control Share Acquisition Statute".



     The Combination with Interested Stockholders Statute prevents "interested stockholders" and an applicable Nevada corporation from entering into a "combination" unless certain conditions are met. A combination means any merger or consolidation with an "interested stockholder", or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an "interested stockholder" having: (i) an aggregate market value equal to 5% or more of the aggregate market value of the assets of a corporation; (ii) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of a corporation; or (iii) representing 10% or more of the earning power or net income of the corporation. An "interested stockholder" means the beneficial owner of 10% or more of the voting shares of a corporation, or an affiliate or associate thereof. A corporation may not engage in a "combination" within three years after the interested stockholder acquires his shares unless the combination or purchase is approved by the board of directors before the interested stockholder acquired such shares. If approval is not obtained, after the expiration of the three-year period, the business combination may be consummated with the approval of the board of directors or a majority of the voting power held by disinterested stockholders, or if the consideration to be paid by the interested stockholder is at least equal to the highest of: (i) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which he became an interested stockholder, whichever is higher, (ii) the market value per common share on the date of announcement of the combination or the date the interested stockholder acquired the shares, whichever is higher, or (iii) if higher for the holders of preferred stock, the highest liquidation value of the preferred stock.



     The Control Share Acquisition Statute prohibits an acquiror, under certain circumstances, from voting shares of a target corporation's stock after crossing certain threshold ownership percentages, unless the acquiror obtains the approval of the target corporation's stockholders. The Control Share Acquisition Statute specifies three thresholds; one-fifth or more but less than one-third, one-third or more but less than a majority and a majority or more, of the voting power of the corporation in the election of directors. Once an acquiror crosses one of the above thresholds, those shares acquired in such offer or acquisition and those shares acquired within the preceding ninety days become Control Shares and such Control Shares are deprived of the right to vote until disinterested stockholders restore the right. The Control Shares Acquisition Statute also provides that in the event Control Shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the Control Shares are entitled to demand payment for the fair value of their shares. The board of directors is to notify the stockholders within twenty days after such an event has occurred that they have the right to receive the fair value of their shares in accordance with statutory procedures established generally for dissenters' rights. The Control Share Acquisition Statute currently does not apply to Watson because it does not have 100 or more stockholders who are residents of the state of Nevada.


     The Board of Directors of Watson has no present intention to adopt a stockholder protection plan, though the Board may consider the future adoption of such a plan at a future meeting of the Board of Directors.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for Watson Common Stock is Chemical Trust Company of California.

                                 LEGAL MATTERS


     The validity of the issuance of the shares of Watson Common Stock being offered hereby will be passed upon for Watson by D'Ancona & Pflaum, Chicago, Illinois. As of the date of this Proxy Statement/Prospectus Michel Feldman, a partner of D'Ancona & Pflaum and a director of Watson, beneficially owned 15,500 shares of Watson Common Stock and had the right to acquire 12,000 shares of Watson Common Stock pursuant to outstanding options (and will have the right to acquire an additional 5,000 shares of Watson Common Stock if the Directors' Plan is approved by the Watson stockholders), and other partners beneficially owned approximately 2,000 shares of Watson Common Stock. The Federal income tax consequences in connection with the Merger will be passed upon for Watson by D'Ancona & Pflaum. The Federal income tax consequences in connection with the Merger will be passed upon for Circa by Schulte Roth & Zabel, New York, New York.


                                    EXPERTS


     The consolidated balance sheets of Watson as of December 31, 1994 and 1993 and the consolidated statements of income, stockholders equity and cash flows for each of the three years in the period ended December 31, 1994 incorporated by reference in this Proxy Statement/Prospectus, have been so incorporated herein in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.



     The consolidated balance sheets of Circa as of December 31, 1994 and 1993 and the consolidated statements of operations, retained earnings, and cash flows for each of the three years in the period ended December 31, 1994, incorporated by reference in this Proxy Statement/Prospectus, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                             STOCKHOLDER PROPOSALS


     Any proposals that stockholders of Watson desire to have presented at the 1996 Annual Meeting of Stockholders must have been received by Watson at its principal executive offices by February 17, 1996.



                                          By Order of the Board

                                          of Directors of Watson
                                          Pharmaceuticals, Inc.

                                          /s/ Dr. ALLEN CHAO

                                          Dr. Allen Chao
                                          President and Chief Executive Officer

                             STOCKHOLDER PROPOSALS


     Any proposals that stockholders of Watson desire to have presented at the 1996 Annual Meeting of Stockholders must have been received by Watson at its principal executive offices by February 17, 1996.



     If the Merger is not consummated, or is not consummated within the time period currently contemplated, stockholder proposals intended to be presented at the 1995 Annual Meeting of Circa must have been submitted to Circa at its principal executive offices by September 1, 1995 in order to be considered for inclusion in the proxy materials for such meeting.


                                          By Order of the Board
                                          of Directors of Circa Pharmaceuticals,
                                          Inc.

                                          /s/ DR. MELVIN SHAROKY

                                          Dr. Melvin Sharoky
                                          President and Chief Executive Officer

                                   APPENDIX A

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                         WATSON PHARMACEUTICALS, INC.,
                             GUM ACQUISITION CORP.
                                      AND

                          CIRCA PHARMACEUTICALS, INC.

                           DATED AS OF MARCH 29, 1995

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                         PAGE
                                                                                         ----
ARTICLE I -- THE MERGER................................................................   A-1
  SECTION 1.1    The Merger............................................................   A-1
  SECTION 1.2    Closing...............................................................   A-1
  SECTION 1.3    Effective Time........................................................   A-1
  SECTION 1.4    Conversion of Shares..................................................   A-2
  SECTION 1.5    Stock Options; Restricted Stock.......................................   A-3
  SECTION 1.6    Exchange of Certificates Representing CIRCA Common Stock..............   A-3
  SECTION 1.7    Adjustment of Exchange Ratio..........................................   A-5
  SECTION 1.8    Dissenting Shares.....................................................   A-5


ARTICLE II -- CERTAIN MATTERS RELATING TO THE
                  SURVIVING CORPORATION................................................   A-6
  SECTION 2.1    Certificate of Incorporation of the Surviving Corporation.............   A-6
  SECTION 2.2    By-Laws of the Surviving Corporation..................................   A-6
  SECTION 2.3    Directors of the Surviving Corporation................................   A-6
  SECTION 2.4    Officers of the Surviving Corporation.................................   A-6

ARTICLE III -- REPRESENTATIONS AND WARRANTIES OF WATSON AND
                   MERGER SUB..........................................................   A-6
  SECTION 3.1    Existence, Good Standing, Corporate Authority.........................   A-6
  SECTION 3.2    Authorization, Validity and Effect of Agreements......................   A-6
  SECTION 3.3    Compliance with Laws -- General.......................................   A-7
  SECTION 3.4    Compliance with Laws -- FDA/DEA.......................................   A-7
  SECTION 3.5    Capitalization........................................................   A-8
  SECTION 3.6    Subsidiaries..........................................................   A-8
  SECTION 3.7    Other Interests.......................................................   A-9
  SECTION 3.8    No Violation..........................................................   A-9
  SECTION 3.9    Conduct of Business...................................................  A-10
  SECTION 3.10   SEC Documents.........................................................  A-10
  SECTION 3.11   Disclosure Documents..................................................  A-10
  SECTION 3.12   Litigation............................................................  A-11
  SECTION 3.13   Products Liability....................................................  A-11
  SECTION 3.14   Absence of Certain Changes............................................  A-11
  SECTION 3.15   Trademarks and Patents................................................  A-11
  SECTION 3.16   Properties............................................................  A-11
  SECTION 3.17   Material Contracts....................................................  A-12
  SECTION 3.18   Taxes.................................................................  A-12
  SECTION 3.19   Employee Benefit Plans................................................  A-12
  SECTION 3.20   Labor Matters.........................................................  A-13
  SECTION 3.21   Environmental Matters.................................................  A-14
  SECTION 3.22   Absence of Indemnifiable Claims, etc..................................  A-14
  SECTION 3.23   No Brokers............................................................  A-14

                                                                                         PAGE
                                                                                         ----
  SECTION 3.24   Opinion of Financial Advisor..........................................  A-14
  SECTION 3.25   CIRCA Stock Ownership.................................................  A-14
  SECTION 3.26   Watson Common Stock...................................................  A-14
  SECTION 3.27   Convertible Securities................................................  A-14
  SECTION 3.28   Pooling of Interests, Tax Reorganization..............................  A-14
  SECTION 3.29   Takeover Statutes.....................................................  A-15

ARTICLE IV -- REPRESENTATIONS AND WARRANTIES OF CIRCA..................................  A-15
  SECTION 4.1    Existence, Good Standing, Corporate Authority.........................  A-15
  SECTION 4.2    Authorization, Validity and Effect of Agreements......................  A-15
  SECTION 4.3    Compliance with Laws -- General.......................................  A-15
  SECTION 4.4    Compliance with Laws -- FDA/DEA.......................................  A-16
  SECTION 4.5    Capitalization........................................................  A-17
  SECTION 4.6    Subsidiaries..........................................................  A-17
  SECTION 4.7    Other Interests.......................................................  A-17
  SECTION 4.8    No Violation..........................................................  A-17
  SECTION 4.9    Conduct of Business...................................................  A-18
  SECTION 4.10   SEC Documents.........................................................  A-18
  SECTION 4.11   Information Supplied..................................................  A-18
  SECTION 4.12   Litigation............................................................  A-19
  SECTION 4.13   Products Liability....................................................  A-19
  SECTION 4.14   Absence of Certain Changes............................................  A-19
  SECTION 4.15   Trademarks and Patents................................................  A-19
  SECTION 4.16   Properties............................................................  A-20
  SECTION 4.17   Material Contracts....................................................  A-20
  SECTION 4.18   Taxes.................................................................  A-20
  SECTION 4.19   Employee Benefit Plans................................................  A-20
  SECTION 4.20   Labor Matters.........................................................  A-21
  SECTION 4.21   Environmental Matters.................................................  A-21
  SECTION 4.22   Takeover Statutes.....................................................  A-21
  SECTION 4.23   Absence of Indemnifiable Claims, etc..................................  A-22
  SECTION 4.24   No Brokers............................................................  A-22
  SECTION 4.25   Opinion of Financial Advisors.........................................  A-22
  SECTION 4.26   Watson Stock Ownership................................................  A-22
  SECTION 4.27   Pooling of Interests, Tax Reorganization..............................  A-22

ARTICLE V -- COVENANTS.................................................................  A-22
  SECTION 5.1    Alternative Proposals.................................................  A-22
  SECTION 5.2    Interim Operations....................................................  A-23
  SECTION 5.3    Meetings of Stockholders..............................................  A-24
  SECTION 5.4    Filings; Other Action.................................................  A-25
  SECTION 5.5    Inspection of Records.................................................  A-25
  SECTION 5.6    Publicity.............................................................  A-26

                                                                                         PAGE
                                                                                         ----
  SECTION 5.7    Registration Statement................................................  A-26
  SECTION 5.8    Further Action........................................................  A-26
  SECTION 5.9    Affiliate Letters.....................................................  A-26
  SECTION 5.10   Expenses..............................................................  A-26
  SECTION 5.11   Insurance; Indemnity..................................................  A-27
  SECTION 5.12   Restructuring of Merger...............................................  A-27
  SECTION 5.13   Rights Agreement......................................................  A-28
  SECTION 5.14   Governance............................................................  A-28
  SECTION 5.15   Pooling; Reorganization...............................................  A-28
  SECTION 5.16   Employee Benefit Plans................................................  A-28
  SECTION 5.17   NASD Listing..........................................................  A-28
  SECTION 5.18   Assumption of Agreements, etc.........................................  A-29
  SECTION 5.19   Cause.................................................................  A-29

ARTICLE VI -- CONDITIONS...............................................................  A-29
  SECTION 6.1    Conditions to Each Party's Obligation to Effect the Merger............  A-29
  SECTION 6.2    Conditions to Obligation of CIRCA to Effect the Merger................  A-30
  SECTION 6.3    Conditions to Obligation of Watson and Merger Sub to Effect the
                 Merger................................................................  A-30

ARTICLE VII -- TERMINATION.............................................................  A-31
  SECTION 7.1    Termination by Mutual Consent.........................................  A-31
  SECTION 7.2    Termination by Either Watson or CIRCA.................................  A-31
  SECTION 7.3    Termination by CIRCA..................................................  A-31
  SECTION 7.4    Termination by Watson.................................................  A-32
  SECTION 7.5    Effect of Termination and Abandonment.................................  A-32
  SECTION 7.6    Extension; Waiver.....................................................  A-33

ARTICLE VIII -- GENERAL PROVISIONS.....................................................  A-33
  SECTION 8.1    Nonsurvival of Representations, Warranties and Agreements.............  A-33
  SECTION 8.2    Notices...............................................................  A-34
  SECTION 8.3    Assignment, Binding Effect............................................  A-34
  SECTION 8.4    Entire Agreement......................................................  A-34
  SECTION 8.5    Amendment.............................................................  A-34
  SECTION 8.6    Governing Law.........................................................  A-34
  SECTION 8.7    Counterparts..........................................................  A-34
  SECTION 8.8    Headings..............................................................  A-35
  SECTION 8.9    Interpretation........................................................  A-35
  SECTION 8.10   Waivers...............................................................  A-35
  SECTION 8.11   Incorporation of Exhibits.............................................  A-35
  SECTION 8.12   Severability..........................................................  A-35
  SECTION 8.13   Enforcement of Agreement..............................................  A-35


Exhibit A  Affiliate Letter (not included herein)

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER is dated as of March 29, 1995 (the "Agreement") among Watson Pharmaceuticals, Inc., a Nevada corporation ("Watson"), Gum Acquisition Corp., a Nevada corporation and the wholly-owned subsidiary of Watson ("Merger Sub"), and Circa Pharmaceuticals, Inc., a New York corporation ("CIRCA").

     WHEREAS, the Board of Directors of each of Watson and CIRCA have determined that a business combination between Watson and CIRCA is in the best interests of their respective companies and stockholders and presents an opportunity for their respective companies to achieve long-term strategic and financial benefits, and, accordingly, have approved and adopted this Agreement and the transactions contemplated hereby and recommend approval thereof by their respective stockholders; and

     WHEREAS, the respective Boards of Directors of Watson and CIRCA have determined that the merger provided for herein is fair to their respective stockholders; and

     WHEREAS, it is the intention of the parties to this Agreement that for federal income tax purposes, the merger provided for herein shall qualify as a "reorganization" within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"); and

     WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for as a "pooling of interests;" and

     WHEREAS, Watson has delivered to CIRCA voting agreements executed by the holders of more than 17% of Watson's outstanding voting stock;

     NOW, THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements set forth herein, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

     SECTION 1.1 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.3 of this Agreement), Merger Sub shall be merged with and into CIRCA in accordance with the laws of the States of Nevada and New York and the terms of this Agreement (the "Merger"), whereupon the separate corporate existence of Merger Sub shall cease, and CIRCA shall be the surviving corporation of the Merger (sometimes referred to herein as the "Surviving Corporation").

     SECTION 1.2 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place (a) at the offices of D'Ancona & Pflaum, 30 North LaSalle Street, Suite 2900, Chicago, Illinois 60602 at 10:00 a.m. on the second business day after all the conditions set forth in Article VI of this Agreement (other than those that are waived by the party or parties for whose benefit such conditions exist) are satisfied; or
(b) at such other place, time, and/or date as the parties hereto may otherwise agree. The date upon which the Closing shall occur is referred to herein as the "Closing Date."

     SECTION 1.3 Effective Time. As soon as practical after all the conditions to the Merger set forth in Article VI of this Agreement have been fulfilled or waived and this Agreement shall not have been terminated as provided in Article VII hereof, the parties hereto shall cause certificates of merger to be properly executed and filed in accordance with the laws of the States of Nevada and New York and the terms of this Agreement. The parties hereto shall also take such further actions as may be required under the laws of the States of Nevada and New York in connection with the consummation of the Merger. The Merger shall become effective at such time as the certificates of merger are duly filed with the Secretary of State of the States of Nevada and New York or at such later time as is specified in the certificates of merger (the "Effective Time"). From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities, liabilities and duties of CIRCA and Merger Sub, all as provided under applicable law.

     SECTION 1.4  Conversion of Shares.

     (a) At the Effective Time: (i) each share of Common Stock, par value $.01 per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and exchanged for one share of Common Stock, par value $.01 per share, of the Surviving Corporation; and (ii) each share of Common Stock, par value $0.01 per share (the "CIRCA Common Stock"), of CIRCA outstanding immediately prior to the Effective Time plus the associated rights described in Section 5.13 hereof (the "CIRCA Rights"), by virtue of the Merger and without any action on the part of the holder thereof, except as otherwise provided in Sections 1.4(c) or 1.8 hereof, shall be converted into the right to receive 0.86 of a share of Common Stock, par value $0.0033 per share (the "Watson Common Stock"), of Watson (such ratio, as adjusted as contemplated pursuant to Section 1.7 and 7.3(g), being referred to herein as the "Exchange Ratio"). The Exchange Ratio shall be rounded to the nearest ten-thousandth of a share. To the extent such plan is adopted on or prior to the Effective Time, each share of Watson Common Stock issued to holders of CIRCA Common Stock in the Merger shall be issued together with one associated stock purchase right (a "Right") in accordance with a Rights Agreement to be entered into by Watson. References herein to the shares of Watson Common Stock issuable in the Merger shall be deemed to include the associated Rights, if so issued; and references herein to shares of CIRCA Common Stock to be cancelled pursuant to the Merger shall be deemed to include the associated CIRCA Rights.

     (b) As a result of the Merger and without any action on the part of the holder thereof, at the Effective Time, all shares of CIRCA Common Stock shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and each holder of shares of CIRCA Common Stock shall thereafter cease to have any rights with respect to such shares of CIRCA Common Stock, except for the right to receive (except as otherwise provided in Section 1.8 hereof), without interest, the Watson Common Stock and cash for fractional shares of Watson Common Stock in accordance with Section 1.6 of this Agreement upon the surrender of a certificate (each, a "Certificate") representing such shares of CIRCA Common Stock in accordance with the provisions of this Article I.

     (c) Each share of CIRCA Common Stock held by CIRCA as treasury stock or owned by Watson or any Subsidiary (as defined in Section 1.4(d) of this Agreement) of Watson immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto.

     (d) For purposes of this Agreement, (i) the term "Average Closing Price" shall mean the average of the per share daily closing price of Watson Common Stock as quoted on the NASDAQ National Market System ("NASDAQ") (and as reported by The Wall Street Journal or, if not reported thereby, by another authoritative source) during the twenty (20) consecutive trading days ending on the Determination Date (as defined in Section 7.3); (ii) the word "Subsidiary" when used with respect to any Person means any corporation or other organization, whether incorporated or unincorporated, of which (A) at least 15% of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries or (B) such Person or any other Subsidiary of such Person is a general partner, it being understood that representations and warranties of a Person concerning any former Subsidiary of such Person shall be deemed to relate only to the periods during which such former Subsidiary was a Subsidiary of such Person, provided, however, that "Subsidiary" shall not include any non-wholly owned entity of such Person if (a) such Person has, in the aggregate, invested or committed to invest less than $1,000,000 and (b) such entity generated less than $10,000,000 of net revenues in such entity's last fiscal year; (iii) the word "Person" means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof, or any affiliate (as that term is defined in the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act")) of any of the foregoing; (iv) the term "executive officers of Watson" (and similar formulations) shall mean those persons identified as such in the Watson Disclosure Letter (as hereinafter defined); and (v) the term "executive officers of CIRCA" (and similar formulations) shall mean those persons identified as such in the CIRCA Disclosure Letter (as hereinafter defined).

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     SECTION 1.5  Stock Options; Restricted Stock.

     (a) All options (individually, a "CIRCA Option" and collectively, the "CIRCA Options") outstanding at the Effective Time under any CIRCA Stock Option Plan or Purchase Plan (the "CIRCA Stock Option Plans") shall remain outstanding following the Effective Time. At the Effective Time, such CIRCA Options shall, by virtue of the Merger and without any further action on the part of CIRCA or the holder of such CIRCA Options, be assumed by Watson in such manner that Watson (a) is a corporation (or a parent or a subsidiary corporation of such corporation) "assuming a stock option in a transaction to which Section 424(a) applied" within the meaning of Section 424 of the Code; or (b) to the extent that Section 424 of the Code does not apply to any such CIRCA Options, would be such a corporation (or a parent or a subsidiary corporation of such corporation) were Section 424 applicable to such option. At the Effective Time, (i) all references in the CIRCA Stock Option Plans to CIRCA shall be deemed to refer to Watson and (ii) Watson shall issue to each holder of a CIRCA Option a document evidencing the assumption of such option by Watson in accordance herewith. Each CIRCA Option assumed by Watson (as assumed, the "Watson Options") shall be exercisable upon the same terms and conditions including, without limitation, vesting (other than those options the vesting of which is accelerated by virtue of the Merger, as described in the CIRCA Disclosure Letter), as under the applicable CIRCA Stock Option Plan and the applicable option agreement issued thereunder, except that (x) each such CIRCA Option shall be exercisable for that whole number of shares of Watson Common Stock (to the nearest whole share) into which the number of shares of CIRCA Common Stock subject to such CIRCA Option immediately prior to the Effective Time would be converted under Section 1.4 of this Agreement; and (y) the option price per share of Watson Common Stock shall be an amount equal to the option price per share of CIRCA Common Stock subject to such CIRCA Option in effect immediately prior to the Effective Time divided by the Exchange Ratio (the option price per share, as so determined, being rounded upward to the nearest full cent). The date of grant of each Watson Option shall be the date on which the corresponding CIRCA Option was granted. No payment shall be made for fractional interests. From and after the date of this Agreement, except as provided in Section 5.2(vi) of this Agreement, no additional options shall be granted by CIRCA or its Subsidiaries under the CIRCA Stock Option Plans or otherwise. Watson shall take all corporate actions necessary to reserve for issuance such number of shares of Watson Common Stock as will be necessary to satisfy exercises in full of all CIRCA Options after the Effective Time.

     (b) All shares of restricted CIRCA Common Stock issued as described in a schedule to the CIRCA Disclosure Letter shall, upon their conversion to Watson Common Stock pursuant to Section 1.4(a), be subject to the same terms and conditions (including, without limitation, vesting) to which such shares are currently subject, provided that all references to CIRCA in any agreement relating to such stock shall be deemed references to Watson.

     SECTION 1.6  Exchange of Certificates Representing CIRCA Common Stock.

     (a) As of the Effective Time, Watson shall deposit, or shall cause to be deposited, with an exchange agent selected by Watson, which shall be Watson's Transfer Agent or such other party reasonably satisfactory to CIRCA (the "Exchange Agent"), for the benefit of the holders of shares of CIRCA Common Stock, for exchange in accordance with this Section 1.6, certificates representing the shares of Watson Common Stock (such certificates for shares of Watson Common Stock, together with any dividends or distributions with respect thereto (relating to record dates for such dividends or distributions after the Effective Time), being hereinafter referred to as the "Exchange Fund") to be issued pursuant to Section 1.4 and paid pursuant to this Section 1.6 in exchange for outstanding shares of CIRCA Common Stock. The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Watson Common Stock contemplated to be issued pursuant hereto out of the Exchange Fund. Except as contemplated by
Section 1.6(e) hereof, the Exchange Fund shall not be used for any other purpose.

     (b) Promptly after the Effective Time, Watson shall cause the Exchange Agent to mail to each holder of record of shares of CIRCA Common Stock immediately prior to the Effective Time (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to such shares of CIRCA Common Stock shall pass, only upon delivery of the Certificates representing such shares to the Exchange Agent and

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

which shall be in customary form, and (ii) instructions for use in effecting the surrender of such Certificates in exchange for certificates representing shares of Watson Common Stock and cash in lieu of fractional shares. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of the Certificate shall be entitled to receive in exchange therefor (i) a certificate representing that number of whole shares of Watson Common Stock which such holder has the right to receive in respect of the shares of CIRCA Common Stock formerly represented by such Certificate (after taking into account all shares of CIRCA Common Stock then held by such holder); and
(ii) a check representing the amount of cash in lieu of fractional shares, if any, and unpaid dividends and distributions after giving effect to any required withholding tax, if any, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Section 1.6, and the shares represented by the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to holders of shares of CIRCA Common Stock. In the event of a transfer of ownership of CIRCA Common Stock which is not registered in the transfer records of CIRCA, a certificate representing the proper number of shares of Watson Common Stock, together with a check for the cash to be paid in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, may be issued to such a transferee if the Certificate representing such CIRCA Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

     (c) Notwithstanding anything to the contrary contained herein, no dividends or other distributions declared after the Effective Time on Watson Common Stock shall be paid with respect to any shares of CIRCA Common Stock represented by a Certificate until such Certificate is surrendered for exchange as provided herein. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Watson Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Watson Common Stock and not paid, less the amount of any withholding taxes which may be required thereon; and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Watson Common Stock, less the amount of any withholding taxes which may be required thereon.

     (d) At or after the Effective Time, there shall be no transfers on the stock transfer books of CIRCA of the shares of CIRCA Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for certificates for shares of Watson Common Stock and cash in lieu of fractional shares, if any, deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this
Section 1.6. Certificates surrendered for exchange by any person constituting an "affiliate" of CIRCA for purposes of Rule 145(c) under the Securities Act of 1933, as amended (the "Securities Act"), shall not be exchanged until Watson has received a written agreement from such person as provided in Section 5.9.

     (e) (i) No fractional shares of Watson Common Stock shall be issued pursuant hereto. In lieu of the issuance of any fractional share of Watson Common Stock pursuant to Section 1.4(b), cash adjustments will be paid as set forth herein.

     (ii) As promptly as practicable following the Effective Time, the Exchange Agent shall determine the excess of (x) the number of full shares of Watson Common Stock delivered to the Exchange Agent by Watson pursuant to Section 1.6(a) over (y) the aggregate number of full shares of Watson Common Stock to be distributed to holders of CIRCA Common Stock pursuant to Section 1.6(b) (such excess being herein called the "Excess Shares"). As soon after the Effective Time as practicable, the Exchange Agent, as agent for such holders of CIRCA Common Stock, shall sell the Excess Shares at then prevailing prices on the NASDAQ, all in the manner provided in paragraph (iii) of this Section.

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

     (iii) The sale of the Excess Shares by the Exchange Agent shall be executed on the NASDAQ through one or more member firms of the National Association of Securities Dealers, Inc. (the "NASD") and shall be executed in round lots to the extent practicable. Until the net proceeds of such sale or sales have been distributed to such holders of CIRCA Common Stock, the Exchange Agent will hold such proceeds in trust for such holders of CIRCA Common Stock (the "Trust"). Watson shall pay all commissions, transfer taxes and other out-of-pocket transaction costs of the Exchange Agent incurred in connection with such sale of Excess Shares. In addition, Watson shall pay the Exchange Agent's compensation and expenses in connection with such sales. The Exchange Agent shall determine the portion of the Trust to which each holder of CIRCA Common Stock shall be entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Trust by a fraction the numerator of which is the amount of the fractional share interest to which such holder of CIRCA Common Stock is entitled (after taking into account all shares of CIRCA Common Stock then held by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of Certificates representing CIRCA Common Stock are entitled.

     (iv) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of CIRCA Common Stock with respect to any fractional share interests, the Exchange Agent shall promptly pay such amounts to such holders of CIRCA Common Stock subject to and in accordance with the terms of Section 1.6(f).

     (f) Any portion of the Exchange Fund (including the proceeds of any investments thereof and any shares of Watson Common Stock) that remains unclaimed by the former stockholders of CIRCA one year after the Effective Time shall be delivered to Watson. Any former stockholders of CIRCA who have not theretofore complied with this Section 1.6 shall thereafter look only to Watson for payment of their shares of Watson Common Stock, cash in lieu of fractional shares and unpaid dividends and distributions on the Watson Common Stock deliverable in respect of each share of CIRCA Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

     (g) None of Watson, Merger Sub, CIRCA, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of CIRCA Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     (h) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the shares of Watson Common Stock and cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Watson Common Stock as provided in this Section 1.6, deliverable in respect thereof pursuant to this Agreement.

     (i) All shares of Watson Common Stock issued upon conversion of the shares of CIRCA Common Stock in accordance with the terms hereof (including any cash paid pursuant hereto) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of CIRCA Common Stock.

     SECTION 1.7 Adjustment of Exchange Ratio. In the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of Watson Common Stock or CIRCA Common Stock, respectively, shall have been changed into a different number of shares or a different class as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, split, combination, exchange, recapitalization or other similar transaction, the Exchange Ratio shall be appropriately adjusted.

     SECTION 1.8 Dissenting Shares. Notwithstanding anything to the contrary contained in this Agreement, in the event appraisal rights are available to CIRCA's stockholders pursuant to applicable law, any shares of CIRCA Common Stock held by a person who objects to the Merger and who complies with all of the provisions of applicable law concerning the rights of such person to dissent from the Merger and to require appraisal of such person's shares of CIRCA Common Stock ("CIRCA Dissenting Shares") shall not be converted into shares of Watson Common Stock pursuant to Section 1.4 of this Agreement but shall become

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

the right to receive such consideration as may be determined to be due to the holder of such CIRCA Dissenting Shares pursuant to applicable law; provided however, that any CIRCA Dissenting Shares held by a person at the Effective Time who shall, after the Effective Time, withdraw the demand for appraisal or lose the right to appraisal, in either case pursuant to applicable law, shall be deemed to have converted, as of the Effective Time, his or her shares of CIRCA Common Stock into shares of Watson Common Stock pursuant to Section 1.4 of this Agreement.

                                   ARTICLE II

             CERTAIN MATTERS RELATING TO THE SURVIVING CORPORATION

     SECTION 2.1 Certificate of Incorporation of the Surviving Corporation. The certificate of incorporation of the Surviving Corporation immediately after the Effective Time shall be in a form to be agreed to by Watson and CIRCA prior to the Effective Time.

     SECTION 2.2 By-Laws of the Surviving Corporation. The By-Laws of the Surviving Corporation immediately after the Effective Time shall be in a form to be agreed to by Watson and CIRCA prior to the Effective Time.

     SECTION 2.3 Directors of the Surviving Corporation. The directors of the Surviving Corporation immediately after the Effective Time shall consist of the persons set forth in the Watson Disclosure Letter, to hold office until their successors are duly appointed or elected in accordance with applicable law.

     SECTION 2.4 Officers of the Surviving Corporation. The officers of the Surviving Corporation immediately after the Effective Time shall consist of the persons set forth in the Watson Disclosure Letter, who shall hold the offices listed opposite their respective names until their successors are duly appointed or elected in accordance with applicable law.

                                  ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF WATSON AND MERGER SUB

     Except as set forth in the disclosure letter delivered by Watson to CIRCA (the "Watson Disclosure Letter"), Watson and Merger Sub represent and warrant to CIRCA (with such representations and warranties with respect to non-wholly owned Subsidiaries being made as to the knowledge of Watson's executive officers (which shall include knowledge of documents in such persons' possession) as of the date hereof and at the Effective Time) as follows:

     SECTION 3.1 Existence, Good Standing, Corporate Authority. Watson and each of its Subsidiaries are corporations or partnerships duly organized, validly existing and in good standing under the laws of their respective jurisdiction of incorporation. Each of Watson and each of its Subsidiaries is duly licensed or qualified to do business as a foreign corporation or partnership and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it or in which the transaction of its respective business makes such qualification necessary, except where the failure to be so qualified or to be in good standing would not have a material adverse effect on the business, results of operations or financial condition of Watson and its Subsidiaries taken as a whole (a "Watson Material Adverse Effect"). Watson and each of its Subsidiaries have all requisite corporate power and authority to own, operate and lease their respective properties. The copies of Watson's and each of its Subsidiaries' Certificates of Incorporation and Bylaws previously delivered or made available to CIRCA are true and correct.

     SECTION 3.2 Authorization, Validity and Effect of Agreements. Each of Watson and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents to be executed and delivered in connection herewith. Subject only to the approval and adoption of this Agreement and the transactions contemplated hereby by the holders of a majority of the outstanding shares of Watson Common Stock, the execution and delivery of this Agreement (and the agreements contemplated hereby) and the consummation by Watson and Merger Sub of the transactions contemplated

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

hereby has been duly authorized by all requisite corporate action. This Agreement constitutes, and all agreements and documents to be executed and delivered in connection herewith (when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of Watson and Merger Sub, enforceable against Watson and Merger Sub in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

     SECTION 3.3  Compliance with Laws -- General.

     (a) Watson and each of its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of any court, arbitral, tribunal, administrative agency or commission or other governmental or other regulatory authority or agency ("Governmental Entities") necessary for the lawful conduct of their respective businesses (the "Permits"), except for immaterial failures that have no impact on operations.

     (b) Watson and each of its Subsidiaries are in substantial compliance with the terms of its Permits, except for immaterial failures to comply that have no impact on operations.

     (c) Watson and each of its Subsidiaries are in substantial compliance with all laws, ordinances or regulations of all Governmental Entities, including, but not limited to, those related to occupational health and safety, controlled substances or employment and employment practices, except for immaterial failures to comply that have no impact on operations.

     (d) As of the date of this Agreement, no investigation, review, inquiry or proceeding by any Governmental Entity with respect to Watson or any of its Subsidiaries is pending or, to the best knowledge of the executive officers of Watson, threatened.

     (e) Neither Watson nor any of its Subsidiaries currently is subject to any agreement, contract or decree with any Governmental Entities arising out of any current or previously existing violations.

     SECTION 3.4  Compliance with Laws -- FDA/DEA.

     (a) As to each drug of Watson or any Watson Subsidiary for which an abbreviated application has been approved by the Food and Drug Administration (the "FDA"), which drugs are described in the Watson Disclosure Letter, Watson and its Subsidiaries are in substantial compliance with 21 U.S.C. sec.sec. 355 or 357, 21 C.F.R. Parts 314 or 430 et. seq., respectively, and all terms and conditions of the abbreviated application.

     (b) As to each biologic product of Watson or any Watson Subsidiary for which an establishment license application ("ELA") and/or product license application ("PLA") has been filed, which products are described in the Watson Disclosure Letter, Watson and its Subsidiaries are in substantial compliance with 42 U.S.C. sec. 262, 21 C.F.R. Part 601 et. seq., and all terms and conditions of the ELA and/or PLA.

     (c) Watson and its subsidiaries are in substantial compliance with all applicable registration and listing requirements set forth in 21 U.S.C. sec. 360 and 21 C.F.R. Part 207. To the extent required, Watson and its Subsidiaries have obtained licenses from the U.S. Drug Enforcement Administration (the "DEA") and are in substantial compliance with all such licenses and all applicable regulations promulgated by the DEA.

     (d) Since May 1, 1993, all manufacturing operations of Watson and its Subsidiaries have been conducted in substantial compliance with the good manufacturing practice regulations set forth in 21 C.F.R. Parts 210 and 211.

     (e) Neither Watson nor any officer, employee, or agent of Watson or any of its Subsidiaries has made an untrue statement of a material fact or fraudulent statement to the FDA or the DEA, failed to disclose a material fact required to be disclosed to the FDA or the DEA, or committed an act, made a statement, or failed to make a statement, in any case, that could reasonably be expected to provide a basis for the FDA to invoke (after the date hereof) its policy respecting "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities", set forth in 56 Fed. Reg 46191 (September 10, 1991) and the FDA has not taken any such action since May 1, 1993.

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

     (f) Watson has made available to CIRCA copies of any and all reports of inspection observations, establishment inspection reports, warning letters and any other documents received from the FDA or the DEA within the last three years that indicate or suggest lack of compliance with the FDA or the DEA regulatory requirements by Watson or any of its Subsidiaries.

     (g) Since May 1, 1993, neither Watson nor any of its Subsidiaries has received any written notice that the FDA or the DEA has commenced, or threatened to initiate, any action to withdraw its approval or request the recall of any product of Watson or any of its Subsidiaries, or commenced or threatened to initiate, any action to enjoin production at any facility of Watson or any of its Subsidiaries.

     (h) As to each article of drug, cosmetics and vitamin manufactured and/or distributed by Watson or any of its Subsidiaries, which products are described in the Watson Disclosure Letter, such article is not adulterated or misbranded within the meaning of the FDCA, 21 U.S.C. sec.sec. 301c et. seq.

     (i) As to each drug referred to in (a), Watson and its officers, employees, agents, Subsidiaries and affiliates have included in the application for such drug, where required, the certification described in 21 U.S.C. sec. 335a(k)(l) and the list described in 21 U.S.C. sec. 335a(k)(2), and such certification and such list was in each case true and accurate when made and remained true and accurate thereafter.

     (j) Since May 1, 1993, neither Watson, nor its officers, employees, agents, Subsidiaries, or affiliates, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. sec. 335a(a) or authorized by 21 U.S.C. sec. 335a(b).

     (k) As to each abbreviated application submitted to, but not approved by, the FDA, and not withdrawn by Watson or any of its Subsidiaries as of the date of this Agreement, Watson and its Subsidiaries have complied in all material respects with the requirements of 21 U.S.C. sec.sec. 355 and 357 and 21 C.F.R. Parts 312, 314 and 430 et. seq. and has provided, or will provide, all additional information and taken, or will take, all additional action requested by the FDA in connection with the abbreviated application.

     SECTION 3.5 Capitalization. The authorized capital stock of Watson consists of 50,000,000 shares of Watson Common Stock and 2,500,000 shares of preferred stock, no par value per share (the "Watson Preferred Stock"). As of March 24, 1995, there were 17,270,786 shares of Watson Common Stock and no shares of Watson Preferred Stock, issued and outstanding. Since such date, no additional shares of capital stock of Watson have been issued, except pursuant to the exercise of options outstanding under Watson's stock option and employee stock purchase plans (the "Watson Stock Option Plans"). Watson has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Watson on any matter. All issued and outstanding shares of Watson Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except as contemplated by this Agreement and except pursuant to the Watson Stock Option Plans, there are not at the date of this Agreement any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate Watson or any of its Subsidiaries to issue, transfer, redeem or sell any shares of capital stock of Watson or any of its Subsidiaries.

     SECTION 3.6  Subsidiaries.

     (a) Watson owns directly or indirectly each of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such Watson Subsidiary) of each of Watson's Subsidiaries indicated on the Watson Disclosure Letter as being owned by Watson. Each of the outstanding shares of capital stock owned by Watson of each of Watson's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by Watson free and clear of all liens, pledges, security interests, claims or other encumbrances other than liens imposed by local law which are not material. The executive officers of Watson have no knowledge of any matter which will materially effect the revenue stream that Watson currently receives from its Subsidiaries. The following information for each Subsidiary of Watson is listed in the Watson Disclosure Letter, if applicable: (i) its name and jurisdiction of incorporation or organization; (ii) the location of its chief executive office; (iii) a summary of its lines of business and

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

products; (iv) its authorized capital stock or share capital; and (v) the number of issued and outstanding shares of capital stock or share capital.

     (b) The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, par value $.01 per share, all of which shares are issued and outstanding and owned by Watson free and clear of all liens, pledges, security interests, claims or other encumbrances other than liens imposed by local law which are not material. All such shares of Merger Sub are duly authorized, validly issued, fully paid, and nonassessable. Notwithstanding anything to the contrary contained herein, Watson may, in its sole discretion, increase the number of shares of authorized Common Stock of Merger Sub and the number of shares of Common Stock of Merger Sub issued and outstanding owned by Watson. Merger Sub has not engaged in any activities other than in connection with the transactions contemplated by this Agreement.

     (c) Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

     (d) As of the Effective Time, all of the outstanding capital stock of Merger Sub will be owned directly by Watson. There are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments to which Merger Sub is a party of any character relating to the issued or unissued capital stock of, or other equity interests in, Merger Sub or obligating Merger Sub to grant, issue or sell any shares of the capital stock of, or other equity interests in, Merger Sub, by sale, lease, license or otherwise, other than in connection with Watson's acquisition of stock of Merger Sub. There are no obligations, contingent or otherwise, of Merger Sub to repurchase, redeem or otherwise acquire any shares of the capital stock of Merger Sub.

     (e) Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

     SECTION 3.7 Other Interests. Except for interests in the Watson Subsidiaries and the interests disclosed on the Watson Disclosure Letter, neither Watson nor any Watson Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity (other than investments in short-term investment securities and corporate, marketable securities, partnership, development, cooperative marketing and similar undertakings and arrangements entered into in the ordinary course of business and other investments the aggregate market value of which is less than $250,000). The executive officers of Watson have no knowledge of any matter which will materially effect the revenue stream that Watson currently receives from the interests listed on the Watson Disclosure Letter.

     SECTION 3.8 No Violation. Neither the execution and delivery by Watson and Merger Sub of this Agreement, nor the consummation by Watson and Merger Sub of the transactions contemplated hereby in accordance with the terms hereof, will
(a) conflict with or result in a breach of any provisions of the Certificate of Incorporation or Bylaws of Watson or any of its Subsidiaries; (b) result in a breach or violation of, a default under, or the triggering of any payment or other material obligations pursuant to, or accelerate vesting under, any of the Watson Stock Option Plans, or any grant or award made under any of the foregoing; (c) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination, or in a right of termination or cancellation of, accelerate the performance required by, result in the triggering of any payment or other material obligations pursuant to, result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties of Watson or its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any material license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which Watson or any of its Subsidiaries is a party, or by which Watson or any of its Subsidiaries or any of their respective properties is bound or affected, except for any of the foregoing matters which would not have a Watson Material Adverse Effect; (d) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgement,

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injunction, order or decree binding upon or applicable to Watson or any of its
Subsidiaries which would have a Watson Material Adverse Effect; or (e) other than the filings provided for in Section 1.3, filings under applicable federal, state and local regulatory filings, filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), the Exchange Act, the Securities Act, the American Stock Exchange, the NASD, or applicable state securities and "Blue Sky" laws or filings in connection with the maintenance of qualification to do business in other jurisdictions (collectively, the "Regulatory Filings"), require any material consent, approval or authorization of, or declaration, of or registration with, any domestic governmental or regulatory authority, the failure to obtain or make which would have a Watson Material Adverse Effect.

     SECTION 3.9 Conduct of Business. The business of Watson and each of its Subsidiaries is not being conducted in default or violation of any term, condition or provision of (a) its respective Certificate of Incorporation or By-Laws or similar organizational documents; (b) any note, bond, mortgage, indenture, contract, agreement, lease or other instrument or agreement of any kind to which Watson or any of its Subsidiaries is now a party or by which Watson or any of its Subsidiaries or any of their respective properties or assets may be bound; or (c) any federal, state, local or foreign statute, law, ordinance, rule, regulation or approval applicable to Watson or any of its Subsidiaries, except, with respect to the foregoing clauses (b) and (c), defaults or violations that would not have a Watson Material Adverse Effect.

     SECTION 3.10 SEC Documents. Watson has delivered or made available to CIRCA each registration statement, report, proxy statement or information statement (as defined in Regulation 14C under the Exchange Act) prepared by it since January 1, 1993, which reports constitute (as of the date hereof) all of the documents required to be filed by Watson with the Securities and Exchange Commission ("SEC") since such date, each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the "Watson Reports"). As of their respective dates, the Watson Reports and any Watson Reports filed after the date hereof and prior to the Effective Time (a) complied or will comply on or before the Effective Date as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations thereunder; and (b) did not or will not when filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets of Watson included in or incorporated by reference into the Watson Reports (including the related notes and schedules) fairly present or will fairly present (when filed) the consolidated financial position of Watson and the Watson Subsidiaries as of its date, and each of the consolidated statements of income, retained earnings and cash flows of Watson included in or incorporated by reference into the Watson Reports (including any related notes and schedules) fairly present or will fairly present (when filed) the results of operations, retained earnings or cash flows, as the case may be, of Watson and the Watson Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. Neither Watson nor any of the Watson Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of Watson or in the notes thereto, prepared in accordance with generally accepted accounting principles consistently applied, except liabilities arising in the ordinary course of business since December 31, 1994 and liabilities reflected in the consolidated balance sheet of Watson and its Subsidiaries at December 31, 1994 (and the notes thereto).

     SECTION 3.11 Disclosure Documents. The Joint Proxy Statement Prospectus to be delivered to the stockholders of each of Watson and CIRCA in connection with the approval of the transactions contemplated by this Agreement, or any amendment or supplement thereto (the "Proxy Statement"), at the time of mailing thereof and at the time of the respective meetings of stockholders of CIRCA and Watson, or, in the case of the Form S-4 (as defined in Section 5.7 of this Agreement) and each amendment or supplement thereto, at the time it is filed or becomes effective when filed with the SEC, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the

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foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by Watson in reliance upon and in conformity with written information concerning CIRCA furnished in writing to Watson by CIRCA specifically for use in the Proxy Statement.

     SECTION 3.12 Litigation. Except as set forth in the Watson Disclosure Letter, there are no actions, suits or proceedings pending against Watson or the Watson Subsidiaries or, to the knowledge of the executive officers of Watson, threatened against Watson or the Watson Subsidiaries, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality, none of which, individually or in the aggregate, if decided adversely to Watson or such Watson Subsidiaries is reasonably likely to have a Watson Material Adverse Effect.

     SECTION 3.13 Products Liability. There is no notice or claim involving any product manufactured, produced, distributed or sold by or on behalf of Watson or any of its Subsidiaries resulting from an alleged defect in design, manufacture, materials or workmanship, or any alleged failure to warn, or from any breach of implied warranties or representations, which is likely to have a Watson Material Adverse Effect.

     SECTION 3.14 Absence of Certain Changes. Since December 31, 1994, Watson has conducted its business only in the ordinary course of such business, and there has not been (a) any Watson Material Adverse Effect; (b) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock; or (c) any material change in its accounting principles, practices or methods, except any such change after the date of this Agreement required by generally accepted accounting principles.

     SECTION 3.15  Trademarks and Patents.

     (a) A list of all of Watson's and its Subsidiaries' material computer software, software programs, patents, patent applications, trademarks, trademark applications, trade secrets, formulations, service marks, trade names, copyrights, inventions, drawings, designs, customer lists, proprietary know-how or information or other rights with respect thereto (collectively, the "Proprietary Rights") are listed in the Watson Disclosure Letter.

     (b) Watson owns or possesses adequate licenses or other rights to use any and all of its Proprietary Rights used in or required for its business as currently conducted free and clear of any liens, claims or encumbrances, except where the failure to possess such Proprietary Rights would not have a Watson Material Adverse Effect.

     (c) To the knowledge of Watson's executive officers, there are no claims, disputes, actions, proceedings, suits or appeals pending or threatened against Watson or any of its Subsidiaries relating to any of its Proprietary Rights which, if adversely determined to Watson or any of its Subsidiaries, could reasonably be expected to result in a loss of any of its Proprietary Rights or any other loss that could reasonably be expected to have a Watson Material Adverse Effect.

     (d) To the knowledge of the executive officers of Watson, none of its or its Subsidiaries' Proprietary Rights infringes on the proprietary rights of any third party nor is the Proprietary Rights of any third party infringing on the Proprietary Rights of Watson or its Subsidiaries, where such infringement could reasonably be expected to result in a loss of any of Watson's or its Subsidiaries' Proprietary Rights or any other loss that could reasonably be expected to have a Watson Material Adverse Effect.

     (e) Each of Watson and its Subsidiaries has not disclosed any of its material trade secrets to any Person without obtaining an agreement obligating the recipient to maintain the confidentiality thereof and Watson and its Subsidiaries have taken reasonable security measures to protect the confidentiality and value of its trade secrets.

     (f) Each of Watson and its Subsidiaries has not disposed of or granted any license to use any of its Proprietary Rights, nor has either Watson or any of its Subsidiaries granted any options to purchase or obtain a license to, or any other lien, claim or encumbrance on, any of its Proprietary Rights.

     SECTION 3.16 Properties. Watson and its Subsidiaries have good and valid title (good and insurable title in the case of owned real property) to all of their assets and properties reflected on the consolidated balance sheet of Watson and its Subsidiaries at December 31, 1994 included in the Form 10-K of Watson for

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the year ended December 31, 1994 or thereafter acquired, free and clear of any lien, claim or other encumbrance, except for assets and properties disposed of, or subject to purchase or sales orders, in the ordinary course of business since such date. Watson has not received notice that any of its assets or properties is in violation in any material respect of any existing law or any building, zoning, health, safety or other ordinance, code or regulation, except for violations that would not have a Watson Material Adverse Effect. The plant, facilities and equipment of Watson and its Subsidiaries necessary to the operations of their businesses are in operating condition and repair sufficient for the operation of the business as presently conducted. All material leases of real or personal property to which Watson or any of its Subsidiaries is a party are valid and subsisting leases, and, except as terminated in the ordinary course of business, upon consummation of the transactions contemplated hereby, shall continue to entitle Watson or such Subsidiary to the use and possession of the real or personal property purported to be covered thereby for the terms specified in such leases and for the purposes for which such real or personal property is now used.

     SECTION 3.17 Material Contracts. Neither Watson nor any of its Subsidiaries is a party to or bound by, and neither they nor their properties are subject to (a) any loan agreements, guaranties or other evidence of indebtedness having in each case a total liability in excess of $250,000; (b) any distributorship, non-employee commission or marketing agent, representative or franchise agreement providing for the marketing and/or sale of the products or services of Watson or any of its Subsidiaries; (c) any agreement relating to the ownership or control of any interest in a partnership, corporation, limited liability company, joint venture or other entity or similar arrangement; (d) any employment contracts or consulting arrangements entered into by Watson or its Subsidiaries or agreements or arrangements with respect to severance or similar matters; (e) any agreement or arrangement restricting in any manner (i) Watson's or any of its Subsidiaries' right to compete with any other person or entity;
(ii) Watson's or any of its Subsidiaries' right to sell to or purchase from any other person or entity; (iii) the right of any other party to compete with Watson or any of its Subsidiaries; or (iv) the ability of such person or entity to employ any of Watson's or its Subsidiaries' employees; (f) any secrecy or confidentiality agreement; (g) any contract, agreement or arrangement containing change of control provisions; (h) any agreement or arrangement between Watson or any of its Subsidiaries and any of its officers, directors or other Affiliates (as defined in Section 5.9); (i) any contract, agreement or arrangement requiring a payment in excess of $250,000 in any twelve month period; or (j) any contract, agreement or arrangement required to be disclosed in a Form 10-K or 10-Q under the Exchange Act which is not disclosed in the Watson Reports (collectively, the "Watson Contracts"). All the Watson Contracts are valid, subsisting, in full force and effect, and binding upon Watson or its Subsidiaries in accordance with their terms, and, to the best knowledge of the executive officers of Watson, binding upon the other parties thereto in accordance with their terms. Watson is not (with or without notice or lapse of time or both) in default under any Watson Contract nor, to the best knowledge of the executive officers of Watson, is any other party to any such contract or other agreement (with or without notice or lapse of time or both) in default thereunder, except for any defaults that would not have a Watson Material Adverse Effect. The executive officers of Watson are not aware of any matter that would materially effect the revenue stream, if any, that Watson currently receives under any Watson Contract.

     SECTION 3.18 Taxes. Watson and each of its Subsidiaries (a) have timely filed all material federal, state and foreign tax returns required to be filed by any of them for tax years ended prior to the date of this Agreement or requests for extensions have been timely filed and any such request shall have been granted and not expired, and all such returns are complete and accurate in all material respects; (b) have paid or accrued all taxes shown to be due and payable on such returns; (c) have properly accrued all such taxes for such periods subsequent to the periods covered by such returns; and (d) have "open" years for federal income tax returns only as set forth in the Watson Disclosure Letter.

     SECTION 3.19 Employee Benefit Plans. All employee benefit plans and other benefit arrangements covering employees of Watson and the Watson Subsidiaries (the "Watson Benefit Plans") and all employee agreements providing compensation, severance or other benefits to any employee or former employee of Watson or any of the Watson Subsidiaries are set forth in the Watson Disclosure Letter. True and complete copies of all Watson Benefit Plans, including any related trust or funding vehicles, policies or contracts, have been made available to CIRCA. To the extent applicable, the Watson Benefit Plans comply, in all material

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respects, with the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and the Code, and any Watson Benefit Plan intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service (the "IRS") to be so qualified and has been timely amended and filed with the IRS with respect to changes required by the Tax Reform Act of 1986 and subsequent legislation. Neither Watson nor any ERISA Affiliate of Watson (during the period of its affiliated status and prior thereto, to its knowledge) maintains, contributes to or has in the past maintained or contributed to any benefit plan which is covered by Title IV of ERISA or Section 412 of the Code. Watson or any Watson Benefit Plan have not incurred any liability or penalty under, and the executive officers of Watson do not know of any instance that Watson or any Watson Benefit Plan may incur any liability or penalty under, Section 4975 of the Code or Section 502(i) of ERISA. Each Watson Benefit Plan has been maintained and administered in all material respects in compliance with its terms and with ERISA and the Code to the extent applicable thereto. To the knowledge of the executive officers of Watson, there are no pending or anticipated material claims against or otherwise involving any of the Watson Benefit Plans and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Watson Benefit Plan activities) has been brought against or with respect to any such Watson Benefit Plan, except for any of the foregoing which would not have a Watson Material Adverse Effect. All contributions required to be made as of the date hereof to the Watson Benefit Plans have been made or provided for. Since September 25, 1980, neither Watson nor any ERISA Affiliate of Watson (during the period of its affiliated status and prior thereto, to its knowledge) has contributed to, or been required to contribute to, any "multiemployer plan" (as defined in Sections 3(37) and 4001(a)(3) of ERISA). Watson does not maintain or contribute to any plan or arrangement which provides or has any liability to provide life insurance or medical or other employee welfare benefits to any employee or former employee upon his retirement or termination of employment, and Watson has never represented, promised or contracted (whether in oral or written form) to any employee or former employee that such benefits would be provided. The execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any benefit plan, policy, arrangement or agreement or any trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee. No Watson Benefit Plan which is an "employee pension plan" within the meaning of Section 3(3) of ERISA has been completely or partially terminated. None of the Watson Benefit Plans has any material unfunded liabilities which are not reflected in the Watson Reports.

     For purposes of this Agreement "ERISA Affiliate" means any business or entity which is a member of the same "controlled group of corporations," under "common control" or an "affiliated service group" with an entity within the meanings of Sections 414(b), (c) or (m) of the Code, or required to be aggregated with the entity under Section 414(o) of the Code, or is under "common control" with the entity, within the meaning of Section 4001(a)(14) of ERISA, or any regulations promulgated or proposed under any of the foregoing Sections.

     SECTION 3.20 Labor Matters. Neither Watson nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of the executive officers of Watson, threatened against Watson or its Subsidiaries relating to their business, except for any such proceeding which would not have a Watson Material Adverse Effect. To the knowledge of the executive officers of Watson, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of Watson or any of its Subsidiaries. There is no labor strike, dispute, slowdown or work stoppage pending or threatened against Watson or any of its Subsidiaries nor have they experienced any of the same during the last three years. All employees of Watson or any of its Subsidiaries are employed at will. A list of Watson's employees who earned in excess of $100,000 during calendar year 1994 or who Watson reasonably expects will earn in excess of such amount during calendar year 1995, together with such employee's current job title and salary history during the last three years, is described in the Watson Disclosure Letter.

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     SECTION 3.21.  Environmental Matters. There are no Environmental
Liabilities of Watson that, individually or in the aggregate, have had or would reasonably be expected to have a Watson Material Adverse Effect. As used in this Agreement, "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and governmental restrictions, whether now or hereafter in effect, relating to human health, the environment or to emissions, discharges or releases of pollutants, contaminants, Hazardous Substances or wastes into the environment, including without limitation, ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof. "Environmental Liabilities" with respect to any Person means any and all liabilities of or relating to such Person or any of its Subsidiaries (including any entity which is, in whole or in part, a predecessor of such Person or any of its Subsidiaries), whether vested or unvested, contingent or fixed, actual or potential, known or unknown, which
(a) arise under or relate to matters covered by Environmental Laws; and (b) relate to actions occurring or conditions existing on or prior to the Closing Date. "Hazardous Substances" means any toxic, radioactive, caustic or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics, including, without limitation, any substance regulated under Environmental Laws.


     SECTION 3.22. Absence of Indemnifiable Claims, etc. There are no losses, claims, damages, costs, expenses, liabilities or judgements which would entitle any director, officer or employee of Watson or any of its Subsidiaries to indemnification by Watson under applicable law, the articles of incorporation or bylaws of Watson or any of its Subsidiaries or any insurance policy maintained by Watson or any of its Subsidiaries.


     SECTION 3.23 No Brokers. Watson has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of CIRCA or Watson to pay any finder's fee, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that Watson has retained DLJ as its financial advisor, the arrangements with which have been disclosed in writing to CIRCA prior to the date hereof. Other than the foregoing arrangements, Watson is not aware of any claim for payment of any finder's fees, brokerage or agent's commission or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transaction contemplated hereby.

     SECTION 3.24 Opinion of Financial Advisor. Watson has received the opinion of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), to the effect that, as of the date hereof, the number of shares of Watson Common Stock to be issued by Watson in the Merger in exchange for each share of CIRCA Common Stock is fair to Watson's stockholders from a financial point of view.

     SECTION 3.25 CIRCA Stock Ownership. Neither Watson nor any of its Subsidiaries owns any shares of CIRCA Common Stock or other securities convertible into shares of CIRCA Common Stock.

     SECTION 3.26 Watson Common Stock. The issuance and delivery by Watson of shares of Watson Common Stock in connection with the Merger and this Agreement have been duly and validly authorized by all necessary corporate action on the part of Watson. The shares of Watson Common Stock to be issued in connection with the Merger and this Agreement, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and not subject to preemptive rights of any sort and will, when issued, be registered under the Securities Act, the Exchange Act and registered or exempt from registration under applicable "blue sky laws".

     SECTION 3.27 Convertible Securities. Watson has no outstanding options, warrants or other securities exercisable for, or convertible into, shares of Watson Common Stock, the terms of which would require any anti-dilution adjustments by reason of the consummation of the transactions contemplated hereby.

     SECTION 3.28 Pooling of Interests, Tax Reorganization. To the knowledge of the executive officers of Watson, neither Watson nor any of its Affiliates has taken or failed to take any action which would prevent the accounting for the Merger as a pooling of interests in accordance with Accounting Principles Board Opinion

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

No. 16, the interpretative releases issued pursuant thereto, and the pronouncements of the SEC. Neither Watson nor any of its Affiliates has taken or failed to take any action which would prevent the Merger from constituting a reorganization within the meaning of section 368(a) of the Code.

     SECTION 3.29 Takeover Statutes. No "fair price", "moratorium", "control share acquisition" or other similar antitakeover statute or regulation enacted under state or federal laws in the United States (each a "Takeover Statute"), applicable to Watson or any of its Subsidiaries is applicable to the Merger or the other transactions contemplated hereby.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF CIRCA

     Except as set forth in the disclosure letter delivered by CIRCA to Watson (the "CIRCA Disclosure Letter"), CIRCA represents and warrants to Watson (with such representations and warranties with respect to non-wholly owned Subsidiaries being made as to the knowledge of CIRCA's executive officers (which shall include knowledge of documents in such persons' possession) as of the date hereof and at the Effective Time) as follows:

     SECTION 4.1 Existence, Good Standing, Corporate Authority. CIRCA and each of its Subsidiaries are corporations or partnerships duly organized, validly existing and in good standing under the laws of their respective jurisdiction of incorporation. Each of CIRCA and each of its Subsidiaries is duly licensed or qualified to do business as a foreign corporation or partnership and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it or in which the transaction of its respective business makes such qualification necessary, except where the failure to be so qualified or to be in good standing would not have a material adverse effect on the business, results of operations or financial condition of CIRCA and its Subsidiaries taken as a whole (a "CIRCA Material Adverse Effect"). CIRCA and each of its Subsidiaries have all requisite corporate power and authority to own, operate and lease their respective properties. The copies of CIRCA's and each of its Subsidiaries' Certificates of Incorporation and Bylaws previously delivered or made available to Watson are true and correct.

     SECTION 4.2 Authorization, Validity and Effect of Agreements. CIRCA has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents to be executed and delivered in connection herewith. Subject only to the approval and adoption of this Agreement and the transactions contemplated hereby by the holders of two-thirds of the outstanding shares of CIRCA Common Stock, the execution and delivery of this Agreement (and the agreements contemplated hereby) and the consummation by CIRCA of the transactions contemplated hereby has been duly authorized by all requisite corporate action. This Agreement constitutes, and all agreements and documents to be executed and delivered in connection herewith (when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of CIRCA, enforceable against CIRCA in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

     SECTION 4.3  Compliance with Laws -- General.

     (a) CIRCA and each of its Subsidiaries hold all Permits of all Governmental Entities necessary for the lawful conduct of their respective businesses, except for immaterial failures that have no impact on operations.

     (b) CIRCA and each of its Subsidiaries are in substantial compliance with the terms of the Permits, except for immaterial failures to comply that have no impact on operations.

     (c) CIRCA and each of its Subsidiaries are in substantial compliance with all laws, ordinances or regulations of all Governmental Entities, including, but not limited to, those related to occupational health and safety, controlled substances or employment and employment practices, except for immaterial failures to comply that have no impact on operations.

     (d) As of the date of this Agreement, no investigation, review, inquiry or proceeding by any Governmental Entity with respect to CIRCA or any of its Subsidiaries is pending or, to the best knowledge of the executive officers of CIRCA, threatened.

     (e) Neither CIRCA nor any of its Subsidiaries currently is subject to any agreement, contract or decree with any Governmental Entities arising out of any current or previously existing violations.

     SECTION 4.4  Compliance with Laws -- FDA/DEA.

     (a) As to each drug of CIRCA or any CIRCA Subsidiary for which an abbreviated application has been approved by the FDA, which drugs are described in the CIRCA Disclosure Letter, CIRCA and its Subsidiaries are in substantial compliance with 21 U.S.C. sec.sec. 355 or 357, 21 C.F.R. Parts 314 or 430 et. seq., respectively, and all terms and conditions of the abbreviated application.

     (b) As to each biologic product of CIRCA or any CIRCA Subsidiary for which an ELA and/or PLA has been filed, which products are described in the CIRCA Disclosure Letter, CIRCA and its Subsidiaries are in substantial compliance with 42 U.S.C. sec. 262, 21 C.F.R. Part 601 et. seq., and all terms and conditions of the ELA and/or PLA.

     (c) CIRCA and its Subsidiaries are in substantial compliance with all applicable registration and listing requirements set forth in 21 U.S.C. sec. 360 and 21 C.F.R. Part 207. To the extent required, CIRCA and its Subsidiaries have obtained licenses from the DEA and are in substantial compliance with all such licenses and all applicable regulations promulgated by the DEA.

     (d) Since May 1, 1993, all manufacturing operations of CIRCA and its Subsidiaries have been conducted in substantial compliance with the good manufacturing practice regulations set forth in 21 C.F.R. Parts 210 and 211.

     (e) Neither CIRCA nor any officer, employee, or agent of CIRCA or any of its Subsidiaries has made an untrue statement of a material fact or fraudulent statement to the FDA or the DEA, failed to disclose a material fact required to be disclosed to the FDA or the DEA, or committed an act, made a statement, or failed to make a statement, in any case, that could reasonably be expected to provide a basis for the FDA to invoke (after the date hereof) its policy respecting "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities", set forth in 56 Fed. Reg 46191 (September 10, 1991) and the FDA has not taken any such action since May 1, 1993.

     (f) CIRCA has made available to Watson copies of any and all reports of inspection observations, establishment inspection reports, warning letters and any other documents received from the FDA or the DEA within the last three years that indicate or suggest lack of compliance with the FDA or the DEA regulatory requirements by CIRCA or any of its Subsidiaries.

     (g) Since May 1, 1993, neither CIRCA nor any of its Subsidiaries has received any written notice that the FDA or the DEA has commenced, or threatened to initiate, any action to withdraw its approval or request the recall of any product of CIRCA or any of its Subsidiaries, or commenced or threatened to initiate, any action to enjoin production at any facility of CIRCA or any of its Subsidiaries.

     (h) As to each article of drug, cosmetics and vitamin manufactured and/or distributed by CIRCA or any of its Subsidiaries, which products are described in the CIRCA Disclosure Letter, such article is not adulterated or misbranded within the meaning of the FDCA, 21 U.S.C. sec.sec. 301c et. seq.

     (i) As to each drug referred to in (a), CIRCA and its officers, employees, agents, Subsidiaries and affiliates have included in the application for such drug, where required, the certification described in 21 U.S.C. sec. 335a(k)(l) and the list described in 21 U.S.C. sec. 335a(k)(2), and such certification and such list was in each case true and accurate when made and remained true and accurate thereafter.

     (j) Since May 1, 1993, neither CIRCA, nor its officers, employees, agents, Subsidiaries, or affiliates, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. sec. 335a(a) or authorized by 21 U.S.C. sec. 335a(b).

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     (k) As to each abbreviated application submitted to, but not approved by, the FDA, and not withdrawn by CIRCA or any of its Subsidiaries as of the date of this Agreement, CIRCA and its Subsidiaries have complied in all material respects with the requirements of 21 U.S.C. sec.sec. 355 and 357 and 21 C.F.R. Parts 312, 314 and 430 et. seq. and has provided, or will provide, all additional information and taken, or will take, all additional action requested by the FDA in connection with the abbreviated application.

     SECTION 4.5 Capitalization. The authorized capital stock of CIRCA consists of 70,000,000 shares of CIRCA Common Stock and 10,000,000 shares of CIRCA Preferred Stock. As of March 23, 1995, there were (a) 21,745,912 shares of CIRCA Common Stock issued and outstanding; (b) no shares of CIRCA Preferred Stock issued and outstanding; and (c) 909,750 shares of CIRCA Common Stock reserved for issuance upon the exercise of all outstanding CIRCA Options. The CIRCA Disclosure Letter identifies, as of the date thereof, the option holder, the number of shares subject to each option, the exercise price, the vesting schedule and the expiration date of each outstanding CIRCA Option. Since March 23, 1995, no additional shares of capital stock of CIRCA have been issued, except pursuant to the exercise of options outstanding under the CIRCA Stock Option Plans or the exercise of warrants to purchase shares of CIRCA Common Stock outstanding on March 23, 1995. CIRCA has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of CIRCA on any matter. All issued and outstanding shares of CIRCA Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except as otherwise disclosed in the CIRCA Disclosure Letter and other than pursuant to the rights agreement described in Section 5.13 hereof, there are not at the date of this Agreement any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate CIRCA or any of its Subsidiaries to issue, transfer, redeem or sell any shares of capital stock of CIRCA or any of its Subsidiaries.

     SECTION 4.6 Subsidiaries. CIRCA owns directly or indirectly each of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such CIRCA Subsidiary) of each of CIRCA's Subsidiaries indicated in the CIRCA Disclosure Letter as being owned by CIRCA. Each of the outstanding shares of capital stock owned by CIRCA of each of CIRCA's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by CIRCA free and clear of all liens, pledges, security interests, claims or other encumbrances other than liens imposed by local law which are not material. The executive officers of CIRCA have no knowledge of any matter which will materially effect the revenue stream that CIRCA currently receives from its Subsidiaries. The following information for each Subsidiary of CIRCA is listed in the CIRCA Disclosure Letter, if applicable: (a) its name and jurisdiction of incorporation or organization; (b) the location of its chief executive office; (c) a summary of its lines of business and products; (d) its authorized capital stock or share capital; and (e) the number of issued and outstanding shares of capital stock or share capital.

     SECTION 4.7 Other Interests. Except for interests in the CIRCA Subsidiaries and the interests disclosed on the CIRCA Disclosure Letter, neither CIRCA nor any CIRCA Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity (other than investments in short-term investment securities and corporate, marketable securities, partnership, development, cooperative marketing and similar undertakings and arrangements entered into in the ordinary course of business and other investments the aggregate market value of which is less than $250,000). The executive officers of CIRCA have no knowledge of any matter which will materially effect the revenue stream that CIRCA currently receives from the interests listed on the CIRCA Disclosure Letter.

     SECTION 4.8 No Violation. Neither the execution and delivery by CIRCA of this Agreement, nor the consummation by CIRCA of the transactions contemplated hereby in accordance with the terms hereof, will (a) conflict with or result in a breach of any provisions of the Certificate of Incorporation or Bylaws of CIRCA or any of its Subsidiaries; (b) result in a breach or violation of, a default under, or the triggering of any payment or other material obligations pursuant to, or accelerate vesting under, any of the CIRCA Stock Option Plans, or any grant or award made under any of the foregoing; (c) violate, conflict with, result in a

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

breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination, or in a right of termination or cancellation of, accelerate the performance required by, result in the triggering of any payment or other material obligations pursuant to, result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties of CIRCA or its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any material license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which CIRCA or any of its Subsidiaries is a party, or by which CIRCA or any of its Subsidiaries or any of their respective properties is bound or affected, except for any of the foregoing matters which would not have a CIRCA Material Adverse Effect; (d) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgement, injunction, order or decree binding upon or applicable to CIRCA or any of its Subsidiaries which would have a CIRCA Material Adverse Effect; or (e) other than the Regulatory Filings, require any material consent, approval or authorization of, or declaration, of or registration with, any domestic governmental or regulatory authority, the failure to obtain or make which would have a CIRCA Material Adverse Effect.

     SECTION 4.9 Conduct of Business. The business of CIRCA and each of its Subsidiaries is not being conducted in default or violation of any term, condition or provision of (a) its respective Certificate of Incorporation or By-Laws or similar organizational documents; (b) any note, bond, mortgage, indenture, contract, agreement, lease or other instrument or agreement of any kind to which CIRCA or any of its Subsidiaries is now a party or by which CIRCA or any of its Subsidiaries or any of their respective properties or assets may be bound; or (c) any federal, state, local or foreign statute, law, ordinance, rule, regulation or approval applicable to CIRCA or any of its Subsidiaries, except, with respect to the foregoing clauses (b) and (c), defaults or violations that would not have a CIRCA Material Adverse Effect.

     SECTION 4.10 SEC Documents. CIRCA has delivered or made available to Watson each registration statement, report, proxy statement or information statement (as defined in Regulation 14C under the Exchange Act) prepared by it since January 1, 1993, which reports constitute (as of the date hereof) all of the documents required to be filed by CIRCA with the SEC since such date, each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the "CIRCA Reports"). As of their respective dates, the CIRCA Reports, as amended and supplemented, and any CIRCA Reports filed after the date hereof and prior to the Effective Time, (a) complied or will comply on or before the Effective Date as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations thereunder; and (b) did not or will not when filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets of CIRCA included in or incorporated by reference into the CIRCA Reports (including the related notes and schedules) fairly present or will fairly present (when filed) the consolidated financial position of CIRCA and the CIRCA Subsidiaries as of its date, and each of the consolidated statements of income, retained earnings and cash flows of CIRCA included in or incorporated by reference into the CIRCA Reports (including any related notes and schedules) fairly present or will fairly present (when filed) the results of operations, retained earnings or cash flows, as the case may be, of CIRCA and the CIRCA Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. Neither CIRCA nor any of the CIRCA Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of CIRCA or in the notes thereto, prepared in accordance with generally accepted accounting principles consistently applied, except liabilities arising in the ordinary course of business since December 31, 1994 and liabilities reflected in the consolidated balance sheet of CIRCA and the CIRCA Subsidiaries at December 31, 1994 (and the notes thereto).

     SECTION 4.11 Information Supplied. The information supplied or to be supplied in writing by CIRCA, or any of its officers, directors, representatives, agents or employees, specifically for inclusion or incorporation

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

by reference in (a) the Proxy Statement will not, at the time the Proxy Statement is first mailed to the stockholders of CIRCA and Watson, at the time such stockholders vote on adoption of this Agreement, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (b) the Form S-4, together with all amendments and supplements thereto, will not, at the time the Form S-4 is filed or becomes effective under the Securities Act and at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     SECTION 4.12 Litigation. Except as set forth in the CIRCA Disclosure Letter, there are no actions, suits or proceedings pending against CIRCA or the CIRCA Subsidiaries or, to the knowledge of the executive officers of CIRCA, threatened against CIRCA or the CIRCA Subsidiaries, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality, none of which, individually or in the aggregate, if decided adversely to CIRCA or such CIRCA Subsidiaries is reasonably likely to have a CIRCA Material Adverse Effect.

     SECTION 4.13 Products Liability. There is no notice or claim involving any product manufactured, produced, distributed or sold by or on behalf of CIRCA or any of its Subsidiaries resulting from an alleged defect in design, manufacture, materials or workmanship, or any alleged failure to warn, or from any breach of implied warranties or representations, which is likely to have a CIRCA Material Adverse Effect.

     SECTION 4.14 Absence of Certain Changes. Since December 31, 1994, CIRCA has conducted its business only in the ordinary course of such business, and there has not been (a) any CIRCA Material Adverse Effect; (b) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock; or (c) any material change in its accounting principles, practices or methods, except any such change after the date of this Agreement required by generally accepted accounting principles.

     SECTION 4.15  Trademarks and Patents.

     (a) A list of all of CIRCA's and its Subsidiaries' Proprietary Rights are listed in the CIRCA Disclosure Letter.

     (b) CIRCA owns or possesses adequate licenses or other rights to use any and all of its Proprietary Rights used in or required for its business as currently conducted free and clear of any liens, claims or encumbrances, except where the failure to possess such Proprietary Rights would not have a CIRCA Material Adverse Effect.

     (c) To the knowledge of the executive officers of CIRCA, there are no claims, disputes, actions, proceedings, suits or appeals pending or threatened against CIRCA or any of its Subsidiaries relating to any of its Proprietary Rights which, if adversely determined to CIRCA or any of its Subsidiaries, could reasonably be expected to result in a loss, of any of its Proprietary Rights or any other loss that could reasonably be expected to have a CIRCA Material Adverse Effect.

     (d) To the knowledge of the executive officers of CIRCA, none of its or its Subsidiaries' Proprietary Rights infringes on the proprietary rights of any third party nor is the Proprietary Rights of any third party infringing on the Proprietary Rights of CIRCA or its Subsidiaries, where such infringement could reasonably be expected to result in a loss of any of CIRCA's or its Subsidiaries' Proprietary Rights or any other loss that could reasonably be expected to have a CIRCA Material Adverse Effect.

     (e) Each of CIRCA and its Subsidiaries has not disclosed any of its material trade secrets to any Person without obtaining an agreement obligating the recipient to maintain the confidentiality thereof and CIRCA and its Subsidiaries have taken reasonable security measures to protect the confidentiality and value of its trade secrets.

     (f) Each of CIRCA and its Subsidiaries has not disposed of or granted any license to use any of its Proprietary Rights, nor has either CIRCA or any of its Subsidiaries granted any options to purchase or obtain a license to, or any other lien, claim or encumbrance on, any of its Proprietary Rights.

     SECTION 4.16 Properties. CIRCA and its Subsidiaries have good and valid title (good and insurable title in the case of owned real property) to all of their assets and properties reflected on the consolidated balance sheet of CIRCA and its Subsidiaries at December 31, 1994 included in the Form 10-K of CIRCA for the year ended December 31, 1994 or thereafter acquired, free and clear of any lien, claim or other encumbrance, except for assets and properties disposed of, or subject to purchase or sales orders, in the ordinary course of business since such date. CIRCA has not received notice that any of its assets or properties is in violation in any material respect of any existing law or any building, zoning, health, safety or other ordinance, code or regulation, except for violations that would not have a CIRCA Material Adverse Effect. The plant, facilities and equipment of CIRCA and its Subsidiaries necessary to the operations of their businesses are in operating condition and repair sufficient for the operation of the business as presently conducted. All material leases of real or personal property to which CIRCA or any of its Subsidiaries is a party are valid and subsisting leases, and, except as terminated in the ordinary course of business, upon consummation of the transactions contemplated hereby, shall continue to entitle CIRCA or such Subsidiary to the use and possession of the real or personal property purported to be covered thereby for the terms specified in such leases and for the purposes for which such real or personal property is now used.

     SECTION 4.17 Material Contracts. Neither CIRCA nor any of its Subsidiaries is a party to or bound by, and neither they nor their properties are subject to
(a) any loan agreements, guaranties or other evidence of indebtedness having in each case a total liability in excess of $250,000; (b) any distributorship, non-employee commission or marketing agent, representative or franchise agreement providing for the marketing and/or sale of the products or services of CIRCA or any of its Subsidiaries; (c) any agreement relating to the ownership or control of any interest in a partnership, corporation, limited liability company, joint venture or other entity or similar arrangement; (d) any employment contracts or consulting arrangements entered into by CIRCA or its Subsidiaries or agreements or arrangements with respect to severance or similar matters; (e) any agreement or arrangement restricting in any manner (i) CIRCA's or any of its Subsidiaries' right to compete with any other person or entity; (ii) CIRCA's or any of its Subsidiaries' right to sell to or purchase from any other person or entity;
(iii) the right of any other party to compete with CIRCA or any of its Subsidiaries; or (iv) the ability of such person or entity to employ any of CIRCA's or its Subsidiaries' employees; (f) any secrecy or confidentiality agreement; (g) any contract, agreement or arrangement containing change of control provisions; (h) any agreement or arrangement between CIRCA or any of its Subsidiaries and any of its officers, directors or other Affiliates; (i) any contract, agreement or arrangement requiring a payment in excess of $250,000 in any twelve month period; or (j) any contract, agreement or arrangement required to be disclosed in a Form 10-K or 10-Q under the Exchange Act which is not disclosed in the CIRCA Reports (collectively, the "CIRCA Contracts"). All the CIRCA Contracts are valid, subsisting, in full force and effect, and binding upon CIRCA or its Subsidiaries in accordance with their terms, and, to the best knowledge of the executive officers of CIRCA, binding upon the other parties thereto in accordance with their terms. CIRCA is not (with or without notice or lapse of time or both) in default under any CIRCA Contract nor, to the best knowledge of the executive officers of CIRCA, is any other party to any such contract or other agreement (with or without notice or lapse of time or both) in default thereunder, except for any defaults that would not have a CIRCA Material Adverse Effect. The executive officers of CIRCA are not aware of any matter that would materially effect the revenue stream, if any, that CIRCA currently receives under any CIRCA Contract.

     SECTION 4.18 Taxes. CIRCA and each of its Subsidiaries (a) have timely filed all material federal, state and foreign tax returns required to be filed by any of them for tax years ended prior to the date of this Agreement or requests for extensions have been timely filed and any such request shall have been granted and not expired, and all such returns are complete and accurate in all material respects; (b) have paid or accrued all taxes shown to be due and payable on such returns; (c) have properly accrued all such taxes for such periods subsequent to the periods covered by such returns; and (d) have "open" years for federal income tax returns only as set forth in the CIRCA Disclosure Letter.

     SECTION 4.19 Employee Benefit Plans. All employee benefit plans and other benefit arrangements covering employees of CIRCA and the CIRCA Subsidiaries (the "CIRCA Benefit Plans") and all employee agreements providing compensation, severance or other benefits to any employee or former employee of

CIRCA or any of the CIRCA Subsidiaries are set forth in the CIRCA Disclosure Letter. True and complete copies of all CIRCA Benefit Plans, including any related trust or funding vehicles, policies or contracts, have been made available to Watson. To the extent applicable, the CIRCA Benefit Plans comply, in all material respects, with the requirements of ERISA and the Code, and any CIRCA Benefit Plan intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified and has been timely amended and filed with the IRS with respect to changes required by the Tax Reform Act of 1986 and subsequent legislation. Neither CIRCA nor any ERISA Affiliate of CIRCA (during the period of its affiliated status and prior thereto, to its knowledge) maintains, contributes to or has in the past maintained or contributed to any benefit plan which is covered by Title IV of ERISA or Section 412 of the Code. CIRCA or any CIRCA Benefit Plan have not incurred any liability or penalty under, and the executive officers of CIRCA do not know of any instance that CIRCA or any CIRCA Benefit Plan may incur any liability or penalty under,
Section 4975 of the Code or Section 502(i) of ERISA. Each CIRCA Benefit Plan has been maintained and administered in all material respects in compliance with its terms and with ERISA and the Code to the extent applicable thereto. To the knowledge of the executive officers of CIRCA, there are no pending or anticipated material claims against or otherwise involving any of the CIRCA Benefit Plans and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of CIRCA Benefit Plan activities) has been brought against or with respect to any such CIRCA Benefit Plan, except for any of the foregoing which would not have a CIRCA Material Adverse Effect. All contributions required to be made as of the date hereof to the CIRCA Benefit Plans have been made or provided for. Since September 25, 1980, neither CIRCA nor any ERISA Affiliate of CIRCA (during the period of its affiliated status and prior thereto, to its knowledge) has contributed to, or been required to contribute to, any "multiemployer plan" (as defined in Sections 3(37) and 4001(a)(3) of ERISA). CIRCA does not maintain or contribute to any plan or arrangement which provides or has any liability to provide life insurance or medical or other employee welfare benefits to any employee or former employee upon his retirement or termination of employment, and CIRCA has never represented, promised or contracted (whether in oral or written form) to any employee or former employee that such benefits would be provided. The execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any benefit plan, policy, arrangement or agreement or any trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee. No CIRCA Benefit Plan which is an "employee pension plan" within the meaning of Section 3(3) of ERISA has been completely or partially terminated. None of the CIRCA Benefit Plans has any material unfunded liabilities which are not reflected in the CIRCA Reports.

     SECTION 4.20 Labor Matters. Neither CIRCA nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of the executive officers of CIRCA, threatened against CIRCA or its Subsidiaries relating to their business, except for any such proceeding which would not have a CIRCA Material Adverse Effect. To the knowledge of the executive officers of CIRCA, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of CIRCA or any of its Subsidiaries. There is no labor strike, dispute, slowdown or work stoppage pending or threatened against CIRCA or any of its Subsidiaries nor have they experienced any of the same during the last three years. All employees of CIRCA or any of its Subsidiaries are employed at will. A list of CIRCA's employees who earned in excess of $100,000 during calendar year 1994 or who CIRCA reasonably expects will earn in excess of such amount during calendar year 1995, together with such employee's current job title and salary history during the last three years, is described in the CIRCA Disclosure Letter.

     SECTION 4.21 Environmental Matters. There are no Environmental Liabilities of CIRCA that, individually or in the aggregate, have had or would reasonably be expected to have a CIRCA Material Adverse Effect.

     SECTION 4.22 Takeover Statutes. No Takeover Statute applicable to CIRCA or any of its Subsidiaries is applicable to the Merger or the other transactions contemplated hereby.

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


     SECTION 4.23 Absence of Indemnifiable Claims, etc. There are no losses, claims, damages, costs, expenses, liabilities or judgements which would entitle any director, officer or employee of CIRCA or any of its Subsidiaries to indemnification by CIRCA under applicable law, the articles of incorporation or bylaws of CIRCA or any of its Subsidiaries or any insurance policy maintained by CIRCA or any of its Subsidiaries.


     SECTION 4.24 No Brokers. CIRCA has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of CIRCA or Watson to pay any finder's fee, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that CIRCA has retained Bear Stearns & Co. Inc. ("Bear Stearns") and Wertheim Schroder & Co. Incorporated ("Wertheim Schroder") as its financial advisors, the arrangements with which have been disclosed in writing to Watson prior to the date hereof. Other than the foregoing arrangements, CIRCA is not aware of any claim for payment of any finder's fees, brokerage or agent's commission or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transaction contemplated hereby.

     SECTION 4.25 Opinion of Financial Advisors. CIRCA has received the opinions of Bear Stearns and Wertheim Schroder to the effect that, as of the date hereof, the Merger or the Exchange Ratio, as the case may be, is fair to the holders of CIRCA Common Stock from a financial point of view.

     SECTION 4.26 Watson Stock Ownership. Neither CIRCA nor any of its Subsidiaries owns any shares of Watson Common Stock or other securities convertible into Watson Common Stock.

     SECTION 4.27 Pooling of Interests, Tax Reorganization. To the knowledge of the executive officers of CIRCA, neither CIRCA nor any of its Affiliates has taken or failed to take any action which would prevent the accounting for the Merger as a pooling of interests in accordance with Accounting Principles Board Opinion No. 16, the interpretative releases issued pursuant thereto, and the pronouncements of the SEC. Neither CIRCA nor any of its Affiliates has not taken or failed to take any action which would prevent the Merger from constituting a reorganization within the meaning of section 368(a) of the Code.

                                   ARTICLE V

                                   COVENANTS

     SECTION 5.1 Alternative Proposals. Prior to the Effective Time, Watson and CIRCA each agree (a) that neither it nor any of its Subsidiaries shall, and it shall direct and cause its officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, Watson or CIRCA, as the case may be, or any of its respective Subsidiaries (any such proposal or offer being hereinafter referred to as an "Alternative Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Alternative Proposal, or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal; (b) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing, and it will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken in this Section 5.1; and (c) that it will notify the other immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it; provided, however, that nothing contained in this Section 5.1 shall prohibit the Board of Directors of CIRCA or Watson, as the case may be, from (A) furnishing information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide proposal to acquire CIRCA or Watson, as the case may be, pursuant to a merger, consolidation, share exchange, purchase of a substantial portion of assets, business combination or other similar transaction, if, and only to the extent that, (i) the Board of Directors of CIRCA or Watson, as the case may be, determines in good faith that such action is required for the Board of

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

Directors to comply with its fiduciary duties to stockholders imposed by law;
(ii) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, CIRCA or Watson, as the case may be, provides written notice to the other to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity; and (iii) subject to any confidentiality agreement with such person or entity (which CIRCA or Watson, as the case may be, determined in good faith was required to be executed in order for its Board of Directors to comply with its fiduciary duties to stockholders imposed by law), CIRCA or Watson, as the case may be, keeps the other informed of the status of any such discussions or negotiations; and (B) to the extent applicable, complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Alternative Proposal. Nothing in this Section 5.1 shall (x) permit CIRCA or Watson to terminate this Agreement (except as specifically provided in Article 7 hereof); (y) permit CIRCA to enter into any agreement with respect to an Alternative Proposal during the term of this Agreement (it being agreed that during the term of this Agreement, CIRCA shall not enter into any agreement with any person that provides for, or in any way facilitates, an Alternative Proposal (other than a confidentiality agreement in customary form)); or (z) affect any other obligation of CIRCA or Watson under this Agreement.

     SECTION 5.2 Interim Operations. Prior to the Effective Time, except as set forth in the respective Disclosure Letters or as contemplated by any other provision of this Agreement, unless the other party has consented in writing thereto, each of CIRCA and Watson:

          (i) Shall, and shall cause each of its Subsidiaries to, conduct its operations according to their usual, regular and ordinary course in substantially the same manner as heretofore conducted;

          (ii) Shall use its reasonable efforts, and shall cause each of its Subsidiaries to use its reasonable efforts, to preserve intact their business organizations and goodwill, keep available the services of their respective officers and employees and maintain satisfactory relationships with those persons having business relationships with them;

          (iii) Shall not amend its Certificate of Incorporation or Bylaws or comparable governing instruments, except as provided in Section 5.3;

          (iv) Shall promptly notify the other of any material emergency or other material change in its condition (financial or otherwise), business, properties, assets, liabilities, prospects or the normal course of its business or of its properties, any material litigation or material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the breach of any representation or warranty contained herein;

          (v) Shall promptly deliver to the other true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement;

          (vi) Shall not (A) except pursuant to the exercise of options, warrants, conversion rights and other contractual rights existing on the date hereof and disclosed pursuant to this Agreement, issue any shares of its capital stock, effect any stock split or otherwise change its capitalization as it existed on the date hereof; (B) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any shares of its capital stock, other than employee stock options, stock benefits and stock purchases under any stock option, stock benefit or stock purchase plan existing on the date hereof, provided that the aggregate amount of employee stock options granted pursuant to such employee stock option plans shall not exceed 150,000 in the aggregate;
     (C) increase any compensation or enter into or amend any employment agreement with any of its present or future officers, directors or employees, except for normal increases consistent with past practice and the payment of cash bonuses to officers pursuant to and consistent with existing plans or programs; (D) grant any severance or termination package to any employee or consultant other than consistent with past practice; or
     (E) adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend any existing employee benefit plan in any material respect, except for changes which are less favorable to participants in such plans;

          (vii) Shall not (A) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock or other ownership interests; or (B) directly or indirectly, redeem, purchase or otherwise acquire any shares of its capital stock of its capital stock of any capital stock of its Subsidiaries, or make any commitment for any such action;

          (viii) Shall not, and shall cause its Subsidiaries to not, enter into any material transaction, or agree to enter into any material transaction, outside the ordinary course of business, including, without limitation, any transaction involving a merger, consolidation, joint venture, partial or complete liquidation or dissolution, reorganization, recapitalization, restructuring or a purchase, sale, lease or other disposition of a substantial portion of assets or capital stock;

          (ix) Shall not, and shall cause its Subsidiaries to not, incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of others other than in the ordinary course of its business consistent with past practices, but in no event in an amount exceeding $100,000 individually or $500,000 in the aggregate (other than normal expenditures for the purchase of raw materials or other supplies);

          (x) Shall not, and shall cause its Subsidiaries to not, make any loans, advances or capital contributions to, or investments in, any other Person, except in the ordinary course of business consistent with past practices;

          (xi) Shall not, and shall cause its Subsidiaries to not, make or commit to made any capital expenditures in excess of $100,000 individually or $500,000 in the aggregate other than expenditures included in any such entity's current capital expenditure budget disclosed to the other party hereto or consistent with past practice;

          (xii) Shall not, and shall cause its Subsidiaries to not, apply any of its assets to the direct or indirect payment, discharge, satisfaction or reduction of any amount payable directly or indirectly to or for the benefit of any affiliate of such party or any of its Subsidiaries or enter into any transaction with any affiliate of such party or any of its Subsidiaries;

          (xiii) Shall not, and shall cause its Subsidiaries to not, alter the manner of keeping its books, accounts or record, or change in any manner the accounting practices therein reflected;

          (xiv) Shall not, and shall cause its Subsidiaries to not, grant or make any mortgage or pledge or subject itself or any of its material properties or assets to any lien, charge or encumbrance of any kind, except lines for taxes not currently due; and

          (xv) Shall maintain, and shall cause its Subsidiaries to maintain, insurance on its tangible assets and its businesses in such amounts and against such risks and losses as are currently in effect.

     SECTION 5.3 Meetings of Stockholders. Each of Watson and CIRCA will take all action necessary in accordance with applicable law and their respective Certificates of Incorporation and Bylaws to convene a meeting of their respective stockholders as promptly as practicable to consider and vote upon (a) in the case of Watson, (i) the approval of the Merger, this Agreement and the transactions contemplated hereby (to the extent required by applicable law) and the issuance of the shares of Watson Common Stock pursuant to the Merger contemplated hereby; and (ii) the approval of an amendment to Watson's Certificate of Incorporation to (A) increase the maximum number of authorized shares of Watson Common Stock and (B) create three classes of directors consisting of three persons in each class; and (b) in the case of CIRCA, the approval of the Merger, this Agreement and the transactions contemplated hereby. Each such meeting shall be held on the same day. The Board of Directors of each of Watson and CIRCA shall recommend such approval and Watson and CIRCA shall each take all lawful action to solicit such approval, including, without limitation, timely mailing the Proxy Statement to their respective stockholders; provided, however, that such recommendation or solicitation is subject to any action (including any withdrawal or change of its recommendation) taken by, or upon authority of, the Board of Directors of Watson or CIRCA, as the case may be, in the exercise of its good faith judgment as to its fiduciary duties to its stockholders imposed by law. It shall be a condition to the mailing of the Proxy Statement that (x) Watson shall have received a "comfort" letter from Coopers &

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

Lybrand, independent public accountants for CIRCA, dated the date of the Proxy Statement, with respect to the financial statements of CIRCA included in the Proxy Statement, substantially in the form described in Section 6.3(e) and CIRCA shall use its reasonable best efforts to obtain such letter; and (y) CIRCA shall have received a "comfort" letter from Price Waterhouse, independent public accountants for Watson, dated the date of the Proxy Statement, with respect to the financial statements of Watson included in the Proxy Statement, substantially in the form described in Section 6.2(e) and Watson shall use its reasonable best efforts to obtain such letter.

     SECTION 5.4  Filings; Other Action.

     (a) Subject to the terms and conditions herein provided, CIRCA and Watson shall: (a) promptly make their respective filings and thereafter make any other required submissions under the HSR Act with respect to the Merger; (b) use all reasonable efforts to cooperate with one another in (i) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States, the several states and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; and (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; and (c) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. If, at any time after the Effective Time, any further reasonable action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of Watson and CIRCA shall take all such necessary action.

     (b) (i) CIRCA and Watson shall give any notices to third parties, and use all reasonable efforts to obtain any third party consents, (A) necessary, proper or advisable to consummate the transactions contemplated in this Agreement or
(B) disclosed or required to be disclosed in the Watson Disclosure Letter or the CIRCA Disclosure Letter, as the case may be.

     (ii) In the event that either party shall fail to obtain any third party consent described in subsection (b)(i) above, such party shall use all reasonable efforts, and shall take any such actions reasonably requested by the other party hereto, to minimize any adverse effect upon CIRCA and Watson, their respective Subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

     (c) From the date of this Agreement until the Effective Time, Watson and CIRCA shall each promptly notify the other in writing of any pending or, to its knowledge, threatened action, proceeding or investigation by any governmental entity or any other person (i) challenging or seeking material damages in connection with the Merger or (ii) seeking to restrain or prohibit the consummation of the Merger, which in either case is reasonably likely to have a Watson Material Adverse Effect or a CIRCA Material Adverse Effect.

     (d) From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied, or (ii) the failure of Watson or CIRCA, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would be likely to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant hereto shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

     SECTION 5.5 Inspection of Records. From the date hereof to the Effective Time, each of CIRCA and Watson shall (a) allow all designated officers, attorneys, accountants and other representatives of the other reasonable access at all reasonable times to the offices, records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs, of CIRCA and Watson and their respective Subsidiaries, as the case may be; (b) furnish to the other, the other's counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request; and (c) instruct the employees, counsel and financial advisors of CIRCA or Watson, as the case may be, to cooperate with the other in the other's investigation of the business of it and its Subsidiaries. All information disclosed by a party hereto to the other party hereto and their respective representatives shall be subject to the terms of that certain Non-Disclosure Agreement (the "Confidentiality Agreement") dated as of February 16, 1995 between Watson and CIRCA. Notwithstanding the foregoing, Watson shall not have access to the proprietary scientific data of the Subsidiary of CIRCA listed in Section 5.5 of the CIRCA Disclosure Letter.

     SECTION 5.6 Publicity. Neither party hereto shall make any press release or public announcement with respect to this Agreement, the Merger or the transaction contemplated hereby without the prior written consent of the other party hereto (which consent shall not be unreasonably withheld); provided, however, that each party hereto may make any disclosure or announcement which such party, in the opinion of its legal counsel, is obligated to make pursuant to applicable law or regulation of any national securities exchange, in which case, the party desiring to make the disclosure shall consult with the other party hereto prior to making such disclosure or announcement.

     SECTION 5.7 Registration Statement. Watson and CIRCA shall cooperate and promptly prepare and Watson shall file with the SEC as soon as practicable a Registration Statement on Form S-4 (the "Form S-4") under the Securities Act, with respect to the Watson Common Stock issuable in the Merger, a portion of which Registration Statement shall also serve as the Proxy Statement. The respective parties will cause the Proxy Statement and the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder. Watson shall use all reasonable efforts, and CIRCA will cooperate with Watson, to have the Form S-4 declared effective by the SEC as promptly as practicable. Watson shall use its best efforts to obtain, prior to the effective date of the Form S-4, all necessary state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by this Agreement and will pay all expenses incident thereto. No amendment or supplement to the Proxy Statement will be made by Watson or CIRCA without the approval of the other party. Watson will advise CIRCA, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Watson Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information.

     SECTION 5.8 Further Action. Each party hereto shall, subject to the fulfillment at or before the Effective Time of each of the conditions of performance set forth herein or the waiver thereof, perform such further acts and execute such documents as may be reasonably required to effect the Merger.

     SECTION 5.9 Affiliate Letters. At least 30 days prior to the Closing Date, CIRCA shall deliver to Watson a list of names and addresses of those persons who were, in CIRCA's reasonable judgment, at the record date for its stockholders' meeting to approve the Merger, "affiliates" (each such person, an "Affiliate") of CIRCA within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act. CIRCA shall provide Watson such information and documents as Watson shall reasonably request for purposes of reviewing such list. CIRCA shall deliver or cause to be delivered to Watson, prior to the Closing Date, from each of the Affiliates of CIRCA identified in the foregoing list, an Affiliate Letter in the form attached hereto as Exhibit A. Watson shall be entitled to place legends as specified in such Affiliate Letters on the certificates evidencing any Watson Common Stock to be received by such Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Watson Common Stock, consistent with the terms of such Affiliate Letters.

     SECTION 5.10 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party

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

incurring such expenses except as expressly provided herein and except that (a) the filing fee in connection with the HSR Act filing; (b) the filing fee in connection with the filing of the Form S-4 or Proxy Statement with the SEC; (c) the filing fees in connection with "blue sky" compliance; and (d) the expenses incurred in connection with preparing, printing and mailing the Form S-4 and the Proxy Statement, shall be shared equally by CIRCA and Watson.

     SECTION 5.11 Insurance; Indemnity. (a) From the Effective Time through the six year anniversary of the Effective Time, Watson shall indemnify, defend and hold harmless, to the fullest extent permitted under applicable law, each person who is now, or has been at any time prior to the date hereof, an officer, director, employee, trustee or agent of CIRCA (or any Subsidiary or division thereof), including, without limitation, each person controlling any of the foregoing persons (individually, an "Indemnified Party" and collectively, the "Indemnified Parties"), against all losses, claims, damages, liabilities, costs or expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such, whether commenced, asserted or claimed before or after the Effective Time and including, without limitation, liabilities arising under the Securities Act, the Exchange Act and state corporation laws in connection with the Merger. In the event of any such claim, action, suit, proceeding or investigation (an "Action"), (i) Watson shall pay the reasonable fees and expenses of counsel selected by the Indemnified Party, which counsel shall be reasonably acceptable to Watson, in advance of the final disposition of any such Action to the full extent permitted by applicable law; provided, however, that Watson shall have no obligation under this clause (i) unless Watson has received an undertaking from the Indemnified Party to promptly return any amounts paid by Watson or its Subsidiaries in the event that it shall ultimately have been determined by a court of competent jurisdiction not subject to further appeal that the Indemnified Party is not entitled to be indemnified under applicable law; and (ii) Watson and the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that Watson shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld) and provided, further, that Watson shall not be obligated pursuant to this Section to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single Action except to the extent that, in the opinion of counsel for the Indemnified Parties, two or more of such Indemnified Parties have conflicting interests in the outcome of such action. All rights to indemnification in respect of any Action made or asserted prior to the sixth anniversary of the Effective Time shall continue until final disposition of such Action.

     (b) Watson shall cause the Surviving Corporation to keep in effect provisions in its Certificate of Incorporation and Bylaws providing for exculpation of director and officer liability and its indemnification of the Indemnified Parties to the fullest extent permitted under applicable law, which provisions shall not be amended except as required by applicable law or except to make changes permitted by law that would enlarge the Indemnified Parties' right of indemnification.

     (c) Without in any way limiting any of Watson's other obligations under this Section 5.11 or any other rights to indemnity available, Watson shall use its best efforts to cause to be maintained in effect for not less than two years after the Effective Time, the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by CIRCA with respect to matters occurring prior to the Effective Time; provided, however, that (i) Watson may substitute therefor policies of substantially the same coverage containing terms and conditions which are substantially the same for the Indemnified Parties to the extent reasonably available and (ii) Watson shall not be required to pay an annual premium for such insurance in excess of 150% of the last annual premium paid prior to the date hereof, but in such case shall purchase as much coverage as possible for such amount.

     SECTION 5.12 Restructuring of Merger. Upon the mutual agreement of Watson and CIRCA, the Merger shall be restructured in the form of a forward subsidiary merger of CIRCA into Merger Sub, with Merger Sub being the surviving corporation, or as a merger of CIRCA into Watson, with Watson being the surviving corporation. In such event, this Agreement shall be deemed appropriately modified to reflect such form of merger and CIRCA and Watson may each update their respective Disclosure Letters to reflect any breach of a representation or warranty resulting from such restructuring.

     SECTION 5.13 Rights Agreement. CIRCA shall take all necessary action prior to the Effective Time to cause the dilution provisions of that certain Stockholder Protection Rights Agreement dated as of November 1, 1991, between CIRCA and American Stock Transfer & Trust Company, as Rights Agent, to be inapplicable to the Merger, without any payment to holders of rights issued pursuant to such Rights Agreement.

     SECTION 5.14 Governance. (a) Watson shall take such action as may be necessary (including, to the extent necessary, obtaining resignations of its directors) so that the persons listed on Schedule 5.14 of the Watson Disclosure Letter constitute the entire board of directors of Watson at the Effective Time, with terms expiring as stated on such Schedule. If, prior to the Effective Time, any of such persons shall decline or be unable to serve, a replacement shall be designated in accordance with such Schedule.

     (b) Dr. Allen Chao shall continue to be Chief Executive Officer of Watson at the Effective Time and Dr. Alec Keith shall continue to be Chairman of Watson at the Effective Time. The Board of Directors of Watson shall take all necessary action to cause Dr. Mel Sharoky to be elected as President of Watson at the Effective Time.

     SECTION 5.15 Pooling; Reorganization. From and after the date hereof and until the Effective Time, neither Watson nor CIRCA nor any of their respective Subsidiaries or other affiliates shall (a) knowingly take any action, or knowingly fail to take any action, that would jeopardize the treatment of the Merger as a "pooling of interests" for accounting purposes; (b) knowingly take any action, or knowingly fail to take any action, that would jeopardize qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code; or (c) enter into any contract, agreement, commitment or arrangement with respect to either of the foregoing. Following the Effective Time, Watson shall use its best efforts to conduct its business in a manner that would not jeopardize the characterization of the Merger as a "pooling of interests" for accounting purposes and as a reorganization within the meaning of
Section 368(a) of the Code.

     SECTION 5.16 Employee Benefit Plans. As soon as practicable after the Closing Date but in no event later than January 1, 1996, Watson shall provide benefits to employees of CIRCA and its Subsidiaries which are substantially similar to the benefits provided to similarly situated employees of Watson and its Subsidiaries. The date(s) on which employees of CIRCA and its Subsidiaries are provided benefits pursuant to the preceding sentence shall be referred to as the "Benefit Plan Transition Dates." Subject to the requirements of applicable law, after the Closing Date, Watson shall cause the Surviving Corporation to maintain the CIRCA Benefit Plans in substantially the same form as in effect on the date of this Agreement until the applicable Benefit Plan Transition Date. Subject to the requirements of applicable law, after the Effective Time, Watson shall provide benefits to employees of CIRCA and its Subsidiaries which are substantially similar to the benefits provided to similarly situated employees of Watson and its Subsidiaries. With respect to the Watson Benefit Plans, Watson shall grant all employees of CIRCA and its Subsidiaries who become participants in such plans after the applicable Benefit Plan Transition Date credit for all services with CIRCA and its Subsidiaries and their respective predecessors prior to the applicable Benefit Plan Transition Date for all purposes for which such service was recognized by CIRCA. To the extent the Watson Benefit Plans provide medical or dental welfare benefits after the applicable Benefit Plan Transition Date, Watson shall cause all pre-existing condition exclusions and actively at work requirements to be waived and Watson shall provide that any expenses incurred on or before the applicable Benefit Plan Transition Date shall be taken into account under the Watson Benefit Plans for purposes of satisfying the applicable deductible, coinsurance and maximum out-of-pocket provisions for such employees and their covered dependents. On and after the Closing Date, Watson shall cause the medical or dental welfare benefit plans covering employees of CIRCA and its Subsidiaries to provide continuation coverage (within the meaning of Section 4980B of the Code) to employees of CIRCA and its Subsidiaries who terminated employment prior to Closing and their dependents.

     SECTION 5.17 NASD Listing. Watson shall use all reasonable efforts to cause the shares of Watson Common Stock to be issued in the Merger to be approved for listing on the NASDAQ prior to the Effective Time. Watson shall not take any action which would result in the failure to maintain the trading of Watson Common Stock on the NASDAQ.

     SECTION 5.18 Assumption of Agreements, etc. Watson shall execute such instruments as may be required to assume the obligations of CIRCA pursuant to the agreements listed in Schedule 5.18 of the CIRCA Disclosure Schedule and to effectuate the issuance of options and other arrangements as set forth on such Schedule, which instruments shall be in form and substance reasonably satisfactory to CIRCA.

     SECTION 5.19 Cause. For purposes of this Article V, the term "cause its Subsidiaries" with respect to any non-wholly owned Subsidiary shall mean that to the extent that CIRCA or Watson (as the case may be) or any of its officers, directors or representatives are requested to or otherwise propose to consent to or approve any action proposed to be taken by such Subsidiary, whether in their individual capacity or in any other capacity, that neither CIRCA or Watson (as the case may be) nor its officers, directors or representatives shall give such consent or approval, or vote in favor of such action, without the approval of the other party hereto.

                                   ARTICLE VI

                                   CONDITIONS

     SECTION 6.1  Conditions to Each Party's Obligation to Effect the
Merger. The respective obligation of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of each of the following conditions:

          (a) This Agreement and the transactions contemplated hereby shall have been approved in the manner required by applicable law or by the applicable regulations of any stock exchange or other regulatory body, as the case may be, by the holders of the issued and outstanding shares of capital stock of CIRCA and Watson, respectively.

          (b) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

          (c) No preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the Merger shall have been issued and remain in effect or materially changes the terms or conditions of this Agreement. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable efforts to have any such injunction lifted.

          (d) The Form S-4 shall have been declared effective by the SEC and shall be effective at the Effective Time, and no stop order suspending the effectiveness of the Form S-4 shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities laws relating to the issuance or trading of the Watson Common Stock to be issued to CIRCA stockholders in connection with the Merger shall have been received.

          (e) All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a Watson Material Adverse Effect or a CIRCA Material Adverse Effect, as the case may be, following the Effective Time.

          (f) Watson and CIRCA shall each have received from Price Waterhouse an opinion that the Merger will be treated as a "pooling of interests" under applicable accounting standards.

          (g) The Watson Common Stock to be issued to CIRCA stockholders in connection with the Merger shall have been authorized for trading on the NASDAQ, subject only to official notice of issuance.

          (h) In the event dissenters' rights are available to CIRCA stockholders, the holders of not more than ten percent (10%) of the outstanding CIRCA Common Stock shall have perfected dissenters' rights under applicable law.

     SECTION 6.2 Conditions to Obligation of CIRCA to Effect the Merger. The obligation of CIRCA to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a) Watson shall have performed, in all material respects, all of its agreements contained herein that are required to be performed by Watson on or prior to the Closing Date, and CIRCA shall have received a certificate of the President or a Vice President of Watson, dated the Closing Date, certifying to such effect.

          (b) The representations and warranties of Watson and Merger Sub contained in this Agreement and in any document delivered in connection herewith shall be true and correct as of the Closing, except where the failure to be so true and correct would not have a Watson Material Adverse Effect, and CIRCA shall have received a certificate of the President or a Vice President of Watson, dated the Closing Date, certifying to such effect.

          (c) CIRCA shall have received from Watson certified copies of the resolutions of Watson's and Merger Sub's Boards of Directors approving and adopting this Agreement and the transactions contemplated hereby.

          (d) CIRCA shall have received the opinion of Schulte Roth & Zabel special counsel to CIRCA, dated the Closing Date, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that CIRCA and Watson will each be a party to that reorganization within the meaning of Section 368(b) of the Code.

          (e) CIRCA shall have received a "comfort" letter from Coopers & Lybrand, of the kind contemplated by the Statement of Auditing Standards with respect to Letters to Underwriters promulgated by the American Institute of Certified Public Accountants (the "AICPA Statement"), dated the Closing Date, in form and substance reasonably satisfactory to CIRCA, in connection with the procedures undertaken by them with respect to the financial statements of Watson and its Subsidiaries contained in the Form S-4 and the other matters contemplated by the AICPA Statement and customarily included in comfort letters relating to transactions similar to the Merger.

          (f) CIRCA shall have received the updated opinions of Bear Stearns and Wertheim Schroder dated the date of the Proxy Statement, to the effect that the Merger or the Exchange Ratio, as the case may be, is fair to CIRCA's shareholders from a financial point of view.

     SECTION 6.3 Conditions to Obligation of Watson and Merger Sub to Effect the Merger. The obligations of Watson and Merger Sub to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a) CIRCA shall have performed, in all material respects, all of its agreements contained herein that are required to be performed by CIRCA on or prior to the Closing Date, and Watson shall have received a certificate of the President or a Vice President of CIRCA, dated the Closing Date, certifying to such effect.

          (b) The representations and warranties of CIRCA contained in this Agreement and in any document delivered in connection herewith shall be true and correct as of the Closing, except where the failure to be so true and correct would not have a CIRCA Material Adverse Effect, and Watson shall have received a certificate of the President or a Vice President of CIRCA, dated the Closing Date, certifying to such effect.

          (c) Watson shall have received from CIRCA certified copies of the resolutions of CIRCA's Board of Directors approving and adopting this Agreement and the transactions contemplated hereby.

          (d) Watson shall have received the opinion of D'Ancona & Pflaum, special counsel to Watson, dated the Closing Date, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that CIRCA and Watson will each be a party to that reorganization within the meaning of Section 368(b) of the Code.

          (e) Watson shall have received a "comfort" letter from Price Waterhouse, of the kind contemplated by the AICPA Statement, dated the Closing Date, in form and substance reasonably satisfactory to Watson, in connection with the procedures undertaken by them with respect to the financial statements and other financial information of CIRCA and its Subsidiaries contained in the Form S-4 and the other matters contemplated by the AICPA Statement and customarily included in comfort letters relating to transactions similar to the Merger.

          (f) Watson shall have received the updated opinion of DLJ, dated the date of the Proxy Statement, to the effect that the number of shares of Watson Common Stock to be issued by Watson in the Merger in exchange for each share of CIRCA Common Stock is fair to Watson's stockholders from a financial point of view.

                                  ARTICLE VII

                                  TERMINATION

     SECTION 7.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the stockholders of CIRCA and/or Watson, by the mutual consent of Watson and CIRCA.

     SECTION 7.2 Termination by Either Watson or CIRCA. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either Watson or CIRCA if (a) the Merger shall not have been consummated by December 1, 1995; provided, however, that the right to terminate this Agreement under this Section 7.2(a) will not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before such date; (b) the approval of CIRCA's stockholders required by Section 6.1(a) shall not have been obtained at a meeting duly convened therefor or at any adjournment thereof; provided, however, that CIRCA shall not have the right to terminate this Agreement under this Section 7.2(b) if CIRCA caused (directly or indirectly) or aided in the failure to obtain such approval; (c) the approval of Watson's stockholders required by Section 6.1(a) shall not have been obtained at a meeting duly convened therefor or at any adjournment thereof; provided, however, that Watson shall not have the right to terminate this Agreement under this Section 7.2(c) if Watson caused (directly or indirectly) or aided in the failure to obtain such approval; or (d) a court of competent jurisdiction or a governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action either (i) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or
(ii) compelling Watson, Merger Sub or the Surviving Corporation to dispose of or hold separate all or a material portion of the respective businesses or assets of Watson and CIRCA, and such order, decree, ruling or other action shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this clause (d) shall have used all reasonable efforts to remove such injunction, order or decree.

     SECTION 7.3 Termination by CIRCA. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the adoption and approval by the stockholders of CIRCA referred to in Section 6.1(a), by action of the Board of Directors of CIRCA, if (a) CIRCA receives an Alternative Proposal and the Board of Directors of CIRCA determines in good faith and pursuant to the exercise of its fiduciary duties to its stockholders, to accept such Alternative Proposal, and the Board of Directors of CIRCA recommends or resolves to accept or recommend to CIRCA's stockholders such Alternative Proposal; (b) the Board of Directors of CIRCA determines in good faith and pursuant to the exercise of its fiduciary duties, to withdraw its recommendation of this Agreement and/or the Merger; (c) the Board of Directors of Watson shall have (i) recommended an Alternative Proposal to Watson stockholders or (ii) withdrawn or modified in a manner materially adverse to CIRCA, its approval or recommendation of this Agreement and/or the Merger (other than upon the happening of an event described in Sections 7.4(d) or 7.4(e)); (d) there has been a breach by Watson or Merger Sub of any representation or warranty contained in this Agreement which would have a Watson Material Adverse Effect; (e) there has been a material breach of any of the material covenants or agreements set forth in this Agreement on the part of Watson, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by CIRCA to Watson; (f) any person, after the date hereof, shall become the beneficial owner (directly or indirectly) of twenty percent (20%) of more of the outstanding shares of Watson Common Stock or any person (other than CIRCA or its Subsidiaries) shall have commenced a bona fide tender offer or exchange to acquire at least twenty percent (20%) of the then outstanding shares of Watson Common Stock or (g) on the Determination Date the Average Closing Price is less than $25.00 and on or before the Response Date, Watson does not deliver to CIRCA the Adjustment Notice. For purposes of this paragraph, "Determination Date" shall mean the thirteenth business day prior to the stockholders' meetings described in Section 5.3; "Response Date" shall mean the second business day after the Determination Date; and "Adjustment Notice" shall mean written notice delivered by Watson to CIRCA on or prior to the Response Date stating that Watson has elected to adjust the Exchange Ratio such that stockholders of CIRCA will receive, for each share of CIRCA Common Stock held immediately prior to the Effective Time, that number of shares of Watson Common Stock with an aggregate value (based on the Average Closing Price) of $21.50.

     If Watson timely delivers to CIRCA the Adjustment Notice, as promptly as practical, and in no event later than the tenth business day prior to the stockholders' meetings described in Section 5.3, in compliance with applicable law: (i) CIRCA and Watson agree to mail to their respective stockholders notice of the adjusted Exchange Ratio (the "Stockholder Notice") and (ii) Watson agrees to amend the Form S-4 to include the Stockholder Notice. In the event CIRCA or Watson is required by applicable law to postpone its stockholders' meeting in connection with this Section, CIRCA or Watson, as the case may be, shall postpone such meeting for the minimum period required under applicable law. The calculation of all dollar amounts and other figures pursuant to this Section shall be appropriately adjusted in the event that after the date of this Agreement and prior to the date of any such calculation, the outstanding shares of CIRCA Common Stock or Watson Common Stock shall have been changed into a different number of shares or a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

     SECTION 7.4 Termination by Watson. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the stockholders of Watson referred to in Section 6.1(a), by action of the Board of Directors of Watson, if (a) Watson receives an Alternative Proposal and the Board of Directors of Watson determines in good faith and pursuant to the exercise of its fiduciary duties to its stockholders, to accept such Alternative Proposal, and the Board of Directors of Watson recommends or resolves to accept or recommend to Watson's stockholders such Alternative Proposal; (b) the Board of Directors of Watson determines in good faith and pursuant to the exercise of its fiduciary duties, to withdraw its recommendation of this Agreement and/or the Merger; (c) the Board of Directors of CIRCA shall have (i) recommended an Alternative Proposal to CIRCA stockholders or (ii) withdrawn or modified in a manner materially adverse to Watson, its approval or recommendation of this Agreement or the Merger (other than upon the happening of an event described in Sections 7.3(d) or 7.3(e)); (d) there has been a breach by CIRCA of any representation or warranty contained in this Agreement which would have a CIRCA Material Adverse Effect; (e) there has been a material breach of any of the material covenants or agreements set forth in this Agreement on the part of CIRCA, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Watson to CIRCA; or (f) any person, after the date hereof, shall become the beneficial owner (directly or indirectly) of twenty percent (20%) of more of the outstanding shares of CIRCA Common Stock or any Person (other than Watson or its Subsidiaries) shall have commenced a bona fide tender offer or exchange to acquire at least twenty percent (20%) of the then outstanding shares of CIRCA Common Stock.

     SECTION 7.5  Effect of Termination and Abandonment.

     (a) In the event that this Agreement is terminated by CIRCA pursuant to
Section 7.3(a) or 7.3(b) (other than upon the happening of an event described in Sections 7.3(d) or 7.3(e)) or by Watson pursuant to Section 7.4(c), then CIRCA shall promptly pay Watson a fee in an amount equal to the sum of (x) $15,000,000; plus (y) all actual out-of-pocket costs and expenses of Watson and Merger Sub incurred in connection with this Agreement and the consummation and negotiation of the transactions contemplated hereby, including, without limitation, legal, professional and service fees and expenses, which amount shall be payable by wire transfer of same day funds. CIRCA acknowledges that the agreements contained in this Section 7.5(a) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Watson and Merger Sub would not enter into this Agreement. Accordingly, if CIRCA fails to promptly pay the amount due pursuant to this Section 7.5(a), and, in order to obtain such payment, Watson or Merger Sub commences a suit which results in a final, non-appealable judgment against CIRCA for the fee set forth in this
Section 7.5(a), CIRCA shall pay to Watson its costs and expenses (including attorneys' fees) incurred by Watson in connection with such suit, together with interest on the amount of the fee at the rate of 12% per annum.

     (b) In the event that this Agreement is terminated by Watson pursuant to
Section 7.4(a) or 7.4(b) (other than upon the happening of an event described in Sections 7.4(d) or 7.4(e)) or by CIRCA pursuant to Section 7.3(c) (subject to the proviso to this sentence), then Watson shall promptly pay CIRCA a fee in an amount equal to the sum of (x) $15,000,000; plus (y) all actual out-of-pocket costs and expenses of CIRCA incurred in connection with this Agreement and the consummation and negotiation of the transactions contemplated hereby, including, without limitation, legal, professional and service fees and expenses, which amount shall be payable by wire transfer of same day funds; provided, however, that no payments shall be made pursuant to this Section 7.5(b) in the case of a termination by CIRCA with respect to an Alternative Proposal of Watson, the consummation of which is not conditioned on the termination of this Agreement (an "Available Transaction"). Watson acknowledges that the agreements contained in this Section 7.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, CIRCA would not enter into this Agreement. Accordingly, if Watson fails to promptly pay the amount due pursuant to this Section 7.5(b), and, in order to obtain such payment, CIRCA commences a suit which results in a final, non-appealable judgment against Watson for the fee set forth in this Section 7.5(b), Watson shall pay to CIRCA its costs and expenses (including attorneys' fees) incurred by CIRCA in connection with such suit, together with interest on the amount of the fee at the rate of 12% per annum.

     (c) If this Agreement is (i) terminated by CIRCA pursuant to Sections 7.3(d) or 7.3(e); or (ii) by Watson pursuant to Sections, 7.4(d) or 7.4(e), the non-terminating party shall reimburse the terminating party for all actual out-of-pocket costs and expenses incurred by such terminating party in connection with this Agreement and the consummation and negotiation of the transactions contemplated hereby, including, without limitation, legal, professional and service fees and expenses, which amount shall be payable by wire transfer of same day funds.

     (d) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article 7, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to this Section
7.5 and the provisions of Sections 5.6, 5.10, 8.3, 8.4, 8.6, 8.8, 8.9, 8.12 and
8.13, which obligations shall survive the termination of this Agreement.

     SECTION 7.6 Extension; Waiver. At any time prior to the Effective Time, any party hereto, by action taken by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

     SECTION 8.1 Nonsurvival of Representations, Warranties and Agreements. All representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall be deemed to the extent expressly provided herein to be conditions to the Merger and, shall not survive the

Merger, provided, however, that the agreements contained in Sections 1.4, 1.5, 1.6, 1.7, 1.8, 5.11, 5.14, 5.15, 5.16, 5.17 and 5.18 and this Article 8 and the agreements delivered pursuant to this Agreement shall survive the Merger.

     SECTION 8.2 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission and by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:


        If to Watson or Merger Sub:                  If to CIRCA:

        Watson Pharmaceuticals, Inc.                 CIRCA Pharmaceuticals, Inc.
        311 Bonnie Circle                            33 Ralph Avenue
        Corona, California 91720                     Copiague, New York 11726
        Fax: (909) 270-1096                          Fax: (516) 789-3331
        Attn: Dr. Allen Chao                         Attn: Dr. Melvin Sharoky

        With copies to:                              With copies to:

        D'Ancona & Pflaum                            Schulte Roth & Zabel
        30 North LaSalle, Suite 2900                 900 Third Avenue
        Chicago, Illinois 60602                      New York, NY 10022
        Fax: (312) 580-0923                          Fax (212) 593-5955
        Attn: Michel J. Feldman                      Attn: Marc Weingarten


or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

     SECTION 8.3 Assignment, Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Sections 1.4, 1.5, 1.6, 1.7, 1.8, 2.3, 2.4, 5.11, 5.14, 5.16 and 5.18,
nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     SECTION 8.4 Entire Agreement. This Agreement, the Exhibit, the CIRCA Disclosure Letter, the Watson Disclosure Letter, the Confidentiality Agreement and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

     SECTION 8.5 Amendment. This Agreement may be amended by the parties hereto, by action taken by their respective Boards of Directors, at any time before or after approval of matters presented in connection with the Merger by the stockholders of CIRCA and Watson, but after any such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     SECTION 8.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its rules of conflict of laws.

     SECTION 8.7 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

     SECTION 8.8 Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only and shall be given no substantive or interpretive effect whatsoever.

     SECTION 8.9 Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

     SECTION 8.10 Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

     SECTION 8.11 Incorporation of Exhibits. The CIRCA Disclosure Letter, the Watson Disclosure Letter and all Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

     SECTION 8.12 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     SECTION 8.13 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

     IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

                                            WATSON PHARMACEUTICALS, INC.

                                            By:         [ALLEN CHAO SIG]
                                                 ------------------------------
                                                        Title: President
ATTEST:


By:     [MICHEL J. FELDMAN SIG]
    ----------------------------------

           Michel J. Feldman
          Assistant Secretary
                                            GUM ACQUISITION CORP.

                                            By:         [ALLEN CHAO SIG]
                                                 -----------------------------
                                                        Title: President
ATTEST:


By:      [MICHEL J. FELDMAN SIG]
    ----------------------------------

           Michel J. Feldman
          Assistant Secretary
                                            CIRCA PHARMACEUTICALS, INC.

                                            By:       [MELVIN SHAROKY SIG]
                                                 -----------------------------
                                                        Title: President
ATTEST:

By:        [GWEN GERRICK SIG]
    ----------------------------------
              Gwen Gerrick
               Secretary

                                   APPENDIX B

                                     [LOGO]
              Donaldson, Lufkin & Jenrette Securities Corporation
     2121 Avenue of the Stars, Los Angeles, CA 90067-5014 - (310) 282-6161


                                                                   June 13, 1995


Board of Directors
Watson Pharmaceuticals, Inc.
311 Bonnie Circle
Corona, CA 91720

Dear Madam and Sirs:


     You have requested our opinion as to the fairness from a financial point of view to the shareholders of Watson Pharmaceuticals, Inc. (the "Company") of the Exchange Ratio (as defined below) to be offered by the Company pursuant to the terms of the Agreement and Plan of Merger dated as of March 29, 1995, between the Company and Circa Pharmaceuticals, Inc. ("Circa") (the "Agreement").



     Pursuant to the Agreement, each share of common stock of Circa will be converted into the right to receive 0.86 shares of common stock, $0.0033 par value per share of the Company (the "Exchange Ratio").


     In arriving at our opinion, we have reviewed the Agreement and certain related documents. We also have reviewed certain financial and other information that was publicly available or furnished to us by the Company and Circa including information provided during discussions with their respective managements. Included in the information provided during discussions with the respective managements were certain financial projections of Circa for the period beginning January 1995 and ending December 1998 prepared by the management of Circa and certain financial projections of the Company for the period beginning January 1995 and ending December 1997 prepared by the management of the Company. In addition, we have compared certain financial and securities data of the Company and Circa with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the common stock of Circa and the Company, reviewed prices and premiums paid in other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

     In rendering our opinion, we have relied upon and assumed the accuracy, completeness and fairness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company and Circa or their respective representatives, or that was otherwise reviewed by us. With respect to the financial projections supplied to us, we have assumed (with your consent) that they have been reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of the Company and Circa as to the future operating and financial performance of the Company and Circa. However, please be advised that in rendering our opinion, we have given relatively less weight to projections for both the Company and Circa for years after 1996 due to the inherent difficulty of projecting the long term operating results of these companies. We have not assumed any responsibility for making any independent evaluation of Circa's assets or liabilities or for making any independent verification of any of the information reviewed by us. We have relied as to all legal matters on advice of counsel to the Company.

     Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion other than the obligations stated in the Letter Agreement between the Company and Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") dated March 23, 1995. We are expressing no opinion herein as to the price at which the common stock of the Company will actually trade at any time. Also, our opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed transaction.

     DLJ, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. DLJ has served as a managing underwriter for the Company's offerings of common stock in February 1993 and in November 1993 for which DLJ was paid usual and customary compensation.

     Please note that DLJ is a full service securities firm engaged in securities trading and brokerage activities, as well as providing investment banking and financial advisory services. In the ordinary course of our trading and brokerage activities, DLJ or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for our own account or the accounts of customers, in debt or equity securities of the Company or Circa. We recognize our responsibility for compliance with federal laws in connection with any such activities.

     Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the Exchange Ratio to be offered by the Company pursuant to the Agreement is fair to the shareholders of the Company from a financial point of view.

                                          Very truly yours,

                                          DONALDSON, LUFKIN & JENRETTE
                                          SECURITIES CORPORATION


                                          By:     /s/  JAMES T. SINGTON
                                              ----------------------------------

                                                      James T. Sington
                                                     Managing Director

[LOGO]
                                                        BEAR, STEARNS & CO. INC.


                                   APPENDIX C



                                                                 245 PARK AVENUE


                                                        NEW YORK, NEW YORK 10167


                                                                  (212) 272-2000



                                                                ATLANTA - BOSTON


                                                  CHICAGO - DALLAS - LOS ANGELES


                                                        NEW YORK - SAN FRANCISCO



                                                  FRANKFURT - GENEVA - HONG KONG


                                                          LONDON - PARIS - TOKYO



                                                                   June 14, 1995


Board of Directors
Circa Pharmaceuticals, Inc.
33 Ralph Avenue
Copiague, NY 11726

Dear Sirs:


     We understand that Circa Pharmaceuticals, Inc. ("Circa") and Watson Pharmaceuticals, Inc. ("Watson") are considering a transaction in which a newly-formed wholly-owned subsidiary of Watson would be merged with and into Circa in a stock-for-stock exchange (the "Merger"). Pursuant to the Merger, each current share of common stock of Circa would be converted into 0.86 shares of common stock of Watson. The exchange ratio is subject to potential change based on the average closing price of Watson common stock during the 20 consecutive trading days ending on the thirteenth business day prior to the stockholders' meeting (the "Average Closing Price"). If the Average Closing Price is less than $25.00, Watson may elect to adjust the exchange ratio such that stockholders of Circa will receive, for each share of Circa common stock held, that number of shares of Watson common stock with an aggregate value (based on the Average Closing Price) of $21.50; otherwise, Circa may elect to terminate the Merger. You have provided us with the Joint Proxy Statement/Prospectus with respect to the Merger to be sent to the stockholders of Circa and Watson in substantially final form (the "Proxy Statement"), which includes the Merger Agreement. We understand that the Merger will be accounted for as a pooling of interests.


     You have asked us to render our opinion as to whether the Merger is fair, from a financial point of view, to the stockholders of Circa.

     In the course of our analyses for rendering this opinion, we have:

          1. reviewed the Proxy Statement;


          2. reviewed Circa's Annual Reports to Shareholders and its Annual Reports on Form 10-K for the fiscal years ended December 31, 1991 through 1994, and its Quarterly Report on Form 10-Q for the period ended March 31, 1995;



          3. reviewed Watson's Annual Reports to Shareholders and its Annual Reports on Form 10-K for the fiscal years ended December 31, 1993 and 1994, and its Quarterly Report on Form 10-Q for the period ended March 31, 1995;


          4. reviewed certain operating and financial information, including projections, provided to us by the managements of Circa and Watson relating to their respective business prospects;

          5. met with certain members of Circa's and Watson's senior managements to discuss their respective operations, historical financial statements and future prospects, and their views of the benefits and other implications of the Merger;


          6. reviewed the historical stock prices and trading volumes of Circa Common Stock and Watson Common Stock;

          7. reviewed publicly available financial data and stock market performance data of companies which we deemed generally comparable to Circa and Watson;

          8. reviewed the terms of recent combinations of companies which we deemed generally comparable to Circa and Watson; and

          9. conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

     In the course of our review, we have relied upon and assumed the accuracy and completeness of the financial and other information provided to us by Circa and Watson. With respect to Circa's and Watson's projected financial results, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Circa and Watson as to the expected future performance of Circa and Watson, respectively. We have not assumed any responsibility for independent verification of the information or projections provided to us and we have further relied upon the assurances of the managements of Circa and Watson that they are unaware of any facts that would make the information or projections provided to us incomplete or misleading. We have considered a variety of factors that could affect the achievability of the projections and have considered such alternative scenarios as we deemed appropriate. In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets of Circa and Watson. Our opinion is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof.


     Based on the foregoing, it is our view that the Merger is fair, from a financial point of view, to the stockholders of Circa.



     We have acted as financial advisor to Circa in connection with the Merger and will receive a fee for such services, payment of a significant portion of which is contingent upon the consummation of the Merger.


                                          Very truly yours,

                                          BEAR, STEARNS & CO. INC.

                                          By:       [MICHAEL LUCE SIG]
                                              ---------------------------------
                                              Managing Director

                                   APPENDIX D



             WERTHEIM SCHRODER & CO.                       EQUITABLE CENTER
                  INCORPORATED                            787 SEVENTH AVENUE
                                                       NEW YORK, NY 10019-6016
                                                        TELEPHONE 212-492-6000



                                 June 14, 1995



Board of Directors


Circa Pharmaceuticals, Inc.


33 Ralph Avenue


Copiague, NY 11726



Dear Members of the Board:



     We understand that Circa Pharmaceuticals, Inc. (the "Company"), Watson Pharmaceuticals, Inc. ("Watson") and a wholly-owned subsidiary of Watson ("Merger Subsidiary") have entered into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which the Merger Subsidiary will merge with and into the Company, with the Company as the surviving corporation, and the Company will become a wholly-owned subsidiary of Watson (the "Merger"). The Merger Agreement provides, among other things, that each issued and outstanding share of common stock of the Company, par value $0.01 per share, other than any such shares held as treasury stock by the Company ("Company Common Stock"), become and be converted into 0.86 of a share (the "Exchange Ratio") of common stock of Watson, par value $0.0033 per share ("Watson Common Stock"). If Watson adopts a rights plan prior to the effective time of the merger, each share of Watson Common Stock issued to holders of Company Common Stock in the Merger shall be issued with one associated stock purchase right. The Company can terminate the Merger Agreement if the average of the per share daily closing prices of Watson Common Stock as quoted on the National Association of Securities Dealers, Inc. National Market System during the 20 consecutive trading days ending on the thirteenth business day prior to the date of the shareholders' meetings to be held by the Company and Watson to consider the Merger (the "Determination Date") is less than $25.00, unless on or before the second business day after the Determination Date, Watson has delivered written notice to the Company that shareholders of the Company will receive, for each share of Company Common Stock held immediately prior to the effective time of the Merger, that number of shares of Watson Common Stock with an aggregate value (determined as of the Determination Date using the formula set forth above) of $21.50. The Merger is expected to be considered by the holders of Company Common Stock at a special shareholders' meeting. The terms of the Merger are more fully set forth in the Merger Agreement.


     You have requested our opinion, as investment bankers, as to the fairness of the Exchange Ratio to the public shareholders of the Company from a financial point of view.

     In connection with our opinion set forth herein, we have, among other things:


          (i) reviewed the Annual Reports on Form 10-K filed with the Securities and Exchange Commission (the "Commission") for the fiscal years ended

     December 31, 1993 and December 31, 1994 by the Company and Watson;

WERTHEIM SCHRODER & CO.


       INCORPORATED



Circa Pharmaceuticals, Inc.


June 14, 1995


Page 2



          (ii) reviewed the Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1995, September 30, 1994, June 30, 1994, and March 31, 1994, filed with the Commission by the Company and Watson;



          (iii) reviewed certain internal financial statements and financial operating data concerning the Company and Watson prepared by the respective managements of the Company and Watson;



          (iv) discussed the past and current operations, the financial condition and future prospects of the Company and Watson with the respective managements of the Company and Watson;



          (v) reviewed and discussed with the management of the Company and Watson certain financial information, including financial forecasts, relating to the business, financial condition, earnings, assets and prospects of the Company and Watson prior to the Merger, and Watson following the Merger, prepared by the respective managements of the Company and Watson;



          (vi) analyzed the pro forma impact of the Merger on Watson's capitalization and projected earnings;



          (vii) reviewed the reported prices and trading activity of the Company Common Stock and the Watson Common Stock;



          (viii) compared the results of operations of the Company and Watson with those of certain companies which we deemed to be reasonably comparable to the Company and Watson, respectively;


          (ix) reviewed the financial terms, to the extent publicly available, of certain comparable transactions;


          (x) participated in discussions and negotiations among representatives of the Company and Watson;


          (xi) reviewed the executed Merger Agreement, dated March 29, 1995;


          (xii) reviewed the Joint Proxy Statement and Prospectus of Circa and Watson relating to the Merger, in substantially the form to be mailed to the shareholders of Circa; and



          (xiii) performed such other analyses and reviewed and analyzed such other information as we deemed appropriate.

WERTHEIM SCHRODER & CO.


       INCORPORATED



Circa Pharmaceuticals, Inc.


June 14, 1995


Page 3



     In rendering our opinion, we have assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to us by the Company and Watson or obtained by us from other sources, and upon the assurances of the Company's and Watson's management that they are unaware of any information or facts that would make the information provided to us incomplete or misleading. We have not independently verified such information, undertaken an independent appraisal of the assets or liabilities (contingent or otherwise) of Watson or the Company or been furnished with any such appraisals. With respect to financial forecasts furnished to us by the Company and Watson, we have been advised by the senior management of the Company and Watson, as the case may be, and we have assumed, that they have been reasonably prepared and reflect the best currently available estimates and judgment of the senior management of the Company and Watson, as the case may be, as to the expected future financial performance of the Company and Watson prior to the Merger, and Watson following the Merger. At the Company's request, we did not, and were not asked to, contact several entities with which the Company has material business relationships. In rendering our opinion, we have relied solely upon information provided by the Company concerning such relationships.



     Our opinion is necessarily based upon economic, market and other conditions as they exist on, and the information made available to us as of, the date hereof. We disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting the opinion expressed herein which may come or be brought to our attention after the date hereof.



     Wertheim Schroder & Co. Incorporated, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with the transaction described in this letter and will receive a fee for our services which is contingent upon the consummation of the Merger. We have, in the past, provided investment banking services to the Company and have received customary fees for rendering such services. In addition, Kenneth Siegel, a Managing Director of Wertheim Schroder & Co. Incorporated, is a director of the Company.



     The opinion expressed herein does not constitute a recommendation as to any action the Board of Directors or any shareholder of the Company should take in connection with the Merger. In rendering this opinion we have not been engaged to act as an agent or fiduciary of the Company's public shareholders or any other third party. Such opinion relates solely to the fairness of the Exchange Ratio to the public shareholders of the Company from a financial point of view. We express no opinion herein as to the structure, terms or effect of any other aspect of the Merger.



     This letter is for the information of the Board of Directors of the Company only and is solely for use in its consideration of the fairness of the Exchange Ratio to the public shareholders of the Company from a financial point of view and may not be used for any other purpose or referred to without our prior written consent. Without limiting the foregoing, we consent to the reference to our opinion in, and the inclusion of our opinion as an exhibit to, the Joint Proxy Statement and Prospectus, dated the date hereof, of Circa and Watson relating to the Merger and the Registration Statement of which such joint Proxy Statement and Prospectus forms a part.

WERTHEIM SCHRODER & CO.


       INCORPORATED



Circa Pharmaceuticals, Inc.


June 14, 1995


Page 4


     Based upon and subject to the foregoing, we are of the opinion, as investment bankers, that the Exchange Ratio is fair to the public shareholders of the Company from a financial point of view.


                                          Very truly yours,



                                          WERTHEIM SCHRODER & CO.


                                              Incorporated



                                          By: /s/  KENNETH SIEGEL
                                              ----------------------
                                              Managing Director

                                   APPENDIX E


                       NEW YORK BUSINESS CORPORATION LAW


     623 PROCEDURE TO ENFORCE SHAREHOLDER'S RIGHT TO RECEIVE PAYMENT FOR
SHARES. -- (a) A shareholder intending to enforce his right under a section of this chapter to receive payment for his shares if the proposed corporate action referred to therein is taken shall file with the corporation, before the meeting of shareholders at which the action is submitted to a vote, or at such meeting but before the vote, written objection to the action. The objection shall include a notice of his election to dissent, his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares if the action is taken. Such objection is not required from any shareholder to whom the corporation did not give notice of such meeting in accordance with this chapter or where the proposed action is authorized by written consent of shareholders without a meeting.


     (b) Within ten days after the shareholders' authorization date, which term as used in this section means the date on which the shareholders' vote authorizing such action was taken, or the date on which such consent without a meeting was obtained from the requisite shareholders, the corporation shall give written notice of such authorization or consent by registered mail to each shareholder who filed written objection or from whom written objection was not required, excepting any shareholder who voted for or consented in writing to the proposed action and who thereby is deemed to have elected not to enforce his right to receive payment for his shares.


     (c) Within twenty days after the giving of notice to him, any shareholder from whom written objection was not required and who elects to dissent shall file with the corporation a written notice of such election, stating his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares. Any shareholder who elects to dissent from a merger under section 905 (Merger of subsidiary corporation) or paragraph (c) of section 907 (Merger or consolidation of domestic and foreign corporations) or from a share exchange under paragraph (g) of section 913 (Share exchanges) shall file a written notice of such election to dissent within twenty days after the giving to him of a copy of the plan of merger or exchange or an outline of the material features thereof under section 905 or 913.


     (d) A shareholder may not dissent as to less than all of the shares, as to which he has a right to dissent, held by him of record, that he owns beneficially. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such owner, as to which such nominee or fiduciary has a right to dissent, held of record by such nominee or fiduciary.



     (e) Upon consummation of the corporate action, the shareholder shall cease to have any of the rights of a shareholder except the right to be paid the fair value of his shares and any other rights under this section. A notice of election may be withdrawn by the shareholder at any time prior to his acceptance in writing of an offer made by the corporation, as provided in paragraph (g), but in no case later than sixty days from the date of consummation of the corporate action except that if the corporation fails to make a timely offer, as provided in paragraph (g), the time for withdrawing a notice of election shall be extended until sixty days from the date an offer is made. Upon expiration of such time, withdrawal of a notice of election shall require the written consent of the corporation. In order to be effective, withdrawal of a notice of election must be accompanied by the return to the corporation of any advance payment made to the shareholder as provided in paragraph (g). If a notice of election is withdrawn, or the corporate action is rescinded, or a court shall determine that the shareholder is not entitled to receive payment for his shares, or the shareholder shall otherwise lose his dissenter's rights, he shall not have the right to receive payment for his shares and he shall be reinstated to all his rights as a shareholder as of the consummation of the corporate action, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim.

     (f) At the time of filing the notice of election to dissent or within one month thereafter the shareholder of shares represented by certificates shall submit the certificates representing his shares to the corporation, or to its transfer agent, which shall forthwith note conspicuously thereon that a notice of election has been filed and shall return the certificates to the shareholder or other person who submitted them on his behalf. Any shareholder of shares represented by certificates who fails to submit his certificates for such notation as herein specified shall, at the option of the corporation exercised by written notice to him within forty-five days from the date of filing of such notice of election to dissent, lose his dissenter's rights unless a court, for good cause shown, shall otherwise direct. Upon transfer of a certificate bearing such notation, each new certificate issued therefor shall bear a similar notation together with the name of the original dissenting holder of the shares and a transferee shall acquire no rights in the corporation except those which the original dissenting shareholder had at the time of the transfer.

     (g) Within fifteen days after the expiration of the period within which shareholders may file their notices of election to dissent, or within fifteen days after the proposed corporate action is consummated, whichever is later (but in no case later than ninety days from the shareholders' authorization date), the corporation or, in the case of a merger or consolidation, the surviving or new corporation, shall make a written offer by registered mail to each shareholder who has filed such notice of election to pay for his shares at a specified price which the corporation considers to be their fair value. Such offer shall be accompanied by a statement setting forth the aggregate number of shares with respect to which notices of election to dissent have been received and the aggregate number of holders of such shares. If the corporate action has been consummated, such offer shall also be accompanied by (1) advance payment to each such shareholder who has submitted the certificates representing his shares to the corporation, as provided in paragraph (f), of an amount equal to eighty percent of the amount of such offer, or (2) as to each shareholder who has not yet submitted his certificates a statement that advance payment to him of an amount equal to eighty percent of the amount of such offer will be made by the corporation promptly upon submission of his certificates. If the corporate action has not been consummated at the time of the making of the offer, such advance payment or statement as to advance payment shall be sent to each shareholder entitled thereto forthwith upon consummation of the corporate action. Every advance payment or statement as to advance payment shall include advice to the shareholder to the effect that acceptance of such payment does not constitute a waiver of any dissenters' rights. If the corporate action has not been consummated upon the expiration of the ninety day period after the shareholders' authorization date the offer may be conditioned upon the consummation of such action. Such offer shall be made at the same price per share to all dissenting shareholders of the same class, or if divided into series, of the same series and shall be accompanied by a balance sheet of the corporation whose shares the dissenting shareholder holds as of the latest available date, which shall not be earlier than twelve months before the making of such offer, and a profit and loss statement or statements for not less than a twelve month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such twelve month period, for the portion thereof during which it was in existence. Notwithstanding the foregoing, the corporation shall not be required to furnish a balance sheet or profit and loss statement or statements to any shareholder to whom such balance sheet or profit and loss statement or statements were previously furnished, nor if in connection with obtaining the shareholders' authorization for or consent to the proposed corporate action the shareholders were furnished with a proxy or information statement, which included financial statements, pursuant to Regulation 14A or Regulation 14C of the United States Securities and Exchange Commission. If within thirty days after the making of such offer, the corporation making the offer and any shareholder agree upon the price to be paid for his shares, payment therefor shall be made within sixty days after the making of such offer or the consummation of the proposed corporate action, whichever is later, upon the surrender of the certificates for any such shares represented by certificates.

     (h) The following procedure shall apply if the corporation fails to make such offer within such period of fifteen days, or if it makes the offer and any dissenting shareholder or shareholders fail to agree with it within the period of thirty days thereafter upon the price to be paid for their shares:

          (1) The corporation shall, within twenty days after the expiration of whichever is applicable of the two periods last mentioned, institute a special proceeding in the supreme court in the judicial district in which the office of the corporation is located to determine the rights of dissenting shareholders and to fix the fair value of their shares. If, in the case of merger or consolidation, the surviving or new corporation is a foreign corporation without an office in this state, such proceeding shall be brought in the county where the office of the domestic corporation, whose shares are to be valued, was located.

          (2) If the corporation fails to institute such proceeding within such period of twenty days, any dissenting shareholder may institute such proceeding for the same purpose not later than thirty days after the expiration of such twenty day period. If such proceeding is not instituted within such thirty day period, all dissenter's rights shall be lost unless the supreme court, for good cause shown, shall otherwise direct.

          (3) All dissenting shareholders, excepting those who, as provided in paragraph (g), have agreed with the corporation upon the price to be paid for their shares, shall be made parties to such proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons, and upon each nonresident dissenting shareholder either by registered mail and publication, or in such other manner as is permitted by law. The jurisdiction of the court shall be plenary and exclusive.


          (4) The court shall determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his shares. If the corporation does not request any such determination or if the court finds that any dissenting shareholder is so entitled, it shall proceed to fix the value of the shares, which, for the purposes of this section, shall be the fair value as of the close of business on the day prior to the shareholders' authorization date. In fixing the fair value of the shares, the court shall consider the nature of the transaction giving rise to the shareholder's right to receive payment for shares and its effects on the corporation and its shareholders, the concepts and methods then customary in the relevant securities and financial markets for determining fair value of shares of a corporation engaging in a similar transaction under comparable circumstances and all other relevant factors. The court shall determine the fair value of the shares without a jury and without referral to an appraiser or referee. Upon application by the corporation or by any shareholder who is a party to the proceeding, the court may, in its discretion, permit pretrial disclosure, including, but not limited to, disclosure of any expert's reports relating to the fair value of the shares whether or not intended for use at the trial in the proceeding and notwithstanding subdivision (d) of section 3101 of the civil practice law and rules.


          (5) The final order in the proceeding shall be entered against the corporation in favor of each dissenting shareholder who is a party to the proceeding and is entitled thereto for the value of his shares so determined.

          (6) The final order shall include an allowance for interest at such rate as the court finds to be equitable, from the date the corporate action was consummated to the date of payment. In determining the rate of interest, the court shall consider all relevant factors, including the rate of interest which the corporation would have had to pay to borrow money during the pendency of the proceeding. If the court finds that the refusal of any shareholder to accept the corporate offer of payment for his shares was arbitrary, vexatious or otherwise not in good faith, no interest shall be allowed to him.

          (7) Each party to such proceeding shall bear its own costs and expenses, including the fees and expenses of its counsel and of any experts employed by it. Notwithstanding the foregoing, the court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by the corporation against any or all of the dissenting shareholders who are parties to the proceeding, including any who have withdrawn their notices of election as provided in paragraph (e), if the court finds that their refusal to accept the corporate offer was arbitrary, vexatious or otherwise not in good faith. The court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by any or all of the dissenting shareholders who are parties to the proceeding against the corporation if the court finds any of the following: (A) that the fair value of the shares as determined materially exceeds the amount which the corporation offered to pay; (B) that no offer or required advance payment was made by the corporation; (C) that the corporation failed to institute the special proceeding within the period specified therefor; or (D) that the action of the corporation in complying with its obligations as provided in this section was arbitrary, vexatious or otherwise not in good faith. In making any determination as provided in clause (A), the court may consider the dollar amount or the percentage, or both, by which the fair value of the shares as determined exceeds the corporate offer.


          (8) Within sixty days after final determination of the proceeding, the corporation shall pay to each dissenting shareholder the amount found to be due him, upon surrender of the certificates for any such shares represented by certificates.


     (i) Shares acquired by the corporation upon the payment of the agreed value therefor or of the amount due under the final order, as provided in this section, shall become treasury shares or be cancelled as provided in section 515 (Reacquired shares), except that, in the case of a merger or consolidation, they may be held and disposed of as the plan of merger or consolidation may otherwise provide.

     (j) No payment shall be made to a dissenting shareholder under this section at a time when the corporation is insolvent or when such payment would make it insolvent. In such event, the dissenting shareholder shall, at his option:

          (1) Withdraw his notice of election, which shall in such event be deemed withdrawn with the written consent of the corporation; or

          (2) Retain his status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the non-dissenting shareholders, and if it is not liquidated, retain his right to be paid for his shares, which right the corporation shall be obliged to satisfy when the restrictions of this paragraph do not apply.

          (3) The dissenting shareholder shall exercise such option under subparagraph (1) or (2) by written notice filed with the corporation within thirty days after the corporation has given him written notice that payment for his shares cannot be made because of the restrictions of this paragraph. If the dissenting shareholder fails to exercise such option as provided, the corporation shall exercise the option by written notice given to him within twenty days after the expiration of such period of thirty days.

     (k) The enforcement by a shareholder of his right to receive payment for his shares in the manner provided herein shall exclude the enforcement by such shareholder of any other right to which he might otherwise be entitled by virtue of share ownership, except as provided in paragraph (e), and except that this section shall not exclude the right of such shareholder to bring or maintain an appropriate action to obtain relief on the ground that such corporate action will be or is unlawful or fraudulent as to him.

     (l) Except as otherwise expressly provided in this section, any notice to be given by a corporation to a shareholder under this section shall be given in the manner provided in section 605 (Notice of meetings of shareholders).

     (m) This section shall not apply to foreign corporations except as provided in subparagraph (e)(2) of section 907 (Merger or consolidation of domestic and foreign corporations). (Last amended by Ch. 117, L. '86, eff. 9-1-86.)

                                   APPENDIX F

                          WATSON PHARMACEUTICALS, INC.

                 1995 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN

     1. PURPOSE OF THE PLAN. Under this 1995 Non-Employee Directors' Stock Option Plan (the "Plan") of Watson Pharmaceuticals, Inc. (the "Company"), options may be granted to eligible non-employee directors to purchase shares of the Company's capital stock. The Plan is designed to enable the Company and its subsidiaries to attract, retain, and motivate their non-employee directors by providing for or increasing the proprietary interest of such individuals in the Company, and by more closely aligning their interests with those of the Company's shareholders. The Plan provides for options that do not qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). As such, all options granted under the Plan are to be nonstatutory options.

     This Plan governs only those options issued to non-employee directors by the Company after the Effective Date, and under the automatic grant provisions of Section 4. Options issued to non-employee directors prior to the Effective Date shall be governed by the Watson Laboratories, Inc. 1985 Stock Incentive Plan (the "1985 Plan"), or the Watson Pharmaceuticals, Inc. 1991 Stock Option Plan (the "1991 Plan"), as the case may be. Options issued by the Company after the Effective Date and in excess of the automatic grant provisions of Section 4 shall be governed by the 1991 Plan.

     2. STOCK SUBJECT TO PLAN. The aggregate number of shares that may be issued pursuant to options hereunder is 500,000 shares of the Company's common stock, subject to the adjustments hereinafter provided. Such number of shares shall be reserved by the Company for options granted under this plan. The shares that may be issued or delivered under the Plan may be either authorized but unissued shares or treasury shares or a combination of both types of shares. Shares of stock subject to the unexercised portions of any options granted under this Plan that expire or terminate or are cancelled may again be subject to options under the Plan.


     3. ELIGIBILITY. All members of the Company's Board of Directors (the "Board") who are not full-time employees of the Company or any of its subsidiaries ("Non-Employee Directors"), shall participate in the Plan.


     4. AUTOMATIC GRANTS. Each Non-Employee Director shall receive option grants at such times and in such amounts as provided below.

          a. As of the Effective Date, the Company shall cause to be issued to each Non-Employee Director options to purchase 5,000 shares of the Company's common stock.

          b. As of the next business day following the close of each annual meeting of the Company's shareholders that occurs after the Effective Date and during the term of the Plan, the Company shall cause to be issued to each person who has been elected or re-elected as a Non-Employee Director since the last annual meeting options to purchase 5,000 shares of the Company's common stock, multiplied by the number of years for which such Non-Employee Director is elected to serve as a member of the Board.

     5. OPTION PRICE. The purchase price at which each stock option may be exercised (the "Option Price") shall be 100% of the fair market value of the Company's stock on the date of such grant, as determined under Section 11.

     6. EXERCISE OF OPTION. The options granted under Section 4.a. shall be exercisable six months after the Effective Date. The options granted under
Section 4.b. shall be exercisable at a rate of 5,000 shares at the end of each full year of the Non-Employee Director's term. A full year shall be 365 days. No option shall be exercisable after the expiration of ten years from the date of grant. An option, to the extent exercisable at any time, may be exercised in whole or in part.

     7. PAYMENT OF OPTION PRICE. Payment for stock purchased under any exercise of an option granted under this Plan shall be made in full, in cash, concurrently with such exercise.

     8. NONTRANSFERABILITY. Any option granted under this Plan shall, by its terms, be nontransferable by the grantee other than by will or the laws of descent and distribution, and during the grantee's lifetime shall be exercisable only by him, his guardian, or his legal representative.

     9. TERMINATION OF OPTION. An option shall terminate and shall not be exercised if the grantee ceases to be a member of the Board. Notwithstanding the above:

          a. If the grantee's directorship is terminated by reason other than his death or conduct that, in the judgment of the Administrator, involves dishonesty or action that is detrimental to the best interests of the Company, he may, at any time prior to the expiration date of the option, exercise his option, but only to the extent that it was exercisable on the date that he ceased to be a director; and

          b. If the grantee dies prior to the expiration date of the option, his option may be exercised at any time within 18 months following his death by the person or persons to whom his rights under the option passed by will or by the laws of descent or distribution, but only to the extent that it was exercisable on the date that he ceased to be a director; in no case, however, shall the 18-month period extend beyond the expiration date of the option.

     10. WRITTEN OPTION AGREEMENT. All options granted pursuant to the Plan shall be evidenced by written option agreements. Such option agreements shall comply with and be subject to all of the terms, conditions, and limitations set forth in this Plan and such further provisions, not inconsistent with this Plan, as the Administrator shall deem appropriate.

     11. DETERMINATION OF FAIR MARKET VALUE. Fair market value of the common stock shall be determined in good faith by the Administrator. Fair market value shall be determined without regard to any restriction (other than a restriction that, by its terms, will never lapse).

     12. ADJUSTMENTS. If the outstanding shares of stock of the class then subject to this Plan are increased or decreased, or are changed into or exchanged for a different number or kind of shares or securities as a result of one or more reorganizations, recapitalizations, stock splits, reverse stock splits, stock dividends or the like, appropriate adjustments shall be made in the number and/or kind of shares or securities for which options may thereafter be exercised. The Administrator shall make such adjustments as it may deem fair, just and equitable to prevent substantial dilution or enlargement of the rights granted to or available for grantees. No adjustment provided for in this Section 12 shall require the Company to issue or sell a fraction of a share or other security.

     13. ADMINISTRATION. The Plan shall be administered by a person or persons (the "Administrator") appointed by the Board of Directors of the Company. Any vacancy occurring in the position of Administrator shall be filled by appointments by the Board.

     The Administrator may interpret the Plan, prescribe, amend and rescind any rules or regulations necessary or appropriate for the administration of the Plan, and make any other determination and take any other action as it, in its sole discretion, deems necessary or advisable, except as otherwise expressly reserved for the Board of Directors of the Company.

     14. RIGHTS AS A SHAREHOLDER. A grantee, or his executor, administrator or legatee if he be deceased, shall have no rights as a shareholder with respect to any stock covered by his option until the date of issuance of the stock certificate to him or such stock after receipt of the consideration in full set forth in the option agreement, or as may be approved by the Administrator. Except as provided in Section 12 hereof, no adjustments shall be made for dividends, whether ordinary or extraordinary, whether in cash, securities, or other property, for distributions in which the record date is prior to the date for which the stock certificate is issued.

     15. MODIFICATION, EXTENSION AND RENEWAL. The Administrator may modify, extend or renew options that are outstanding as granted under the Plan if otherwise consistent herewith. Notwithstanding the foregoing, no modification shall, without the prior written consent of the grantee, alter, impair or waive any rights or obligations of any option theretofore granted under the Plan.

     16. INVESTMENT PURPOSES, ETC. Prior to the issuance or delivery of any options or shares of the common stock under the Plan, the person being granted or exercising the stock option may be required to (a) represent and warrant that the shares of the common stock to be acquired upon exercise of the stock option are being acquired for investment for the account of such person and not with a view to resale or other distribution thereof; (b) represent and warrant that such person will not, directly or indirectly, transfer, sell, assign, pledge, hypothecate or otherwise dispose of any such shares unless the transfer, sale, assignment, pledge, hypothecation or other disposition of the shares is pursuant to effective registrations under the Securities Act of 1933 and applicable state or foreign securities laws or pursuant to appropriate exemptions from any such registrations; (c) execute such further documents as may be reasonably required by the Administrator upon exercise of the option or any part thereof, including but not limited to stock transfer restrictions. The certificate or certificates representing the shares of the common stock to be issued or delivered upon exercise of a stock option may bear a legend evidencing the foregoing and other legends required by any applicable securities laws. Furthermore, nothing herein, nor any option granted hereunder, shall require the Company or an subsidiary to issue any stock upon exercise of any option if the issuance would, in the opinion of counsel for the Company, constitute a violation of the Securities Act of 1933, as amended, the California or any other state's applicable securities laws, or any other applicable rule or regulation then in effect.

     17. NO RIGHT TO SERVICE. Neither this Plan nor any option granted under this Plan shall confer upon any grantee any right with respect to continued service to the Company or any subsidiary, nor shall they alter, modify, limit or interfere with any right or privilege of the Company or any subsidiary under any service contract heretofore or hereinafter executed with any grantee, including the right to terminate any grantee's directorship, at any time for or without cause.

     18. COMPLIANCE WITH OTHER LAWS AND REGULATIONS. The Plan, the options granted hereunder, and the obligation of the Company to sell and deliver stock under such options, shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any government or regulatory authority or investigative agency as may be required. The Company shall not be required to issue or deliver any certificates for shares of stock prior to (a) the listing of any such stock to be acquired pursuant to the exercise of any option on any stock exchange on which the stock may then be listed; and (b) the compliance with any registration requirements or qualification of such shares under any federal or state securities laws, or obtaining any ruling or waiver from any government body that the Company or it subsidiaries shall, in their sole discretion, determine to be necessary or advisable, or that, in the opinion of counsel to the Company or its subsidiaries, is otherwise required.

     19. CORPORATE REORGANIZATIONS. Upon the dissolution or liquidation of the Company, or upon a reorganization, merger or consolidation of the Company as a result of which the outstanding securities of the class subject to options hereunder are changed into or exchanged for cash or property or securities not of the Company's issue, or upon a sale of substantially all the property of the Company to, or the acquisition of stock representing more than eighty percent (80%) of the voting power of the stock of the Company then outstanding by another corporation or person, the Plan shall terminate, and all options theretofore granted hereunder shall terminate, unless provision be made in writing in connection with such transaction for the continuance of the Plan and/or for the assumption of options theretofore granted, or the substitution for such options of options covering the stock of a successor employer corporation, or a parent or a subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices, in which event the Plan and options theretofore granted shall continue in the manner and under the terms so provided. If the Plan and unexercised options shall terminate pursuant to the foregoing sentence, all persons entitled to exercise any unexercised portions of options then outstanding shall have the right, at such time prior to the consummation of the transaction causing such termination as the Company shall designate, to exercise the unexercised portions of their options.

     20. WITHHOLDING. If, upon exercise of any option, the grantee fails to tender payment to the Company for any federal or state income tax withholding, the Administrator shall withhold from the grantee sufficient shares or fractional shares having a fair market value (as determined under Section 11) equal to any amount that the Company is required to withhold under the Code or State law.

     21. AMENDMENT AND TERMINATION. The Board may alter, amend, suspend or terminate this Plan, provided that no such action shall deprive a grantee, without his consent, of any option granted to the grantee pursuant to this Plan or of any of such grantee's rights under such option. Notwithstanding the above, however, the Plan shall not be amended more than once every six months, other than to comport with changes in the Code, the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder. Except as herein provided, no such action of the Board, unless approved by the shareholders of the Company within twelve months prior to twelve months after such action, may:

          a. increase the maximum number of shares for which options granted under this plan may be exercised;

          b. reduce the minimum permissible exercise price;

          c. extend the ten-year duration of this Plan set forth herein; or

          d. alter the class of directors eligible to receive options under the Plan.

     22. EFFECTIVE DATE AND DURATION. The Plan shall take effect on the date it is adopted by the Board (the "Effective Date"). Options may not be granted under this Plan more than ten years after the date of the adoption of the Plan, or of shareholder approval thereof, whichever is earlier.

     23. GOVERNING LAW. All questions arising with respect to the provisions of the Plan shall be determined by application of the laws of the State of California, except to the extent that California laws are preempted by any federal statute, regulation, judgment or court order, including but not limited to, the Code. This Plan was adopted by the Company in Riverside County, California, and is performable in that County.

     24. HEADINGS. The titles of Sections of the Plan are provided for convenience only, and are not to be used in the construction or interpretation of this document.


     IN WITNESS WHEREOF, this Plan is executed this 6th day of February, 1995, to be effective as of the Effective Date.


                                          WATSON PHARMACEUTICALS, INC.,
                                          a Nevada corporation


                                          By:

                                              /s/ ALLEN CHAO
                                              ----------------------------------
                                              Allen Chao, President

                                   APPENDIX G

                 ADDITIONAL INFORMATION ABOUT WATSON AND CIRCA

WATSON


     Watson is engaged in the manufacture and sale of off-patent medications and the development of advanced drug delivery systems primarily designed to enhance the therapeutic benefits of pharmaceutical compounds. Watson's objective is to become a fully integrated pharmaceutical company which (i) develops and markets off-patent pharmaceuticals and (ii) develops proprietary and off-patent products employing its drug delivery systems and markets such products worldwide through pharmaceutical companies or its own marketing efforts. To achieve this objective, Watson is pursuing a balanced strategy of generating revenue through its established off-patent pharmaceuticals business and capitalizing on its proven research and development, manufacturing and regulatory capabilities to support the development of advanced proprietary products. Watson regularly reviews potential opportunities to acquire or invest in technologies, products or product rights. Watson also regularly reviews potential acquisitions, investments or combinations involving businesses compatible with its existing business.



     Since inception, Watson has derived substantially all of its revenues from the sale of off-patent pharmaceutical products. Watson currently manufactures and markets 62 dosage forms and strengths representing 20 ethical drugs under 62 approved Abbreviated New Drug Applications ("ANDAs"). During 1994, Watson received 3 ANDA approvals representing three ethical drugs which it markets. On February 27, 1995, Watson received an ANDA approval on Glipizide, an anti-diabetic product. Also, Watson has 7 ANDAs representing 7 ethical drugs pending before the United States Food and Drug Administration ("FDA") and has several ethical drugs under development. Watson intends to continue to develop off-patent pharmaceutical products based upon market potential, competition, target indications and other considerations. The number of products under development may vary from time to time depending on these factors. Watson also seeks to develop difficult-to-duplicate formulations of both off-patent drugs and products which employ its drug delivery systems.



     Watson develops drug delivery systems for application to pharmaceutical compounds in order to enhance therapeutic benefits. These proprietary systems control and improve the absorption of selected drugs in the bloodstream, improving dose reliability, reducing side effects and increasing patient convenience and compliance. Watson's drug delivery systems employ various routes of administration, including transmucosal, oral, transdermal and vaginal. The opportunity to select from this variety of routes enables Watson to optimize the combination of dosage form and pharmaceutical compound. Watson currently is developing several proprietary drug products that utilize its drug delivery systems, each of which, if and when developed, will require FDA approval of a New Drug Application ("NDA") prior to marketing.



     Watson devotes significant resources to research and development, and invests significantly in the development of proprietary products. Watson has entered into certain licensing agreements with pharmaceutical companies under which Watson typically retains manufacturing rights and receives product development fees and royalties from future product sales. Licensing agreements individually and in the aggregate have not generated significant revenue for Watson, and currently no individual license agreement is material to Watson's operations. Watson is also developing a number of proprietary products for which it intends to retain all manufacturing and marketing rights.


PRODUCT DEVELOPMENT STRATEGY


     Watson intends to pursue a balanced strategy of developing off-patent and proprietary products and off-patent products using its patented drug delivery technologies. Over the next few years, patents on a relatively large number of branded drugs will expire, thereby providing additional off-patent product opportunities. Watson is developing a wide variety of off-patent products, including those with small but specialized or growing markets as well as products whose brand name equivalents have U.S. sales of over $100 million. Watson expects to continue to invest in its drug delivery systems in order to develop proprietary products.

     Off-Patent Pharmaceuticals. Watson has invested significantly in off-patent product development and is developing a wide variety of products, including therapeutic equivalents of solid, liquid and sustained release products as well as off-patent products employing its proprietary delivery systems. Each product is chosen based on the patent expiration date, market size and potential, anticipated competition, availability of active ingredients and other considerations. Watson seeks to be among the first companies to offer such products. Watson has also focused its development efforts on technically difficult-to-duplicate products or products that require advanced manufacturing technology, and Watson believes that such products will experience limited competition. Of the 62 products currently marketed by Watson, it received the first ANDA approval for 31 products. As of December 31, 1994, Watson believes it holds the only ANDA approval for 13 of these products.



     Drug Delivery Systems. Watson has established a comprehensive program to evaluate the application of its drug delivery systems to existing pharmaceutical compounds to fulfill a wide range of healthcare needs. In selecting products for use with its drug delivery systems, Watson evaluates the drug and its target indications, taking into consideration (i) the drug's toxicity and pharmacokinetics, (ii) regulatory and clinical requirements, (iii) patent assessment, (iv) limitations of current treatment methods and opportunities for new indications, (v) the optimal delivery route and system, (vi) commercialization costs and (vii) market size and potential.



     Watson may internally develop these proprietary products through all stages of development, including final manufacturing and commercialization. Watson may also choose to enter into collaborative or licensing agreements at any stage. Most of Watson's existing licensing agreements were completed at early stages of development; however, Watson intends to seek to maximize profits on licensing agreements by licensing products at a later stage of development. If Watson determines to market or distribute proprietary products on its own, it will have to significantly expand its sales and marketing capabilities.


OFF-PATENT PHARMACEUTICALS

  MARKETS


     Watson markets a broad range of off-patent prescription drugs. Sales of off-patent drugs have increased significantly in recent years. Watson believes that this growth is attributable to a number of factors, including (i) modification of certain state laws to permit or mandate substitution of off-patent drugs by pharmacists, (ii) the enactment of abbreviated procedures for obtaining FDA approval to manufacture off-patent prescription drugs, (iii) changes in government and third-party payor healthcare reimbursement policies to encourage cost containment by healthcare providers and consumers, (iv) increased acceptance of off-patent drugs by physicians, pharmacists and consumers and (v) the increasing number of formerly patented drugs which have become available to off-patent competition.

  OFF-PATENT PRODUCTS


     The following table lists the off-patent products for which Watson holds approved ANDAs:


                                       NUMBER OF
                                        DOSAGE
          PRODUCT NAME(1)              STRENGTHS       THERAPEUTIC CATEGORY        BRAND NAME
- -----------------------------------    ---------      ----------------------      -------------
CENTRAL NERVOUS SYSTEM
  Amoxapine                                4             Anti-depressant            Asendin(R)
  Clorazepate Dipotassium                  3               Tranquilizer            Tranxene(R)
  Lorazepam                                3               Tranquilizer             Ativan(R)
  Loxapine Succinate                       4               Tranquilizer            Loxitane(R)
  Maprotiline Hydrochloride                3             Anti-depressant           Ludiomil(R)
  Carbidopa-Levodopa                       3             Anti-Parkinsons            Sinemet(R)

CARDIOVASCULAR
  Furosemide                               3            Anti-hypertensive            Lasix(R)
  Guanabenz Acetate                        2            Anti-hypertensive          Wytensin(R)
  Gemfibrozil                              1          Cholesterol reduction          Lopid(R)
  Methyldopa and
     Hydrochlorothiazide                   4            Anti-hypertensive           Aldoril(R)
  Metoprolol                               2            Anti-hypertensive          Lopressor(R)
  Propranolol Hydrochloride                6            Anti-hypertensive           Inderal(R)
  Triamterene and
     Hydrochlorothiazide                   2                 Diuretic               Maxzide(R)
                                                                                  Maxzide 25(R)
  Verapamil Hydrochloride                  3            Anti-hypertensive            Calan(R)
                                                                                    Isoptin(R)
ORAL CONTRACEPTIVE
  Ethynodiol Diacetate and Ethinyl
     Estradiol                             4            Oral Contraceptive          Demulen(R)
  Norethindrone and Ethinyl
     Estradiol                             8            Oral Contraceptive          Modicon(R)
                                                                                   Brevicon(R)
                                                                                  Ortho-Novum(R)
                                                                                    Norinyl(R)
  Norethindrone and Mestranol              2            Oral Contraceptive        Ortho-Novum(R)
                                                                                    Norinyl(R)
ANALGESIA
  Fenoprofen                               3            Anti-inflammatory           Nalfon(R)
  Hydrocodone Bitartrate and
     Acetaminophen                         4                Analgesic               Vicodin(R)
                                                                                    Lortab(R)
  Indomethacin                             2            Anti-inflammatory           Indocin(R)

HORMONE/HORMONE REGULATOR
  Estropipate                              4           Hormone Replacement           Ogen(R)

OTHER
  Albuterol Sulfate                        3                  Asthma               Proventil(R)
                                                                                   Ventolin(R)
  Cyclobenzaprine Hydrochloride            1              Anti-spasmotic           Flexeril(R)
  Glipizide                                2              Anti-diabetic            Glucotrol(R)
  Metoclopramide                           1               Pro-motility             Reglan(R)
  Loperamide Hydrochloride                 1              Anti-diarrheal          Imodium(R) A-D

- ---------------


(1) Watson is not marketing 19 of the products and dosage strengths for which it holds approved ANDAs, 7 of which Watson intends to market and ship when it receives clearance under FDA pre-shipment validation procedures.

  MARKETING AND DISTRIBUTION


     Watson markets its off-patent products to drug distributors, pharmaceutical wholesalers, drug store chains, hospitals, health maintenance organizations and other drug companies. A majority of Watson's products are sold under private labels. Watson also sells its products under the "Watson Laboratories" brand name and intends to increase the percentage of products sold under such brand name in the future. During 1994, three products in the hydrocodone bitartrate/acetaminophen product group sold by Watson accounted for 27%, 18% and 12%, respectively, of Watson's total revenues. For the same period, the loxapine succinate product group accounted for 12% of total revenues. During 1993, three products in the hydrocodone bitartrate/acetaminophen product group sold by Watson accounted for 28%, 16% and 9%, respectively, of Watson's total revenues. For the same period, the loxapine succinate product group accounted for 16% of total revenues. In 1992, the loxapine succinate and hydrocodone bitartrate/acetaminophen product groups and amoxapine product groups accounted for approximately 27% and 23% and 16%, respectively, of revenues. Due to FDA approval of a competitor for one of Watson's hydrocodone products on June 1, 1995, Watson anticipates increased competition for such product, and consequently may experience a reduction in future sales of such product.



     Watson ships products pursuant to purchase orders and does not have any supply agreements with its customers. In 1994, sales of off-patent products to Rugby Laboratories, Inc. (a subsidiary of Marion Merrell Dow Inc.) and Warner Chilcott Laboratories (a division of Warner-Lambert Company) accounted for 11% and 14%, respectively, of Watson's total revenues. The loss of any one of these customers, or the introduction by other companies of additional competitive products, could have a material adverse effect on Watson. Watson's business does not experience any significant seasonal variation.


  DRUG DELIVERY SYSTEMS AND DEVELOPMENTAL PRODUCTS


     Watson has developed a variety of proprietary polymer-based drug delivery systems for various routes of administration: transmucosal, oral, vaginal and transdermal. Watson believes that its delivery systems offer distinct advantages over conventional methods of delivery for selected drugs by improving release kinetics, dose reliability, side effect profile or patient convenience and compliance. Moreover, the development of a new product combining an approved drug and a proprietary drug delivery system generally involves less cost, time, and risk than discovering and commercializing a new chemical entity. Finally, developing a new delivery system for a drug product can (i) expand the existing market for an existing indication for the drug, (ii) differentiate the product from off-patent and branded competition and (iii) create a new market through a new indication.



     Watson's transmucosal, oral sustained release and vaginal drug delivery systems use its proprietary injection molding process which produces consistent product quality across a wide range of dosage forms. This injection molding technique relies upon the use of patented FDA-approved thermoplastic polymers and FDA-approved hydrophobic amphiphiles which, when mixed with appropriate drugs, permit defined adjustment of release rates.



     Watson is developing a number of products utilizing its proprietary drug delivery systems. The following table summarizes the status of certain products under active development by Watson. These product development activities have not generated significant revenues for Watson, and there can be no assurances that any proprietary product, if and when fully developed, will contribute materially to Watson's revenues in the future.

                                                         LICENSEES/MARKETING
    DRUG/DOSAGE FORM       POTENTIAL THERAPEUTIC USE           RIGHTS             STATUS (1)
- -------------------------  -------------------------  -------------------------  ------------
HORMONE THERAPY
Estradiol/Transdermal      Hormone Replacement                                   Phase II
Progesterone/Oral          Hormone Replacement        U.S. Pharmaceutical        Phase II
                                                        Company/U.S. and Canada
Progesterone/Vaginal       Hormone Replacement        U.S. Pharmaceutical        Phase II
                                                        Company/U.S. and Canada
Estradiol/Vaginal          Hormone Replacement                                   Phase II
Testosterone/Transmucosal  Hormone Replacement                                   Phase II
OTHER PRODUCTS
Desmopressin/Transmucosal  Bladder Control                                       Phase II
Buprenorphine/Buccal       Analgesic                                             Development

- ---------------

(1) The notation Phase II is used to describe the progress of clinical studies. See "Business -- Regulation."


PERSONNEL



     As of December 31, 1994, Watson had 379 full-time employees, including 15 employees who hold Ph.Ds. Of Watson's employees, 68 are engaged in research and development (including 12 with Ph.D.s), 198 in manufacturing, 82 in quality assurance and quality control and 31 in administration, marketing, finance and human resources. No employee is represented by a union and Watson has never experienced a work stoppage. Watson considers relations with its employees to be good.


CIRCA


     Circa, formerly known as Bolar Pharmaceutical Co., Inc., was organized under the laws of the State of New York in 1960.



     Circa had historically been engaged in developing, manufacturing and marketing solid dosage generic pharmaceuticals, including prescription and over-the-counter products. In February 1990, as a result of an investigation by the FDA, Circa ceased manufacturing and marketing all pharmaceutical products and was restricted by the FDA from obtaining scientific review of its applications. In April 1993, following the completion of a comprehensive three year rehabilitation program, the FDA notified Circa that all regulatory restrictions were lifted and that it was in compliance with "current Good Manufacturing Practices" ("cGMP") and able to, once again, operate under the standard framework of the FDA.



     In November 1994, Circa received its first product approval from the FDA since 1989. This approval confirmed the acknowledgement by the FDA in April 1993 that Circa had been successfully rehabilitated and validated Circa's Copiague, New York facility as being in compliance with cGMP.



     Circa currently manufactures a generic product and several over-the-counter products at its Copiague, New York facility and is also a distributor of a nitroglycerin transdermal system manufactured by Hercon Laboratories Corporation. Additionally, Circa provides services for the pharmaceutical industry through its Pharmaceutical Services Division.



     Circa has a 50% interest in Somerset Pharmaceuticals, Inc. ("Somerset"), which manufactures and markets Eldepryl(R). Eldepryl(R) is used in the treatment of Parkinson's disease and had sales of $125 million in 1994. Circa also has an agreement with Rhone-Poulenc Rorer, Inc. ("RPR") to participate in the net sales of Dilacor XR(R), which is used in the treatment of hypertension and angina.



PRODUCTS, PRODUCT DEVELOPMENT AND SERVICES



     In November 1994, Circa received approval notification from the FDA for its ANDA for glipizide. Glipizide is the generic version of Glucotrol(R) and is used for the treatment of non-insulin-dependent diabetes

(Type II diabetes). Circa's approval in November represented the second approval for glipizide issued by the FDA for generic manufacturing, and since then the FDA has approved several other pharmaceutical companies for the manufacture and distribution of glipizide. There can be no assurance that the sale of glipizide will contribute materially to Circa future operating results.



     During 1994, Circa's research and development program placed greater emphasis on developing future proprietary and less competitive generic products. Accordingly, development of several commodity-oriented generic products were discontinued during 1994. The continued product development efforts have shifted to more technology driven products, such as controlled-release dosage forms and gum technology, which are expected to face less competition.


     Circa employs approximately 120 persons, of which 50 are engaged in research and development, including product identification, market research, product formulation, the development of methods used to analyze various drugs and regulatory affairs. In addition, Circa utilizes independent laboratories to conduct tests and clinical studies, primarily in connection with the establishment of bioequivalence. Circa incurred approximately $8 million on research and development in 1994, $5 million in 1993 and $3 million in 1992. Circa is currently developing certain prescription drug products which have not previously been approved for proposed use in the United States. These drug products incorporate chemical entities that have been approved by the FDA, but are not necessarily the bioequivalent of any existing brand-name drug. Current research and development is being conducted at both Circa's Copiague, New York facility and at other companies through joint venture agreements.

     With respect to any product currently being developed by Circa internally or with joint venture partners, or any product for which a NDA, IND or patent application has been filed, there can be no assurance that such applications shall be approved, or if approved, that such product will contribute materially to the Circa's future operating results.


     In July 1994, Circa acquired a 7.5% equity interest in Andrx Corporation ("Andrx"). Circa and Andrx plan to jointly develop, manufacture and market at least six controlled-release generic pharmaceutical products. Additionally, Circa licensed two controlled-release products from Andrx, which Circa is currently developing. Circa has additional development agreements with outside research and development groups to develop controlled-release products.



     Circa has progressed in its efforts to develop a gum-delivery technology. During the past few years, Circa has been working on a number of pharmaceutical products utilizing this technology, including over-the-counter and prescription products. In 1994, Circa filed an application with the FDA for nicotine gum. Circa will be pursuing registration of this product in other countries over the next several years. Circa is currently evaluating three over-the-counter products using the gum-delivery technology and is also considering strategic partners to help market this product line. Circa has filed an application to obtain a patent for a process that describes a dissolvable chewable dosage form, Quick Dissolve Chewables (QDC(TM)) and intends to employ this technology for the delivery of both prescription and over-the-counter products.



     In 1993, Circa acquired the rights to manufacture and market a product under a NDA for a widely-used cardiovascular agent. In November 1994, Circa filed a NDA seeking approval for a new strength and dosage form of this product, which Circa believes will fill a need for clinicians working in the cardiovascular field. If approved, this agent is expected to receive three years of exclusivity, and will be manufactured at the Copiague facility.



     Circa has a 50% interest in Somerset, which manufactures and markets Eldepryl(R) for the treatment of Parkinson's disease. In 1994, Somerset provided $25 million in earnings and $21 million in cash to Circa. Exclusivity expires for the Eldepryl(R) tablet in June of 1996; however, Somerset is committed to the development of other products. Somerset continues with its development program for the Eldepryl(R) transdermal patch. During 1995, phase II clinical studies are being conducted on the patch for multiple neurological disorders. Somerset is also developing ipriflavone, a product for the treatment of osteoporosis. Ipriflavone is currently marketed in Japan, Italy, Hungary, and Argentina. An Investigational New Drug Application was filed in January 1995 for this product. (See "Investments In Joint Ventures" below).

     Circa and Rhone-Poulenc Rorer, Inc. ("RPR") were partners in the development of Dilacor XR(R). Dilacor XR(R) is used for the treatment of hypertension and angina. Through an amended partnership agreement with RPR, Circa earns royalties on Dilacor XR(R). Circa's royalty participation in Dilacor XR(R) increases from 1% in 1994 to 20% in 1995 and 1996, 22% from 1997 to 2000, and 3% thereafter. At December 31, 1994, Circa had a liability to RPR of $14 million which represented the remainder of Circa's share of development expenses for Dilacor XR(R). Royalties earned by Circa will first offset amounts owed to RPR by Circa before providing cash flow to Circa. Effective January 1, 1995, Circa and RPR agreed that royalty income to Circa would be measured based upon the market demand for the product, as evidenced by prescriptions written. For the year ended December 31, 1994, Circa earned royalties of $1.2 million. The Dilacor XR(R)product loses exclusivity in May of 1995; however, at this time Circa is not aware of any pending applications with the FDA for a competing generic substitute for Dilacor XR(R). Through this amended partnership agreement, Circa and RPR intend to launch a generic Dilacor XR(R) product as the partners consider appropriate. The profit and losses from the generic product are to be shared equally by Circa and RPR.



     Circa has an agreement with Hi-Tech Pharmacal to develop ANDAs for five generic solutions/suspensions; as well as a joint venture agreement with Generics Group BV for the co-development of several solid-dosage generic products and an aerosol product. Circa is also working jointly with Packaging Concepts, Inc. to develop over-the-counter products in aerosol, solution, foam and powder form. This collaboration has yielded a number of over-the-counter products, including Miconazole Spray Powder, which is an antifungal used for the treatment of athletes foot.



     Circa continues to manufacture and distribute two solid dosage over-the-counter products and distributes nitroglycerin transdermal patches manufactured by Hercon Laboratories Corp.


     Circa's manufacturing facilities are currently utilized to service both Circa and others in the pharmaceutical industry. In an effort to cover the Circa's overhead, contract manufacturing has been evaluated. This evaluation determined that pharmaceutical companies are increasingly outsourcing functions. Circa decided to enter the business of providing services to the pharmaceutical industry. Circa created the Pharmaceutical Services Division to specialize in this industry niche. Circa is able to provide small and large-scale contract manufacturing services to clients worldwide. At the Copiague facility, Circa can provide analytical, stability and packaging services to customers. Circa can assist with pharmaceutical development, as well as regulatory and quality assurance activities. Circa can manufacture product lines using solid-dosage and gum drug-delivery systems. The solid-dosage products manufactured at Copiague include tablets, capsules, and sustained-release products. Circa has a 60% equity interest in a company that owns a facility designed to produce sustained release products. This facility, located outside of Dayton, Ohio, can provide microencapsulation capabilities via a coacervation technology; roto-granulations and drying; and solvent and non-solvent based coatings.

MARKETS AND DISTRIBUTION


     Sales of off-patent pharmaceutical products have increased in recent years. Circa believes that factors contributing to the increase include (i) the passage of federal regulation which streamlined procedures, lowered costs and accelerated the approval process for off-patent drugs; (ii) loss of exclusivity on brand-name drugs with significant sales; (iii) the transition from healthcare cost reimbursement to managed care programs which emphasize cost control; (iv) the passage of state legislation that permits or encourages off-patent substitution by pharmacists; (v) large volume cost conscious drug purchasers;
(vi) increased awareness and acceptance among consumers, physicians and pharmacists that off-patent drugs are the therapeutic equivalents of brand-name drugs; and (vii) higher profit margins realized by pharmacists for dispensing off-patent drugs than are realized on brand-name drugs.


     Circa markets its generic products to drug distributors and pharmaceutical wholesalers. A majority of Circa's products are sold under private labels. In 1994, Circa marketed its products to approximately 50 customers throughout the United States. In 1994, Schein Pharmaceuticals, Inc., Rugby Laboratories, Inc., and Goldline Laboratories, Inc. accounted for 23%, 19% and 11%, respectively, of Circa's sales. In 1993, one customer, Rugby-Darby Group Companies, Inc., accounted for approximately 28% of Circa's sales. In 1992, Best Generics, Inc. accounted for approximately 18% of Circa's sales. There are no assurances that any customer will account for more than 10% of Circa's sales in 1995.


     Circa markets its contract manufacturing and other services to pharmaceutical companies who lack the internal capacity or expertise of a full services pharmaceutical company. This includes pharmaceutical manufacturers and research and development operations.

INVESTMENTS IN JOINT VENTURES


     In June 1989, Circa acquired a 50% equity interest in Somerset following their approval from the FDA to market the product Eldepryl. Sales of the product, which is used in the treatment of Parkinson's disease, commenced in August 1989. Somerset has the exclusive marketing rights to this product in the United States and certain other countries. In October 1990, Somerset entered into an agreement with Sandoz Pharmaceutical Corporation (Sandoz) to co-promote Eldepryl. Somerset's growth since 1989 has provided increased cash flows to Circa and has contributed significantly to funding operations during the past five years. Circa recognized income of $25 million, $24 million and $21 million from Somerset for the years ended 1994, 1993, and 1992, respectively. Somerset continues with its development program for the Eldepryl(R) transdermal patch. During 1995, phase II clinical studies are being conducted on the patch for multiple neurological disorders. Somerset is also developing ipriflavone, a product for the treatment of osteoporosis. Ipriflavone is currently marketed in Japan, Italy, Hungary, and Argentina. An Investigational New Drug Application was filed in January 1995 for this product. Circa anticipates future benefits from Somerset's research and development pipeline.



     In 1989, Circa and RPR formed a partnership to develop and market a pharmaceutical product used in the treatment of hypertension and angina. The partnership agreement was restructured in April 1993 to allow Circa's royalty participation in Dilacor XR(R) to increase from 1% in 1994, 20% in 1995 and 1996, 22% from 1997 to 2000 and 3% thereafter. Royalties will first offset Circa's partnership liability before providing cash flow to Circa. At December 31, 1994, the partnership liability was $14 million. For the year ended December 31, 1994, Circa earned royalties of $1.2 million. Prior to the restructured agreements, Circa's share of the partnership's loss was $7.6 million in 1993 and $15.6 million in 1992. The Dilacor XR(R) product lost exclusivity in May of 1995; however, at this time Circa is unaware of any pending generic applications. The partnership agreement also provides for the partnership to develop a generic Dilacor XR product to be launched when the partners consider appropriate. The profit and losses from the generic product are to be shared equally by Circa and RPR.


     In July 1994, Circa acquired a 7.5% interest in Andrx for $6 million. Circa and Andrx also entered into a joint venture ("Ancirc"), to develop six generic pharmaceuticals for world-wide markets utilizing Andrx's controlled-release technology. Within Ancirc, Andrx will be responsible for continuing development of the products and marketing and sales upon approval. Circa will manufacture the controlled-release products and be responsible for regulatory services. Andrx and Circa will be responsible for 60% and 40%, respectively, of all future costs to develop, manufacture and market the products with the same percentages applicable to the sharing of income from the joint venture.


DEPARTMENT OF JUSTICE INQUIRY



     The United States Department of Justice has had a longstanding open inquiry regarding possible violations by Circa of the False Claims Act in respect of drugs sold by Circa prior to 1990 and paid for, directly or indirectly, by the Federal Government. The Government's inquiry relates to allegations that Circa improperly obtained approval from the FDA to manufacture and sell such drugs, and that Circa's subsequent manufacture and sale of such drugs violated applicable FDA regulations. No action has been commenced by the Department of Justice in connection with this matter, although from time to time it has requested that Circa agree to extend the applicable statute of limitations, which Circa has done. In an effort to eliminate any contingent liabilities with respect to this matter in the context of the proposed Merger, Circa recently initiated discussions with the Government with respect to the parties' respective positions and as to possible resolutions.

Based on the information currently available, including consultation with outside counsel, Circa does not believe that the resolution of this matter will be materially adverse to Circa's financial position.


PERSONNEL


     As of December 31, 1994, Circa had 120 employees of which 50 were engaged in research and development, 45 in manufacturing and 25 in administration. No employee is represented by a union. Circa considers employee relations to be good.

                                    PART II

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 78.751 of the Nevada Revised Statutes authorizes a corporation, under certain circumstances, to indemnify its directors and officers (including reimbursement for expenses incurred). The Registrant has provided for indemnification to the fullest extent permitted by the provisions of the Nevada Revised Statutes in its Articles of Incorporation and Bylaws.

     The Registrant maintains a directors' and officers' liability insurance policy that, subject to the terms and conditions of the policy, insures the Registrant's directors and officers of against losses up to $3,000,000 in the aggregate (subject to a $5,000 deductible for each officer or director not to exceed $10,000 in the aggregate) arising from any wrongful act (as defined by the policy) in his or her capacity as a director or officer. The policy reimburses Watson for amounts which lawfully indemnifies Watson or is required or permitted by law to indemnify its directors and officers in excess of $25,000.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     a. EXHIBITS

         2.1     Agreement and Plan of Merger among the Registrant, Gum Acquisition Corp. and
                 Circa Pharmaceuticals, Inc. dated as of March 29, 1995 (incorporated by reference to Appendix A to the Proxy Statement/Prospectus which is part of this Registration Statement).
         3(i)    Articles of Incorporation, as amended (incorporated by reference to Exhibit
                 3.1 to Registrant's Registration Statement No. 33-46229 ("33-46229")).
         3(ii)   Bylaws of the Registrant, as amended (incorporated by reference to Exhibit
                 3.2 to 33-46229).
         4.1     Articles of Incorporation and Bylaws, as amended, of the Registrant
                 (included in Exhibits 3(i) and 3(ii)).
         5.1     Opinion of D'Ancona & Pflaum as to the legality of the securities being registered.
         8.1     Opinion of D'Ancona & Pflaum regarding certain tax matters related to the
                 Merger.
        10.1     Senior Executive Employment Agreement dated as of May 29, 1995 between the
                 Registrant and Allen Chao.
        10.2     Form of Senior Executive Employment Agreement dated as of May 29, 1995 between the Registrant and David C. Hsia.
        10.3     Form of Senior Executive Employment Agreement dated as of May 29, 1995 between the Registrant and Alec D. Keith.
        10.4     Employment Agreement dated as of May 29, 1995 between the Registrant and
                 Chato Abad.
        23.1     Consent of Price Waterhouse LLP.
        23.2     Consent of Coopers & Lybrand L.L.P.
        23.3     Consents of D'Ancona & Pflaum (contained in Exhibits 5.1 and 8.1, above).
        23.4     Consent of Schulte Roth & Zabel
        23.5     Consent of Donaldson, Lufkin & Jenrette Securities Corporation
        23.6     Consent of Bear, Stearns & Co. Inc.
        23.7     Consent of Wertheim Schroder & Co. Incorporated
        24.1     Powers of Attorney (contained in Signatures section of this Registration
                 Statement)
        99.1     Watson Pharmaceuticals, Inc. Proxy Card
        99.2     Circa Pharmaceuticals, Inc. Proxy Card

ITEM 22. UNDERTAKINGS

     a. The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     b. (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     c. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     d. The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Corona, State of California, on the 13th day of June, 1995.

                                          WATSON PHARMACEUTICALS, INC.

                                          By:     /s/  ALLEN CHAO, Ph.D.
                                              ---------------------------------
                                                Allen Chao, Ph.D., President

     Each person whose signature appears below appoints Allen Chao, Ph.D., Alec
D. Keith, Ph.D. and Michel J. Feldman and each of them, as their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her stead, in any capacities to sign this Registration Statement on Form S-4 any and all amendments, including post-effective amendments to this Registration Statement and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been duly signed on June 13, 1995 by the following persons in the capacities indicated:

                 SIGNATURES                                 TITLES                     DATE
                 ----------                                 ------                     ----

         /s/  ALLEN CHAO, Ph.D.                  Chief Executive Officer, and      June 13, 1995
- ---------------------------------------------  Director (Principal Executive and
              Allen Chao, Ph.D.                       Financial Officer)

       /s/  ALEC D. KEITH, Ph.D.                   Chairman of the Board of        June 13, 1995
- ---------------------------------------------              Directors
            Alec D. Keith, Ph.D.

        /s/  AGNES Y. KUNG, M.S.                    Secretary and Director         June 13, 1995
- ---------------------------------------------
             Agnes Y. Kung, M.S.

            /s/  CHATO ABAD                       Vice President, Corporate       June 13, 1995
- ---------------------------------------------      Controller and Principal
                 Chato Abad                           Accounting Officer

         /s/  MICHEL J. FELDMAN                            Director                June 13, 1995
- ---------------------------------------------
              Michel J. Feldman

         /s/  ALBERT F. HUMMEL                             Director                June 13, 1995
- ---------------------------------------------
              Albert F. Hummel

             /s/  JOHN CHAO                                Director                June 13, 1995
- ---------------------------------------------
                  John Chao

                 SIGNATURES                                 TITLES                     DATE
                 ----------                                 ------                     ----

       /s/  HENRY R. BESCH, Ph.D.                          Director                June 13, 1995
- ---------------------------------------------
            Henry R. Besch, Ph.D.

       /s/  WAN-LIN KIANG, Ph.D.                           Director                June 13, 1995
- ---------------------------------------------
            Wan-Lin Kiang, Ph.D.

         /s/  RONALD R. TAYLOR                             Director                June 13, 1995
- ---------------------------------------------
              Ronald R. Taylor

                               INDEX TO EXHIBITS
                               -----------------

                                                                                     SEQUENTIALLY
EXHIBIT                                                                                NUMBERED
  NO.                                    DESCRIPTION                                     PAGE
- -------                                  -----------                                 -----------
 2.1      Agreement and Plan of Merger among the Registrant, Gum Acquisition Corp.
          and Circa Pharmaceuticals, Inc. dated as of March 29, 1995 (incorporated by reference to Appendix A to the Proxy Statement/Prospectus which is part of this Registration Statement).....................................
 3(i  )   Articles of Incorporation, as amended (incorporated by reference to
          Exhibit 3.1 to Registrant's Registration Statement No. 33-46229
          ("33-46229"))............................................................
 3(ii )   Bylaws of the Registrant, as amended (incorporated by reference to
          Exhibit 3.2 to 33-46229).................................................
 4.1      Articles of Incorporation and Bylaws, as amended, of the Registrant
          (included in Exhibits 3(i) and 3(ii))....................................
 5.1      Opinion of D'Ancona & Pflaum as to the legality of the securities being registered...............................................................
 8.1      Opinion of D'Ancona & Pflaum regarding certain tax matters related to the
          Merger...................................................................
10.1      Senior Executive Employment Agreement dated as of May 29, 1995 between the Registrant and Allen Chao............................................
10.2      Form of Senior Executive Employment Agreement dated as of May 29, 1995 between the Registrant and David C. Hsia.................................
10.3      Form of Senior Executive Employment Agreement dated as of May 29, 1995 between the Registrant and Alec D. Keith.................................
10.4      Employment Agreement dated as of May 29, 1995 between the Registrant and
          Chato Abad...............................................................
23.1      Consent of Price Waterhouse LLP..........................................
23.2      Consent of Coopers & Lybrand L.L.P.......................................
23.3      Consents of D'Ancona & Pflaum (contained in Exhibits 5.1 and 8.1, above)...................................................................
23.4      Consent of Schulte Roth & Zabel..........................................
23.5      Consent of Donaldson, Lufkin & Jenrette Securities Corporation...........
23.6      Consent of Bear, Stearns & Co. Inc.......................................
23.7      Consent of Wertheim Schroder & Co. Incorporated..........................
24.1      Powers of Attorney (contained in Signatures section of this Registration
          Statement)...............................................................
99.1      Watson Pharmaceuticals, Inc. Proxy Card..................................
99.2      Circa Pharmaceuticals, Inc. Proxy Card...................................